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HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-209776

PROSPECTUS

Huntsman International LLC
Offer to Exchange
$400,000,000 aggregate principal amount of 5.125% Senior Notes due 2022 which have been registered under the Securities Act for $400,000,000 aggregate principal amount of 5.125% Senior Notes due 2022 and
€300,000,000 aggregate principal amount of 4.25% Senior Notes due 2025 which have been registered under the Securities Act for €300,000,000 aggregate principal amount of 4.25% Senior Notes due 2025

This exchange offer will expire at 5:00 p.m., New York City Time, on April 6, 2016 unless extended.

Terms of the exchange offer:

  •
  On November 13, 2014, we issued $400 million in aggregate principal amount of 5.125% Senior Notes due 2022 (the "old dollar notes") under an indenture dated November 13, 2014 among Huntsman International LLC, the guarantors named therein, and Wilmington Trust, National Association, as trustee (the "dollar indenture"). On March 31, 2015, we issued €300 million in aggregate principal amount of 4.25% Senior Notes due 2025 (the "old euro notes") under an indenture dated March 31, 2015 among Huntsman International LLC, the guarantors named therein, Wilmington Trust, National Association, as trustee, and Citibank, N.A., London Branch, as paying agent, transfer agent, registrar and authenticating agent (the "euro indenture" and, together with the dollar indenture, the "indentures").

  •
  We will exchange all outstanding old dollar notes and all outstanding old euro notes (old dollar notes and old euro notes, together, the "old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The terms of the new 5.125% Senior Notes due 2022 ("new dollar notes") and the new 4.25% Senior Notes due 2025 ("new euro notes" and, together with the new dollar notes, the "new notes") to be issued in this exchange offer are substantially identical in all material respects to the terms of the same respective issue of old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes." The old dollar notes and the new dollar notes are collectively referred to herein as the "dollar notes." The old euro notes and the new euro notes are collectively referred to herein as the "euro notes."

  •
  The new notes are unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries. All references to the notes include reference to the related guarantees.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes. We are obligated to use our reasonable efforts to list the new euro notes on the Official List of the Luxembourg Stock Exchange to be admitted for trading on the Luxembourg Stock Exchange's Euro MTF Market. The Euro MTF Market is not a regulated market for purposes of the provisions of Directive 2004/39/EC.

         See the "Description of New Notes" section on page 163 for more information about the new notes to be issued in this exchange offer.

         This investment involves risks. See the section entitled "Risk Factors" that begins on page 15 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2016

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We file annual, quarterly and certain other reports with the Securities and Exchange Commission jointly with our parent, Huntsman Corporation. Because Huntsman Corporation is not an obligor or guarantor under the notes and is not a registrant under the registration statement of which this prospectus is a part, certain notes to the financial statements included in this prospectus that relate solely to Huntsman Corporation have been omitted and are marked "[Reserved]."

        This prospectus incorporates important business and financial information about our Company that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request. See "Where You Can Find More Information." To obtain this information in a timely fashion, you must request such information no later than five business days before the expiration of the exchange offer. UNLESS WE EXTEND THE EXCHANGE OFFER, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS MARCH 30, 2016.

i

 PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in this prospectus as our "parent." Unless the context otherwise requires: references in this prospectus to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); "Sasol-Huntsman" refers to Sasol-Huntsman GmbH and Co. KG (our consolidated joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany); and "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (an unconsolidated manufacturing joint venture with BASF and three Chinese chemical companies).

        In this prospectus, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products. Many of these terms are defined in the Glossary of Chemical Terms on page 101 below.

Overview

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments and Additives. Our products comprise a broad range of chemicals and formulations which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes, titanium dioxide and color pigments. Our administrative, research and development and manufacturing operations are primarily conducted at facilities located in 30 countries. As of December 31, 2015, we employed approximately 15,000 associates worldwide. Our revenues for the years ended December 31, 2015, 2014 and 2013 were $10,299 million, $11,578 million and $11,079 million, respectively.

        Our company was organized in 1999 as a Delaware limited liability company. Our principal executive offices are located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380, and our telephone number at that location is (281) 719-6000.

        The chart below generally illustrates our organizational structure:

Our Products

        We produce differentiated organic and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments and Additives segment produces primarily inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Titanium dioxide, within our Pigments and Additives segment, is cyclical and influenced by seasonal demand patterns in the coatings industry.

2015 Segment Revenues(1)	2015 Segment Adjusted EBITDA(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items and eliminations. For a reconciliation of adjusted EBITDA to net income attributable to Huntsman International and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2015, included herein.

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our business segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, CertainTeed, Electrolux, Firestone, Haier, Henkel, Johnson Controls, Louisiana Pacific, Norbord, PMI
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
		Detergents, personal care products, agrochemicals, lubricant and fuel additives, energy, adhesives, paints and coatings, construction, marine and automotive products, composites, and PET fibers and resins	Afton, AOC, Chevron, Colgate, DAK, L'Oreal, Lubrizol, Monsanto, Procter & Gamble, Tate & Lyle, Unilever
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations
		Aerospace and industrial adhesives; composites for aerospace, automotive, oil and gas and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics and DIY adhesives	Akzo, Bodo Moeller, Chenglai, Cytec, Freeman, Hexcel, Lianyungang, Omya, PPG, Ribelin, Schneider, Sherwin Williams, Siemens, Speed Fair, Toray
Textile Effects	Textile chemicals, dyes and inks	Apparel, home and technical textiles	Aunde, Esquel Group, Fruit of the Loom, Guilford Mills, Hanesbrands, Nice Dyeing, Polartec, Tencate, Y.R.C., Zaber & Zubair
Pigments and Additives	Titanium dioxide, functional additives, color pigments, timber treatment and water treatment chemicals	Paints and coatings, plastics, paper, printing inks, ceramics, pharmaceuticals, food, cosmetics, wood protection and water purity	AkzoNobel, BASF, Clariant, Jotun, PolyOne, PPG

THE EXCHANGE OFFER

Securities Offered	$400,000,000 aggregate principal amount of new dollar notes and €300,000,000 aggregate principal amount of new euro notes, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes are substantially identical in all material respects to the same respective issue of old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the registered new notes.
The Exchange Offer

We are offering to issue registered new notes in exchange for like principal amount and like denomination of our old notes. We are offering to issue these registered new notes to satisfy our obligations under the exchange and registration rights agreements that we entered into with the initial purchasers of the old notes when we sold them in transactions that were exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on April 6, 2016, unless we extend it. The exchange offer will be open for at least twenty (20) business days to ensure compliance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If you decide to exchange your old notes for new notes, you must acknowledge, among other things, that you are acquiring the new notes in the ordinary course of your business, that you have no arrangement or understanding with any person to participate in a distribution of the new notes and that you are not an affiliate of our Company. You may withdraw any notes that you tender for exchange at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.

Procedures for Tendering Old Notes

A holder who wishes to tender old dollar notes in the exchange offer must transmit to Wilmington Trust, National Association (the "dollar exchange agent") an agent's message, transmitted by a book-entry transfer facility, which agent's message must be received by the dollar exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the dollar exchange agent must receive a timely confirmation of book-entry transfer of the old dollar notes into the dollar exchange agent's account at The Depository Trust Company, or "DTC", under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old dollar notes may be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A physical letter of transmittal need not accompany tenders effected through ATOP, although the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgement of receipt of, and your agreement to be bound by, the letter of transmittal. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—DTC Book Entry Transfers."

To tender book-entry interests in old euro notes in the exchange offer, the holder of the old euro notes on the records of Euroclear or Clearstream must contact either Euroclear or Clearstream to arrange to block such holder's account. In lieu of delivering a letter of transmittal to Citibank, N.A. (the "euro exchange agent"), you must, unless otherwise instructed by Euroclear or Clearstream, notify Euroclear or Clearstream, as the case may be, to deliver to the euro exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which the holder of the old euro notes acknowledges and agrees to be bound by the terms of the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and received by the euro exchange agent before 5:00 p.m., New York City time, on the expiration date.

Exchange Offer; Exchange and Registration Rights

Under the exchange and registration rights agreements we entered into in connection with the sale of the old notes, we have agreed to use our reasonable best efforts to commence and consummate the exchange offer within 45 days after the date on which the registration statement, of which this prospectus is a part, is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

Penalty Interest

If we fail to fulfill certain obligations under the exchange and registration rights agreements, including if the registration statement, of which this prospectus is a part, is not declared effective by the Securities and Exchange Commission, or SEC, on or before June 2, 2016 or if the exchange offer has not been completed within 45 days after the effective date of such registration statement (a "registration default"), the annual interest rate on the notes will increase by 0.125% during the first 90-day period during which the registration default continues, and will increase by an additional 0.125% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 0.50% over the interest rate that would otherwise apply to the old notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

U.S. Federal Tax Consequences

Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes in the exchange offer as contemplated in this prospectus, we will receive the old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.

Listing

We are obligated to use our reasonable efforts to list the new euro notes on the Official List of the Luxembourg Stock Exchange to be admitted for trading on the Luxembourg Stock Exchange's Euro MTF Market. The Euro MTF Market is not a regulated market for purposes of the provisions of Directive 2004/39/EC.

Trustee	Wilmington Trust, National Association.
Paying Agent	The initial paying agent for the new dollar notes is Wilmington Trust, National Association. The paying agent for the new euro notes is Citibank, N.A., London Branch.

Registrar and Transfer Agent	The initial registrar for the new dollar notes is Wilmington Trust, National Association. The registrar and transfer agent for the new euro notes is Citibank, N.A., London Branch.
Luxembourg Listing Agent	The initial Luxembourg Listing Agent for the new euro notes is Banque Internationale à Luxembourg.
Consequences of Failure to Exchange

Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Consequences of Exchanging Your Old Notes

Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

•

are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

In connection with the exchange offer, you will be required to acknowledge that you are not engaged in, and do not intend to engage in, the distribution of the new notes. In addition, any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

THE NEW NOTES

        The terms of the new notes and the terms of the same respective issue of outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$400,000,000 in aggregate principal amount of 5.125% senior notes due 2022 and €300,000,000 in aggregate principal amount of 4.25% senior notes due 2025.
Maturity	The new dollar notes will mature on November 15, 2022. The new euro notes will mature on April 1, 2025.
Form and Denomination
The new dollar notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new euro notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, maintained in book-entry form.

Interest	The new dollar notes will bear interest at a rate of 5.125% per annum, payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2015. Interest on the new dollar notes will accrue from the most recent date to which interest has been paid. The new euro notes will bear interest at a rate of 4.25% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2015. Interest on the new euro notes will accrue from the most recent date to which interest has been paid.
Guarantees
The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiary holding companies that are treated as U.S. entities for tax purposes. See "Description of New Notes—Brief Description of the Notes and the Guarantees—The Guarantees."
Ranking	The new notes:
• will be our general unsecured senior obligations;
• will rank equally in right of payment with our 4.875% Senior Notes due 2020 and our 5.125% Senior Notes due 2021, as well as all of our existing and future senior indebtedness;

•

will be effectively subordinated to all existing and future secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

• will be structurally subordinated to all of our existing and future indebtedness and other liabilities, including trade payables, of our nonguarantor subsidiaries.
Since the notes are unsecured, in the event of a bankruptcy or insolvency, our secured creditors will have a prior secured claim to any collateral securing the debt owed to them.
The guarantees:
• will be the general unsecured senior obligations of the guarantors;
• will rank equally in right of payment to the guarantees of all existing and future senior indebtedness of the guarantors;
• will be senior in right of payment to all existing and future subordinated indebtedness of the guarantors, if any; and

•

will be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them.

As of December 31, 2015, we and the guarantors had approximately $5.1 billion of outstanding senior indebtedness (excluding intercompany subsidiary indebtedness but including the note payable to our parent), of which approximately $2.5 billion was secured. Further and not included above, our subsidiaries which are not guarantors had approximately $477 million of indebtedness (excluding intercompany subsidiary indebtedness) outstanding on December 31, 2015. See "Note 26. Condensed Consolidating Financial Information" to the consolidated financial statements for the year ended December 31, 2015, included herein, for certain financial information about our non-guarantor subsidiaries.
Optional Redemption
We may, in whole at any time or in part from time to time prior to a date that is three months prior to the scheduled maturity date of the notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus the applicable "make-whole" premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

In addition, we may, in whole at any time or in part from time to time after the date that is three months prior to the final maturity date of the notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date.
Change of Control
If we undergo a change of control repurchase event (as defined in the indentures), we will be required to make an offer to purchase each holder's notes at a price equal to 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. "Description of New Notes—Change of Control."
Certain Covenants	The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
• incur additional secured indebtedness;
• engage in certain sale-leaseback transactions with affiliates; and

• merge or consolidate.
These covenants are subject to a number of important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Governing Law	The notes and the indentures governing the notes are governed by New York law.
No Prior Market	There is currently no established trading market for the new notes. An active or liquid market may not develop for the new notes.
Risk Factors	See "Risk Factors" beginning on page 15 of this prospectus for important information regarding us and this exchange offer.

        For additional information regarding the new notes, see "Description of New Notes."

FAILURE TO EXCHANGE YOUR OLD NOTES

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

OTHER DEBT

        The indentures governing the notes limit our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indentures before we incurred any additional debt, other than the types of debt specifically identified in the indentures as permitted.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. You should review this summary historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and accompanying notes.

	Year Ended December 31,
(in millions)	2015	2014	2013	2012	2011
Statements of Operations Data:
Revenues	$10,299	$11,578	$11,079	$11,187	$11,221
Gross profit	1,852	1,927	1,770	2,041	1,858
Restructuring, impairment and plant closing costs	302	158	151	92	167
Operating income	413	646	533	869	629
Income from continuing operations	131	366	152	380	257
Loss from discontinued operations, net of tax(a)	(4)	(9)	(5)	(7)	(1)
Extraordinary gain on the acquisition of a business, net of tax of nil(b)	—	—	—	2	4
Net income	127	357	147	375	260
Net income attributable to Huntsman International LLC	94	335	126	365	253
Other Data:
Depreciation and amortization	$387	$430	$424	$408	$416
Capital expenditures	663	601	471	412	330
Balance Sheet Data (at period end):
Total assets	$10,088	$11,022	$9,382	$8,848	$8,308
Total debt(c)	5,593	5,877	4,760	4,379	4,459
Total liabilities	9,004	9,726	7,907	7,631	7,217

(a)
Loss from discontinued operations represents the operating results and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005.

(b)
The extraordinary gain on the acquisition of a business relates to the June 30, 2006 acquisition of our Textile Effects segment.

(c)
Includes a note payable owed by us to our parent, Huntsman Corporation. The intercompany note is unsecured and the balance at December 31, 2015, 2014, 2013, 2012 and 2011 was $797 million, $750 million, $872 million, $695 million and $535 million, respectively.

RISK FACTORS

        You should carefully consider the risks and uncertainties below and the other information contained in this prospectus before you decide whether to exchange your old notes for new notes. Any of the following risks could materially and adversely affect our business, results of operations and financial condition. In this section of the prospectus, references to the notes mean the new notes.

Our industry is affected by global economic factors including risks associated with volatile economic conditions.

        Our financial results are substantially dependent on overall economic conditions in the U.S., Europe and Asia. Declining economic conditions in all or any of these locations—or negative perceptions about economic conditions—could result in a substantial decrease in demand for our products and could adversely affect our business. For example, our operations in Asia have been impacted by slower growth in China, which continues to adversely affect demand for some of our products. Uncertain economic conditions and market instability make it particularly difficult for us to forecast demand trends. The timing and extent of any changes to currently prevailing market conditions is uncertain, and supply and demand may be unbalanced at any time. As a consequence, we may not be able to accurately predict future economic conditions or the effect of such conditions on our financial condition or results of operations. We can give no assurances as to the timing, extent or duration of the current or future economic cycles impacting the chemical industry.

The markets for many of our products are cyclical and volatile, and we may experience depressed market conditions for such products.

        Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. For example, recent capacity additions, particularly in China, have caused supply in the markets for some of our products to outpace demand. The volatility these markets experience occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. For example, demand for our products depends in part on the housing and construction industries. These industries are cyclical in nature and have historically been impacted by downturns in the economy. The cyclicality and volatility of our industry results in significant fluctuations in profits and cash flow from period to period and over the business cycle.

        In particular, global prices for titanium dioxide declined throughout 2015 and have remained low in the first quarter of 2016, primarily as a result of oversupply in the market. In addition, margins for MTBE sales are volatile and seasonal. Any continuation of these trends throughout 2016 could negatively impact our business, results of operations and/or financial condition.

Planned disruptions in production at our manufacturing facilities and unplanned disruptions, such as natural disasters, may have a material adverse impact on our business, results of operations and/or financial condition.

        Manufacturing facilities in our industry are subject to planned and unplanned production shutdowns, turnarounds and outages. Any serious disruption at any of our facilities could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. Alternative facilities with sufficient capacity may not be available, may cost substantially more or may take a significant time to increase production or qualify with our customers, any of which could negatively impact our business, results of operations and/or financial condition. Long-term production disruptions may cause our customers to seek alternative supply which could further adversely affect our profitability.

        Unplanned production disruptions may occur for external reasons including natural disasters, weather, disease, supply disruptions particularly from sole-source suppliers, strikes, transportation interruption, government regulation, political unrest or terrorism, or internal reasons, such as fire, unplanned maintenance or other manufacturing problems. In addition, many of our current and potential customers are concentrated in specific geographic areas including the U.S. Gulf Coast, which is subject to hurricanes. A disaster in one of these regions could have a material impact on our operations, operating results and financial condition.

        In addition, we rely on a number of vendors, suppliers and collaborations with other industry participants to provide us with chemicals, feedstocks and other raw materials, along with energy sources and, in certain cases, facilities, that we need to operate our business. During periods of economic disruption, some of these companies could be forced to reduce their output, shut down their operations or file for bankruptcy protection. If this were to occur, it could adversely affect their ability to provide us with the raw materials, energy sources or facilities that we need, which could materially disrupt our operations, including the production of certain of our products. Moreover, it could be difficult to find replacements for certain of our business partners without incurring significant delays or cost increases. All of these risks could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        While we maintain business recovery plans that are intended to allow us to recover from natural disasters or other events that could disrupt our business, we cannot provide assurances that our plans would fully protect us from the effects of all such disasters or from events that might increase in frequency or intensity due to climate change. In addition, insurance may not adequately compensate us for any losses incurred as a result of natural or other disasters. In areas prone to frequent natural or other disasters, insurance may become increasingly expensive or not available at all. Furthermore, some potential climate-driven losses, particularly inundation due to sea-level rise, may pose long-term risks to our physical facilities such that operations cannot be restored in their current locations.

Our results of operations may be adversely affected by international business risks, including fluctuations in currency exchange rates, legal restrictions and taxes.

        We conduct a majority of our business operations outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies that may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located outside the U.S., we are exposed to fluctuations in global currency rates which may result in gains or losses on our financial statements.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of U.S. and foreign laws, including tax laws, the Foreign Corrupt Practices Act (and foreign equivalents), export controls and regulations administered by the Office of Foreign Assets Control. In addition, although we maintain an anti-corruption compliance program throughout our Company, violations of our compliance program may result in criminal or civil sanctions, including material monetary fines, penalties and other costs against us or our employees, and may have a material adverse effect on our business. Furthermore, in foreign jurisdictions where legal processes may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks, among others, could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

        We operate in a significant number of jurisdictions, which contributes to the volatility of our effective tax rate. Changes in tax laws or the interpretation of tax laws in the jurisdictions in which we operate may affect our effective tax rate. In addition, generally accepted accounting principles in the U.S. ("GAAP" or "U.S. GAAP") have required us to place valuation allowances against our net operating losses and other deferred tax assets in a significant number of tax jurisdictions. These valuation allowances result from analysis of positive and negative evidence supporting the realization of tax benefits. Negative evidence includes a cumulative history of pre-tax operating losses in specific tax jurisdictions. Changes in valuation allowances have resulted in material fluctuations in our effective tax rate. Economic conditions may dictate the continued imposition of current valuation allowances and, potentially, the establishment of new valuation allowances. While significant valuation allowances remain, our effective tax rate will likely continue to experience significant fluctuations.

Our efforts to grow and transform our businesses may require significant investments; if our strategies are unsuccessful, our business, results of operations and/or financial condition may be materially adversely affected.

        We continuously evaluate opportunities for growth and change. These initiatives may involve making acquisitions, entering into partnerships and joint ventures, divesting assets, creating new financial structures and building new facilities—any of which could require a significant investment and subject us to new kinds of risks. We have incurred indebtedness to finance these opportunities, and we may incur additional indebtedness to finance future initiatives. We could also issue additional shares of stock of our Company or our subsidiaries to finance such initiatives. If our strategies for growth and change are not successful, we could face increased financial pressure, such as increased cash flow demands, reduced liquidity and diminished access to financial markets, and the equity value of our businesses could be diluted.

        The implementation of strategies for growth and change may create additional risks, including:

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  diversion of management time and attention away from existing operations;

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  requiring capital investment that could otherwise be used for the operation and growth of our existing businesses;

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  disruptions to important business relationships;

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  increased operating costs;

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  use of limited investment and other baskets under our debt covenants; and

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  difficulties due to lack of or limited prior experience in any new markets we may enter.

        Our inability to mitigate these risks or other problems encountered in connection with our strategies for growth and change could have a material adverse effect on our business, results of operations and financial condition.

We may have difficulties integrating acquired businesses and as a result, our business, results of operations and/or financial condition may be materially adversely affected.

        We have completed a number of acquisitions and we will continue to acquire additional businesses and enter into joint ventures as part of our business strategy. Growth through acquisitions and joint ventures involves risks, including:

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  inability to efficiently operate new businesses or to integrate acquired businesses and products;

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  inability to accurately predict delays in realizing the costs and benefits of acquisitions, partnerships, or joint ventures;

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  unexpected losses of customers or suppliers of an acquired or existing business;

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  difficulties in retaining key employees of acquired businesses;

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  difficulties in realizing projected synergies; and

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  exposure to unanticipated liabilities, including unexpected environmental exposures, product liability or illegal activities conducted by an acquired company or a joint venture partner.

        Our inability to address these risks could cause us to fail to realize the anticipated benefits of such acquisitions or joint ventures and could have a material adverse effect on our business, results of operations and financial condition.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of our raw materials from third-party suppliers. The cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical. For example, the market for crude oil and natural gas feedstocks experienced depressed pricing throughout 2015 and has remained low in recent months, leading to favorable prices for the raw materials that we purchase from third parties. Lower raw material prices, however, can lead to downward pressure on selling prices for certain of our products leading to reduced revenue. Any rebound in the pricing for such feedstocks could adversely affect our operating expenses.

        In general, the feedstocks and other raw materials we consume are organic chemical commodity products that are readily available at market prices. There are, however, several raw materials for which there are only a limited number of suppliers or a single supplier. We frequently enter into supply agreements with particular suppliers, evaluate alternative sources of supply and evaluate alternative technologies to seek to avoid reliance on a limited or sole-source suppliers, but disruptions of existing supply could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. In addition, if raw materials become unavailable within a geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our cash flow. The inability of a sole-source supplier to meet our raw material needs could have a material adverse effect on our financial statements and results of operations.

        Our supply agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition and liquidity.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Changes in the competitive landscape could make it difficult for us to retain our competitive position in various products and markets throughout the world. In addition, some of the companies with whom we compete may be able to produce products more economically than we can. Furthermore, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. Some of our competitors are owned or partially owned by foreign governments which may provide a competitive advantage to those competitors. While we are engaged in a range of research and development programs to develop new products and processes, to improve and refine existing products and processes, and to develop new applications for existing products, the failure to develop new products, processes or applications could make us less competitive. Moreover, if any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Further, it is possible that we could abandon certain products, processes, or applications due to potential infringement of third party intellectual property rights or that we could be named in future litigation for the infringement or misappropriation of a competitor's or other third party's intellectual property rights, which could include a claim for injunctive relief and damages, and, if so, such adverse results could have a material adverse effect on our business, results of operations and financial position.

        Certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand their roles significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition and liquidity.

We may be unable to consummate the separation of our titanium dioxide business on the timeline currently contemplated, if at all, and such separation, if completed, may not achieve the intended results.

        We remain committed to complete the separation of our titanium dioxide business, and are actively exploring divestment alternatives that may be completed. Our ability to effect such separation is subject to, among other things, market conditions and the approval of Huntsman Corporation's Board of Directors. We cannot assure you that we will be able to complete the separation of our titanium dioxide business in a timely fashion, if at all. Further, even if such separation is completed, it may not achieve the intended results. Any such delays or difficulties could adversely affect our business, results of operations or financial condition.

We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could materially affect our operations.

        We rely on information technology systems across our operations, including for management, supply chain and financial information and various other processes and transactions. Our ability to effectively manage our business depends on the security, reliability and capacity of these systems. Information technology system failures, network disruptions or breaches of security could disrupt our operations, cause delays or cancellations of customer orders or impede the manufacture or shipment of products, processing of transactions or reporting of financial results. An attack or other problem with our systems could also result in the disclosure of proprietary information about our business or confidential information concerning our customers or employees, which could result in significant damage to our business and our reputation.

        We have put in place security measures designed to protect against the misappropriation or corruption of our systems, intentional or unintentional disclosure of confidential information, or disruption of our operations. Current employees have, and former employees may have, access to a significant amount of information regarding our operations which could be disclosed to our competitors or otherwise used to harm us. Moreover, our operations in certain locations, such as China, may be particularly vulnerable to security attacks or other problems. Any breach of our security measures could result in unauthorized access to and misappropriation of our information, corruption of data or disruption of operations or transactions, any of which could have a material adverse effect on our business.

        In addition, we could be required to expend significant additional amounts to respond to information technology issues or to protect against threatened or actual security breaches. We may not be able to implement measures that will protect against all of the significant risks to our information technology systems.

If we are unable to execute cost reduction plans successfully, our total operating costs may be greater than expected, which may adversely affect our profitability.

        From time to time, we undertake actions to restructure our business segments to improve our earnings profile. While we continue to search for opportunities to reduce our costs and expenses to improve operating profitability without jeopardizing the quality of our products or the effectiveness of our operations, our success in achieving targeted cost and expense reductions depends upon a number of factors. If we do not successfully execute on our cost reduction initiatives or if we experience delays in completing the implementation of these initiatives, our results of operations or financial condition could be adversely affected.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of chemical products. These hazards include: chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. In addition, some equipment and operations at our facilities are owned or controlled by third parties who may not be fully integrated into our safety programs and over whom we are able to exercise limited control. Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption, products liability and casualty insurance policies which we believe are in accordance with customary industry practices, as well as insurance policies covering other types of risks, including pollution legal liability insurance, but we are not fully insured against all potential hazards and risks incident to our business. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We are a party to various pending lawsuits and proceedings. For more information, see "—Legal Proceedings" below.

We are subject to many environmental, health and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health and safety, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental, health and safety, or EHS, laws or permit requirements could result in restrictions or prohibitions on plant operations and substantial civil or criminal sanctions, as well as, under some EHS laws, the assessment of strict liability and/or joint and several liability.

        Many of our products and operations are subject to the chemical control laws of the countries in which they are located. These laws include the regulation of chemical substances and inventories under the Toxic Substances Control Act ("TSCA") in the United States and the Registration, Evaluation and Authorization of Chemicals ("REACH") regulation in Europe. Analogous regimes exist in other parts of the world, including China, South Korea, and Taiwan. In addition, a number of countries where we operate, including the United Kingdom, have adopted rules to conform chemical labeling in accordance with the globally harmonized system. Many of these foreign regulatory regimes are in the process of a multi-year implementation period for these rules. Additional new laws and regulations may be enacted or adopted by various regulatory agencies globally. For example, the United States Congress is considering an overhaul of the chemical control laws under TSCA. The costs of compliance with any new laws or regulations cannot be estimated until the manner in which they will be implemented has been more precisely defined.

        Furthermore, governmental, regulatory and societal demands for increasing levels of product safety and environmental protection could result in increased pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions regarding our products and operations, the viability of certain products, our reputation, the cost to comply with regulations, and the ability to attract and retain employees. Moreover, changes in EHS regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

        For example, our operations are increasingly subject to regulations that seek to reduce emissions of greenhouse gases, or GHGs, such as carbon dioxide and methane, which may be contributing to changes in the Earth's climate. There are existing efforts to address GHG emissions at the international, national, and regional levels. The 2015 Paris climate summit agreement resulted in voluntary commitments by numerous countries to reduce their GHG emissions, and could result in additional firm commitments by various nations with respect to future GHG emissions. The European Union ("EU") regulates GHGs under the EU Emissions Trading Scheme. China has begun pilot programs for carbon taxes and trading of GHG emissions in selected areas. In August 2015, the EPA issued its final Clean Power Plan rules that establish carbon pollution standards for power plants, called

CO2 emission performance rates. Depending on how states decide to implement these rules, they may result in national or regional trading schemes. Collectively, these rules and agreements may affect the long term price and supply of electricity and natural gas and demand for products that contribute to energy efficiency and renewable energy. These various regulations and agreements are likely to result in increased costs to purchased energy, additional capital costs for installation or modification of GHG emitting equipment, and additional costs associated directly with GHG emissions (such as cap and trade systems or carbon taxes), which are primarily related to energy use. Compliance with these regulations and any more stringent restrictions in the future may increase our operational costs.

        In addition, some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes increase the frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur in areas where we or our clients operate, they could have an adverse effect on our assets and operations.

        We could incur significant expenditures in order to comply with existing or future EHS laws. Capital expenditures and costs relating to EHS matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future EHS laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future EHS laws.

Our operations, financial condition and liquidity could be adversely affected by legal claims against us, including antitrust claims.

        We face risks arising from various legal actions, including matters relating to antitrust, product liability, intellectual property and environmental claims. It is possible that judgments could be rendered against us in these cases or others for which we could be uninsured or not covered by indemnity, or which may be beyond the amounts that we currently have reserved or anticipate incurring for such matters. Over the past few years, antitrust claims have been made against chemical companies, and we have been named as a defendant in the antitrust suits discussed in "—Legal Proceedings—Antitrust Matters." In this type of litigation, the plaintiffs generally seek treble damages, which may be significant. An adverse outcome in any antitrust claim could be material and significantly impact our operations, financial condition and liquidity.

Financial difficulties and related problems at our customers, vendors, suppliers and other business partners could have a material adverse effect on our business.

        During periods of economic disruption, more of our customers than normal may experience financial difficulties, including bankruptcies, restructurings and liquidations, which could affect our business by reducing sales, increasing our risk in extending trade credit to customers and reducing our profitability. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect accounts receivable from that customer.

Our business is dependent on our intellectual property. If our intellectual property rights cannot be enforced or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into agreements imposing confidentiality obligations upon our employees and third parties to protect our intellectual property, these confidentiality obligations may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized access, use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means.

        We may have to rely on judicial enforcement of our patents and other proprietary rights. We may not be able to effectively protect our intellectual property rights from misappropriation or infringement in countries where effective patent, trademark, trade secret and other intellectual property laws and judicial systems may be unavailable, or may not protect our proprietary rights to the same extent as U.S. law.

        The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how or the failure of adequate legal remedies for related actions could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Conflicts, military actions, terrorist attacks and general instability, particularly in certain energy-producing nations, along with increased security regulations related to our industry, could adversely affect our business.

        Conflicts, military actions and terrorist attacks have precipitated economic instability and turmoil in financial markets. Instability and turmoil, particularly in energy-producing nations, may result in raw material cost increases. The uncertainty and economic disruption resulting from hostilities, military action or acts of terrorism may impact any or all of our facilities and operations or those of our suppliers or customers. Accordingly, any conflict, military action or terrorist attack that impacts us or any of our suppliers or customers, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, a number of governments have instituted regulations attempting to increase the security of chemical plants and the transportation of hazardous chemicals, which could result in higher operating costs and could have a material adverse effect on our financial condition and liquidity.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debts.

        Our debt is generally the exclusive obligation of Huntsman International and our guarantor subsidiaries. Because a significant portion of our operations are conducted by nonguarantor subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on our debt when due and principal of such debt at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from such nonguarantor subsidiaries. Any payment of dividends, distributions, loans or advances by our nonguarantor subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our nonguarantor subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate legal entities and, except for our guarantor subsidiaries, have no obligation, contingent or otherwise, to pay any amounts due on our debt or to make any funds available for those amounts, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

Regulatory or market changes with respect to MTBE may materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Because of the allegations that MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S. This business has been profitable to us over time, and future legislative or regulatory initiatives or changing consumer opinion outside the U.S. restricting MTBE or changing consumer opinion could materially adversely affect our ability to market and sell MTBE and our profitability. Expansion of our PO/MTBE operations, including our joint venture with Sinopec in China, will further expose us to these risks.

        While we could use all or a portion of our precursor TBA to produce saleable products other than MTBE, this would require significant capital expenditures to modify our facilities. Moreover, the sale of other products would produce a lower level of cash flow than that historically produced from the sale of MTBE.

Our pension and postretirement benefit plan obligations are currently underfunded, and under certain circumstances we may have to significantly increase the level of cash funding to some or all of these plans, which would reduce the cash available for our business.

        We have unfunded obligations under our domestic and foreign pension and postretirement benefit plans. The funded status of our pension plans is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rates used to determine pension obligations. Unfavorable returns on the plan assets or unfavorable changes in applicable laws or regulations could materially change the timing and amount of required plan funding, which would reduce the cash available for our business. In addition, a decrease in the discount rate used to determine pension obligations could result in an increase in the valuation of pension obligations, which could affect the reported funding status of our pension plans and future contributions, as well as the periodic pension cost in subsequent fiscal years.

        Under the Employee Retirement Income Security Act of 1974, as amended, the Pension Benefit Guaranty Corporation ("PBGC") has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event our tax-qualified pension plans are terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding and, under certain circumstances, the liability could be senior to our notes.

Risks Related to Our Indebtedness and the Notes

Our significant debt level, a portion of which is subject to variable interest rates, makes us vulnerable to downturns and may limit our ability to respond to market conditions or to obtain additional financing.

        We have significant outstanding debt. As of December 31, 2015, our total consolidated outstanding debt was $5,593 million (including a note payable to our parent); our debt to total capitalization ratio was approximately 84%; our combined outstanding variable rate borrowings were approximately $3.6 billion; and our current portion of debt totaled $170 million. Our debt level, and the fact that a significant percentage of our cash flow is required to make payments on our debt, could have important consequences for our business, including but not limited to the following:

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  we may be more vulnerable to business, industry or economic downturns, making it more difficult to respond to market conditions;

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  cash flow available for other purposes, including the growth of our business, may be reduced;

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  our ability to obtain additional financing may be constrained, particularly during periods when the capital markets are unsettled;

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  our competitors with lower debt levels may have a competitive advantage relative to us; and

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  part of our debt is subject to variable interest rates, which makes us more vulnerable to increases in interest rates (for example, a 1% increase in interest rates, without giving effect to interest rate hedges or other offsetting items, would increase our annual interest expense by approximately $36 million).

        Our debt level also impacts our credit ratings. Any decision by credit rating agencies to downgrade our debt ratings could restrict our ability to obtain additional financing and could result in increased interest and other costs.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain and the indenture governing the notes will contain restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2015, we had approximately $6 billion of indebtedness (including a note payable to our parent). As of December 31, 2015, we had no borrowings outstanding under our $625 million revolving credit facility (the "Revolving Facility") under our Credit Agreement and approximately $15 million of letters of credit and bank guarantees issued and outstanding under our Revolving Facility under our Credit Agreement. We may incur substantial additional indebtedness from time to time for a variety of purposes. Although a covenant in the indenture governing the notes will restrict our ability to incur additional secured indebtedness, this covenant is subject to certain significant exceptions. See "Description of New Notes—Certain Covenants—Limitation on Secured Debt" and "—Certain Definitions." Since the operating results of many of our businesses are cyclical, we could incur significant amounts of additional indebtedness at the peak of the operating cycle. If new debt is added to the current debt levels, the related risks that we now face could intensify.

The indentures governing the notes and other agreements governing our debt may restrict our ability to engage in certain business activities or to obtain additional financing.

        The agreements governing our debt arrangements contain and the indentures governing the notes contain certain restrictive covenants. These covenants may limit or prohibit our ability to incur more debt; make certain prepayments of debt; pay dividends; redeem stock or make other distributions; issue stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer or sell assets. Some or all of our strategies may necessitate receiving consents or waivers under our debt arrangements, and these may not be forthcoming.

        Our failure to comply with any of our debt covenants, or our failure to make payments of principal or interest on our debt, could result in a default, or trigger cross-default or acceleration provisions, under our debt agreements. An event of default could result in our debt obligations becoming immediately due and payable, cause our creditors to terminate their lending commitments, or force us or one or more of our subsidiaries into bankruptcy or liquidation. Any of the foregoing occurrences could have a material adverse effect on our business, results of operations and financial condition. For more information regarding our debt covenants, see "Note 14. Debt—Compliance with Covenants" to our audited consolidated financial statements.

The instruments governing our debt contain cross-default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes contain numerous covenants, and the agreements governing our senior secured credit facilities and our A/R Securitization Program contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes, our senior secured credit facilities and A/R Securitization Program or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors' secured debt.

        The notes are not secured. The borrowings under our senior secured credit facilities are secured by liens on substantially all of our assets and the assets of the subsidiary guarantors. If we or any of our guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured creditors would be entitled to exercise the remedies available to a secured creditor under applicable law and will have a claim on those assets that is effectively senior to the claims of holders of the notes. The guarantees of the notes are unsecured senior obligations of the guarantors, effectively subordinated to secured debt of the guarantors to the extent of the value of the assets securing such indebtedness, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them. As of December 31, 2015, as adjusted for this offering, Huntsman International LLC and the guarantors had approximately $2.5 billion of secured debt outstanding to which the notes and the guarantees are effectively subordinated. As of December 31, 2015, we had no borrowings outstanding under our $625 million Revolving Facility and approximately $15 million of letters of credit and bank guarantees issued and outstanding under our Revolving Facility. In addition, under the indenture governing the notes, we may incur additional secured debt.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries. While certain of our subsidiaries will guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of December 31, 2015, our non-guarantor subsidiaries had approximately $477 million of total indebtedness, excluding intercompany subsidiary indebtedness. Under the indenture, if we meet a specified fixed charge coverage ratio, our non-guarantor subsidiaries may incur additional indebtedness, which would be structurally senior to the notes. See "Note 26. Condensed Consolidating Financial Information" to the consolidated financial statements for the year ended December 31, 2015, included herein, for certain financial information about our non-guarantor subsidiaries.

You may face foreign exchange risks (and adverse tax consequences as a result) by investing in the euro notes.

        The euro notes are denominated and payable in euros. If you measure your investment returns by reference to a currency other than the euro, an investment in the euro notes entails foreign exchange related risks due to, among other factors, possible significant changes in the value of the euro relative to the currency by reference to which you measure the return on your investments, because of economic, political and other factors over which we have no control. Depreciation of the euro against the currency by reference to which you measure the return on your investments could cause a decrease in the effective yield of the notes below their stated coupon rates and could result in a loss to you when the return on the euro notes is translated into the currency by reference to which you measure the return on your investments. Investment in the euro notes may also have important tax consequences as a result of any foreign currency exchange gains or losses. See "Material United States Federal Income Tax Considerations" and "Certain European Union Tax Considerations."

We cannot assure you that the procedures for book-entry interests to be implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of your rights under the euro notes.

        Unless and until the new euro notes in definitive registered form are issued in exchange for global notes, owners of book-entry interests will not be considered owners or holders of the new euro notes except in the limited circumstances provided in the euro indenture. The common depositary for Euroclear and Clearstream (or its nominee) is the sole registered holder of the global notes representing the euro notes. After payment to the common depositary, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Euroclear or Clearstream, as applicable, and if you are not a participant in Euroclear or Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the euro indenture.

        Unlike the holders of the new euro notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the new euro notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any request actions on a timely basis.

        Similarly, upon the occurrence of an event of default under the euro indenture, if you own a book-entry interest, you will be restricted to acting through Euroclear or Clearstream. We cannot assure you that the procedures to be implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of rights under the euro notes.

The euro notes have minimum specified denominations of €100,000.

        The euro notes have minimum denominations of €100,000 and multiples of €1,000. The euro notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of new euro notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of euro notes such that its holding amounts to at least €100,000.

We may not have the ability to repurchase notes upon a change of control as required by the indentures.

        Upon the occurrence of certain change of control events (which, as defined in our indentures, generally exclude transactions approved by our board of managers), each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is restricted by the terms of our senior secured credit facilities. As such, prior to repurchasing the notes upon a change of control, we would have to either repay outstanding indebtedness under our senior secured credit facilities or obtain the consent of lenders thereunder. If we do not obtain the required consents or repay our outstanding indebtedness under our senior secured credit facilities, we would remain effectively prohibited from offering to purchase the notes. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indentures governing the notes, which would, in turn, result in a default under our senior secured credit facilities and our outstanding senior notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our existing senior notes and our senior secured credit facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court was to find that:

  •
  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

  •
  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

and that we or a guarantor

  •
  was insolvent;

  •
  was rendered insolvent by reason of the issuance of the notes or a guarantee;

  •
  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

  •
  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

You may find it difficult to sell your notes because no public trading market for the notes exists.

        The notes constitute a new class of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. Furthermore, although we intend to apply to list the euro notes on the Official List of the Luxembourg Stock Exchange and to trade the euro notes on the Euro MTF Market, we cannot assure you that such application will be accepted or that an active trading market will develop. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

We have purchased, and may continue to purchase, a portion of our equity and debt securities, which could impact the market for our equity and debt securities and likely would negatively affect our liquidity.

        Consistent with past practices, we may from time to time seek to repurchase or redeem our equity and debt securities in open market purchases, accelerated repurchase programs, privately negotiated transactions, tender offers, partial or full calls for redemption or otherwise. Any such repurchases or redemptions and the timing and amount thereof would depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. Such transactions could negatively affect our liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information, are forward-looking statements within the meaning of the federal securities laws. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will occur or be achieved. Accordingly, investors should not place undue reliance on our forward-looking statements. All forward-looking statements apply only as of the date made. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus. Any forward-looking statements should be considered in light of the risks set forth under the heading "Risk Factors" and elsewhere in this prospectus.

        This prospectus includes information with respect to market share, market position, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes in November of 2014 and March of 2015, we conveyed the rights contained in exchange and registration rights agreements with the initial purchasers of those notes. Under the exchange and registration rights agreements, we agreed to file the registration statement of which this prospectus is a part regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, no later than June 2, 2016, and to commence and complete this exchange offer within 45 days after the date the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreements provide that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. Copies of the exchange and registration rights agreements are filed as exhibits to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on April 6, 2016, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the effective date of the registration statement of which this prospectus is a part.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the same respective issue of old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old dollar notes tendered in the exchange offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Old euro notes tendered in the exchange offer must be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to delay accepting any old notes or to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable in writing or by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

        If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

How to Tender Old Notes for Exchange

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the relevant exchange agent at DTC or Euroclear or Clearstream, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC or Euroclear or Clearstream, as the case may be. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC or Euroclear or Clearstream and transmitted to the relevant exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus. We have appointed two separate exchange agents in connection with this exchange offer. Wilmington Trust, National Association, the dollar exchange agent, has been appointed as the initial exchange agent with responsibility for the tender and exchange of all old dollar notes for new dollar notes. Citibank, N.A., the euro exchange agent, has been appointed as the exchange agent with responsibility for the tender and exchange of all old euro notes for new euro notes.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC or Euroclear or Clearstream, as applicable, and either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, comply with the instructions and procedures of DTC or Euroclear or Clearstream, as the case may be, for the transmittal on behalf of the holder of a computer-generated message to the relevant exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the relevant exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, either:

  •
  the applicable exchange agent must receive old notes along with the letter of transmittal; or

  •
  with respect to the old dollar notes, the dollar exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old dollar notes into the dollar exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

  •
  with respect to the old euro notes, the euro exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream that the securities account to which the old euro notes are credited has been blocked from and including the day on which the confirmation is delivered to the euro exchange agent and that no transfers will be effected in relation to such old euro notes at any time after such date.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the exchange agent's address set forth below under the caption "—The Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—The Exchange Agent."

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        If old notes, the letters of transmittal or any other required documents are physically delivered to the applicable exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses that are participants in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by the registered holder, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, in either case, with the holder's signature guaranteed by an eligible institution.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        By tendering, each holder will represent to us, among other things, that (i) any new notes to be received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of our Company. A holder that uses the exchange offer to participate in a distribution of the new notes:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes issued in this exchange offer, and a broker-dealer that is not able to make this representation will not be permitted to participate in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the respective dates such old notes were originally issued. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreements, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new dollar notes in this exchange offer for old dollar notes that are accepted for exchange only after the dollar exchange agent timely receives:

  (1)
  certificates for such old dollar notes or a timely book-entry confirmation of such old dollar notes into the exchange agent's account at the book-entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        In all cases, we will issue new euro notes in this exchange offer for old euro notes that are accepted for exchange only after the euro exchange agent timely receives:

  (1)
  a timely confirmation from Euroclear or Clearstream that the securities account to which the old euro notes are credited has been blocked;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old dollar notes tendered by book-entry transfer into the dollar exchange agent's account at DTC, such non-exchanged old dollar notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer. In the case of old euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, the old euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream promptly after the expiration or termination of this exchange offer.

DTC Book-Entry Transfers

        The dollar exchange agent will make a request to establish an account at DTC with respect to old dollar notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old dollar notes by causing DTC to transfer those old dollar notes into the exchange agent's account at DTC in accordance with DTC's electronic ATOP procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old dollar notes into the dollar exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new dollar notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Euroclear and Clearstream Procedures for Blocking Instructions

        The registered holder of the old euro notes on the records of Euroclear or Clearstream must, unless otherwise instructed by Euroclear or Clearstream, instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such old euro notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of old euro notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the old euro notes at any time after such date. Old euro notes should be blocked in accordance with the procedures of Euroclear or Clearstream, as the case may be. The exchange of the old euro notes so tendered will only be made after a timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent which states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering old euro notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

        These instructions are subject to the rules and procedures of Euroclear and Clearstream, which are subject to change. Holders of old euro notes must comply with any and all instructions received from Euroclear and Clearstream.

Guaranteed Delivery Procedures

        If a registered holder of old dollar notes desires to tender the old dollar notes, and the old dollar notes are not immediately available, or time will not permit the holder's old dollar notes or other required documents to reach the dollar exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the dollar exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old dollar notes and the amount of old dollar notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the dollar exchange agent; and

  •
  the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange dollar agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the appropriate exchange agent at the exchange agent's corresponding address set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to an exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer or the blocking instructions described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old dollar notes tendered by book-entry transfer into the exchange agent's account at DTC, such old dollar notes will be credited to an account maintained with DTC for the old dollar notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of old euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, the old euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for, any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. If we waive any condition as to any particular old note, such waiver will apply to all old notes tendered in the exchange offer. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give notice in writing or by public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such notice in writing or by public announcement will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) of the Exchange Act, and will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        As explained above, we have appointed two separate exchange agents in connection with this exchange offer. Wilmington Trust, National Association has been appointed as the initial dollar exchange agent and is responsible for the tender and exchange of all old dollar notes for new dollar notes. Citibank, N.A. has been appointed as our euro exchange agent and is responsible for the tender and exchange of all old euro notes for new euro notes. All executed letters of transmittal should be directed to the appropriate exchange agent at the address set forth below corresponding to such exchange agent. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal, or requests for notices of guaranteed delivery to the relevant exchange agent addressed as follows:

The Dollar Exchange Agent	The Euro Exchange Agent
For all deliveries:	For all deliveries:
Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Workflow Management, 5th Floor	Citibank, N.A., London Branch Citigroup Centre Canada Square, Canary Wharf London E145LB United Kingdom
For information or to confirm by telephone, call: (302) 636-6470	For information or to confirm by telephone, call: (44) 20-7508-3867
By facsimile transmission: (302) 636-4139 Attn: Workflow Management	By facsimile transmission: (for eligible institutions only) (44) 20-3320-2405

        Delivery of the letter of transmittal to the wrong exchange agent, to an address other than as set forth above, or transmission of such letter of transmittal via facsimile other than as set forth above, does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer or manager in connection with the exchange offer and will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agents and the trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with GAAP.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indentures regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memoranda dated October 29, 2014 and March 19, 2015 relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreements, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indentures.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        As a condition to participation in the exchange offer, each holder must furnish a written representation that:

  (1)
  it is not an "affiliate" of ours, as such term is defined in Rule 405 under the Securities Act;

  (2)
  at the time of the commencement of the exchange offer, it has no arrangement or understanding to participate in a distribution of the new notes in violation of the Securities Act; and

  (3)
  it is acquiring the new notes in the ordinary course of its business.

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes.

        Any holder using the exchange offer to participate in a distribution of the new notes (i) may not rely on applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes. The new notes will be exchanged for old notes in like principal amount, and the exchanged old notes will be canceled. As a result, the issuance of new notes in exchange for old notes as contemplated in this prospectus will not result in any change in our indebtedness.

        We used the net proceeds received by us from the sale of the old dollar notes to redeem our 8.625% Senior Subordinated Notes due 2020 and to pay associated accrued interest, and for general corporate purposes. We used the net proceeds received by us from the sale of the old euro notes to redeem a portion of our 8.625% Senior Subordinated Notes due 2021 and to pay associated accrued interest.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in millions):

	Year Ended December 31,
	2015	2014	2013	2012	2011
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$236	$230	$209	$241	$264
Interest portion of rent expense	32	32	31	30	30

Total fixed charges	$268	$262	$240	$271	$294

Earnings:
Pretax income from continuing operations less equity income	$170	$403	$281	$552	$362
Fixed charges	268	262	240	271	294
Amortization of capitalized interest	4	3	3	3	3
Less:
Interest capitalized	(22)	(16)	(7)	(3)	(2)

Total earnings plus fixed charges	$420	$652	$517	$823	$657

Ratio of earnings to fixed charges	1.6	2.5	2.2	3.0	2.2
Deficiency of earnings to fixed charges	$—	$—	$—	$—	$—

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2015.

        The information set forth below should be read in conjunction with our audited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

As of December 31, 2015
(in millions)
Cash, cash equivalents and restricted cash	$269

Long-term debt (including current portion):
Senior credit facilities:
Term loans(a)	$2,454
Amounts outstanding under A/R Programs	215
Senior notes(b)	1,850
Variable interest entities	151
Other	125

Total debt—excluding debt to affiliates	$4,795
Notes payable to affiliates(c)	798

Total debt	$5,593

Total equity	$1,084

Total capitalization	$6,677

(a)
Term loans as of December 31, 2015 include a $312 million Extended Term Loan B due 2017, presented at its carrying value of $311 million as of December 31, 2015, a $192 million Extended Term Loan B—Series 2 due 2017, a $773 million 2015 Extended Term Loan B due 2019, presented at its carrying value of $768 million, a $1,188 million 2014 New Term Loan due 2021, presented at its carrying value of $1,133 million, and a $50 million Term Loan C due 2016, presented at its carrying value of $50 million as of December 31, 2015.

(b)
Senior notes as of December 31, 2015 of $1,850 million include $650 million in aggregate principal amount of our 4.875% Senior Notes due 2020, presented at their carrying value of $646 million as of December 31, 2015, €445 million (approximately $486 million U.S. dollar equivalents) in aggregate principal amount of our 5.125% Senior Notes due 2021, presented at their carrying value of €443 million (approximately $484 million U.S. dollar equivalents), $400 million in aggregate principal amount of our 5.125% Senior Notes due 2022, presented at their carrying value of $396 million as of December 31, 2015, and €300 million (approximately $328 million U.S. dollar equivalents) in aggregate principal amount of our 4.25% Senior Notes due 2025, presented at their carrying value of €297 million (approximately $324 million U.S. dollar equivalents).

(c)
Includes a note payable to our parent in the amount of $797 million as of December 31, 2015. The intercompany note is unsecured and $100 million is classified as current as of December 31, 2015.

 SELECTED FINANCIAL AND OPERATING DATA

        The selected historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. The selected financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from the audited consolidated financial statements included in this prospectus. The selected financial data as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011 has been derived from our audited consolidated financial statements not included in this prospectus. You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and accompanying notes.

	Year Ended December 31,
(in millions)	2015	2014	2013	2012	2011
Statements of Operations Data:
Revenues	$10,299	$11,578	$11,079	$11,187	$11,221
Gross profit	1,852	1,927	1,770	2,041	1,858
Restructuring, impairment and plant closing costs	302	158	151	92	167
Operating income	413	646	533	869	629
Income from continuing operations	131	366	152	380	257
Loss from discontinued operations, net of tax(a)	(4)	(9)	(5)	(7)	(1)
Extraordinary gain on the acquisition of a business, net of tax of nil(b)	—	—	—	2	4
Net income	127	357	147	375	260
Net income attributable to Huntsman International LLC	94	335	126	365	253
Other Data:
Depreciation and amortization	$387	$430	$424	$408	$416
Capital expenditures	663	601	471	412	330
Balance Sheet Data (at period end):
Total assets	$10,088	$11,022	$9,382	$8,848	$8,308
Total debt(c)	5,593	5,877	4,760	4,379	4,459
Total liabilities	9,004	9,726	7,907	7,631	7,217

(a)
Loss from discontinued operations represents the operating results and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005.

(b)
The extraordinary gain on the acquisition of a business relates to the June 30, 2006 acquisition of our Textile Effects segment.

(c)
Includes a note payable owed by us to our parent, Huntsman Corporation. The intercompany note is unsecured and the balance at December 31, 2015, 2014, 2013, 2012 and 2011 was $797 million, $750 million, $872 million, $695 million and $535 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Financial and Operating Data." The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." All references to years relate to the calendar year ended December 31 of the particular year.

OVERVIEW

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes, titanium dioxide and color pigments. Our administrative, research and development and manufacturing operations are primarily conducted at facilities located in 30 countries. We employed approximately 15,000 associates worldwide at December 31, 2015.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments and Additives. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments and Additives segment produces primarily inorganic chemical products. In a series of transactions beginning in 2006, we have sold or shut down substantially all of our former Australian styrenics operations and our North American polymers and base chemicals operations. We report the results from these businesses as discontinued operations.

        In our Performance Products segment, demand for our specialty products has generally continued to grow at rates in excess of GDP, as overall demand is significantly influenced by new product and application development. Demand for most of our intermediate products has grown in line with GDP growth. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, maleic anhydride demand can be cyclical given its dependence on the UPR market, which is influenced by construction end markets.

        Growth in our Polyurethanes and Advanced Materials segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, driven largely by Asia, has in recent years resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI. MDI does, however, experience some seasonality in its sales reflecting its exposure to seasonal construction-related end markets. Sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        Demand in our Textile Effects segment is driven primarily by consumer activity. Consumer spending for goods incorporating our Textile Effects products is impacted significantly by a wide range of economic factors, including personal incomes, housing and energy prices and other highly volatile factors. Accordingly, demand for our Textile Effects products has been volatile and appears likely to remain volatile.

        Historically, demand for titanium dioxide pigments and additives have grown at rates approximately equal to GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        For further information regarding sales price and demand trends, see "—Results of Operations—Segment Analysis—Year Ended December 31, 2015 Compared to Year Ended December 31, 2014" and the tables captioned "Year ended December 31, 2015 vs. 2014, Period-Over-Period Increase (Decrease)" and "Fourth Quarter 2015 vs. Third Quarter 2015, Period-Over-Period Increase (Decrease)" below.

OUTLOOK

        We expect our cyclical businesses, particularly MTBE, ethylene and titanium dioxide, to continue to negatively impact our profitability in 2016. Our differentiated downstream businesses continue to have an attractive growth profile and we expect profitability to continue to improve during 2016, offsetting the impact from our cyclical businesses.

        We have a number of initiatives underway that will improve the competitiveness and strength of our entire Company and we are investing in growth projects that will improve our businesses over the next few years.

        Our earnings are subject to fluctuations due to exchange rate movements. Our revenues and expenses are denominated in various currencies, including the primary European currencies which have recently been volatile, while our reporting currency is the U.S. dollar. Generally, a decline in the value of the euro relative to the U.S. dollar, will reduce the reported profitability of our Polyurethanes, Performance Products, Advanced Materials and Pigments and Additives segments. A decline in the value of the Pound Sterling relative to the U.S. dollar will increase the reported profitability of our Pigments and Additives segment and an increase in the value of the Swiss Franc relative to the U.S. dollar will reduce the reported profitability of our Advanced Materials and Textile Effects segments. We are also exposed to other foreign currencies including the Chinese Renminbi, the Indian Rupiah, the Brazilian Real and the Thai Baht. In general, a decline in the value of these currencies as compared to the U.S. dollar will reduce our reported profitability.

        Notwithstanding near term headwinds and shocks to the business landscape, such as meaningful movements in foreign currency rates and lower priced oil, we believe we are well positioned to deliver increased earnings, an improvement in free cash flow and increased stockholder value over the next several years. The following is a summary of the key trends expected in our business segments:

Polyurethanes:

  •
  2016 improving MDI urethane demand

  •
  2016 adjusted EBITDA improvement

  •
  Low PO/MTBE margins

Performance Products:

  •
  Favorable downstream product margins

  •
  2016 benefit of growth projects, such as ethylene oxide expansion in the U.S. and polyetheramines expansion in Singapore

  •
  Lower oil prices reduce U.S. Gulf Coast cost advantage

  •
  2016 adjusted EBITDA similar to 2015

Advanced Materials:

  •
  Strong aerospace market more than one-third of earnings

  •
  Moderate increase in 2016 adjusted EBITDA

Textile Effects:

  •
  Selective growth above underlying market demand

  •
  Moderate increase in 2016 adjusted EBITDA

Pigments and Additives:

  •
  More than $100 million of incremental synergy and restructuring savings

  •
  Stable additives business

  •
  Slightly positive 2016 adjusted EBITDA

        We remain committed to a separation of our titanium dioxide business and are actively exploring additional possibilities outside of an initial public offering or a spin-off. Our ability to effect such separation is subject to, among other things, market conditions and the approval of Huntsman Corporation's Board of Directors. See "Risk Factors."

        In 2016, we expect to spend approximately $450 million on capital expenditures, net of reimbursements.

        We expect our full year 2016 tax rate to be approximately 30% and our full year adjusted effective tax rate to be approximately 30%. We believe our long-term effective income tax rate will be approximately 30%.

RESULT OF OPERATIONS

        The following table sets forth our consolidated results of operations for the years ended December 31, 2015, 2014 and 2013 (dollars in millions, except per share amounts).

				Percent Change
	Year ended December 31,
				2015 vs. 2014	2014 vs. 2013
	2015	2014	2013
Revenues	$10,299	$11,578	$11,079	(11)%	5%
Cost of goods sold	8,447	9,651	9,309	(12)%	4%

Gross profit	1,852	1,927	1,770	(4)%	9%
Operating expenses	1,137	1,123	1,086	1%	3%
Restructuring, impairment and plant closing costs	302	158	151	91%	5%

Operating income	413	646	533	(36)%	21%
Interest expense, net	(214)	(214)	(203)	—	5%
Equity in income of investment in unconsolidated affiliates	6	6	8	—	(25)%
Loss on early extinguishment of debt	(31)	(28)	(51)	11%	(45)%
Other income (loss)	2	(1)	2	NM	NM

Income from continuing operations before income taxes	176	409	289	(57)%	42%
Income tax expense	(45)	(43)	(137)	5%	(69)%

Income from continuing operations	131	366	152	(64)%	141%
Loss from discontinued operations, net of tax	(4)	(9)	(5)	(56)%	80%

Net income	127	357	147	(64)%	143%
Net income attributable to noncontrolling interests	(33)	(22)	(21)	50%	5%

Net income attributable to Huntsman International LLC	94	335	126	(72)%	166%
Interest expense, net	214	214	203	—	5%
Income tax expense from continuing operations	45	43	137	5%	(69)%
Income tax benefit from discontinued operations	(2)	(2)	(2)	—	—
Depreciation and amortization	387	430	424	(10)%	1%

EBITDA(1)	$738	$1,020	$888	(28)%	15%

Reconciliation of EBITDA to adjusted EBITDA:
EBITDA(1)	$738	$1,020	$888
Acquisition and integration expenses and purchase accounting adjustments	53	67	21
EBITDA from discontinued operations	6	10	5
Loss (gain) on disposition of businesses/assets	2	(3)	—
Loss on early extinguishment of debt	31	28	51
Certain legal settlements and related expenses	4	3	9
Amortization of pension and postretirement actuarial losses	82	59	80
Net plant incident remediation costs	4	—	—
Restructuring, impairment and plant closing and transition costs(3):
Polyurethanes	15	19	2
Performance Products	11	28	18
Advanced Materials	12	11	34
Textile Effects	38	28	87
Pigments and Additives	219	60	4
Corporate and other	11	16	19

Total restructuring, impairment and plant closing and transition costs(3)	306	162	164

Adjusted EBITDA(1)	$1,226	$1,346	$1,218

Net cash provided by operating activities	$570	$754	$734	(24)%	3%
Net cash used in investing activities	(599)	(1,607)	(614)	(63)%	162%
Net cash (used in) provided by financing activities	(408)	1,059	188	NM	463%
Capital expenditures	(663)	(601)	(471)	10%	28%

	Year ended December 31,
	2015	2014	2013
Reconciliation of net income to adjusted net income:
Net income attributable to Huntsman International	$94	$335	$126
Acquisition and integration expenses and purchase accounting adjustments net of tax of $(13), $(10) and $(5) in 2015, 2014 and 2013, respectively	40	57	16
Impact of certain foreign tax credit elections	—	(105)	—
Loss from discontinued operations, net of tax of $(2), $(2) and $(2) in 2015, 2014 and 2013, respectively	4	8	5
Discount amortization on settlement financing, net of tax of nil, nil and $(3) in 2015, 2014 and 2013, respectively	—	—	6
Loss (gain) on disposition of businesses/assets, net of tax of nil, $1 and nil in 2015, 2014 and 2013, respectively	2	(2)	—
Loss on early extinguishment of debt, net of tax of $(11), $(10) and $(19) in 2015, 2014 and 2013, respectively	20	18	32
Certain legal settlements and related expenses, net of tax of $(1), nil and $(2) in 2015, 2014 and 2013, respectively	3	3	7
Amortization of pension and postretirement actuarial losses, net of tax of $(18), $(11) and $(21) in 2015, 2014 and 2013, respectively	64	48	59
Net plant incident remediation costs, net of tax of $(1), nil and nil in 2015, 2014 and 2013, respectively	3	—	—
Restructuring, impairment and plant closing and transition costs(3), net of tax of $(36), $(38) and $(22) in 2015, 2014 and 2013, respectively	270	124	142

Adjusted net income(2)	$500	$486	$393

Capital expenditures, net of reimbursements(4)	(648)	(564)	(467)

NM—Not
meaningful

(1)
EBITDA is defined as net income attributable to Huntsman International before interest, income taxes, depreciation and amortization. Because EBITDA excludes these items, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Adjusted EBITDA is computed by eliminating the following from EBITDA: (a) acquisition and integration expenses and purchase accounting adjustments; (b) EBITDA from discontinued operations; (c) loss (gain) on disposition of businesses/assets; (d) loss on early extinguishment of debt; (e) certain legal settlements and related expenses; (f) amortization of pension and postretirement actuarial losses; (g) net plant incident remediation costs; and (h) restructuring, impairment, plant closing and transition costs. We believe that net income attributable to Huntsman International is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and adjusted EBITDA.

  We believe that EBITDA and adjusted EBITDA supplement an investor's understanding of our financial performance. However, these measures should not be considered in isolation or viewed as substitutes for net income attributable to Huntsman International or other measures of performance determined in accordance with GAAP. Moreover, EBITDA and adjusted EBITDA as used herein are not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes these measures are useful to compare general operating performance from period to period and to make certain related management decisions. EBITDA and adjusted EBITDA are also used by securities analysts, lenders and others in their evaluation of different companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

  Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA and adjusted EBITDA in the evaluation of our Company as compared to net income attributable to Huntsman International, which reflects overall financial performance. For example, we have borrowed money in order to finance our operations and interest expense is a necessary element of our costs and ability to generate revenue. Our management compensates for the limitations of using EBITDA and adjusted EBITDA by using these measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than GAAP results alone.

  In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

(2)
Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Huntsman International: (a) acquisition and integration expenses and purchase accounting adjustments; (b) impact of certain foreign tax credit elections; (c) loss from discontinued operations; (d) discount amortization on settlement financing; (e) loss (gain) on disposition of businesses/assets; (f) loss on early extinguishment of debt; (g) certain legal settlements and related expenses; (h) amortization of pension and postretirement actuarial losses; (i) net plant incident remediation costs; and (j) restructuring, impairment and plant closing and transition costs. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.

  Adjusted net income amounts are presented solely as supplemental disclosures to net income applicable to Huntsman International because we believe that these measures are indicative of our operating performance. These measures are also used by securities analysts, lenders and others in their evaluation of different companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. Nevertheless, our management recognizes that there are material limitations associated with the use of adjusted net income in the evaluation of our Company as compared to net income attributable to Huntsman International, which reflects overall financial performance. For example, adjusted net income excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to current operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while loss from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

(3)
Includes cost associated with transition activities relating to the migration of our information data centers and the transition of our Textile Effects segment's production from Basel, Switzerland to a tolling facility. These transition costs were included in either selling, general and administrative expenses or cost of sales on our consolidated statements of operations.

(4)
Capital expenditures, net of reimbursements, represent cash paid for capital expenditures less payments received as reimbursements from customers and joint venture partners. During 2015, 2014 and 2013, capital expenditures of $663 million, $601 million and $471 million, respectively, were reimbursed in part by $15 million, $37 million and $4 million, respectively.

Year Ended December 31, 2015 Compared with Year Ended December 31, 2014

        For the year ended December 31, 2015, net income attributable to Huntsman International was $94 million on revenues of $10,299 million, compared with net income attributable to Huntsman International of $335 million on revenues of $11,578 million for 2014. The decrease of $241 million in net income attributable to Huntsman International was the result of the following items:

  •
  Revenues for the year ended December 31, 2015 decreased by $1,279 million, or 11%, as compared with 2014. The decrease was due principally to lower sales volumes and lower average selling prices in all our segments. See "—Segment Analysis" below.

  •
  Our gross profit for the year ended December 31, 2015 decreased by $75 million, or 4%, as compared with 2014. The impact on gross profit resulted from lower gross margins in all of our segments, except for our Advanced Materials segment. See "—Segment Analysis" below.

  •
  Operating expenses increased by $13 million and $14 million, respectively, or 1% each, for the year ended December 31, 2015 as compared with 2014, primarily related to the consolidated expenses of the acquired Rockwood businesses, offset in part by the foreign currency exchange impacts of the strengthening U.S. dollar against other major international currencies.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2015 increased to $302 million from $158 million in 2014. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Loss on early extinguishment of debt for the year ended December 31, 2015 increased to $31 million from $28 million in 2014. During 2015, we recorded a loss on early extinguishment of debt of $30 million related to the redemption of our 8.625% senior subordinated notes due 2021 ("2021 Senior Subordinated Notes"). For more information, see "Note 14. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

  •
  Our income tax expense for the year ended December 31, 2015 increased to $45 million from $43 million in 2014. The change in income tax expense is impacted by the benefit in 2015 of generating $14 million of excess U.S. foreign tax credits and in 2014 of utilizing U.S. foreign tax credits which had been subject to a valuation allowance. Excluding the impact of the U.S. foreign tax credits, our income tax expense decreased by $101 million as compared with 2014, primarily due to lower pre-tax income and tax impacts of tax only foreign currency exchange losses. Our tax expense is significantly affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by the presence of valuation allowances in certain tax jurisdictions. For further information concerning taxes, see "Note 18. Income Taxes" to our audited consolidated financial statements.

Segment Analysis

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

	Year ended December 31,
			Percent Change Favorable (Unfavorable)
	2015	2014
Revenues
Polyurethanes	$3,811	$5,032	(24)%
Performance Products	2,501	3,072	(19)%
Advanced Materials	1,103	1,248	(12)%
Textile Effects	804	896	(10)%
Pigments and Additives	2,160	1,549	39%
Eliminations	(80)	(219)	63%

Total	$10,299	$11,578	(11)%

Segment EBITDA
Polyurethanes	$516	$669	(23)%
Performance Products	438	440	—
Advanced Materials	195	182	7%
Textile Effects	18	28	(36)%
Pigments and Additives	(223)	(59)	(278)%
Corporate and other	(200)	(230)	13%

Subtotal	744	1,030	(28)%
Discontinued Operations	(6)	(10)	40%

Total	$738	$1,020	(28)%

	Year ended December 31, 2015 vs. 2014
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other(2)	Sales Volumes(3)
Period-Over-Period Increase (Decrease)
Polyurethanes	(12)%	(5)%	3%	(10)%
Performance Products	(7)%	(5)%	(3)%	(4)%
Advanced Materials	2%	(8)%	(1)%	(5)%
Textile Effects	1%	(6)%	2%	(7)%
Pigments and Additives	(10)%	(8)%	62%	(5)%
Total Company	(8)%	(6)%	10%	(7)%

	Fourth Quarter 2015 vs. Third Quarter 2015
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(3)
Period-Over-Period Increase (Decrease)
Polyurethanes	(8)%	(1)%	—	(2)%
Performance Products	(2)%	(1)%	2%	(10)%
Advanced Materials	—	(2)%	4%	(9)%
Textile Effects	—	(2)%	—	(3)%
Pigments and Additives	(3)%	(1)%	(1)%	(12)%
Total Company	(5)%	(1)%	—	(6)%

(1)
Excludes revenues from tolling arrangements, byproducts and raw materials.

(2)
Includes the impact from the Rockwood Acquisition.

(3)
Excludes sales volumes of byproducts and raw materials.

Polyurethanes

        The decrease in revenues in our Polyurethanes segment for 2015 compared to 2014 was primarily due to a planned maintenance outage at our PO/MTBE facility in Port Neches, Texas that commenced in the first quarter of 2015 and extended into the second quarter of 2015, lower MDI average selling prices and the foreign currency exchange impact of a stronger U.S. dollar against other key currencies. PO/MTBE sales volumes decreased due to the planned maintenance outage at our PO/MTBE facility in Port Neches, Texas. MDI sales volumes decreased slightly due to the market slowdown in China and lower sales into commercial construction in the U.S. PO/MTBE average selling prices decreased following lower pricing for high octane gasoline. MDI average selling prices decreased in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar against major European currencies. The decrease in segment EBITDA was due to lower PO/MTBE earnings and the foreign currency exchange impact of a stronger U.S. dollar against the euro. We estimate the reduction to segment EBITDA resulting from the planned PO/MTBE maintenance outage was approximately $90 million for 2015.

Performance Products

        The decrease in revenues in our Performance Products segment for 2015 compared to 2014 was primarily due to lower average selling prices and lower sales volumes. Average selling prices decreased across all product lines primarily in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar against major European currencies. Sales volumes decreased across most product lines, including the effect of the sale of our European commodity surfactants business in the second quarter of 2014 partially offset by higher toll volumes in our upstream intermediates business. The decrease in segment EBITDA was primarily due to lower margins on produced ethylene, partially offset by higher amines margins and lower restructuring, impairment and plant closing costs. During 2015 and 2014, our Performance Products segment recorded restructuring, impairment and plant closing costs of $11 million and $28 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for 2015 compared to 2014 was due to lower sales volumes and lower average selling prices. Sales volumes decreased globally primarily in our coatings and construction and transportation and industrial markets due to the de-selection of certain business and competitive pressure, partially offset by strong volume growth in our do-it-yourself and wind markets in the Asia Pacific region. Average selling prices increased, in most markets, on a local currency basis in the Americas and Asia Pacific regions due to certain price increase initiatives and our focus on higher value markets; overall this was more than offset by the foreign currency exchange impact of a stronger U.S. dollar against major international currencies. The increase in segment EBITDA was primarily due to higher margins, resulting from lower raw material costs, and our focus on higher value business as well as lower fixed costs.

Textile Effects

        The decrease in revenues in our Textile Effects segment for 2015 compared to 2014 was due to lower average selling prices and lower sales volumes. Average selling prices decreased in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar against major international currencies. Sales volumes decreased primarily due to the de-selection of certain less profitable business and challenging market conditions. The decrease in segment EBITDA was primarily due to lower margins and higher restructuring, impairment and plant closing and transition costs, partially offset by lower fixed costs. During 2015 and 2014, our Textile Effects segment recorded restructuring, impairment and plant closing and transition costs of $38 million and $28 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Pigments and Additives

        The increase in revenues in our Pigments and Additives segment for 2015 compared to 2014 was primarily due to the impact of the Rockwood Acquisition. Other than the impact of the Rockwood Acquisition, average selling prices decreased primarily as a result of high titanium dioxide industry inventory levels and the foreign currency exchange impact of a stronger U.S. dollar against major European currencies. Sales volumes decreased primarily as a result of lower end-use demand and the impact of a nitrogen tank explosion owned and operated by a third party at our Uerdingen, Germany facility, which disrupted our manufacturing during the third quarter of 2015. The decrease in segment EBITDA was primarily due to lower contribution margin for titanium dioxide, higher acquisition expenses and integration costs, higher restructuring, impairment and plant closing costs and the negative impact from the manufacturing disruption at our Uerdingen, Germany facility. During 2015 and 2014, our Pigments and Additives segment recorded acquisition expenses and integration costs of $44 million and $43 million, respectively. During 2015 and 2014, our Pigments and Additives segment recorded restructuring, impairment and plant closing costs of $219 million and $60 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, last-in first-out ("LIFO") inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, nonoperating income and expense, benzene sales and gains and losses on the disposition of corporate assets. For 2015, EBITDA from Corporate and other for Huntsman International increased by $30 million to a loss of $200 million from a loss of $230 million for 2014. The increase in EBITDA from Corporate and other resulted primarily from a $28 million increase in LIFO inventory valuation income ($29 million of income in 2015 compared to $1 million of income in 2014), a $11 million decrease in unallocated corporate overhead ($178 million of expense in 2015 compared to $189 million of expense in 2014), and a $5 million decrease in restructuring, impairment and plant closing costs ($8 million of expense in 2015 compared to $13 million of expense in 2014). For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements. The increase in EBITDA was partially offset by a $9 million decrease in EBITDA from benzene sales ($9 million of loss in 2015 compared to nil of income in 2014), and a $3 million increase in loss on early extinguishment of debt ($31 million of loss in 2015 compared to $28 million of loss in 2014). For more information concerning the loss on early extinguishment of debt, see "Note 14. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The loss from discontinued operations represents the operating results, legal costs, restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses.

Year Ended December 31, 2014 Compared with Year Ended December 31, 2013

        For the year ended December 31, 2014, net income attributable to Huntsman International was $335 million on revenues of $11,578 million, compared with net income attributable to Huntsman International of $126 million on revenues of $11,079 million for 2013. The increase of $209 million in net income attributable to Huntsman International was the result of the following items:

  •
  Revenues for the year ended December 31, 2014 increased by $499 million, or 5%, as compared with 2013. The increase was due principally to higher average selling prices in our Performance Products, Advanced Materials and Textile Effects segments and higher sales volumes in our Polyurethanes and Pigments and Additives segments. See "—Segment Analysis" below.

  •
  Our gross profit for the year ended December 31, 2014 increased $157 million, or 9%, as compared with 2013. The increase resulted from higher gross margins in all our segments, except for our Pigments and Additives segment. See "—Segment Analysis" below.

  •
  Operating expenses for the year ended December 31, 2014 increased by $37 million, or 3%, as compared with 2013, primarily related to higher acquisition and integration costs and higher foreign currency losses.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2014 increased to $158 million from $151 million in 2013. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Our interest expense for 2014 increased by $11 million, or 5%, as compared with 2013. The increase was due primarily to additional borrowings in 2014 that were used to fund the Rockwood Acquisition.

  •
  Loss on early extinguishment of debt for the year ended December 31, 2014 decreased to $28 million from $51 million in 2013. The loss in 2014 resulted from the redemption of our 2020 Senior Subordinated Notes. The loss in 2013 resulted primarily from the repurchase of the remainder of our 5.50% senior notes due 2016 ("2016 Senior Notes"). For more information, see "Note 14. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

  •
  Our income tax expense decreased by $94 million as compared with 2013, primarily due to the benefit of utilizing U.S. foreign tax credits, which had been subject to a valuation allowance. Excluding the impact of the U.S. foreign tax credits, our income tax expense increased by $41 million as compared with 2013. For the year ended December 31, 2014, excluding the impact of the benefit of our U.S. foreign tax credits, our effective tax rate was 39%, which is lower than our effective tax rate of 45% for 2013, primarily due to various valuation allowance releases in 2014 and because our Textile Effects segment's restructuring charges in 2013 received nominal tax benefit. Our tax expense is significantly affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by the presence of valuation allowances in certain tax jurisdictions. For further information concerning taxes, see "Note 18. Income Taxes" to our audited consolidated financial statements.

Segment Analysis

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

	Year ended December 31,
			Percent Change Favorable (Unfavorable)
	2014	2013
Revenues
Polyurethanes	$5,032	$4,964	1%
Performance Products	3,072	3,019	2%
Advanced Materials	1,248	1,267	(1)%
Textile Effects	896	811	10%
Pigments and Additives	1,549	1,269	22%
Eliminations	(219)	(251)	13%

Total	$11,578	$11,079	5%

Segment EBITDA
Polyurethanes	$669	$696	(4)%
Performance Products	440	372	18%
Advanced Materials	182	86	112%
Textile Effects	28	(78)	NM
Pigments and Additives	(59)	79	NM
Corporate and other	(230)	(262)	12%

Subtotal	1,030	893	15%
Discontinued Operations	(10)	(5)	100%

Total	$1,020	$888	15%

	Year ended December 31, 2014 vs 2013
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other(2)	Sales Volumes(3)
Period-Over-Period Increase (Decrease)
Polyurethanes	(2)%	—	1%	2%
Performance Products	4%	—	(1)%	(1)%
Advanced Materials	5%	—	4%	(10)%
Textile Effects	15%	(1)%	—	(4)%
Pigments and Additives	(6)%	2%	26%	—
Total Company	2%	—	3%	—

(1)
Excludes revenues from tolling arrangements, byproducts and raw materials.

(2)
Includes full revenue impact from the Rockwood Acquisition.

(3)
Excludes sales volumes of byproducts and raw materials.

NM—Not
meaningful

Polyurethanes

        The increase in revenues in our Polyurethanes segment for 2014 compared to 2013 was primarily due to higher sales volumes and improved sales mix, partially offset by lower average selling prices. MDI sales volumes increased due to improved demand in the Americas and Asian regions and across most major markets. PO/MTBE sales volumes decreased primarily as a result of two manufacturing disruptions at our Port Neches, Texas facility in the second and third quarters of 2014. PO/MTBE average selling prices decreased primarily due to less favorable market conditions. MDI average selling prices increased in the Americas and European regions, partially offset by lower component pricing in China. The decrease in segment EBITDA was primarily due to lower PO/MTBE earnings, partially offset by higher MDI sales margins. During 2014 and 2013, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $19 million and $2 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Performance Products

        The increase in revenues in our Performance Products segment for 2014 compared to 2013 was primarily due to higher average selling prices, partially offset by lower sales volumes and unfavorable changes in sales mix. Average selling prices increased in response to higher raw material costs and continued strong market conditions for amines, maleic anhydride and specialty surfactants. Sales volumes decreased primarily due to a decline in sales volumes of surfactants, which resulted from the restructuring of our European surfactants business, partially offset by an increased demand for amines and maleic anhydride. The increase in segment EBITDA was primarily due to the impact of our scheduled maintenance in the first quarter of 2013, estimated at $55 million, and increased margins in amines and maleic anhydride, partially offset by higher restructuring charges. During 2014 and 2013, our Performance Products segment recorded restructuring, impairment and plant closing costs of $28 million and $18 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for 2014 compared to 2013 was primarily due to lower sales volumes, partially offset by higher average selling prices and improved sales mix. Sales volumes decreased primarily in our coatings and construction market due to our restructuring efforts, partially offset by higher demand in the wind market in the Americas and Asia Pacific regions. During the fourth quarter of 2013, we closed two of our base resins production units as we focus on higher value markets, such as aerospace and transportation and industrial. During 2014, we also experienced an unplanned production outage due to a raw materials supply disruption in the Americas region. Average selling prices increased in all regions and across most markets primarily due to certain price increase initiatives and a focus on higher value markets. The increase in segment EBITDA was primarily due to higher margins, improved sales mix, lower restructuring, impairment and plant closing costs and lower selling, general and administrative costs as a result of recent restructuring efforts. During 2014 and 2013, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $11 million and $34 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Textile Effects

        The increase in revenues in our Textile Effects segment for 2014 compared to 2013 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased primarily in response to higher raw material costs. Sales volumes decreased primarily due to the de-selection of lower value business. The increase in segment EBITDA was primarily due to higher margins, lower manufacturing costs and lower restructuring, impairment and plant closing and transition costs, partially offset by higher selling, general and administrative costs. During 2014 and 2013, our Textile Effects segment recorded restructuring, impairment and plant closing and transition costs of $28 million and $87 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Pigments and Additives

        The increase in revenues in our Pigments and Additives segment for 2014 compared to 2013 was primarily due to the impact of the Rockwood Acquisition. Other than the impact of the Rockwood Acquisition, sales volumes remained flat as a result of higher end-use demand in the European and North American regions, offset by lower demand in the Africa, Latin America and Middle East regions. Average selling prices decreased primarily as a result of high industry inventory levels, partially offset by the strength of the euro against the U.S. dollar. The decrease in segment EBITDA was primarily due to lower margins, higher acquisition expenses and integration costs and higher restructuring costs, partially offset by lower selling, general and administrative costs. During 2014 and 2013, our Pigments and Additives segment recorded acquisition expenses and integration costs of $43 million and $8 million, respectively. During 2014 and 2013, our Pigments and Additives segment recorded restructuring, impairment and plant closing costs of $60 million and $4 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Corporate and other

        For 2014, EBITDA from Corporate and other for Huntsman International increased by $32 million to a loss of $230 million from a loss of $262 million for 2013. The increase in EBITDA from Corporate and other resulted primarily from a decrease in loss on early extinguishment of debt of $23 million ($28 million loss in 2014 compared to $51 million loss in 2013). For more information regarding the loss on early extinguishment of debt, see "Note 14. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements. The increase in EBITDA also resulted from a $7 million decrease in loss from benzene sales (nil in 2014 compared to $7 million loss in 2013), a $6 million decrease in restructuring, impairment and plant closing costs ($13 million of expense in 2014 compared to $19 million of expense in 2013) and a decrease in legal settlements of $5 million (nil in 2014 compared to $5 million of expense in 2013). For more information concerning restructuring activities see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements. The increase in EBITDA was partially offset by an increase in unallocated foreign exchange losses of $5 million ($5 million loss in 2014 compared to nil in 2013) and an increase in global information technology transition costs of $3 million ($3 million of expense in 2014 compared to nil in 2013).

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The loss from discontinued operations represents the operating results, legal costs, restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses.

LIQUIDITY AND CAPITAL RESOURCES

        The following is a discussion of our liquidity and capital resources.

Cash Flows for Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

        Net cash provided by operating activities for 2015 and 2014 was $570 million and $754 million, respectively. The decrease in net cash provided by operating activities during 2015 compared with 2014 was primarily attributable to lower net income as described in "—Results of Operations" above and a $14 million unfavorable variance in operating assets and liabilities for 2015 as compared with 2014.

        Net cash used in investing activities for 2015 and 2014 was $599 million and $1,607 million, respectively. During 2015 and 2014, we paid $663 million and $601 million, respectively, for capital expenditures. During 2014, we paid $1.04 billion for the Rockwood Acquisition, and during 2015 and 2014, we received proceeds from a purchase price adjustment of $18 million and nil, respectively, related to the Rockwood Acquisition. For further information, see "Note 3. Business Combinations" to our audited consolidated financial statements. During 2015 and 2014, we made investments in Louisiana Pigment Company, L.P. of $42 million and $37 million, respectively, in Nanjing Jinling Huntsman New Materials Co., Ltd. of nil and $62 million, respectively, and in our BASF Huntsman Shanghai Isocyanate Investment B.V. joint venture of $12 million and $9 million, respectively, and we received dividends from Louisiana Pigment Company, L.P. of $48 million each. During 2015 and 2014, we received $1 million and $15 million, respectively, from the sale of businesses and assets. During 2015 and 2014, we received $66 million and nil, respectively, from the termination of cross-currency interest rate contracts.

        Net cash (used in) provided by financing activities for 2015 and 2014 was $(408) million and $1,059 million, respectively. The decrease in net cash provided by financing activities was primarily due to higher net borrowings during 2014, primarily used to fund the Rockwood Acquisition and an increase in repayments of long-term debt in 2015. On March 31, 2015, we issued €300 million (approximately $326 million) aggregate principal amount of 4.25% senior notes due April 1, 2025 ("2025 Senior Notes"). On April 17, 2015, we used the net proceeds of this offering to redeem $289 million ($294 million carrying value) of our 2021 Senior Subordinated Notes. In the third quarter of 2015, we redeemed the remaining $195 million ($198 million carrying value) of our 2021 Senior Subordinated Notes.

Cash Flows for Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

        Net cash provided by operating activities for 2014 and 2013 was $754 million and $734 million, respectively. The increase in net cash provided by operating activities during 2014 compared with 2013 was primarily attributable to an increase in net income as described in "—Results of Operations" above, offset in part by a $70 million unfavorable variance in operating assets and liabilities for 2014 as compared with 2013.

        Net cash used in investing activities for 2014 and 2013 was $1,607 million and $614 million, respectively. During 2014 and 2013, we paid $601 million and $471 million, respectively, for capital expenditures. During 2014, we paid $1.04 billion for Rockwood's Performance Additives and Titanium Dioxide businesses and during 2013 we paid $66 million for the acquisition of businesses. During 2014 and 2013, we made investments in Louisiana Pigment Company, L.P. of $37 million and $60 million, respectively, and in Nanjing Jinling Huntsman New Materials Co., Ltd of $62 million and $37 million, respectively, and we received dividends from Louisiana Pigment Company, L.P. of $48 million and $71 million, respectively.

        Net cash provided by financing activities for 2014 and 2013 was $1,059 million and $188 million, respectively. The increase in net cash provided by financing activities was due to higher net borrowings during 2014, primarily used to fund the Rockwood Acquisition, as compared to 2013.

Changes in Financial Condition

        The following information summarizes our working capital (dollars in millions):

	December 31, 2015	December 31, 2014	Increase (Decrease)	Percent Change
Cash and cash equivalents	$257	$710	$(453)	(64)%
Restricted cash	12	10	2	20%
Accounts and notes receivable, net	1,760	2,011	(251)	(12)%
Inventories	1,692	2,025	(333)	(16)%
Prepaid expenses	111	61	50	82%
Deferred income taxes	—	62	(62)	NM
Other current assets	306	306	—	—

Total current assets	4,138	5,185	(1,047)	(20)%

Accounts payable	1,086	1,292	(206)	(16)%
Accrued liabilities	683	736	(53)	(7)%
Deferred income taxes	—	52	(52)	NM
Note payable to affiliate	100	100	—	—
Current portion of debt	170	267	(97)	(36)%

Total current liabilities	2,039	2,447	(408)	(17)%

Working capital	$2,099	$2,738	$(639)	(23)%

        Our working capital decreased by $639 million as a result of the net impact of the following significant changes:

  •
  The decrease in cash and cash equivalents of $453 million resulted from the matters identified on our consolidated statements of cash flows.

  •
  Accounts and notes receivable decreased by $251 million mainly due to lower revenues in the three months ended December 31, 2015 compared to the three months ended December 31, 2014 and the appreciation in value of the U.S. dollar.

  •
  Inventories decreased by $333 million mainly due to lower raw material costs and the appreciation in value of the U.S. dollar.

  •
  Prepaid expenses increased primarily due to the prepayment of $49 million of employee termination and other restructuring costs related to the restructuring of our Pigments and Additives, Textile Effects and Performance Products segments. For more information, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Effective October 1, 2015, we adopted Accounting Standard Update ("ASU") No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent on the statement of financial position. We adopted the amendments in this ASU on a prospective basis and classified all deferred tax liabilities and assets as noncurrent on our balance sheet for 2015 only.

  •
  The decrease in accounts payable of $206 million was primarily due to lower purchases consistent with the lower inventory balances noted above and the appreciation in value of the U.S. dollar.

  •
  Current portion of debt decreased by $97 million primarily due to the 2015 reclassification of loan commitments of Arabian Amines Company, our 50%-owned consolidated joint venture, as long-term debt. These loan commitments were classified as current portion of debt at December 31, 2014.

Direct and Subsidiary Debt

        See "Note 14. Debt—Direct and Subsidiary Debt" to our audited consolidated financial statements.

Debt Issuance Costs

        See "Note 14. Debt—Debt Issuance Costs" to our audited consolidated financial statements.

Senior Credit Facilities

        See "Note 14. Debt—Senior Credit Facilities" to our audited consolidated financial statements.

Amendment to Credit Agreement

        See "Note 14. Debt—Amendment to Credit Agreement" to our audited consolidated financial statements.

A/R Programs

        See "Note 14. Debt—A/R Programs" to our audited consolidated financial statements.

Notes

        See "Note 14. Debt—Notes" to our audited consolidated financial statements.

Redemption of Notes and Loss on Early Extinguishment of Debt

        See "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

Variable Interest Entity Debt

        See "Note 14. Debt—Variable Interest Entity Debt" to our audited consolidated financial statements.

Other Debt

        See "Note 14. Debt—Other Debt" to our audited consolidated financial statements.

Note Payable from Huntsman International to Huntsman Corporation

        See "Note 14. Debt—Note Payable from Huntsman International to Huntsman Corporation" to our audited consolidated financial statements.

Compliance with Covenants

        See "Note 14. Debt—Compliance with Covenants" to our audited consolidated financial statements.

Maturities

        See "Note 14. Debt—Maturities" to our audited consolidated financial statements.

Short-Term and Long-Term Liquidity

        We depend upon our cash, credit facilities, accounts receivable securitization programs ("A/R Programs") and other debt instruments to provide liquidity for our operations and working capital needs. As of December 31, 2015, we had $1,023 million of combined cash and unused borrowing capacity, consisting of $269 million in cash and restricted cash, $610 million in availability under our revolving facility ("Revolving Facility"), and $144 million in availability under our A/R Programs. Our liquidity can be significantly impacted by various factors. The following matters had, or are expected to have, a significant impact on our liquidity:

  •
  Cash from our accounts receivable and inventory, net of accounts payable, was approximately $134 million for 2015, as reflected in our consolidated statements of cash flows. We expect volatility in our working capital components to continue.

  •
  During 2016, we expect to spend approximately $450 million on capital expenditures, net of reimbursements. Our future expenditures include certain EHS maintenance and upgrades; periodic maintenance and repairs applicable to major units of manufacturing facilities; expansions of our existing facilities or construction of new facilities; certain cost reduction projects; and certain information technology expenditures. We expect to fund this spending with cash provided by operations.

  •
  During 2015, we made contributions to our pension and postretirement benefit plans of $106 million. During 2016, we expect to contribute an additional amount of approximately $75 million to these plans.

  •
  We are also involved in a number of cost reduction programs for which we have established restructuring accruals. As of December 31, 2015, we had $167 million of accrued restructuring costs from continuing operations, and we expect to incur and pay additional restructuring and plant closing costs of approximately $9 million in 2016. For further discussion of these plans and the costs involved, see "Note 11. Restructuring, Impairment and Plant Closing costs" to our audited consolidated financial statements.

        As of December 31, 2015, we had $170 million classified as current portion of debt, including $50 million of our term loan C facility ("Term Loan C") due June 30, 2016, debt at our variable interest entities of $14 million, a short term borrowing facility in China totaling $47 million, our scheduled senior credit facilities ("Senior Credit Facilities") amortization payments totaling $25 million, our annual financing of various insurance premiums totaling $15 million, and certain other short-term facilities and scheduled amortization payments totaling $19 million. Although we cannot provide assurances, we intend to renew or extend the majority of these short-term facilities in the current period.

        As of December 31, 2015, we had approximately $217 million of cash and cash equivalents, including restricted cash, held by our foreign subsidiaries, including our variable interest entities. Additionally, we have material intercompany debt obligations owed to us by our non-U.S. subsidiaries. We intend to use cash held in our foreign subsidiaries to fund our local operations. Nevertheless, we could repatriate cash as dividends or as repayments of intercompany debt. If foreign cash were repatriated as dividends, the dividends could be subject to U.S. federal and state income taxes without any offsetting foreign tax credit relief. At present, we estimate that we will generate sufficient cash in our U.S. operations, together with the payments of intercompany debt, if necessary, to meet our cash needs in the U.S. and we do not expect to repatriate cash to the U.S. as dividends. Cash held by certain foreign subsidiaries, including our variable interest entities, may also be subject to legal restrictions, including those arising from the interests of our partners, which could limit the amounts available for repatriation.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt (including the current portion), lease agreements and other contractual commitments as of December 31, 2015 are summarized below (dollars in millions):

	2016	2017 - 2018	2019 - 2020	After 2020	Total
Long-term debt, including current portion(1)	$170	$815	$1,479	$2,331	$4,795
Interest(2)	211	369	299	156	1,035
Operating leases(3)	87	145	119	202	553
Purchase commitments(4)	1,455	1,483	457	871	4,266

Total(5)(6)	$1,923	$2,812	$2,354	$3,560	$10,649

(1)
Excludes notes payable to our parent, Huntsman Corporation, and affiliates.

(2)
Interest calculated using interest rates as of December 31, 2015 and contractual maturity dates assuming no refinancing or extension of debt instruments, excluding interest paid to our parent, Huntsman Corporation, and affiliates.

(3)
Future minimum lease payments have not been reduced by minimum sublease rentals of $2 million due in the future under noncancelable subleases.

(4)
We have various purchase commitments extending through 2029 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2016. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our current pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations. For the years ended December 31, 2015, 2014 and 2013, we made minimum payments of nil, nil and $7 million, respectively, under such take or pay contracts without taking the product.

(5)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

	2016	2017 - 2018	2019 - 2020	5-Year Average Annual
Pension plans	$67	$227	$235	$113
Other postretirement obligations	9	16	16	8
(6)
The above table does not reflect expected tax payments and unrecognized tax benefits due to the inability to make reasonably reliable estimates of the timing and amount of payments. For additional discussion on unrecognized tax benefits, see "Note 18. Income Taxes" to our audited consolidated financial statements.

Off-Balance Sheet Arrangements

        No off-balance sheet arrangements exist at this time.

RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        Since the Rockwood Acquisition, our Pigments and Additives segment has been involved in a cost reduction program expected to reduce costs by approximately $140 million and improve its global competitiveness. In addition, we have announced a capacity reduction at our titanium dioxide manufacturing facility in Calais, France expected to generate approximately $35 million of annual savings. These cost savings are expected to be achieved by the middle of 2016.

        For a discussion of restructuring, impairment and plant closing costs, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

LEGAL PROCEEDINGS

        For a discussion of legal proceedings, see "Note 19. Commitments and Contingencies—Legal Matters" to our audited consolidated financial statements.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

        As noted above in "Business—Environmental, Health and Safety Matters" and "Risk Factors," we are subject to extensive environmental regulations, which may impose significant additional costs on our operations in the future. While we do not expect any of these enactments or proposals to have a material adverse effect on us in the near term, we cannot predict the longer-term effect of any of these regulations or proposals on our future financial condition. For a discussion of environmental, health and safety matters, see "Note 20. Environmental, Health and Safety Matters" to our audited consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        For a discussion of recently issued accounting pronouncements, see "Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements" to our audited consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in our consolidated financial statements. Our significant accounting policies are summarized in "Note 2. Summary of Significant Accounting Policies" to our audited consolidated financial statements. Summarized below are our critical accounting policies:

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., The Netherlands, Belgium and Switzerland, but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and, in some cases, life insurance benefits covering certain employees in the U.S., Canada and South Africa. Amounts recorded in our consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected long-term rates of return on plan assets, discount rates, compensation increases, mortality rates and health care cost trends. These assumptions are described in "Note 17. Employee Benefit Plans" to our audited consolidated financial statements.

        Management, with the advice of actuaries, uses judgment to make assumptions on which our employee pension and postretirement benefit plan obligations and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Statement of Operations(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(42)	$(544)
—1% decrease	43	678
Expected long-term rates of return on plan assets
—1% increase	(41)	—
—1% decrease	41	—
Rate of compensation increase
—1% increase	12	94
—1% decrease	(14)	(86)

(1)
Estimated increase (decrease) on 2015 net periodic benefit cost

(2)
Estimated increase (decrease) on December 31, 2015 pension and postretirement liabilities and accumulated other comprehensive loss

Goodwill

        We test our goodwill for impairment at least annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill has been assigned to reporting units for purposes of impairment testing. Approximately 68% of our goodwill balance relates to our Advanced Materials reporting unit. The remaining goodwill relates to three other reporting units.

        Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. The estimated fair values of our reporting units are dependent on several significant assumptions including, among others, market information, operating results, earnings projections and anticipated future cash flows.

        We tested goodwill for impairment at the beginning of the third quarter of 2015 as part of the annual impairment testing procedures and determined that no goodwill impairment existed. Our most recent fair value determination resulted in an amount that exceeded the carrying amounts of all reporting units by a significant margin.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future. Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions. As of December 31, 2015, we had total valuation allowances of $784 million. See "Note 18. Income Taxes" to our audited consolidated financial statements for more information regarding our valuation allowances.

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries that are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. We have material intercompany debt obligations owed by our non-U.S. subsidiaries to the U.S. We do not intend to repatriate earnings to the U.S. via dividend based on estimates of future domestic cash generation, combined with the ability to return cash to the U.S. through payments of intercompany debt owed by our non-U.S. subsidiaries to the U.S. To the extent that cash is required in the U.S., rather than repatriate earnings to the U.S. via dividend we will utilize our intercompany debt. If any earnings were repatriated via dividend, we may need to accrue and pay taxes on the distributions. As discussed in "Note 18. Income Taxes" to our audited consolidated financial statements, we made a distribution of a portion of our earnings in 2015 and 2013 when the amount of foreign tax credits associated with the distribution was greater than the amount of tax otherwise due. The undistributed earnings of foreign subsidiaries with positive earnings that are deemed to be permanently invested were approximately $354 million at December 31, 2015. It is not practicable to determine the unrecognized deferred tax liability on those earnings because of the significant assumptions necessary to compute the tax.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make significant judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and apply assumptions in order to measure the amount of the tax benefits to recognize. These judgments are based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in our audited consolidated financial statements.

Long-Lived Assets

        The useful lives of our property, plant and equipment are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 50 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. At December 31, 2015, if the estimated useful lives of our property, plant and equipment had either been one year greater or one year less than their recorded lives, then depreciation expense for 2015 would have been approximately $35 million less or $41 million greater, respectively.

        We are required to evaluate the carrying value of our long-lived tangible and intangible assets whenever events indicate that such carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups that are largely independent of the cash flows of other asset groups to their carrying values. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. In connection with our asset evaluation policy, we reviewed all of our long-lived assets for indicators that the carrying value may not be recoverable. During 2015, we recorded an impairment charge of $19 million related to the impairment of our Pigments and Additives South African asset group. See "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, workforce reductions and other cost savings programs in each of our business segments. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Estimates for plant closing costs include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for workforce reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information, as necessary. Management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the currently recorded estimate. For further discussion of our restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Contingent Loss Accruals

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. The extent of environmental impacts may not be fully known and the processes and costs of remediation may change as new information is obtained or technology for remediation is improved. Our process for estimating the expected cost for remediation considers the information available, technology that can be utilized and estimates of the extent of environmental damage. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information, see "Note 20. Environmental, Health and Safety Matters" to our audited consolidated financial statements.

        We are subject to legal proceedings and claims arising out of our business operations. We routinely assess the likelihood of any adverse outcomes to these matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after analysis of each known claim. We have an active risk management program consisting of numerous insurance policies secured from many carriers. These policies often provide coverage that is intended to minimize the financial impact, if any, of the legal proceedings. The required reserves may change in the future due to new developments in each matter. For further information, see "Note 19. Commitments and Contingencies—Legal Matters" to our audited consolidated financial statements.

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectability is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

Variable Interest Entities—Primary Beneficiary

        We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity prices. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive loss.

INTEREST RATE RISKS

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or other derivative instruments to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        Huntsman International has entered into several interest rate contracts to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. These swaps are designated as cash flow hedges and the effective portion of the changes in the fair value of the swaps are recorded in other comprehensive (loss) income (dollars in millions):

December 31, 2015
Notional Value	Effective Date	Maturity	Fixed Rate	Fair Value
$50	December 2014	April 2017	2.5%	$1 noncurrent liability
50	January 2015	April 2017	2.5%	1 noncurrent liability

December 31, 2014
Notional Value	Effective Date	Maturity	Fixed Rate	Fair Value
$50	January 2010	January 2015	2.8%	less than $1 current liability
50	December 2014	April 2017	2.5%	2 noncurrent liability
50	January 2015	April 2017	2.5%	2 noncurrent liability

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our audited consolidated results. See "Note 7. Variable Interest Entities" to our audited consolidated financial statements. The notional amount of the swap as of December 31, 2015 was $24 million, and the interest rate contract is not designated as a cash flow hedge. As of December 31, 2015 and 2014, the fair value of the swap was $2 million and $3 million, respectively, and was recorded as other current liabilities on our audited consolidated balance sheets. For 2015 and 2014, we recorded a reduction of interest expense of $1 million and $1 million, respectively, due to changes in fair value of the swap.

        For the years ended December 31, 2015 and 2014, the changes in accumulated other comprehensive gain (loss) associated with these cash flow hedging activities were gains of approximately $1 million and $2 million, respectively.

        During 2016, accumulated other comprehensive loss of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of three months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2015 and 2014, we had approximately $176 million and $179 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In November 2014, we entered into two five year cross-currency interest rate contracts and one eight year cross-currency interest rate contract to swap an aggregate notional $200 million for an aggregate notional €161 million. The swap is designated as a hedge of net investment for financial reporting purposes. Under the cross-currency interest rate contract, we will receive fixed U.S. dollar payments of $5 million semiannually on May 15 and November 15 (equivalent to an annual rate of 5.125%) and make interest payments of approximately €3 million (equivalent to an annual rate of approximately 3.6%). As of December 31, 2015 the fair value of this swap was $28 million and was recorded in noncurrent assets.

        On March 17, 2010, we entered into three five year cross-currency interest rate contracts to swap an aggregate notional $350 million for an aggregate notional €255 million. This swap was designated as a hedge of net investment for financial reporting purposes. As of December 31, 2014, the fair value of this swap was $43 million, and was recorded in current assets. During the three months ended March 31, 2015, we terminated these cross-currency interest rate contracts and received $66 million in payments from the counterparties.

        A portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive (loss) income. From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt and derivative instruments to determine the appropriate amounts designated as hedges. As of December 31, 2015, we have designated approximately €751 million (approximately $821 million) of euro-denominated debt and cross-currency interest rate contracts as a hedge of our net investment. For the years ended December 31, 2015, 2014 and 2013, the amount of gain (loss) recognized on the hedge of our net investment was $68 million, $97 million and $(22) million, respectively, and was recorded in other comprehensive (loss) income. As of December 31, 2015, we had approximately €1,213 million (approximately $1,325 million) in net euro assets.

COMMODITY PRICES RISK

        Inherent in our business is exposure to price changes for several commodities. However, our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

 BUSINESS

GENERAL

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our Company, a Delaware limited liability company, was formed in 1999. We are a wholly-owned subsidiary of Huntsman Corporation.

        Our principal executive offices are located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380, and our telephone number at that location is (281) 719-6000.

OVERVIEW

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments and Additives. Our products comprise a broad range of chemicals and formulations which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes, titanium dioxide and color pigments. Our administrative, research and development and manufacturing operations are primarily conducted at facilities located in 30 countries. As of December 31, 2015, we employed approximately 15,000 associates worldwide. Our revenues for the years ended December 31, 2015, 2014 and 2013 were $10,299 million, $11,578 million and $11,079 million, respectively.

Our Products

        We produce differentiated organic and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments and Additives segment produces primarily inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Titanium dioxide, within our Pigments and Additives segment, is cyclical and influenced by seasonal demand patterns in the coatings industry.

2015 Segment Revenues(1)	2015 Segment Adjusted EBITDA(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items and eliminations. For a reconciliation of adjusted EBITDA to net income attributable to Huntsman International and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2015, included herein.

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our business segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, CertainTeed, Electrolux, Firestone, Haier, Henkel, Johnson Controls, Louisiana Pacific, Norbord, PMI
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
		Detergents, personal care products, agrochemicals, lubricant and fuel additives, energy, adhesives, paints and coatings, construction, marine and automotive products, composites, and PET fibers and resins	Afton, AOC, Chevron, Colgate, DAK, L'Oreal, Lubrizol, Monsanto, Procter & Gamble, Tate & Lyle, Unilever
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations
		Aerospace and industrial adhesives; composites for aerospace, automotive, oil and gas and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics and DIY adhesives	Akzo, Bodo Moeller, Chenglai, Cytec, Freeman, Hexcel, Lianyungang, Omya, PPG, Ribelin, Schneider, Sherwin Williams, Siemens, Speed Fair, Toray
Textile Effects	Textile chemicals, dyes and inks	Apparel, home and technical textiles	Aunde, Esquel Group, Fruit of the Loom, Guilford Mills, Hanesbrands, Nice Dyeing, Polartec, Tencate, Y.R.C., Zaber & Zubair
Pigments and Additives	Titanium dioxide, functional additives, color pigments, timber treatment and water treatment chemicals	Paints and coatings, plastics, paper, printing inks, ceramics, pharmaceuticals, food, cosmetics, wood protection and water purity	AkzoNobel, BASF, Clariant, Jotun, PolyOne, PPG

        For additional information about our business segments, including related financial information, see "Note 25. Operating Segment Information" to our audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2015, included herein.

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI products, PO, polyols, PG and TPU (each discussed in more detail below under "—Products and Markets"). Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate five primary polyurethane manufacturing facilities in the U.S., Europe and China. We also operate 19 strategically located polyurethane formulation facilities, commonly referred to in the chemical industry as "systems houses," located in close proximity to our customers worldwide, which enables us to focus on customer support and technical service. We also operate a specialty polyol manufacturing facility focused on the insulation market and three TPU manufacturing facilities in the U.S., Europe and China.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI, with polyols, which are derived largely from PO and EO. We are able to produce over 2,000 distinct MDI-based polyurethane products by modifying the MDI molecule through varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end-use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are one of three North American producers of PO. We and some of our customers process PO into derivative products, such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliances, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Risk Factors."

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production and finishing facilities near Shanghai, China in Caojing. In June 2006, HPS, a consolidated joint venture, began production at our MDI finishing plant. In September 2006, SLIC, an unconsolidated joint venture, began production at the MNB, aniline and crude MDI plants. We intend to expand the capacity of these facilities by 2018. These world-scale facilities strengthen our ability to service our customers in the critical Chinese market and will support the long-term demand growth that we believe this region will continue to experience. Additionally, in November 2012, we entered into an agreement with Sinopec to form a joint venture to build a world scale PO/MTBE plant in Nanjing, China. The facility is expected to be completed in the second half of 2016, with start-up expected in the first half of 2017, and will utilize our proprietary PO/MTBE manufacturing technology. We own a 49% interest in the joint venture.

Products and Markets

        MDI is used primarily in rigid foam applications and in a wide variety of customized, higher-value flexible foam as well as coatings, adhesives, sealants and elastomers. Polyols, including polyether and polyester polyols, are used in conjunction with MDI in rigid foam, flexible foam and other non-foam applications. PO is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals.

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to develop and produce a breadth and variety of polyurethane products.

        MDI.    MDI has a substantially larger market size and a higher growth rate than other polyurethane materials. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications. We believe that future growth of MDI will be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI. With the recent rapid growth of the developing Asian economies, Asian markets have now become the largest in the world for MDI.

        MDI experiences some seasonality in its sales reflecting its exposure to seasonal construction-related end markets such as insulation and composite wood products. Sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        TPU.    TPU is a high-quality, fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, aniline is either consumed internally or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term, cost-competitive aniline supply contract.

        PO.    PO is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. While MTBE has been effectively eliminated in the United States, demand continues to grow in other regions of the world. See "Risk Factors." In 2011, we announced the signing of a license agreement with Chinese chemicals manufacturer Yantai Wanhua Polyurethanes Co., Ltd, for the production of PO and MTBE. In November 2012, we entered into an agreement to form a joint venture with Sinopec to construct and operate a PO/MTBE facility in China. Under the joint venture agreement, we hold a 49% interest in the joint venture and Sinopec holds a 51% interest. See "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Sales and Marketing

        Our global sales group markets our polyurethane chemicals to over 3,500 customers in approximately 100 countries. Our sales and technical resources are organized to support major regional markets and key end-use markets, which requires a global approach. These key end-use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customers' needs is critical to our long-term success. We have strategically located our polyurethane systems houses close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana; Rotterdam, The Netherlands; and through our joint ventures in Caojing, China. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana; Wilton, U.K.; and Caojing, China. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI		Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(millions of pounds)										(millions of gallons)
Caojing, China	330	(1)
Geismar, Louisiana	1,060		160		750	(2)	1,000	(2)
Houston, Texas			170
Jinshan, China				13
Osnabrück, Germany			26	59
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Rotterdam, The Netherlands	880		190
Wilton, U.K.					715		953

Total	2,270		546	92	1,465		1,953		525	145	260

(1)
Represents our 50% share of capacity from SLIC.

(2)
Represents our approximately 85% share of capacity under our consolidated Rubicon LLC manufacturing joint venture with Chemtura Corporation.

        At our Geismar, Rotterdam and Caojing facilities we utilize sophisticated proprietary technology to produce MDI. This technology contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology and know-how developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

Joint Ventures

        Rubicon Joint Venture.    Chemtura Corporation is our joint venture partner in Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 85% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Chemtura Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's aniline, nitrobenzene and DPA facilities, Rubicon LLC operates our wholly-owned MDI, polyol and maleic anhydride facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain. Rubicon LLC is consolidated in our financial statements.

        Chinese MDI Joint Ventures.    We are involved in two related joint ventures which operate MDI production facilities in Caojing, China. SLIC, our manufacturing joint venture with BASF and three Chinese chemical companies, produces MNB, aniline and crude MDI. We effectively own 35% of SLIC and account for our investment under the equity method. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is consolidated in our financial statements. These projects have been funded by a combination of equity invested by the joint venture partners and borrowed funds. The total production capacity of the SLIC facilities is 660 million pounds per year of MDI and the splitting capacity of the HPS facility is 350 million pounds per year of MDI.

        Chinese PO/MTBE Joint Venture.    In November 2012, we entered into an agreement to form a joint venture with Sinopec. The joint venture involves the construction and operation of a PO/MTBE facility in China. Under the joint venture agreement, we hold a 49% interest in the joint venture and Sinopec holds a 51% interest. Our total equity investment is anticipated to be approximately $85 million, net of license fees from the joint venture. At the end of 2015, cumulative capital contributions were approximately $85 million, net of license fees from the joint venture. Construction of the project is expected to be completed in the second half of 2016, with start-up expected in the first half of 2017.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen. We purchase a large portion of our raw materials under long-term contracts.

Competition

        Our major competitors in the polyurethane chemicals market include BASF, Covestro, Dow, Yantai Wanhua and LyondellBasell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support, including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance, our ability to react quickly to changing customer needs and providing customers with innovative solutions to their needs.

        Some of our competitors in the Polyurethanes segment are among the world's largest chemical companies and major integrated petroleum companies. These competitors may have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. See "Risk Factors."

Performance Products

General

        Our Performance Products segment has leading positions in the manufacture and sale of amines, surfactants and maleic anhydride and serves a wide variety of global consumer and industrial end markets from production facilities located in North America; Europe, Africa and the Middle East ("EAME"); Asia; and Australia.

        We are a leading global producer of amines, carbonates, maleic anhydride and surfactants for sale into specialty markets such as energy, agrochemicals, and lubricants. Growth in demand in our specialty markets tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand, technology substitution and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 7% in the last 10 years due to strong demand in a number of industrial applications, such as epoxy curing agents, oil drilling, agrochemicals, fuel additives and civil construction materials. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of butane fixed bed catalyst used in the manufacture of maleic anhydride. Our licensing group also licenses technology on behalf of other Performance Products businesses and other segments.

        We consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB, and ethanolamines products, which are primarily used as intermediates in detergency, consumer products and industrial applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging. We operate 17 Performance Products manufacturing facilities in North America, EAME, Asia and Australia.

        We have the annual capacity to produce approximately 1.4 billion pounds of more than 200 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, one of the largest producers of 2-(2-amino ethoxy) ethanol, sold under our DGA® brand, the second largest producer of ethyleneamines and morpholine and the second largest North American producer of ethanolamines. We are the only producer and largest supplier of propylene carbonate and ethylene carbonate in North America. We also produce substituted propylamines. We use internally produced ethylene, EO, EG and PO in the manufacture of many of our amines and carbonates. Our products are manufactured at our Port Neches, Conroe, Dayton and Freeport, Texas facilities and at our facilities in Llanelli, U.K.; Petfurdo, Hungary; Ankleshwar, India; Jurong Island, Singapore; and Jubail, Saudi Arabia. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, composites, solvents and catalysts. Our key amines customers include Monsanto, Procter & Gamble, Chevron, AkzoNobel, Lubrizol, Afton, and PPG.

        We have the capacity to produce approximately 2.1 billion pounds of surfactant products annually at our eight facilities located in North America, Europe, India and Australia. We are a leading global manufacturer of nonionic, anionic, cationic and amphoteric surfactants products and are characterized by our breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. We are a leading European producer of components for powder and liquid laundry detergents and other cleaners. In addition, we manufacture and market a diversified range of specialty formulations for use in personal care applications. We continue to strengthen and diversify our surfactant product offering into formulated specialty surfactant products for use in various industrial applications such as agrochemicals, fuels and lubricants, polymers and coatings, leather and textile treatment, foundry and construction. Our key surfactants customers include Procter & Gamble, Monsanto, L'Oreal, Nufarm, Henkel, and Unilever.

        We are North America's largest producer of LAB, with alkylation capacity of 400 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We also manufacture a higher-molecular-weight alkylate which is used as an additive to lubricants. Our key customers for LAB and specialty alkylates include Colgate, Lubrizol, Procter & Gamble, and Unilever.

        We believe we are the largest global producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. Maleic anhydride is also used in the production of lubricants, food additives and artificial sweeteners. We have the capacity to produce approximately 572 million pounds annually at our facilities located in Pensacola, Florida; Geismar, Louisiana; and Moers, Germany. We also license our maleic anhydride technology and supply our catalysts to licensees and to worldwide merchant customers. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include, AOC, Ashland, Bartek, CCP Composites, Cranston, Gulf Chemical, Lubrizol, Meadwestvaco, MFG Chemical, Reichhold and Tate & Lyle.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Port Neches, Texas and Botany, Australia.

        We are currently expanding EO capacity at our Port Neches, Texas facility. The additional annual capacity of 265 million pounds is expected to come onstream during the second quarter of 2016. All of the additional EO will be used internally to leverage existing capacity for EO derivatives.

Products and Markets

        Our global marketing groups are organized around three end markets: energy and resources, polymers and resins, and functional chemicals.

        Specialties.    The following table shows the end-market applications for our specialty products:

Product Group	Applications
Polyetheramines	Polyurethane foams and insulation, construction and flooring, paints and coatings, lubricant and fuel additives, adhesives, epoxy composites, agrochemicals, oilfield chemicals, printing inks, pigment dispersion
Ethyleneamines	Lubricant and fuel additives, epoxy hardeners, wet strength resins, chelating agents, fungicides
Ethanolamines	Wood preservatives, herbicides, construction products, gas treatment, metalworking
Specialty Amines	Liquid soaps, personal care, lubricant and fuel additives, polyurethane foams, fabric softeners, paints and coatings, refinery processing, water treating
Morpholine/DGA® Agent	Hydrocarbon processing, construction chemicals, synthetic rubber, water treating, electronics applications, gas treatment, agriculture
Maleic Anhydride	Boat hulls, automotive, construction, lubricant and fuel additives, countertops, agrochemicals, paper, and food additives
Maleic Anhydride Catalyst and Technology Licensing	Maleic anhydride, BDO and its derivatives, and PBT manufacturers
Specialty Surfactants	Agricultural herbicides, construction, paper de-inking, lubricants
Specialty Alkylates	Lubricant additive

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive agent, emulsifier, dispersant, detergent, solvent or corrosion inhibitor. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling customers to penetrate new markets and substitute for traditional curing materials. Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due to the technical and cost barriers to entry. As amines are generally sold based upon the performance characteristics that they provide to customer-specific end-use application, pricing does not generally fluctuate directly with movements in underlying raw materials.

        Morpholine/DGA® Agent.    Morpholine and DGA® agent are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA® agent is primarily used in gas treating, electronics, herbicides and metalworking end-use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and PO with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards, solar panels, LCD screens and the production of lithium batteries.

        Maleic Anhydride and Licensing.    Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 48%

of North American maleic anhydride demand. Total North American demand for maleic anhydride in 2015 was approximately 688 million pounds. Total European demand for maleic anhydride in 2015 was approximately 536 million pounds. Generally, changes in price have resulted from a combination of changes in industry capacity utilization and underlying raw material costs. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy-efficient, high-percentage solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include PO, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology and catalyst.

        Intermediates.    The following table sets forth the end-market applications for our intermediate products:

Product Group	Applications
Surfactants
Alkoxylates	Household detergents, industrial cleaners, anti-fog chemicals for glass, asphalt emulsions, shampoos, polymerization additives, de-emulsifiers for petroleum production
Sulfonates/Sulfates	Powdered detergents, liquid detergents, shampoos, body washes, dishwashing liquids, industrial cleaners, emulsion polymerization, concrete superplasticizers, gypsum wallboard
Esters and Derivatives	Shampoo, body wash, textile and leather treatment
Nitrogen Derivatives	Bleach thickeners, baby shampoo, fabric conditioners, other personal care products
Formulated Blends	Household detergents, textile and leather treatment, personal care products, pharmaceutical intermediates
EO/PO Block Co-Polymers	Automatic dishwasher detergents
LAB	Consumer detergents, industrial and institutional detergents
EG	Polyester fibers and PET bottle resins, heat transfer and hydraulic fluids, chemical intermediates, natural gas and hydrocarbon treating agents, unsaturated polyester resins, polyester polyols, plasticizers, solvents

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with improved performance characteristics, which affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags raw material price movements.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into

LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Three major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel and The Sun Products Corporation. We believe that over half of the LAB global capacity lies in the hands of seven producers, with two to three major producers in each of the three regional markets. Growth in demand for specialty alkylates for use in lubricants is expected to be higher than GDP. We have developed a unique manufacturing capability for a high molecular weight alkylate for this market. With a significant technical barrier to entry, our specialty alkylate capability has allowed us greater diversity in our portfolio and strengthened our competitive position versus LAB-only producers.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets and is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers. DEG is consumed internally for the production of Morpholine and DGA® agent and polyols. TEG is used internally for the production of polyols and is sold into the market for dehydration of natural gas. We continue to optimize our EO and EG operations depending on the fundamental market demand for EG.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our Performance Products sales groups, which have extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        In our specialty markets (energy and resources, polymers and resins, and functional chemicals), our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for ongoing differentiation in our development activities with our customers.

        Our intermediates are sold mainly into the global home and personal care market. We also sell EG.

        We also provide extensive pre-and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies. In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end-use customers who cannot be served cost effectively by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce more than seven billion pounds annually of a wide variety of products and formulations at 17 manufacturing locations in North America, EAME, Asia and Australia. These production capacities are as follows:

	Current capacity
Product Area	North America	EAME		APAC(1)	Total
	(millions of pounds)
Amines	663	228	(2)	74	965
Carbonates	52				52
Surfactants	613	1,303		149	2,065
Maleic anhydride	340	232	(3)		572
EG	890			55	945
EO	1,000			100	1,100
Ethanolamines	400				400
LAB	400				400
Ethylene	460				460
Propylene	300				300

(1)
Asia-Pacific region including India ("APAC").

(2)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, The Netherlands facility by way of a long-term supply arrangement and 60 million pounds from Arabian Amines Company, our consolidated 50%-owned joint venture, located in Jubail, Saudi Arabia.

(3)
Represents total capacity of a facility owned by Sasol-Huntsman, of which we own a 50% equity interest and Sasol owns the remaining 50% interest. We have consolidated the financial results of this entity since April 2011.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation.

        Our primary ethylene, propylene, EO, EG and ethanolamines facilities are located in Port Neches, Texas alongside our Polyurethanes' PO/MTBE facility. The Port Neches, Texas facility benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        A number of our facilities are located within large integrated petrochemical manufacturing complexes. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations. These include our LAB facility in Chocolate Bayou, Texas, our maleic anhydride facilities in Pensacola, Florida and Moers, Germany and our ethyleneamines facility in Freeport, Texas.

Joint Ventures

        Ethyleneamines Joint Venture.    Since July 1, 2010, we have consolidated the results of Arabian Amines Company, our 50%-owned joint venture with the Zamil Group. Arabian Amines Company operates an ethyleneamines manufacturing plant in Jubail, Saudi Arabia. The plant has an approximate annual capacity of 60 million pounds. We purchase and sell all of the production from this joint venture.

        Maleic Anhydride Joint Venture.    Since the second quarter of 2011, we have consolidated the results of Sasol-Huntsman, our 50%-owned maleic anhydride joint venture. This entity operates a manufacturing facility in Moers, Germany with the capacity to produce 232 million pounds of maleic anhydride. The output from the facility is sold in the European region.

Raw Materials

        We have the capacity to produce 460 million pounds of ethylene and 300 million pounds of propylene, depending on feedstocks, at our Port Neches, Texas facility. All of the ethylene is used to produce EO and all of the propylene is used to produce PO at our Port Neches, Texas facility (primarily for our Polyurethanes segment). We have the capacity to use approximately 900 million pounds of ethylene each year in the production of EO and ethyleneamines. Accordingly, we purchase or toll the remainder of our ethylene requirements from third parties. We consume all of our EO in the manufacture of our EG, surfactants, carbonates and amines products. We also use internally produced PO and DEG in the manufacture of these products.

        In addition to internally produced raw materials, the main raw materials used in the production of our amines are ethylene dichloride, caustic soda, ammonia, hydrogen, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In the production of surfactants and LAB, our primary raw materials, in addition to internally produced and third-party sourced EO and ethylene, are synthetic and natural alcohols, paraffin, alpha olefins, benzene and nonylphenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge, to our facility in Geismar, Louisiana via pipeline and to our Moers, Germany site by railcar. Our maleic anhydride catalyst is toll-manufactured by a third party under a long-term contract according to our proprietary methods. These raw materials are available from multiple sources at competitive prices.

Competition

        In our specialty markets, there are relatively few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow, Tosoh and AkzoNobel. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price. In our maleic anhydride market, we compete primarily on the basis of price, customer service, technical support and logistics management. Our competitors include Lanxess, Flint Hills Resources, Bartek, Polynt and Ashland. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst market include Scientific Design, Ineos, BASF and Polynt. In our maleic anhydride technology licensing market, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

        There are numerous global producers of many of our intermediate products. Our main competitors include global companies such as Dow/MEGlobal, Sasol, BASF, Petresa, Clariant, Shell, Stepan, Croda and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our intermediate product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        The market in which our Performance Products segment operates is highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Advanced Materials

General

        Our Advanced Materials segment is a leading global manufacturer and marketer of technologically advanced epoxy, acrylic and polyurethane-based polymer products. We focus on formulations and systems that are used to address customer-specific needs in a wide variety of industrial and consumer applications. Our products are used either as replacements for traditional materials or in applications where traditional materials do not meet demanding engineering specifications. For example, structural materials are used to replace metal rivets and advanced composites are used to replace traditional aluminum panels and other steel to lighten structures in aerospace, automotive and other transportation. Our Advanced Materials segment is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia, and South America. We sell to more than 2,200 customers in the following end markets: civil engineering, consumer appliances, food and beverage packaging, industrial appliances, consumer/do it yourself ("DIY"), aerospace, LNG transport, electrical power transmission and distribution, printed circuit boards, consumer and industrial electronics, wind power generation, automotive, recreational sports equipment and medical appliances.

Products and Markets

        Aerospace.    Our Advanced Materials segment is a leading global supplier of advanced, high-performance materials for the fabrication and repair of aircraft components. We supply leading aerospace companies with innovations in composites, adhesives, laminating and repair systems.

        We offer a wide range of materials to the aerospace market under the ARALDITE®, EPIBOND®, EPOCAST® and URALANE® brands. Many of these products are qualified under the specification of major aerospace original equipment manufacturers ("OEM"), complying with appropriate regulations governing large civil aircraft."

        Automotive, Wind and Industrial Composites.    We offer the automotive, wind, recreational sports equipment and industrial composite markets high end composite formulations including to leading automotive OEM's and Tier 1 suppliers. Lightweight, strength, flexibility, cycle time and fatigue resistance are key requirements of our industrial partners. Our Advanced Materials segment been awarded by the JEC Composite Association for high product, applications and process innovation to the composite industry.

        Our products are used by leading wind blade manufacturers on a large range of applications from plugs to complete composite turbine production, as well as assembly and repair. Our portfolio includes standard products as well as custom-made solutions formulated to meet specific customer requirements.

        Electrical Engineering and Electronics.    We are a leading global supplier of insulating materials for motors, generators, switchgears, distribution and instrument transformers, and insulators and bushings for utility and industrial applications. The products formulated by our Advanced Materials segment are designed to provide an extended service life and meet specific industry requirements for electrical insulation in indoor and outdoor environments.

        In the field of electronics, our Advanced Materials segment has a long history delivering a wide range of solutions meeting stringent requirements for electronics applications, such as high temperature and chemical resistance, flame-retardancy and excellent mechanical and dielectric properties.

        Structural Adhesives.    ARALDITE® is an important brand in high-performance adhesive technologies. We offer formulation expertise in various chemistries, including epoxies, polyurethanes, methacrylates and phenolics.

        Our materials address requirements such as long open times for large area applications, fast-curing adhesives for early removal and rapid through-put, resistance to high temperature, water and chemicals, thixotropy for gap-filling or vertical applications, and toughness, impact-resistance and elasticity to cope with different thermal expansions when bonding larger structures.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force for targeted, technically-oriented distribution to mass distribution. Our direct sales force focuses on engineering solutions for our major customers who purchase significant amounts of product from us. We use technically-oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide range of general applications where technical expertise is less important, which reduces our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct sales activities through dedicated regional sales teams in EAME, Asia and the Americas. Our global customers are covered by key account managers who are familiar with the specific requirements of these customers. The management of long-standing customer relationships is at critical to the sales and marketing process. We are also supported by a strong network of distributors. We serve a highly fragmented customer base in all our regions.

        For our consumer/DIY range, with the exception of the Indian market, we have entered into exclusive branding and distribution arrangements. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for ARALDITE® branded, ready-to-sell packaged products.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAME, Asia and the Americas. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. Our facilities in Asia are well-positioned to take advantage of the market growth that is expected in these regions. The following table summarizes the plants that we operate:

Location	Description of Facility
Bad Saeckingen, Germany	Formulating Facility
Bergkamen, Germany	Synthesis Facility
Duxford, U.K.	Formulating Facility
East Lansing, Michigan	Formulating Facility
Los Angeles, California	Formulating Facility
McIntosh, Alabama	Resins and Synthesis Facility
Monthey, Switzerland	Resins and Synthesis Facility
Nanjing, China(1)	Formulating Facility
Pamplona, Spain	Synthesis Facility
Panyu, China(1)(2)	Formulation and Synthesis Facility
Taboão da Serra, Brazil	Formulating Facility

(1)
Leased land and/or building.

(2)
95%-owned and consolidated manufacturing joint venture with Guangzhou Sheng'an Package Company Limited.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A, MDA, phenol and aminophenols. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. Raw material costs constitute a sizeable percentage of the costs for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased. Formula pricing is sometimes used if advantageous for the business.

        Additionally, we produce large volumes of some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. Approximately 65% of the BLR we produce is consumed internally in our downstream products. The balance of our BLR is sold in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost. We believe that manufacturing a large proportion of our own BLR gives us a competitive advantage over other epoxy-based polymer systems formulators, who buy BLR from third-party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

        We consume certain amines produced by our Performance Products segment and isocyanates produced by our Polyurethanes segment, which we use to formulate Advanced Materials products.

Competition

        The markets in which our Advanced Materials segment operates are highly competitive, and are dependent on significant capital investment, the development of proprietary technology and maintenance of product research and development. Among our competitors are some of the world's largest chemical companies and major integrated companies that have their own raw material resources.

        Competition in our basic liquid and solid epoxy resins group is primarily driven by price, and is increasingly global with industry consolidation in the North American and European markets and the emergence of new competitors in Asia. Our major competitors include Olin, Hexion, BASF, Kukdo and NanYa.

        Competition in our specialty components and structural composites product group is primarily driven by product performance, applications expertise and customer certification. Our competitive strengths include our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Major competitors include Air Products, Kraton, Hexion, BASF, Cray Valley, Evonik, DIC, Olin, Mitsui, Sumitomo and NanYa.

        Competition in our formulation product group is primarily based on technology, know-how, applications and formulations expertise, product reliability and performance, process expertise and technical support. This product group covers a wide range of industries and the key competition factors vary by industry. Our competitive strengths result from our focus on defined market needs, our long-standing customer relationships, product reliability and technical performance, provision of high level service and recognition as a quality supplier in our chosen sectors. We operate dedicated technology centers in Basel, Switzerland; The Woodlands, Texas; and Shanghai, China in support of our product and technology development. Our major competitors can be summarized as follows:

Formulation Product Group	Competition
Adhesives applications	Henkel/Loctite, ITW, Sika, 3M, Pidilite
Electrical insulating materials	Altana, Hexion, Schenectady, Wuxi, Dexter-Hysol, Hitachi Chemical, Nagase Chemtex, Toshiba Chemical
Printed circuit board materials	Coates, Goo, Peters, Taiyo Ink, Tamura
Tooling and modeling solution	Axson, DSM, Sika

Textile Effects

General

        Our Textile Effects segment is a major global solutions provider for textile chemicals, dyes and inks in our chosen markets. Our textile solutions enhance the color of finished textiles and improve such performance characteristics as wrinkle resistance and the ability to repel water and stains. Our Textile Effects segment is characterized by the breadth of our product offering, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia and South America. We market multiple products to customers in multiple end-markets, including the following: consumer fashion apparel, sportswear, career and uniform apparel, military, automotive, home textiles and furnishings, carpet and other functional textiles.

        During 2011, our Textile Effects segment began implementing a significant restructuring program, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the segment's long-term global competitiveness and designed to reduce annualized costs by approximately $75 million. In connection with this program, during 2015, our Textile Effects segment recorded charges of $9 million for non-cancelable long-term contract termination costs, $21 million for decommissioning and $1 million of other restructuring costs associated with this initiative. During the fourth quarter of 2015, we settled certain of our obligations under these long-term contracts and recorded a restructuring charge of $14 million. In addition, we recorded charges of $6 million associated with other initiatives.

Products and Markets

        Textiles generally involve a complex matrix of fibers, effects and functionality, and the resulting products range from fashion apparel to bulletproof vests, home linens to carpet, and upholstery to automotive interiors. Our broad range of dyestuffs, chemicals and inks enhance both the aesthetic appearance of these products and the functionality needed to ensure that they perform in their end-use markets. Since the requirements for these markets vary dramatically, our business strategy focuses on the three major markets—apparel, home and institutional and technical textiles. We work to provide the right balance of products and service to meet the technical challenges in each of these markets. Our Textile Effects segment is affected by seasonal holiday closures and typically experiences lower sales in those periods. For example, we typically experience lower sales in Asia in the first quarter as a result of the Lunar New Year, in Europe as a result of the summer holidays, and in the Americas and Europe during the Christmas season at year-end.

        The apparel market focuses on products that provide an aesthetic effect and/or improve the processing efficiency within the textile mill. We offer a complete range of colors for cotton, polyester and nylon that cover the range of shades needed for sportswear, intimate apparel, towels, sheeting and casual wear. Our dyes have been developed to ensure that they offer the highest levels of wash fastness currently available in the market. Optical brighteners and other pretreatment products provide "bright white" effects for apparel, towels and sheeting. Pretreatment and dyeing auxiliaries ensure that these fabrics are processed efficiently and effectively—cleaning the fabrics with fewer chemicals, less energy and less water and thereby minimizing the environmental footprint and reducing the processing costs. Silicone softeners may be used to enhance the feel of products.

        Technical textiles include automotive textiles, carpet, military fabrics, mattress ticking and nonwoven and other technical fabrics. Though the product groups may differ in their end uses, the articles must provide a high-level of functionality and performance in their respective markets. High-lightfast dyes and UV absorbers are used in automotive interiors and outdoor furnishings to provide colors that do not fade when exposed to sunlight and heat. Powerful stain repellent and release technology imparts durable protection for upholstery, military and medical fabrics, without affecting the color, breathability or feel of the fabric. Specialized dyes and prints create unique camouflage patterns for military uniforms, backpacks and tarps that will not fade through wash and wear or during exposure to the elements.

Sales and Marketing

        For our textile effects products, we focus on providing effect competence and process competence to our customers. Effect competence—delivering value-added effects to our customers' products—enables us to capitalize on new and innovative technologies and to assist our customers in their efforts to differentiate themselves from competitors. Process competence—applying know-how and expertise to improve customers' processes—allows us to utilize our technical service to reduce cost, enhance efficiency and offer recommendations to improve the ecological and environmental footprint in the wet processing of textiles.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAME, the Americas and Asia. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Atotonilquillo, Mexico	Textile Dyes and Chemicals Synthesis and Formulations Facility
Baroda, India	Textile Dyes Synthesis and Dyes and Chemicals Formulations Facility
Basel, Switzerland(1)	Technology Center
Bogota, Colombia(1)	Chemicals Formulations Facility
Charlotte, North Carolina(1)	Chemicals Formulations Facility
Fraijanes, Guatemala(1)	Chemicals Formulations Facility
Gandaria, Jakarta, Indonesia	Textile Dyes and Chemicals Formulations Facility
Hangzhou, China(1)	Chemicals Formulations Facility
Istanbul, Turkey(1)	Chemicals Formulations Facility
Karachi, Pakistan(1)	Chemicals Formulations Facility
Langweid am Leich, Germany(1)	Chemicals Synthesis and Textile Dyes and Chemicals and Inks Formulation Facility
Panyu, China(1)(2)	Chemicals Synthesis and Formulation Facility
Samutsakorn (Mahachai), Thailand(1)(3)	Textile Dyes Synthesis and Dyes and Chemicals Formulations Facility
Taboão da Serra, Brazil(1)	Chemicals and Inks Formulations Facility

(1)
Leased land and/or building.

(2)
95%-owned and consolidated manufacturing joint venture with Guangzhou Sheng'an Package Company Limited.

(3)
Chemicals Formulations operations were transferred to Gandaria, Jakarta, Indonesia as of the second quarter of 2015.

Raw Materials

        The manufacture of textile effects products requires a wide selection of raw materials (approximately 1,000 different chemicals), including amines, fluorochemicals and sulfones. No one raw material represents greater than 5% of our textile effects raw material expenditures. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased.

Competition

        We are a major global solutions provider for textile chemicals and dyes in our chosen markets. Competition within the textile chemicals and dyes markets is generally fragmented with few competitors who offer complete solutions for both markets. Our major competitors are Archroma (businesses formerly owned by Clariant and BASF), Kiri-Dystar and Longsheng. We believe that our competitive strengths include our product offering, which is characterized by its broad range; high quality; significant integration between products and service; reliable technical expertise; long-standing relationships with customers; and strong business infrastructure in Asia. We believe that we have more customer service capability and account management capability than any of our competitors worldwide.

Pigments and Additives

General

        We are a diversified global supplier of pigments and additives. Our pigments and additives improve performance and add color to thousands of everyday items including paints, inks, plastics, concrete, cosmetics, pharmaceuticals and food. We offer a wide range of products across the color spectrum. Our broad product range, coupled with our ability to develop and supply specialized products into technically exacting end-use applications, has positioned us as a leader in the markets we serve.

        We operate 31 manufacturing facilities. Our ten titanium dioxide manufacturing facilities are predominately located in Europe and our 16 color pigments manufacturing and processing facilities are mainly located in Europe and the United States. We also operate five facilities producing water treatment, timber treatment chemicals and functional additives.

        On October 1, 2014, we completed the acquisition of the Performance Additives and Titanium Dioxide businesses ("the Rockwood Acquisition") of Rockwood Holdings, Inc. ("Rockwood"). We paid $1.02 billion in cash and assumed certain unfunded pension liabilities in connection with the Rockwood Acquisition. For more information, see "Note 3. Business Combinations" to our audited consolidated financial statements.

        In connection with securing certain regulatory approvals required to complete the Rockwood Acquisition, we sold our TiO2 TR52 product line used in printing inks to Henan Billions Chemicals Co., Ltd. ("Henan") in December 2014. The sale did not include any manufacturing assets but does include an agreement to supply TR52 product to Henan during a transitional period.

        On December 1, 2014, we announced that we are taking significant action to improve the global competitiveness of our Pigments and Additives segment. As part of a comprehensive restructuring program, we are reducing our workforce by approximately 900 positions. Annual cost savings are expected to be approximately $140 million and are expected to be achieved by the middle of 2016. In connection with this restructuring program, during 2015 we recorded restructuring expense of $61 million for workforce reduction, $3 million for pension related charges and $15 million in other restructuring costs associated with this initiative.

        On February 12, 2015, we announced a plan to close the 'black end' manufacturing operations and ancillary activities at our Calais, France site, which reduced our titanium dioxide capacity by approximately 100 kilotons, or 13% of our European titanium dioxide capacity. In connection with this announcement, we began to accelerate depreciation on the affected assets and recorded accelerated depreciation in 2015 of $68 million as restructuring, impairment and plant closing costs. In addition, during 2015, we recorded charges of $30 million primarily for workforce reductions and non-cash charges of $17 million. The 'black end' manufacturing operations and ancillary activities are now closed. The 'white end' of the site continues to operate.

        On March 4, 2015, we announced plans to restructure our color pigments business, another step in our previously announced plan to significantly restructure our global Pigments and Additives segment, and recorded restructuring expense of approximately $4 million during 2015 primarily related to workforce reductions.

        During the fourth quarter of 2015, we determined that the South African asset group of our Pigments and Additives segment was impaired and recorded an impairment charge of $19 million.

        We remain committed to a separation of our titanium dioxide business and we are actively exploring additional possibilities outside of an initial public offering or a spin-off. Our ability to effect such separation is subject to, among other things, market conditions and the approval of Huntsman Corporation's Board of Directors. See "Risk Factors."

Products and Markets

        Titanium Dioxide.    We are a global leader in the manufacture and marketing of specialty and standard grade titanium dioxide. Titanium dioxide is derived from titanium bearing ores and is a white inert pigment that provides whiteness, opacity and brightness to thousands of everyday items including paints, plastics, paper, inks, fibers, food and personal care products.

        We own a portfolio of brands including the TIOXIDE®, HOMBITAN®, DELTIO®, and ALTIRIS® ranges, which are produced in our ten manufacturing facilities around the globe. We service over 2,500 customers in most major industries and geographic regions. Our global manufacturing footprint allows us to service the needs of both local and global customers, including Ampacet, A. Schulman, AkzoNobel, BASF, Clariant, Jotun, PolyOne, PPG and Sun Chemical.

        Global titanium dioxide demand growth rates tend to closely track GDP growth rates; however, this varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales reflecting the high exposure to seasonal coatings end-use markets. Coating sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. We currently believe that the chloride process accounts for approximately 45% of global production capacity. Most end-use applications can use pigments produced by either process, although there are markets that prefer pigment from a specific manufacturing route—for example, the inks market prefers sulfate and the automotive coatings market prefers chloride. Regional markets typically favor products that are available locally. The sulfate process produces titanium dioxide in both the rutile and anatase forms, the latter being used in certain high-value specialty applications.

        Our Company is one of the five major producers of titanium dioxide in the world. Beyond these producers, the titanium dioxide industry currently has a large number of small regional or local producers, particularly in China. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks, efficiency improvements and, more recently, new capacity additions in China. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Pricing in the industry is driven primarily by supply/demand balance.

        We have an established broad customer base and have successfully differentiated ourselves by establishing ourselves as a market leader in a variety of niche market segments where the innovation and specialization of our products is rewarded with higher margins, higher growth prospects and strong customer relationships.

Product Type	Rutile TiO2	Anatase TiO2	Nano TiO2
Characteristics	Most common crystal form of TiO2. Harder and more durable crystal form	Softer, less abrasive pigment, preferred for some specialty applications	Ultra fine TiO2 and other TiO2 Specialties
Applications	Coatings, printing inks, PVC window frames, masterbatches	Cosmetics, pharmaceuticals, food, polyester fibers, polyamide fibers	Catalysts and cosmetics

        Functional Additives.    We are the leading global manufacturer of zinc and barium speciality additives. Functional additives are made from barium and zinc based inorganics and are used to make colors more brilliant, coatings shine, plastic more stable and help protect from light degradation. The dynamics of functional additives are closely aligned with titanium dioxide given the overlap in applications served including coatings, films, food, cosmetics, pharmaceuticals and paper. We are the only global producer of zinc sulfide and the largest global supplier of synthetic barium sulfate.

Product Type	Barium and Zinc Additives
Characteristics	Specialty pigments and fillers based on barium and zinc based chemistry
Applications	Coatings, films, food, cosmetics, pharmaceuticals, paper and glass fiber reinforced plastics

        Color Pigments.    We are a global leader in the manufacture and processing of liquid, powder and granulated forms of iron oxide color pigments, natural and synthetic inorganic pigments and automated pigment handling systems. We make a wide range of yellow, red, orange, black, manganese violet and blended shades and are also one of the leading suppliers of technical grade ultramarine blue pigments. Our products are sold under a portfolio of brands that are targeted to the construction sector such as DAVIS COLORS™, GRANUFIN™ and FERROXIDE® and the following brands HOLLIDAY PIGMENTS™, COPPERAS RED® and MAPICO™ focused predominantly on the coatings and plastics sectors.

        Our products are also used by manufacturers of colorants, rubber, paper, cosmetics, pet food, ink, toner and other industrial uses delivering benefits such as corrosion protection, flame suppression and catalysis.

        Our construction customers value our broad product range and benefit from our custom blending, color matching and color dosing systems. Our coatings customers benefit from a consistent and quality product.

Product Type	Color Pigments	Iron Oxides	Ultramarines	Speciality Inorganics	Driers
Characteristics	Specialty pigments and fillers based on barium and zinc based chemistry	Powdered, granulated or in liquid form are synthesized using a range of feedstocks	Range of ultramarine blue and violet and also manganese violet pigments	Complex inorganic pigments and cadmium pigments	A range of metal carboxylates and driers
Applications	Coatings, films, food, cosmetics, pharmaceuticals, paper and glass fiber reinforced plastics	Coatings, construction, plastics, cosmetics, pharmaceuticals, fibers, inks, catalyst and laminates	Predominantly used in plastics, coatings and cosmetics	Various	Predominantly coatings

        Iron oxide pigment's cost effectiveness, weather resistance, chemical and thermal stability and coloring strength make it an ideal colorant for construction materials, such as concrete, brick and roof tile, for coatings such as paints and plastics. We are one of two large color pigments producers which represent approximately 40% of the global market for iron oxide pigments. The remaining market share consists primarily of Chinese competitors.

        Made from clay, our ultramarine blue pigments are non-toxic, weather resistant and thermally stable. Ultramarine blue is used world-wide for food contact applications. Our synthetic ultramarines are permitted for unrestricted use in certain cosmetics applications. Ultramarine blue is used extensively in plastics and the paint industry. We focus on supplying our customers with technical grade ultramarine blues and violets to high specification markets such as the cosmetics industry.

        We are constructing a new advanced technology production facility in Augusta, Georgia for the synthesis of iron oxide pigments. We are the first iron oxide pigments producer to invest in U.S. based capacity in more than 35 years. The new Augusta facility will enable significant plant consolidation, cost savings opportunities and favorable raw material sourcing while reinforcing our color pigments offering of quality pigment, service and shortened lead time on delivery. We expect the Augusta facility to be complete in the first quarter of 2016.

        Copper, iron and alkali are raw materials for the manufacture of iron oxide pigments. They are used to produce colored pigment particles which are further processed into a finished pigment in powder, liquid, granule or blended powder form.

        Timber Treatment Chemicals.    We manufacture timber treatment wood protection chemicals used primarily in residential and commercial applications to prolong the service life of wood through protection from decay and fungal or insect attack.

        We manufacture our timber treatment chemicals in the U.S. and market our products primarily in North America through Viance, LLC ("Viance"), our 50%-owned joint venture with Dow Chemical formed in 2007. Our residential construction products such as ACQ, ECOLIFE™ and Copper Azole are sold for use in decking, fencing and other residential outdoor wood structures. Our industrial construction products such as Chromated Copper Arsenate (CCA) are sold for use in telephone poles and salt water piers and pilings.

        Water Treatment Chemicals.    We manufacture water treatment chemicals in Germany used to improve water purity in industrial, commercial and municipal applications. We are one of Europe's largest suppliers of polyaluminium chloride (PAC) based flocculants with approximately 140 kilotons of production capacity. Main markets are municipal and industrial waste water treatment and the paper industry.

Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our global sales and technical services network, enabling us to work closely with our customers. Our focused sales effort and local manufacturing presence have allowed us to achieve leading market positions in a number of the countries where we manufacture our products.

        We sell iron oxides primarily through our global sales force whereas our ultramarine sales are predominantly through specialty distributors. We sell the majority of our timber treatment products directly to end customers via Viance.

        Our focus is on marketing products and services to higher growth and higher value applications. For example, we believe that our Pigments and Additives segment is well-positioned to benefit from growth sectors where customers' needs are complex resulting in fewer companies that have the capability to support them. We maximize reach through specialty distributors in selected markets.

        Much of our research and development is focused on solutions that address significant emerging trends in the market.

Manufacturing and Operations

        Our Pigments and Additives segment has 31 manufacturing facilities operating in ten countries with a total capacity of approximately 1.3 million metric tons per year.

	Annual Capacity (metric tons)
Product Area	EAME	North America	APAC	Total
Titanium dioxide	672,000	75,000	60,000	807,000
Functional additives	100,000			100,000
Color pigments	85,000	55,000	20,000	160,000
Timber treatment		140,000		140,000
Water treatment	140,000			140,000

        Production capacities of our ten titanium dioxide and functional additives manufacturing facilities are listed below. Approximately 80% of our titanium dioxide capacity is located in Western Europe.

	Annual Capacity (metric tons)
Site	EAME	North America	APAC	Process
Greatham, U.K.	150,000			Chloride TiO2
Pori, Finland	130,000			Sulfate TiO2
Uerdingen, Germany	107,000			Sulfate TiO2
Duisburg, Germany	100,000			Sulfate TiO2
	100,000			Functional additives
Calais, France	0			TiO2 finishing plant
Huelva, Spain	80,000			Sulfate
Scarlino, Italy	80,000			Sulfate
Umbogintwini, South Africa	25,000			Sulfate
Lake Charles, Louisiana(1)		75,000		Chloride
Teluk Kalung, Malaysia			60,000	Sulfate

Total	772,000	75,000	60,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos. The capacity shown reflects our 50% interest in Louisiana Pigment Company, L.P.

Joint Ventures

        Louisiana Pigment Company, L.P. is our 50%-owned joint venture with Kronos. We share production offtake and operating costs of the plant with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation. Our investment in Louisiana Pigment Company, L.P. is accounted for using the equity method.

        Viance is our 50%-owned joint venture with Dow Chemical. Viance markets our timber treatment products. Our joint venture interest in Viance was acquired as part of the Rockwood Acquisition on October 1, 2014. The joint venture sources all of its products through a contract manufacturing arrangement at our Harrisburg, North Carolina facility, and we bear a disproportionate amount of working capital risk of loss due to the supply arrangement whereby we control manufacturing on Viance's behalf. As a result, we concluded that we are the primary beneficiary and began consolidating Viance upon the Rockwood Acquisition on October 1, 2014.

Raw Materials

        The primary raw materials used in our Pigments and Additives segment are titanium-bearing ores and iron oxide particles.

	Titanium Dioxide	Functional Additives	Color Pigments	Timber Treatment	Water Chemicals
Primary raw materials	Titanium bearing ore, sulfuric acid	Barium and zinc based inorganics	Iron oxide particles, scrap iron, coppers	DCOIT, copper, monoethanolamine	Aluminum oxide

        In recent years, we have purchased the majority of our ores under supply contracts from a range of ore suppliers. The majority of our titanium-bearing ores are sourced from India, Africa, Canada and Norway. Ore accounts for approximately 45% of titanium dioxide variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 30% of variable manufacturing costs.

        The world market for titanium-bearing ores has a diverse range of suppliers with the four largest suppliers (Rio Tinto, Kenmare, Iluka and Tronox) accounting for approximately 40% of global supply between them and from whom we purchase approximately 65% of our needs. The majority of the titanium-bearing ores market is now transacted on short-term contracts, or longer-term volume-contracts with market-based pricing re-negotiated several times per annum. This form of market-based ore contracts has introduced more flexibility and responsiveness, both in terms of pricing and quantity obligations.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our Pigments and Additives segment. We sell over 60% of the co-products generated by our business.

        We source our raw material for the majority of our Color Pigments business from China, the U.S., France and Italy. Key raw materials are iron powder and metal scrap that are sourced from various mid-size and smaller producers primarily on a spot contract basis.

Competition

        The global markets in which our Pigments and Additives segment operates are highly competitive and vary according to product.

        Competition within the standard grade titanium dioxide market is based on price, product quality and service. The major global producers against whom we compete are Chemours, Tronox, Kronos and Cristal, each of which has a global presence and the ability to service all global markets. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, the sulfate based titanium dioxide technology used by our Pigments and Additives segment is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

        Competition within the functional additives market is primarily based on application know-how, brand recognition, product quality and, to a certain extent, price. Key competitors for barium-based additives include Solvay S.A., Gruppo Chimico Dalton S.p.A., Sakai Chemical Industry Co., Ltd. and Chinese barium producers. Key competitors for zinc-based additives include Chinese lithopone producers.

        Competition within the specialty titanium dioxide market and the color pigments market is based on customer service, product attributes, such as product form and quality, and price. Product quality is particularly critical in the technically demanding applications in which we focus as inconsistent product quality adversely impacts consistency in the end-product. Our primary competitors within specialty titanium dioxide include Fuj Titanium Industry, Kronos and Precheza. Our primary competitors within color pigments include Lanxess AG, Cathay Pigments Group, Interstar Materials Inc. and Shanghai Yipin Pigments Co., Ltd.

        Competition within the timber treatment market is based on price, customer support services, innovative technology and product range. Our primary competitors are Lonza Group and Koppers.

        Competition within the water treatment market is based on proximity to customers and price. Our primary competitors are Kemira and Feralco.

RESEARCH AND DEVELOPMENT

        For the years ended December 31, 2015, 2014 and 2013, we spent $160 million, $158 million and $140 million, respectively, on research and development.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are located in The Woodlands, Texas; Everberg, Belgium; and Shanghai, China. Other regional development/technical service centers are located in Wynyard, England and Duisburg, Germany (pigments); Auburn Hills, Michigan (polyurethanes for the automotive industry); Derry, New Hampshire, Shanghai, China, Deggendorf, Germany and Ternate, Italy (polyurethanes); Melbourne, Australia (surfactants); Port Neches, Texas (process engineering support); Basel, Switzerland and Panyu, China (advanced materials and textile effects); and Mumbai, India (textile effects).

INTELLECTUAL PROPERTY RIGHTS

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 440 unexpired U.S. patents, approximately 135 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 4,180 foreign issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality and other agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 175 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 4,700 foreign trademark registrations and applications for registration. Some of these registrations and applications include filings under the Madrid system for the international registration of marks and may confer rights in multiple countries. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

        Because of the breadth and nature of our intellectual property rights and our business, we do not believe that any single intellectual property right (other than certain trademarks for which we intend to maintain the applicable registrations) is material to our business. Moreover, we do not believe that the termination of intellectual property rights expected to occur over the next several years, either individually or in the aggregate, will materially adversely affect our business, financial condition or results of operations.

EMPLOYEES

        As of December 31, 2015, we employed approximately 15,000 associates in our operations around the world. Approximately 3,000 of these employees are located in the U.S., while approximately 12,000 are located in other countries. We believe our relations with our employees are good.

GEOGRAPHIC DATA

        For sales revenue and long-lived assets by geographic areas, see "Note 25. Operating Segment Information" to our audited consolidated financial statements.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities. Information related to environmental, health and safety ("EHS") matters may also be found in other areas of this report including "Risk Factors," "Note 2. Summary of Significant Accounting Policies—Environmental Expenditures" to our consolidated financial statements and "Note 20. Environmental, Health and Safety Matters" to our audited consolidated financial statements.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, improve the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and reducing overall risk to us.

Environmental Remediation

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        In cases where our potential liability arises from historical contamination based on operations and other events occurring prior to our ownership of a business or specific facility, we frequently obtain an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that the liabilities for all such matters subject to indemnity will be honored by the prior owner or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material effect on our financial statements. However, if such indemnities are not honored or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, then such expenditures may have a material effect on our financial statements. At the current time, we are unable to estimate the total cost, exclusive of indemnification benefits, to remediate contamination sites.

Regulatory Matters

Greenhouse Gas Regulation and Climate Change

        Globally, our operations are increasingly subject to regulations that seek to reduce emissions of greenhouse gases ("GHGs"), such as carbon dioxide and methane, which may be contributing to changes in the earth's climate. At the Durban negotiations of the Conference of the Parties to the Kyoto Protocol in 2012, a limited group of nations, including the European Union, agreed to a second commitment period for the Kyoto Protocol, an international treaty that provides for reductions in GHG emissions. More significantly, the European Union GHG Emissions Trading System ("ETS"), established pursuant to the Kyoto Protocol to reduce GHG emissions in the European Union, continues in its third phase. The European Union parliament continues with a process to formalized

"backloading"—the withholding of GHG allowances to prop up carbon prices. As backloading is only a temporary measure, a sustainable solution to the imbalance between supply and demand requires structural changes to the ETS. The European Commission proposes to establish a market stability reserve at the beginning of the next trading period in 2021. In addition, the European Union has recently announced the binding target to reduce domestic greenhouse gas emissions by at least 40% below the 1990 level by 2030. The European Commission proposed an objective of increasing the share of renewable energy to at least 27% of the European Union's energy consumption by 2030. The European Council endorsed this target, which is binding at the European Union level. The European Commission also proposed a 30% energy savings target for 2030. The European Council, however, endorsed an indicative target of 27% to be reviewed in 2020 having in mind a 30% target.

        Federal climate change legislation in the U.S. appears unlikely in the near-term. As a result, domestic efforts to curb GHG emissions will continue to be led by the U.S. Environmental Protection Agency's (the "EPA") GHG regulations and the efforts of states. To the extent that our domestic operations are subject to the EPA's GHG regulations, we may face increased capital and operating costs associated with new or expanded facilities. Significant expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's (the "CAA") Prevention of Significant Deterioration requirements under the EPA's GHG "Tailoring Rule." Some of our facilities are also subject to the EPA's Mandatory Reporting of Greenhouse Gases rule, and any further regulation may increase our operational costs.

        Under a consent decree with states and environmental groups, the EPA is due to propose new source performance standards for GHG emissions from refineries. These standards could significantly increase the costs of constructing or adding capacity to refineries and may ultimately increase the costs or decrease the supply of refined products. Either of these events could have an adverse effect on our business.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or ETS requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations

AVAILABLE INFORMATION

        We maintain an internet website at http://www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports are available free of charge through our website as soon as reasonably practicable after we file this material with the SEC. We also provide electronic or paper copies of our SEC filings free of charge upon request.

GLOSSARY OF CHEMICAL TERMS

BDO—butane diol
BLR—base liquid resin
DEG—di-ethylene glycol
DGA® Agent—DIGLYCOLAMINE® agent
DPA—diphenylamine
EG—ethylene glycol
EO—ethylene oxide
LAB—linear alkyl benzene
LAS—linear alkylbenzene sulfonate
LER—liquid epoxy resins
LNG—liquefied natural gas
MDA—methylene dioxy amphetamine
MDI—methyl diphenyl diisocyanate
MEG—mono-ethylene glycol
MNB—mononitrobenzene
MTBE—methyl tertiary-butyl ether
PG—propylene glycol
PO—propylene oxide
Polyols—a substance containing several hydroxyl groups. A diol, triol and tetrol contain two, three and four hydroxyl groups, respectively.
TBA—tertiary butyl alcohol
TBHP—tert-butyl hydroperoxide
TDI—toluene diisocyanate
TEG—tri-ethylene glycol
TiO2—titanium dioxide pigment
TPU—thermoplastic polyurethane
UPR—unsaturated polyester resin

MANAGEMENT

        Following is information concerning the Board of Managers of Huntsman International LLC. Given the significant influence of the management of Huntsman Corporation, our parent, on our business, also included below is information concerning the executive officers and Board of Directors of our parent. Unless the context otherwise requires, references in this management discussion to "we," "us," "our," or "our Company" refer to Huntsman International, together with its subsidiaries.

Board of Managers of Huntsman International LLC

        The Board of Managers of our Company consists of Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and David M. Stryker. The members of the Board of Managers of Huntsman International LLC are appointed by our parent as the owner of our membership interests and hold office until their successors are duly appointed and qualified. Information with respect to J. Kimo Esplin and David M. Stryker is presented below under "—Executive Officers." Information with respect to Jon M. Huntsman and Peter R. Huntsman is presented below under "—Board of Directors of Huntsman Corporation."

Executive Officers

        All of the following executive officers (in addition to Jon M. Huntsman and Peter R. Huntsman, information for each of whom is presented below under "—Board of Directors of Huntsman Corporation") serve at the pleasure of the board of directors of our parent.

        J. Kimo Esplin, age 53, is Executive Vice President and Chief Financial Officer. Mr. Esplin has served as Chief Financial Officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        David M. Stryker, age 57, is Executive Vice President, General Counsel and Secretary. Mr. Stryker was appointed to this position in June 2013. Prior to joining Huntsman, Mr. Stryker served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of the BASF Corporation since 2004. Previously, he was Associate General Counsel and Chief Compliance Officer at Siemens Corporation and, prior to that, a partner at the law firm of Kirkland & Ellis. Mr. Stryker started his legal career as a judicial clerk to the Honorable Robert H. Bork on the U.S. Court of Appeals for the D.C. Circuit.

        Monte G. Edlund, age 60, is Division President, Performance Products. Prior to his appointment to this position in July 2015, Mr. Edlund served as Vice President—Americas, Advanced Materials since July 2011. From December 2007 to July 2011, Mr. Edlund served as Vice President—Global Specialty Textiles, Textile Effects, from April 2002 to December 2007, he served as Vice President, Polymers and from June 1999 to April 2002, he served as Vice President, Marketing, Base Chemicals and Polymers. Prior to joining Huntsman in 1997 as Vice President—Marketing, Rexene, Mr. Edlund held numerous positions with Rexene Corporation.

        Anthony P. Hankins, age 58, is Division President, Polyurethanes and Chief Executive Officer, Asia-Pacific. Mr. Hankins was appointed to these positions in March 2004 and February 2011, respectively. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for our Polyurethanes segment, from October 2000 to December 2001, he served as Vice President—Americas for our Polyurethanes segment, and from March 1998 to September 2000, he served as Vice President—Asia-Pacific for our Polyurethanes segment. Mr. Hankins worked for ICI from 1980 to

February 1998, when he joined our Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme, age 59, is Division President, Textile Effects. Mr. Hulme was appointed to this position in February 2009. From June 2003 to February 2009, Mr. Hulme served as Division President, Materials and Effects. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        James H. Huntsman, age 45, is Division President, Advanced Materials. Mr. Huntsman was appointed to this position in July 2011. Prior to that time, Mr. Huntsman served as Vice President of Huntsman Advanced Materials, Americas Region since February 2009. From March 2006 to February 2009, Mr. Huntsman owned and managed a film production company based in Los Angeles, California. Prior to March 2006, he served as our Vice President, U.S. Base Chemicals and Polymers. Mr. Huntsman originally joined our Company in 1990 and has held numerous manufacturing and commercial roles of increasing responsibility within a number of divisions. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman the brother of our Chief Executive Officer, Peter R. Huntsman.

        Simon Turner, age 52, is Division President, Pigments and Additives. Prior to his appointment to this position in November 2008, Mr. Turner served as Senior Vice President, Pigments and Additives since April 2008. From September 2004 to April 2008, Mr. Turner served as Vice President of Global Sales and from July 1999 to September 2004, he held positions including General Manager Co-Products and Director Supply Chain and Shared Services. Prior to joining Huntsman in July 1999, Mr. Turner held various positions with ICI.

        Ronald W. Gerrard, age 56, is Senior Vice President, Environmental, Health & Safety and Manufacturing Excellence. Mr. Gerrard was appointed to this position in June 2009. He also serves as our Corporate Sustainability Officer. From May 2004 to June 2009, Mr. Gerrard served as Vice President, Global Operations and Technology in our Polyurethanes segment. From 1999 to May 2004, Mr. Gerrard served as Vice President, Asia; Business Director, Flexible Foams; and Director, EHS and Engineering, also within our Polyurethanes segment. Prior to joining Huntsman in 1999, Mr. Gerrard had worked for ICI and for EVC, a joint venture between ICI and Enichem. Mr. Gerrard is a Chartered Engineer.

        Brian V. Ridd, age 58, is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        R. Wade Rogers, age 50, is Senior Vice President, Global Human Resources. Mr. Rogers has held this position since August 2009. From May 2004 to August 2009, Mr. Rogers served as Vice President, Global Human Resources, from October 2003 to May 2004, Mr. Rogers served as Director, Human Resources—Americas and from August 2000 to October 2003, he served as Director, Human Resources for our Polymers and Base Chemicals businesses. From the time he joined Huntsman in 1994 to August 2000, Mr. Rogers served as Area Manager, Human Resources—Jefferson County Operations. Prior to joining Huntsman, Mr. Rogers held a variety of positions with Texaco Chemical Company.

        Russ R. Stolle, age 53, is Senior Vice President and Deputy General Counsel. Mr. Stolle was appointed to this position in January 2010. From October 2006 to January 2010, Mr. Stolle served as our Senior Vice President, Global Public Affairs and Communications, from November 2002 to October 2006, he served as Vice President and Deputy General Counsel, from October 2000 to November 2002 he served as Vice President and Chief Technology Counsel and from April 1994 to

October 2000 he served as Chief Patent and Licensing Counsel. Prior to joining Huntsman in 1994, Mr. Stolle had been an attorney with Texaco Inc. and an associate with the law firm of Baker & Botts.

        Randy W. Wright, age 57, is Vice President and Controller. Prior to his appointment to this position in February 2012, Mr. Wright served as Assistant Controller and Director of Financial Reporting since July 2004. Prior to joining Huntsman in 2004, Mr. Wright held various positions with Georgia-Pacific Corporation, Riverwood International, Johns Manville and PricewaterhouseCoopers. Mr. Wright is a Certified Public Accountant.

        Sean Douglas, age 51, is Vice President, Corporate Development. Mr. Douglas left the Company in July 2012 to perform charitable services and rejoined the Company in July 2015. He previously served as our Vice President, Corporate Development from December 2009 until July 2012. Mr. Douglas served as Vice President and Treasurer from 2002 to December 2009, Vice President, Finance from July 2001 to 2002 and Vice President, Administration from January 1997 to July 2001. Mr. Douglas is a Certified Public Accountant and, prior to joining Huntsman in 1990, worked for the accounting firm of PricewaterhouseCoopers.

        Kevin C. Hardman, age 52, is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with the accounting firm of Deloitte & Touche LLP, where he worked for 10 years. Mr. Hardman is a Certified Public Accountant and holds a master's degree in tax accounting.

        John R. Heskett, age 47, is Vice President, Planning and Treasurer. Mr. Heskett has held this position since December 2009. From September 2008 until October 2009, Mr. Heskett served as a Vice President at Boart Longyear Limited, a publicly-listed exploration drilling services and products company. Mr. Heskett previously served as Vice President, Corporate Development and Investor Relations for our Company from August 2004 until September 2008 and was appointed Vice President, Corporate Development in 2002. Mr. Heskett also served as Assistant Treasurer for our Company and several of our subsidiaries. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for a number of years.

        Steven C. Jorgensen, age 47, is Vice President, Accounting Shared Services and Internal Controls effective February 2012. Prior to his appointment to this position in February 2012, Mr. Jorgensen served as Vice President, Internal Controls and Internal Audit since May 2007. Mr. Jorgensen joined Huntsman in May 2004 as Director of Internal Controls and in May 2005 was appointed as Director of Internal Audit and Controls. Prior to joining Huntsman, Mr. Jorgensen was Vice President and Audit Manager with General Electric Consumer Finance, and prior to that he was an audit Senior Manager with the accounting firm of Deloitte & Touche LLP. Mr. Jorgensen is a Certified Public Accountant and holds a master's degree in accounting.

        Troy M. Keller, age 45, is Vice President, Government Affairs and Associate General Counsel. He has held this position since August 2015. From 2008 to 2015, Mr. Keller served as Vice President, Associate General Counsel & Assistant Secretary and from 2005 to 2008 he served as Senior Corporate Counsel & Assistant Secretary. Prior to joining Huntsman, he had been an attorney at Qwest Communications International and an associate at the law firms of Brobeck, Phleger & Harrison LLP and Brown & Wood LLP.

        Kurt D. Ogden, age 47, is Vice President, Investor Relations and Finance. Prior to his appointment to this position in February 2009, Mr. Ogden served as Director, Corporate Finance since October 2004. Prior to joining Huntsman in 2004, Mr. Ogden held various positions with Hillenbrand Industries, Pliant Corporation and Huntsman Chemical Corporation. Mr. Ogden is a Certified Public Accountant and holds a master's degree in business administration.

        Pierre Poukens, age 53, is Vice President, Internal Audit, a position he has held since February 2012. Mr. Poukens was Director of Internal Audit from April 2005 to January 2012 and joined Huntsman as Internal Audit Manager in January 2000. Prior to joining Huntsman, Mr. Poukens held various accounting and auditing positions with European companies in Belgium. Mr. Poukens is a Certified Internal Auditor.

        Maria Csiba-Womersley, age 57, is Vice President and Chief Information Officer. Ms. Csiba-Womersley was appointed to this position effective September 2006. Ms. Csiba-Womersley served as Global eBusiness Director from 2004 to 2006 and also served as our Director of Global IT Planning and Security. Previously, Ms. Csiba-Womersley was a Regional Polymer Sales Manager, a Business Director for Polypropylene and Director of Polymer Logistics. Ms. Csiba-Womersley joined Huntsman in 1997.

Board of Directors of Huntsman Corporation

        The size of our parent's Board of Directors (the "Board") was reduced from 10 to eight following the resignation of Dr. Patrick T. Harker on June 30, 2015 and Jon M. Huntsman, Jr. on August 6, 2015. The board is divided into two classes serving staggered terms. Presented below is information with respect to all directors of our parent. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business. The following discussion of the Board relates to our parent, Huntsman Corporation. References in this discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation.

Jon M. Huntsman	Jon M. Huntsman, age 78, is the Executive Chairman of the Board. Prior to his appointment as Executive Chairman in February 2009, Mr. Huntsman served as Chairman of the Board of our company since its formation in 2004 and the predecessors to our company since 1970, when he founded his first plastics company. Mr. Huntsman served as Chief Executive Officer of our company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top Chief Executive Officer for all businesses in Europe and North America. Mr. Huntsman was awarded the American Chemical Society's Lifetime Achievement Award in 2013. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the founding and principal benefactor of the Huntsman Cancer Institute. Mr. Huntsman is the father of Peter R. Huntsman, our Chief Executive Officer, James H. Huntsman, our Division President, Advanced Materials, and Gov. Jon M. Huntsman, Jr., our former director.

The Board has concluded that Mr. Huntsman should continue to serve as the Executive Chairman for the following reasons, among others: (1) his vital role in the founding and history of our company enables him to provide the Board with an important perspective and extensive knowledge of our business; (2) his extensive experience in the chemical industry allows him to advise the Board on our strategic and operational directives; and (3) his leadership and business skills enable him to lead our company and the Board as well as continually educate and advise the Board on our company's industry and related opportunities, issues, and challenges.
Dr. Mary C. Beckerle
Dr. Beckerle, age 61, has served as a director since May 2011. She serves as a member of the Audit Committee and the Governance Committee. Dr. Beckerle is an internationally recognized scientist who has served on numerous national scientific boards and committees, including the Advisory Committee to the Director of the U.S. National Institutes of Health. She currently serves on the Board of Directors of Johnson and Johnson, a publicly traded health care company, and the American Association for Cancer Research. She is also a member of cancer policy and advisory boards at Harvard University, Georgetown University, the University of Pennsylvania, the National Center for Biological Sciences in Bangalore (India), and the Mechanobiology Institute of the National University of Singapore. Dr. Beckerle is a Distinguished Professor of Biology in the College of Science at the University of Utah, which she joined in 1986. Since 2006, Dr. Beckerle has served as Chief Executive Officer and Director of Huntsman Cancer Institute at the University of Utah. Dr. Beckerle served as President of the American Society for Cell Biology in 2006, held a Guggenheim Fellowship at the Curie Institute in Paris, and is an elected Fellow of the American Academy of Arts and Sciences. Dr. Beckerle has been named a National Association of Corporate Directors (NACD) Governance Fellow.

The Board has concluded that Dr. Beckerle should continue to serve as a director for the following reasons, among others: (1) her achievements and credentials in science and medical research enable her to provide the Board with a unique perspective and technical insights relevant to the chemical industry; (2) her international experience allows her to provide insights into challenges and opportunities related to our global business; (3) her extensive leadership, organizational planning, and management credentials enable her to offer practical insight with respect to our company's operational and strategic initiatives; and (4) her academic and public policy experience provides a valuable perspective in areas related to corporate governance, compliance and talent management.

Peter R. Huntsman	Peter R. Huntsman, age 52, has served as a director of our company and affiliated companies since 1994. Mr. Huntsman is President, Chief Executive Officer and a director of our company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, after working for Olympus Oil since 1983, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our company. Mr. Huntsman is the son of Jon M. Huntsman, our Executive Chairman of the Board (our "Executive Chairman"), the brother of James H. Huntsman, our Division President, Advanced Materials, and the brother of Gov. Jon M. Huntsman, Jr., one of our former directors.

The Board has concluded that Mr. Huntsman should continue to serve as a director for the following reasons, among others: (1) his current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to the Board; and (2) his considerable role in the history and management of our company and its affiliates enables him to continually educate and advise the Board on our business, the chemical industry and related opportunities and challenges.
Wayne A. Reaud
Mr. Reaud, age 68, has served as a director since March 2005. Mr. Reaud currently serves as Chairman of our Litigation Committee, which was formed in November 2008, and as a member of our Compensation Committee. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. Mr. Reaud was awarded the Honorary Order of the Coif by the University of Texas in 2011. He is listed in Best Lawyers in America.

The Board has concluded that Mr. Reaud should continue to serve as a director for the following reasons, among others: (1) his legal expertise and extensive experience with complex and high-profile litigation enable him to advise the Board and our company on litigation risks and strategies; and (2) his commitment to community service and cultural affairs is valuable to the Board because of our company's significant focus on these areas.

Alvin V. Shoemaker	Mr. Shoemaker, age 77, has served as a director since March 2005. Mr. Shoemaker serves as Chairman of the Compensation Committee and a member of the Audit Committee and the Compensation Committee. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also serves as a director of Wynn Resorts Limited, a publicly traded hotel and casino company.

The Board has concluded that Mr. Shoemaker should continue to serve as a director for the following reasons, among others: (1) his board experience gives him operational and financial oversight expertise and allows him to contribute insights on achieving business success in a diverse range of economic conditions and competitive environments; and (2) his executive-level experience at First Boston Corporation and First Boston, Inc. demonstrates proven leadership and business capabilities.
Nolan D. Archibald
Mr. Archibald, age 72, has served as a director since March 2005 and he is currently the Vice Chairman and Lead Independent Director of the Board. Mr. Archibald is also Chairman of the Nominating and Corporate Governance Committee (the "Governance Committee") and a member of the Compensation Committee. Mr. Archibald served as Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, from March 2010 to March 2013. He served as President and Chief Executive Officer of The Black & Decker Corporation from 1986 until 2010, as well as Chairman of the Board of The Black & Decker Corporation from 1987 until 2010. In addition, Mr. Archibald serves as a director of Lockheed Martin Corporation and Brunswick Corporation.

The Board has concluded that Mr. Archibald should continue to serve as the Vice Chairman and Lead Independent Director of the Board for the following reasons, among others: (1) his extensive executive-level management experience gained with Stanley Black & Decker has given him leadership and business capabilities that provide the Board with a unique skill set and significant business and strategic insight; and (2) his extensive board experience as a director of other public companies enables him to contribute significantly to the Board's oversight responsibilities.
M. Anthony Burns
Mr. Burns, age 73, has served as a director since March 2010. He is Chairman of the Audit Committee and a member of the Governance Committee. Mr. Burns currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. He is a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

The Board has concluded that Mr. Burns should continue to serve as a director for the following reasons, among others: (1) his long tenure as Chief Executive Officer of Ryder System, a major public company, provides the Board with valuable leadership and management insights; (2) his prior service on (and in some cases chairmanship of) the audit committees of other public companies provides him with valuable financial expertise and enables him to serve as Chairman of our Audit Committee; and (3) his executive compensation experience through service on the compensation committees of other public companies provides him with exposure to, and insight from, Chief Executive Officers and boards of other large companies.
Sir Robert J. Margetts
Sir Robert, age 69, has served as a director since August 2010. He is a member of the Audit Committee and the Governance Committee. He currently serves as Deputy Chairman of OJSC Uralkali, a publicly traded potash fertilizer producer, and on the boards of government controlled and privately held companies. Sir Robert previously served as a director of Anglo American PLC from 1998 to 2010, Chairman of Legal & General Group PLC from 2000 until 2010 and Chairman of BOC Group PLC from 2002 to 2006. Sir Robert served as Chairman—Europe of Huntsman Corporation from 2000 to August 2010. He worked for Imperial Chemical Industries (ICI) in various levels of increasing responsibility from 1969 to 2000, where he ultimately served as the Vice Chairman of its Main Board.

The Board has concluded that Sir Robert should continue to serve as a director for the following reasons, among others: (1) his more than 40 years of experience in the chemical industry, including experience with our company, enables him to provide our Board with advice and expertise relating to business and strategic initiatives; and (2) both his location in Europe and his extensive board and executive-level management experience running global businesses provides the Board with important insights and perspectives into the chemical industry in important international locations.

DIRECTOR COMPENSATION

        The following discussion of director compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this director compensation discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

        Annual compensation for our non-employee directors is composed of cash and stock-based equity compensation. Directors who are also our officers or employees do not receive additional compensation for serving on the Board. Cash compensation paid to our non-employee directors consists of an annual retainer and a supplemental retainer for the chairs and members of Board committees. Stock-based equity compensation for 2014 consisted of awards granted under the Huntsman Stock Incentive Plan in the form of stock or stock units, at the election of each director.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate them for the time and skills devoted to serving us but, for independent directors, should not be so great as to compromise independence. With the assistance of Meridian Compensation Partners, LLC ("Meridian"), the Compensation Committee's independent compensation consultant, the Compensation Committee periodically reviews our non-employee director compensation practices and compares them to the practices of our peers as well as against the practices of public company boards generally to ensure they are in line with market practices.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified deferred compensation plan established primarily for the purpose of providing our non-employee directors with the ability to defer the receipt of director fees. For 2014, Drs. Beckerle and Harker were the only non-employee directors who elected to participate in this plan, and each elected to defer all 2014 fees. The investment choices available under this plan are identical to the investment choices available under our 401(k) and MPP plans, which are described in greater detail below under "Compensation Discussion and Analysis—Elements of Executive Compensation Program—Other Elements of Compensation." Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        Members of the Board may also participate in the Huntsman Director Matching Gift Program. Designed to demonstrate our commitment to worthy causes and to attract talented directors, our company will match charitable contributions made in cash up to a maximum of $10,000 per director per year for organizations located in the United States that are tax exempt pursuant to Section 501(c)(3) of the Internal Revenue Code.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our non-employee directors.

Director Compensation Table

        The total 2014 compensation for our non-employee directors is shown in the following table:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Nolan D. Archibald	$215,000	$135,000	$10,000	$360,000
Mary C. Beckerle	$145,000	$135,000	$10,000	$290,000
M. Anthony Burns	$195,000	$135,000	$10,000	$340,000
Patrick T. Harker	$185,000	$135,000	$10,000	$330,000
Jon M. Huntsman, Jr.	$135,000	$135,000	$330,000	$600,000
Robert J. Margetts	$145,000	$135,000	—	$280,000
Wayne A. Reaud	$175,000	$135,000	—	$310,000
Alvin V. Shoemaker	$165,000	$135,000	$10,000	$310,000

(1)
Jon M. Huntsman, our Executive Chairman, and Peter R. Huntsman, our CEO, served as directors of our company in 2014 but are not included in this table since they were also our employees during 2014. Jon M. Huntsman and Peter R. Huntsman did not receive any additional compensation in 2014 for their service as directors. Thus, their total compensation for service as executive officers of our company is shown in the Summary Compensation Table on page 140.

(2)
For 2014, non-employee directors received the following cash retainers:

Director	Annual Retainer	Audit Committee		Compensation Committee		Governance Committee		Litigation Committee		Lead Independent Director
Nolan D. Archibald	$135,000	—		$30,000	*	—		—		$50,000
Mary C. Beckerle	$135,000	—		—		$10,000		—		—
M. Anthony Burns	$135,000	$50,000	*	—		$10,000		—		—
Patrick T. Harker	$135,000	$20,000		—		$30,000	*	—		—
Jon M. Huntsman, Jr.	$135,000	—		—		—		—		—
Robert J. Margetts	$135,000	—		—		$10,000		—		—
Wayne A. Reaud	$135,000	—		$10,000		—		$30,000	*	—
Alvin V. Shoemaker	$135,000	$20,000		$10,000		—		—		—

*
Includes an additional retainer for service as committee chair of $30,000 for the Audit Committee and $20,000 for each of the other committees.

Non-employee directors receive pro-rata amounts of the above fees for partial year service. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

(3)
This column represents the aggregate grant date fair value of fully vested stock awards or stock unit awards granted in 2014, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718 ("FASB ASC Topic 718"). Each director received a stock award or stock unit award of 6,362 shares based on the grant date fair value of $21.22. The shares underlying stock unit awards are deliverable upon termination of service. See "Note 21. Stock-Based Compensation Plan" to our consolidated financial statements in our 2014 annual report on Form 10-K for additional detail regarding assumptions underlying the value of these equity awards.

As of December 31, 2014, the only non-employee directors with outstanding unvested stock awards or option awards were Messrs. Archibald, Reaud and Shoemaker, each of whom held 50,000 fully-vested stock option awards.

(4)
Messrs. Archibald, Burns and Shoemaker and Drs. Beckerle and Harker each donated to Section 501(c)(3) tax exempt organizations of their choice in 2014. On behalf of each of these directors, we matched their charitable contributions up to $10,000 through our Huntsman Director Matching Gift Program. In connection with his consulting relationship with our company, as described under "Additional Information—Certain Relationships and Related Transactions—Transactions—Consulting Agreement," we paid Gov. Jon M. Huntsman, Jr. $330,000 in consulting fees during 2014, which were paid in monthly installments of $27,500 each.

CORPORATE GOVERNANCE

        The following discussion of corporate governance relates to our parent, Huntsman Corporation. Huntsman International is a wholly-owned subsidiary of Huntsman Corporation and as a result it does not have common interests listed on an exchange. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we have included the following discussion of the corporate governance of our parent. Unless the context otherwise requires, references in this corporate governance discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

        The Board is committed to corporate governance principles and practices that facilitate the fulfillment of its fiduciary duties to stockholders and to our company. Key corporate governance principles observed by the Board and our company include:

  •
  75% of directors are independent and all members of our Audit, Compensation and Governance Committees are independent

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  Lead independent director, Nolan D. Archibald, chairs executive sessions of our independent directors at all regular meetings

  •
  Board to be declassified in stages with all directors elected annually beginning in 2017

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  Mandatory director retirement age (subject to certain exceptions)

  •
  Separation of the offices of Chairman and Chief Executive Officer

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  No super-majority stockholder voting requirements

  •
  Stock ownership guidelines for directors and executive officers

  •
  Policy prohibiting short sales and hedging of shares of our common stock by directors and executive officers

  •
  The Audit, Compensation and Governance committees have authority to retain outside, independent advisers and consultants

  •
  Board and its committees exercise oversight of risks we face in a global market, including operational, financial, strategic, competitive, reputational, legal and regulatory risks.

BOARD GOVERNANCE

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. During 2014, the Board met seven times, the non-management directors met in executive session four times and the independent directors met in executive session four times. During 2014, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board; and

  •
  the total number of meetings held by all Board committees on which such person served.

BOARD LEADERSHIP STRUCTURE AND EXECUTIVE SESSIONS OF THE BOARD

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the Board and stockholders. The Chairman of the Board is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Chairman of the Board and has other powers and duties including, among others, consulting on the strategic vision of our company, promoting Huntsman's interest through his influence and global ties and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise subjects at any Board meeting that are not on the agenda for that meeting. Jon M. Huntsman is currently the Executive Chairman. As such, he also fills the role of Chairman of the Board.

        In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Bylaws expressly allow our Chairman of the Board to also serve as President or Chief Executive Officer, if so elected by the Board. Currently, the Chairman of the Board does not serve as President or Chief Executive Officer. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of our company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer.

        Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Chairman of the Board. The Board believes that it obtains effective additional Board leadership through the role of the Vice Chairman, which is currently filled by Mr. Archibald, who also serves as Lead Independent Director. As Lead Independent Director, Mr. Archibald communicates with management on issues relevant to the independent directors and provides leadership on matters where management may have a conflict of interest. In accordance with our Corporate Governance Guidelines, non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Mr. Archibald, who serves as Vice Chairman of the Board and Lead Independent Director, chairs these sessions.

        We believe that the appropriate Board leadership structure for our company varies depending on the circumstances facing the Board and our company at any given time. For example, we have revised the Board's leadership structure in the past to address specific needs, such as the formation of a Litigation Committee (in November 2008) and the change of Jon M. Huntsman's role from Chairman to Executive Chairman (in February 2009) in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses our company's present needs and allows the Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. The Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of the Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

BOARD INDEPENDENCE

        It is important to our company that investors have confidence that the individuals serving as independent directors on the Board do not have relationships with us that impair their independence. Under NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, stockholder or officer of an organization that has a relationship with our company. To assist in making independence determinations, the Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  The (1) director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) director is a current employee of such a firm; (3) director has an immediate family member who is a current employee of such a firm and who personally works on our company's audit; or (4) director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of company legal counsel, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our company, senior management and independent registered public accounting firm have been made available to the Governance Committee.

        In conducting its independence review, the Governance Committee specifically considered the relationships discussed under "Additional Information—Certain Relationships and Related Transactions—Transactions." The Governance Committee also considered Dr. Beckerle's position as CEO of the Huntsman Cancer Institute, or the Institute. The Governance Committee took into account the fact that Jon M. Huntsman has no ownership of the Institute, which is part of the University of Utah, a public institution owned by the State of Utah. The Governance Committee further considered that beginning a number of years ago, the Huntsman Cancer Foundation, a 501(c)(3) charity whose purpose is to help fund the Institute, has made stipend payments of $100,000 annually to the CEO of the Institute. The Governance Committee took into account that Jon M. Huntsman is only one of four trustees of the Huntsman Cancer Foundation, and that our company has no financial relationship with either the Huntsman Cancer Foundation or the Institute other than purchasing seats at a table for $10,000 at an annual fundraiser for the Institute.

        On the basis of its review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, the Board has determined that Messrs. Archibald, Burns, Reaud, Shoemaker, Sir Robert and Drs. Beckerle and Harker, who currently constitute a majority of the Board, are independent. These independent directors currently comprise, in full, the membership of the Audit, Compensation and Governance committees of the Board discussed below.

        Jon M. Huntsman is not considered to be an independent director because he is employed by our company and is the father of Peter R. Huntsman, our CEO, and James H. Huntsman, our Division President, Advanced Materials. Peter R. Huntsman is not considered to be an independent director because he is employed by our company and is the son of Jon M. Huntsman, our Executive Chairman, and the brother of James H. Huntsman, our Division President, Advanced Materials. Gov. Jon M. Huntsman, Jr. is not considered to be an independent director because of his consulting relationship with our company as described under "Additional Information—Certain Relationships and Related Transactions—Transactions—Consulting Agreement" and because he is the son of Jon M. Huntsman, our Executive Chairman, and the brother of Peter R. Huntsman, our CEO, and James H. Huntsman, our Division President, Advanced Materials.

COMMITTEES OF THE BOARD

        The Board has Audit, Compensation, and Governance committees, each consisting of independent directors, structured as follows:

Audit	Compensation	Nominating and Corporate Governance
M. Anthony Burns (Chair)	Nolan D. Archibald (Chair)	Dr. Patrick T. Harker (Chair)
Dr. Patrick T. Harker	Wayne A. Reaud	Dr. Mary C. Beckerle
Alvin V. Shoemaker	Alvin V. Shoemaker	M. Anthony Burns
Sir Robert J. Margetts

        Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of the charters free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com.

Audit Committee

        The Audit Committee has the following duties:

  •
  Sole responsibility for the appointment, retention and termination of the independent registered public accounting firm

  •
  Responsible for the compensation and oversight of the work of the independent registered public accounting firm

  •
  Monitors our independent registered public accounting firm's qualifications and independence

  •
  Monitors the integrity of our financial statements

  •
  Monitors the performance of our internal audit function and independent registered public accounting firm

  •
  Monitors our compliance with legal and regulatory requirements applicable to financial and disclosure matters

  •
  Monitors our enterprise-wide and financial risk exposures

        Under the independence criteria that the Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

  •
  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

  •
  The member is otherwise an affiliated person of our company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise.

        The Board has determined that each member of the Audit Committee is independent as that term is defined by the listing standards of the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934 and satisfies the additional independence criteria adopted by the Board and described above. The Board has also determined that each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. No member of the Audit Committee serves on more than two other public company audit committees.

Compensation Committee

        The Compensation Committee has the following duties:

  •
  Supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation

  •
  Reviews, evaluates and approves our compensation programs, policies and plans including annual incentive compensation, equity-based compensation and compensation agreements

  •
  Review and approves compensation for our corporate and executive officers and their family members who are employees, and reviews and recommends compensation for our directors

  •
  Carries out its responsibilities under applicable securities laws and regulations relating to our proxy statement for the annual meeting of stockholders or other applicable report or filing

  •
  Performs such other functions as the Board may assign from time to time

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors, or in some limited circumstances, to management.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our CEO does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the CEO is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting includes an executive session without members of management present. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

Nominating and Corporate Governance Committee

        The duties of the Nominating and Corporate Governance Committee include:

  •
  Ensures that our corporate governance system performs well

  •
  Reviews and assesses the adequacy of our Corporate Governance Guidelines annually

  •
  Monitors director independence

  •
  Manages the Board's annual director evaluation process

  •
  Assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board

  •
  Identifies, screens and recommends qualified director candidates

  •
  Periodically reassesses the adequacy of the Board's size

  •
  Oversees succession planning for our CEO

  •
  Oversees our corporate compliance program

Litigation Committee

        In addition to the independent committees described above, the Board also has a Litigation Committee. The Litigation Committee assists the Board by reviewing and assessing current and potential litigation and areas of legal exposure in which our company is or could be involved and making recommendations to the Board regarding legal matters. The members of the Litigation Committee are Wayne A. Reaud, who serves as the committee's Chair, Jon M. Huntsman and Peter R. Huntsman. The Litigation Committee generally meets quarterly in connection with our regularly scheduled Board meetings.

BOARD ROLE IN RISK OVERSIGHT

        It is management's responsibility to assess and manage the various risks our company faces. It is the Board's responsibility to oversee management in this effort. The Audit Committee is responsible for administering the Board's oversight function, and seeks to understand our company's risk philosophy by having discussions with management to establish a mutual understanding of our company's overall appetite for risk. In exercising its oversight, the Audit Committee strives to effectively oversee our company's enterprise-wide and financial risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of our stockholders. The Board understands that its focus on effective risk oversight is critical to setting our company's tone and culture towards effective risk management.

        The Audit Committee maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our company's most significant risk exposures. The Audit Committee receives regular presentations from management of our businesses and functions about significant risks the respective business or function faces to assist the Audit Committee in evaluating Huntsman's risk assessment and risk management policies and practices.

        In addition, each of our other committees assesses risks related to such committee's oversight activities. For example, our Litigation Committee assesses risk from litigation and areas of legal exposure to which our company is or could be subject and makes recommendations to the Board regarding those matters. We believe that the oversight function of the Board and these committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING OF STOCKHOLDERS

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings of stockholders should be strongly encouraged, but not required. All of our directors attended the 2014 annual meeting in person.

DIRECTOR QUALIFICATION STANDARDS AND DIVERSITY

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for optimal functioning in its oversight of our company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including the overall composition of the Board and the criteria that it uses for selecting nominees.

DIRECTOR NOMINATION PROCESS

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee also welcomes stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 2.8 of our Bylaws, which require, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our company's securities, including derivative instruments. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee, and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com in the "Investor Relations" section. We will also furnish copies of our Bylaws free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com. For additional information about stockholder nominations, including nominations for the 2016 annual meeting of stockholders, see "Stockholder Proposals and Director Nominations for the 2016 Annual Meeting."

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder. The Governance Committee uses the same process to screen all potential candidates, regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. The procedures set forth in Section 2.8 of our Bylaws provide the means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

STOCKHOLDER COMMUNICATIONS POLICY

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or by sending an e-mail specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman Corporation (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

CORPORATE GOVERNANCE GUIDELINES

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines provide for the following:

  •
  membership on the Board is made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE;

  •
  each regularly scheduled Board meeting includes an executive session of the non-management directors;

  •
  the independent directors will meet in executive session at least once annually;

  •
  the Board and its committees each conduct an annual self-evaluation;

  •
  non-management directors are not permitted to serve as a director for more than three other public companies;

  •
  our Chief Executive Officer is not permitted to serve as a director for more than two other public companies;

  •
  directors are expected to attend all meetings of the Board and of the committees of which they are members;

  •
  directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday (subject to certain exceptions);

  •
  directors are required to offer their resignation upon a change in their principal occupation;

  •
  directors should function consistent with the highest level of professional ethics and integrity; and

  •
  to effectively discharge their oversight duties, directors have full and free access to our officers and employees.

        Despite Mr. Shoemaker already having reached his 75th birthday, the Board determined that due to his important continued contributions to the Board and the difficulty of finding a comparable replacement, Mr. Shoemaker should be nominated to serve for an additional one year term ending in 2016.

FINANCIAL CODE OF ETHICS AND BUSINESS CONDUCT GUIDELINES

        The Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller. Among other matters, this code is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 or to CorporateSecretary@huntsman.com. We intend to disclose any amendments to, or waivers from, our code of ethics on our website.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion and analysis is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this Compensation Discussion and Analysis to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

        This Compensation Discussion and Analysis, or CD&A, provides information regarding how we paid our executives in 2014, including the following named executive officers (our "NEOs"):

Name	Title
Jon M. Huntsman	Executive Chairman of the Board (our "Executive Chairman")
Peter R. Huntsman	President and Chief Executive Officer (our "CEO")
J. Kimo Esplin	Executive Vice President and Chief Financial Officer
Anthony P. Hankins	Division President, Polyurethanes and CEO—Asia Pacific
David M. Stryker	Executive Vice President, General Counsel and Secretary

COMPENSATION SUMMARY

What makes us Unique

        Our Compensation Committee has established an executive compensation program for our executive officers, including our NEOs, taking into account the features of our company that make us unique:

  •
  We grew as a family business and bear the name of our founder and Executive Chairman, Jon M. Huntsman

  •
  We believe there is substantial value in our name, our history and the continued leadership of Jon M. Huntsman and Peter R. Huntsman, who has served as our CEO since 2000; their different leadership roles reflect their unique contributions

  •
  We operate five distinct global divisions, and the presidents of these divisions are held accountable for both operating and financial performance, with our CEO fulfilling many of the duties of a chief operating officer; we believe this approach places additional responsibilities on our CEO and our Division Presidents as compared to many of our peers

  •
  In our business sector, the financial measures most important to our investors are adjusted EBITDA and free cash flow and we compensate our executive officers accordingly

  •
  We maintain a close dialogue with our long-term investors regarding our business strategy, and we focus on long-term value creation for both our stockholders and debt holder

Performance Highlights in 2014

        As described in more detail throughout this CD&A, one of the primary objectives of our executive compensation program is to align our executive officers' pay with our performance. 2014 was another successful year for our company. Specific performance highlights in 2014 include the following:

  •
  Corporate adjusted EBITDA, the primary metric by which we believe our stockholders measure the financial performance of our company, was $1,340 million

  •
  Corporate net operating cash flow, which is also an important measure of the financial performance of our company and has a significant impact on our liquidity, was $460.7 million

  •
  Shared services fixed costs, which is used to evaluate the ability of shared corporate departments to beat budgetary estimates, was $343.7 million

  •
  Completion of the significant strategic acquisition of Rockwood Holdings' Performance Additives and Titanium Dioxide businesses (the "Rockwood Acquisition")

  •
  Annualized total stockholder return ("TSR") of 25% from 2010 to 2014, which exceeded both the S&P 500 Index and the S&P 500 Chemicals Index averages

How we paid for Performance in 2014

        For 2014, the Compensation Committee designed our executive compensation program so that a significant majority of each officer's total target direct compensation was in the form of performance-based incentive compensation. On average, 74% of the 2014 total target direct compensation of our NEOs was at risk, tied to specific annual performance metrics and the performance of our common stock.

Mix of Total Target Direct Compensation in 2014(1)

(1)
"Total target direct compensation" consists of (i) annual base salary, (ii) the target annual cash performance award opportunity for 2014, and (iii) the aggregate grant date fair value of long-term equity incentive awards granted in the form of stock options and restricted stock. The amounts actually realized by our NEOs with respect to the annual cash performance awards and long-term equity incentive awards granted in 2014 depend, as applicable, on the level of attainment of the relevant performance goals and the value of our common stock when the awards vest or are exercised.

        Based on our solid performance in 2014, during which all financial targets set for our annual cash performance awards were met or nearly met, the annual cash performance awards paid to our NEOs for 2014 were near or above their respective target award levels, thus aligning their pay with our overall performance for the year.

        The following demonstrates the alignment of our CEO's total direct compensation to our performance in adjusted EBITDA and in adjusted EBITDA excluding our Pigments business over the last five years (we call our other business divisions together our "differentiated businesses"). While we continue to compensate our executive officers based on the performance of our company as a whole, we believe that our executive officers are more directly able to influence the results of our differentiated businesses. Given the cyclicality and volatility of the Pigments business, which we may ultimately separate from our differentiated businesses, the below chart also demonstrates the impact our executive officers have had on our differentiated businesses.

5-year Adjusted EBITDA vs. CEO Total Direct Compensation(1)

(1)
"Total direct compensation" consists of (i) annual base salary, (ii) the annual cash performance award paid for 2014, and (iii) the aggregate grant date fair value of long-term equity incentive awards granted in the form of stock options and restricted stock. See "Executive Compensation—2014 Summary Compensation Table" for total compensation paid to our CEO and other NEOs.

        We believe our executive compensation program has created stockholder value over the long-term. Our average annual total return of 25.2% over the last five years exceeds the Standard & Poor 500 Stock Index ("S&P 500") average annual return of 15.9% and the Standard & Poor Chemicals Index ("S&P 500 Chemicals") average annual return of 17.4%. The cumulative stockholder returns, assuming reinvestment of dividends, on $100 invested on December 31, 2009 are illustrated in the graph below.

Comparison of Cumulative Five Year Total Return

        While we believe our compensation programs in 2014 were effective in implementing our primary compensation objectives, the Compensation Committee determined to make certain changes to our compensation program for 2015 as highlighted below to further strengthen the alignment between our pay and performance.

Our Response to Say-On-Pay and Stockholder Outreach

        At our 2014 annual meeting, approximately 75% of the total votes cast (excluding abstentions) were in favor of our say-on-pay proposal. In determining executive compensation for 2015, the Compensation Committee considered the results of the 2014 say-on-pay vote. The Compensation Committee also instructed management to engage with a number of our stockholders to discuss topics relevant to our compensation practices. The following changes to our compensation practices are being made directly in response to this feedback and the say-on-pay voting results:

Feedback Received	Our Response	When Effective
We were encouraged to tie an even larger portion of executive compensation to objective performance measures	Added an umbrella bonus pool to cap aggregate payout under our annual incentive program according to performance in adjusted EBITDA	Fiscal year 2015
Instituted grants of performance share units that vest upon the achievement of relative TSR milestones
Modified the Executive Chairman's annual incentive award opportunity so that an increased portion (80%) is tied to the achievement of financial metrics
We were encouraged to implement a clawback policy	Adopted an executive compensation clawback policy, which applies to all Section 16 officers	September 2014
We were encouraged to provide a clearer explanation of how all elements of compensation are set	Enhanced proxy statement disclosure and presentation, specifically in the Compensation Discussion and Analysis	2015 proxy statement

OBJECTIVES OF HUNTSMAN'S EXECUTIVE COMPENSATION PROGRAM

        The primary objective of our overall executive compensation program is to create stockholder value. In support of this objective, our executive compensation program is designed to: (i) align pay with performance; (ii) attract, motivate and retain executives critical to our long-term success by providing a competitive compensation structure; (iii) align our executives' interests with those of our stockholders; and (iv) discourage excessive risk-taking. The chart below indicates the key features of our executive compensation program and how they align with our objectives.

Compensation Feature	Aligns Pay With Performance	Supports a Competitive Compensation Structure	Aligns Executives and Stockholders' Interests	Encourages Long-Term Focus	Balances Short-Term and Long-Term Risk-Taking
Salary		•
Annual Cash Performance Award		•	•		•
Restricted Stock Award	•	•	•	•	•
Stock Option Award	•	•	•	•	•
Performance Share Units (starting in 2015)	•		•	•	•
Perquisites		•
Health Benefits, Retirement Plans and Severance Arrangements		•
Compensation-related policies:
• Clawback Policy
• Stock Ownership Guidelines			•	•	•
• Insider Trading/Anti-Hedging Policy

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

        Below provide additional information about the direct and other elements of our executive compensation program and indicate how these elements align with our compensation objectives.

Total Direct Compensation

        We provide our executive officers with a mixture of pay that reflects our belief that executive officers should have elements of their compensation tied to both short- and long-term performance. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our financial results, the percentage of performance-based pay will increase. Total direct compensation received by our NEOs comprises the following elements:

Compensation Element		Description and Purpose of the Element
Annual Cash Compensation	Base Salary	Designed to be a fixed portion of total compensation, an executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services.
Annual Cash Performance Award

Payment of the award depends on performance against predetermined goals and a subjective evaluation of individual performance including success in areas significant to us as a whole or to a particular business unit or function.

Long-Term Equity-Based Compensation	Restricted Stock	Supports a long-term focus by executives, as their value is tied to the value of our common stock over time. Also provides a strong retention incentive by vesting over a three-year period.
For 2014, represents 50% of equity-based compensation for our NEOs, other than for our Executive Chairman (who received 100% of his long-term incentive pay in the form of restricted stock).
Stock Options

The ten-year exercise period of options creates a long-term interest in maximizing stock price appreciation and discourages profit-taking by executives in the short term. Also provides a strong retention incentive by vesting over a three-year period.

Unlike other awards, their value as an incentive typically continues long after their vesting period is over. For example, NEOs with options from our initial grant in 2005 recently exercised these options just prior to their expiration.

For 2014, represents 50% of equity-based compensation for our NEOs, other than for our Executive Chairman (who did not receive stock options).
	Performance Share Units	Beginning in 2015, granted to focus executives on creating stockholder value by increasing TSR performance relative to peers over a three-year period.
Represents 30% of 2015 equity-based compensation for our executive officers.

        A detailed discussion of the total target direct compensation awarded to our NEOs for 2014, and graphical illustrations of the proportionate amount of performance-based compensation for 2014, is set forth below in "—2014 Executive Compensation Decisions."

Other Elements of Compensation

        In addition to the elements of total direct compensation described above, our executive compensation program includes other elements of compensation that are designed primarily to attract, motivate and retain executives critical to our long-term success and to provide a competitive compensation structure overall.

Element	Description and Purpose of the Element
Health and Welfare Benefits	We provide our NEOs with health and welfare benefits that are intended to be part of a competitive total compensation package with benefits comparable to those provided to employees and executives at other companies in the chemical industry and the general market. Our NEOs participate in our health and welfare programs on the same basis as our other employees.
Retirement and Savings Plans
We provide our NEOs with retirement and savings plan benefits that are intended to be part of a competitive total compensation package with benefits comparable to those provided to employees and executives at other companies in the chemical industry and the general market.

We provide certain defined benefit pension plans, including the Huntsman Pension Plan (a tax-qualified pension plan) and the Huntsman Supplemental Executive Retirement Plan (a nonqualified supplemental pension plan for executives who exceed the qualified plan limitations) to eligible employees. In addition, we provide the Huntsman Pension Scheme to our U.K. employees in the Polyurethanes segment, such as Mr. Hankins. Employees in foreign jurisdictions participate in the retirement and savings plans mandated by applicable law. We also provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP").
For an explanation of the major features of our retirement and savings plans, see "Executive Compensation—Pension Benefits in 2014" and "—Nonqualified Deferred Compensation in 2014."
Perquisites
We provide additional compensation to our NEOs in the form of perquisites for the convenience of executives in meeting the demands of their positions comparable to those provided to executives at other companies in the chemical industry and the general market. The Compensation Committee reviews our policies with respect to perquisites and considers whether and to what extent it may be appropriate for our NEOs to reimburse our company for perquisites.

For a description of these perquisites and the amounts paid to our NEOs in 2014, see "Executive Compensation—2014 Summary Compensation Table" and "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2014."

Element	Description and Purpose of the Element
Severance Arrangements	We provide payments and benefits to our executive officers upon certain severance events through the Huntsman Executive Severance Plan (the "Executive Severance Plan"), business segment severance plans, and through individual severance agreements in order to attract and retain executive talent necessary for our business. We have entered into individual severance arrangements with Jon M. Huntsman and Peter R. Huntsman (the "Severance Agreements"). These arrangements are designed to provide protection to our executive officers who are primarily tasked with the management of our overall operations and business strategy and we believe these arrangements are on market terms.
For a description of these arrangements, see "Executive Compensation—Potential Payments upon Termination or Change of Control."
Special Project Bonuses
In appropriate circumstances, we provide project bonuses to reward successful completion of strategic objectives, which may include both acquisitions and divestitures of businesses and the implementation of cost reduction and restructuring plans. These bonuses are intended to be commensurate with the efforts of the executives and the benefits to our Company. Given that any project bonuses are customarily related to special initiatives, we do not consider these bonuses a part of total direct compensation.
For a description of bonuses paid in 2014 to certain NEOs, see "—2014 Executive Compensation Decisions—Special Project Bonuses."

2014 EXECUTIVE COMPENSATION DECISIONS

Total Target Direct Compensation

        The charts below illustrate the amount of total target direct compensation for 2014 allocated to each component for the Executive Chairman, the CEO and the other NEOs and highlight the amount of total target direct compensation at risk. We structure the compensation of our Executive Chairman and CEO to provide a total compensation package toward the higher end of the competitive range for executives holding comparable positions in light of their unique and indispensable roles, which are described in greater detail below. We structure the compensation of our other executives to provide a total compensation package that, at expected levels of performance, is similar to the total compensation package provided to executives holding comparable positions or having similar qualifications at comparable companies.

        The amounts actually realized by these executive officers with respect to the annual cash performance awards and long-term equity incentive awards granted in 2014 depend, as applicable, on the level of attainment of the relevant performance goals and the value of our common stock when the awards vest or are exercised.

        This mix of pay elements represents our belief that the executive officers should have elements of their compensation tied to both short- and long-term objectives. The Compensation Committee's decisions regarding the mix of pay reflects our compensation philosophy, market reference data provided by Meridian and each officer's role in achieving our strategic objectives.

Compensation for our Executive Chairman and our CEO

        Our company has the unique opportunity to be led by both our CEO, Peter R. Huntsman, and our founder and Executive Chairman, Jon M. Huntsman. Each plays a unique and indispensable role in the success of our company, and we believe the company benefits significantly from its association with the Huntsman family and their philanthropic efforts, led by Jon M. Huntsman. This association is widely perceived as fostering sustainability, increasing employee morale and enhancing general name awareness.

        As CEO, Peter R. Huntsman leads our company, develops our vision and strategy, oversees implementation of our strategy as well as our operations and business divisions, and is responsible for ensuring the long-term success of our company. To align Peter R. Huntsman's role with his compensation, we provide a significant portion of his compensation in the form of equity-based incentives tied to the long-term performance of our common stock. Peter R. Huntsman also fulfills many of the duties of a chief operating officer for our company.

        In addition to supporting the CEO in the execution of his duties, especially the development of our vision and strategy, Jon M. Huntsman's role is to act as an ambassador for our company and as its principal strategic adviser, and thus his compensation has historically been weighted more heavily towards cash awards to encourage specific actions in the applicable period, such as promoting the company's brand, mentoring senior executives and new board directors, developing and maintaining key relationships and exploring strategic opportunities. In addition, the Compensation Committee has historically granted Jon M. Huntsman a relatively lower proportion of his total target direct compensation in equity in consideration of his existing substantial ownership stake in the Company.

        In direct response to stockholder feedback, the Compensation Committee made changes to Jon M. Huntsman's compensation for 2015. These changes include altering the mix of his equity-based grants to include performance share units and stock options in addition to restricted stock. The Compensation Committee also increased the portion of his annual cash performance award tied to the achievement of financial goals from 50% to 80% to align with the way we compensate our other NEOs.

2014 Base Salary Changes

Officer	2013	2014(1)	% Increase
Jon M. Huntsman	$1,200,000	$1,325,000	10.4%
Peter R. Huntsman	$1,600,000	$1,600,000	n/a
J. Kimo Esplin	$610,100	$650,000	6.5%
Anthony P. Hankins	$795,700	$819,600	3.0%
David M. Stryker	$465,000	$479,000	3.0%

(1)
Changes in base salary rate are effective as of April 1 of the applicable year.

        Jon M. Huntsman received an increase after receiving no base salary increase for the previous three years, which increase the Compensation Committee determined was appropriate to competitively position his salary relative to market levels. The Compensation Committee determined that the base salary of Peter R. Huntsman remained competitively positioned relative to market levels and, as a result, elected not to increase his salary in 2014. Mr. Esplin received an increase in base salary for 2014 to competitively position his salary relative to market levels. Messrs. Hankins and Stryker received modest increases to their base salary rates consistent with the salary adjustments provided to our employee population generally; however, Mr. Hankins' base salary remains higher than that of comparable positions within our peer group to reflect the added responsibilities of his role as CEO—Asia Pacific and his responsibility for both operational and financial performance of our Polyurethanes division.

2014 Annual Cash Incentive Plan

        Our annual cash incentive plan is designed to reward our executive officers for achievement of annual performance goals set by the Compensation Committee. The Compensation Committee selects performance measures that are important to our operations and that contribute to the creation of stockholder value.

        2014 Annual Cash Incentive Plan Design.    Our annual cash incentive compensation program provides for target annual cash performance awards to the NEOs (other than the Executive Chairman) set as a percentage of their base salaries. The following table summarizes the target and maximum annual cash performance award opportunities, performance measures and corresponding weightings for each of our NEOs for 2014.

Officer	Target Incentive Award	Target % of Base Salary	Maximum Incentive Award	Performance Measures	Weightings
Jon M. Huntsman	n/a	n/a	$7,500,000	Corporate adjusted EBITDA	25%
				Corporate net operating cash flow	25%
				Achievement of strategic objectives	50%
Peter R. Huntsman	$2,240,000	140%	$4,480,000	Corporate adjusted EBITDA	60%
				Corporate net operating cash flow, debt reduction and compliance	20%
				Individual performance	20%
J. Kimo Esplin	$390,000	60%	$780,000	Corporate adjusted EBITDA	30%
				Corporate net operating cash flow	20%
				Shared services fixed costs	20%
				Environmental, health & safety (EH&S) compliance	20%
				Individual performance	10%
Anthony P. Hankins	$491,760	60%	$983,520	Corporate adjusted EBITDA	20%
				Polyurethanes adjusted EBITDA	30%
				Corporate net operating cash flow	10%
				Polyurethanes net operating cash flow	10%
				EH&S compliance	20%
				Individual performance	10%
David M. Stryker	$335,300	70%	$670,600	Corporate adjusted EBITDA	30%
				Corporate net operating cash flow	20%
				Shared services fixed costs	20%
				EH&S compliance	20%
				Individual performance	10%

        The target and maximum cash performance award amounts for NEOs were set to generally align with competitive levels relative to comparable executive positions at our Proxy Peers and other chemical and general industrial companies. The Compensation Committee assigns different weightings for each NEO in order to align annual incentives with the performance measures most relevant to each officer's role and most within the particular officer's control. Mr. Stryker's target award percentage was higher than Messrs. Esplin and Hankins in 2014 as part of a competitive compensation package offered to him when he was hired in 2013. Potential payout of individual annual cash performance awards depends upon both company performance and individual contributions to our success.

        The annual cash performance award for the Executive Chairman is capped at a maximum possible incentive award opportunity and is based on the achievement of two equally weighted objective performance measures: (i) financial goals, consisting of corporate adjusted EBITDA and corporate net operating cash flow; and (ii) strategic objectives established by the Compensation Committee. Because there are many demands on the Executive Chairman's time, the setting of strategic objectives was intended to incentivize him in relation to how much of his time was given directly to events and meetings of strategic value to our company. The strategic objectives include overseeing the governance and other activities of the Board; contributing to the development and execution of our strategic plan;

supporting the development of our executive leadership team; representing the company in dealings with stockholders, customers and suppliers, at industry activities, and with other stakeholders and interested parties; and promoting our mission and values.

        For 2015, the Compensation Committee modified the Executive Chairman's annual cash performance award performance and payout criteria to be similar to that of other NEOs. Specifically, the Compensation Committee modified his award opportunity so that an increased portion (80%) of the award is tied to the achievement of financial metrics. This change was made both in response to specific feedback from our stockholders and the Compensation Committee's determination that a consistent approach to the annual incentive program among senior executives was preferable. As a result, while previously we reviewed the specific actions taken by the Executive Chairman to support our business objectives during the year, now he is rewarded by the effect these actions ultimately have on our financial results.

        2014 Performance Measures and Performance Goals.    For 2014, the Compensation Committee selected the following performance measures for the annual cash incentive plan:

Performance Metric	What It Is	Why We Use It
Corporate and divisional adjusted EBITDA(1)	An indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization	Primary measure by which our stockholders measure our financial performance, thus aligning the interests of management with the interests of our stockholders
Corporate and divisional net operating cash flow	An indicator of the amount of cash generated by our operations before strategic considerations including restructuring, acquisitions, joint ventures, incurrence of indebtedness and pension funding

Our strategic goal of maintaining adequate liquidity is directly impacted by net operating cash flow, which we use instead of free cash flow due to our desire to encourage our executive officers to make strategic decisions

Shared services fixed costs	A measure of whether all departments shared at a corporate level by all of our businesses meet, exceed or fall short on yearly budget projections	Controlling costs at a corporate level continues to be an important strategic objective for our company
EH&S compliance	A measure of compliance with environmental performance and injury reduction objectives	Discourages risk-taking for short-term profits to the detriment of the long-term health of our company

(1)
Corporate adjusted EBITDA is calculated by eliminating the following from EBITDA: acquisition and integration expenses and purchase accounting adjustments; loss on initial consolidation of subsidiaries; EBITDA from discontinued operations; gain or loss on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary gain on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses; and restructuring, impairment, plant closing and transition cost.

        The Compensation Committee also established threshold, target and maximum performance goals for each of the financial performance measures relevant to our NEOs as follows:

	2014 (in millions)
Performance Measure	Threshold Goal (75% of Target)	Target Goal (100% of Target)	Maximum Goal (112.5% of Target)
Corporate adjusted EBITDA	$1,040.3	$1,386.7	$1,560.4
Corporate net operating cash flow	$310.5	$414.0	$465.8
Polyurethanes adjusted EBITDA	$591.0	$788.0	$886.5
Polyurethanes net operating cash flow	$428.3	$571.0	$642.4

Performance Measure	Threshold Goal (96% of target)	Target Goal (100% of target)	Maximum Goal (104% of target)
Reduction in shared services fixed costs	$368.8	$354.6	$340.4

        If we achieve corporate adjusted EBITDA of less than 85% of target, the payout for all other components is capped at target. If corporate adjusted EBITDA is less than 75% of target, then payment of any other component of the award would be at the discretion of our CEO and the Compensation Committee. The Compensation Committee believes that requiring a minimum adjusted EBITDA threshold be met to receive any payment with respect to the annual cash performance awards both aligns executives' interests with those of stockholders and prevents excessive annual cash performance award payments in times when our financial performance fails to meet our expectations.

        2014 Financial Performance.    The 2014 targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance. For 2014, actual performance and performance as a percentage of targets were as follows:

Performance Criteria	2014 Performance (In Millions)	% of Target
Corporate adjusted EBITDA(1)	$1,363	98%
Corporate net operating cash flow	$461	111%
Polyurethanes adjusted EBITDA	$722	92%
Polyurethanes net operating cash flow	$493	86%
Shared services fixed costs	$344	103%

(1)
Differs from corporate adjusted EBITDA of $1,340 reported in our annual report on Form 10-K of because it excludes earnings from the Rockwood Acquisition and accounts for other adjustments.

        For our CEO, the Compensation Committee awarded the amount tied to corporate net operating cash flow, debt reduction and compliance based only on achievement in corporate net operating cash flow.

        2014 EH&S Compliance Performance.    For 2014, the Compensation Committee redesigned the compliance performance measure to focus on EH&S objectives and to exclude the measure related to compliance with the Sarbanes-Oxley Act of 2002 and corporate policies. The Compensation Committee decided to exclude the latter measure due to continued achievement of this objective and a desire to focus on other compliance metrics. The EH&S compliance objectives were as follows:

Performance Measure	How Measured	Weighting
Process safety objective	Company-wide achievement of process safety objectives by Messrs. Esplin and Stryker and divisional achievement by Mr. Hankins. Discretionary weighting for the CEO.	10%
Injury reduction objective	Company-wide achievement of corporate recordable safety by Messrs. Esplin and Stryker and divisional achievement by Mr. Hankins. Discretionary weighting for the CEO.	10%

        For Messrs. Esplin and Stryker, these EH&S compliance objectives were achieved above target for process safety objectives and at target for corporate recordable safety achievement. Mr. Hankins performance was above target for process safety and below target for recordable safety achievement, in each case, for the Polyurethanes segment.

        2014 Individual Performance.    The Compensation Committee recognized the CEO's outstanding performance during 2014 in implementing and overseeing the execution of the long-term strategy of our company. The Compensation Committee noted the CEO's leadership during the Rockwood Acquisition, meaningful improvements in the operating and financial performance of two historically under-performing divisions, Advanced Materials and Textile Effects, our company's outstanding performance in achieving record levels of safety performance and the CEO's implementation of a national leadership plan. After taking these points into consideration, the Compensation Committee awarded our CEO the full amount available for individual performance.

        For our Executive Chairman, with regards to the strategic objectives discussed above, the Compensation Committee noted the number of meetings around the world with employees, current and potential strategic partners, key customers, governmental authorities and other valuable contacts initiated and/or attended by the Executive Chairman in 2014. The Compensation Committee also noted his media appearances and community outreach in the name of the Company. After taking these points into consideration, the Compensation Committee determined to award him 52% of the maximum amount available for the strategic objectives category. In the aggregate, Jon M. Huntsman was awarded a cash performance award equal to 61% of his maximum potential award amount, or $4,597,000 for 2014, which was 17% less than his 2013 cash performance award.

        2014 Annual Cash Performance Awards.    Based on the results discussed above, the Compensation Committee awarded the following annual cash performance awards:

Officer	% of Target Incentive Award Earned	% of Maximum Incentive Award Earned	Incentive Award Earned
Jon M. Huntsman	n/a	61%	$4,597,000
Peter R. Huntsman	134%	67%	$2,999,079
J. Kimo Esplin	142%	71%	$553,116
Anthony P. Hankins	92%	46%	$452,707
David M. Stryker	142%	71%	$475,538

Long-term Equity Compensation

        For 2014, the Compensation Committee targeted long-term equity compensation awards for the NEOs at levels intended to competitively position the total target direct compensation of the executive officers and to reflect the individual roles and contributions of our NEOs. The targeted award amount was converted to a number of shares based on the grant date fair value of the respective award, with

50% of the value allocated to restricted stock awards and 50% of the value allocated to stock option awards (except with respect to the Executive Chairman, who received only shares of restricted stock). The 2014 long-term equity incentive awards approved for the NEOs were as follows:

Officer	Stock Options	Restricted Stock	Total Shares
Jon M. Huntsman	—	112,064	112,064
Peter R. Huntsman	368,640	167,295	535,935
J. Kimo Esplin	67,497	30,631	98,128
Anthony P. Hankins	38,941	17,672	56,613
David M. Stryker	36,345	16,494	52,839

        The restricted stock and stock option awards granted in 2014 are subject to a three-year ratable annual vesting schedule that requires service for a continuous three-year period to become fully vested. Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in 2014" below. None of the awards granted in 2014 provide for automatic accelerated vesting upon termination of employment and only Jon M. Huntsman's 2014 award provides for accelerated vesting upon a change in control. See "Executive Compensation—Potential Payments upon Termination or Change in Control" below for more information.

        For 2015, in addition to awards of stock options and time-based restricted stock, the Compensation Committee approved awards of performance share units that vest upon the achievement of relative TSR milestones, which account for 30% of long-term equity incentive pay for 2015. In addition, for 2015, Jon M. Huntsman received a grant with a mix of stock options (30% value), restricted stock (40% value) and performance share units (30% value). We made these changes in 2015 in response to stockholder feedback requesting an increased emphasis on equity-based grants tied to performance measures.

Special Project Bonuses

        Upon successful completion of the Rockwood Acquisition on October 1, 2014, the Compensation Committee awarded special project bonuses to (i) Mr. Esplin in the amount of $150,000 for his project leadership and financial oversight during the lengthy acquisition process; and (ii) to Mr. Stryker in the amount of $50,000 for his stewardship of the contractual process and successful resolution of certain international competition details.

HOW WE DETERMINE EXECUTIVE COMPENSATION

        Under the direction of the Compensation Committee and in coordination with our compensation consultant, Meridian, our CEO and our Senior Vice President, Global Human Resources coordinate the annual review of the executive compensation program. This review includes an evaluation of our performance, corporate goals and objectives relevant to compensation, and compensation payable under various circumstances, including upon retirement or a change of control. In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals. This review includes an evaluation of each executive officer's historical pay and career development, individual and corporate performance, competitive practices and trends and other compensation issues.

Roles of the Compensation Committee, Executive Management and the Compensation Consultant

        The Compensation Committee, executive management and Meridian each play a key role in the Compensation Committee's annual review, evaluation and approval of our executive compensation programs.

Compensation Committee	• Articulates our compensation philosophy, establishes our executive compensation program and implements policies and plans covering our executive officers.
• Reviews, evaluates and approves the compensation structure and level for all of our executive officers.

•

Reviews each element of compensation annually for our Executive Chairman and our CEO and make recommendations for approval by the independent members of the Board (including those members who serve on the Compensation Committee).

•

Evaluates each executive officer's performance, including through reports from other members of executive management (other than with respect to our CEO and our Executive Chairman) and, in many cases, makes personal observations in determining individual compensation decisions.

Executive Management	• Our CEO articulates our strategic direction and works with the Compensation Committee to identify and set appropriate targets for executives officers (other than himself and the Executive Chairman).

•

Our CEO is assisted by our Senior Vice President, Global Human Resources, who provides advice on the design and development of our compensation programs, the interpretation of compensation data and the effects of adjustments and modifications to our compensation programs.

•

Our CEO and Senior Vice President, Global Human Resources make recommendations to the Compensation Committee regarding each element of compensation for each of our executive officers (other than the CEO and the Executive Chairman).

• Our CEO also provides the Compensation Committee with his evaluation with respect to each executive officer's performance (other than our Executive Chairman and himself) during the prior year.
• Our finance and legal departments also assist our CEO and Senior Vice President, Global Human Resources by advising on legal and financial considerations relevant to these programs.
Compensation Consultant

•

Advises the Compensation Committee in its oversight role, advises executive management in the executive compensation design process and provides independent compensation data and analysis to facilitate the annual review of our compensation programs.

• Evaluates levels of executive officer and director compensation as compared to general market compensation data and peer data (as discussed below).

•

Evaluates proposed compensation programs or changes to existing programs, providing information on current executive compensation trends and updates on applicable legislative, technical and governance matters.

Compensation Benchmarking

        To assist in its determination of the 2014 target compensation levels for our executive officers, the Compensation Committee considered information included in a compensation benchmarking review prepared by Meridian. The benchmarking review provided competitive market data for each element of compensation, as well as information regarding incentive plan designs and pay practices for executives in similar positions among a selected peer group of companies (the "Proxy Peers"). Information in the compensation benchmarking review served as a reference in the Compensation Committee's overall assessment of the competitiveness of our executive compensation program.

        The Proxy Peers are representative of the companies against whom we compete in the global chemical industry for business opportunities, investor capital and executive talent. Criteria used to select the Proxy Peer companies include financial metrics (i.e., revenue, market capitalization, net income) and the industry segment in which we operate (i.e., organic chemical products and of inorganic chemical products). For our compensation benchmarking review, our Proxy Peers comprised the following eleven companies:

  •
  Air Products and Chemicals Incorporated

  •
  Ashland Inc.

  •
  Avery Dennison Corporation

  •
  Celanese Corporation

  •
  Dow Chemical Company

  •
  EI du Pont de Nemours and Company

  •
  Eastman Chemical Company

  •
  Monsanto Company

  •
  PPG Industries Incorporated

  •
  Rockwood Holdings, Inc.

  •
  Sherwin-Williams Company

        The Compensation Committee reviews the composition of the Proxy Peers annually, resulting in some variation in the composition of the group from time to time. For 2015, several changes were made to the peer group. Avery Dennison Corporation and Rockwood Holdings, Inc. were removed and replaced with Ecolab Inc., The Mosaic Company and Praxair Incorporated.

        In addition to competitive market data for the Proxy Peers, and to assess benchmark data for positions for which pay information is not publicly disclosed, the Compensation Committee also considered competitive market data for companies across a broader group of chemical and general industrial companies. These data are provided by the Equilar Executive Compensation Survey and were included in the compensation benchmarking review.

        The Compensation Committee believes the combination of these perspectives offers an appropriate basis for assessing the competitiveness of the compensation for our named executives.

Independence of Compensation Advisers

        Since 2011, the Compensation Committee has retained Meridian as its compensation consultant. Meridian is an independent compensation consulting firm and does not provide any services to us outside of matters pertaining to executive officer and director compensation. Meridian reports directly to the Compensation Committee, which is solely responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian attends Compensation Committee meetings as requested by the Compensation Committee.

        The Compensation Committee determined that the services provided by Meridian to the Compensation Committee during 2014 did not give rise to any conflicts of interest. The Compensation Committee made this determination by assessing the independence of Meridian under the six independence factors adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. Further, in making this assessment, the Compensation Committee considered Meridian's written correspondence to the Compensation Committee that affirmed the independence of Meridian and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

        The Compensation Committee has on occasion sought the advice of Vinson & Elkins LLP, a law firm that represents and receives fees from our company with respect to legal services provided in other areas. Based on a letter from Vinson & Elkins assessing their independence under the six independence factors adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards, the Compensation Committee determined that the services provided by Vinson & Elkins to the Compensation Committee during 2014 also did not give rise to any conflicts of interest.

COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines

        The Board has adopted Director and Executive Stock Ownership Guidelines (the "Guidelines") to more closely align our directors' and executives' interests with our stockholders' interests and to encourage directors and executives to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require directors and executive officers to achieve and maintain ownership of our stock equal to six times base salary for the CEO, three times base salary for all other executive officers and three times the annual cash retainer for directors. The stock ownership requirement is based on the participant's base salary or annual retainer (as applicable) and the closing stock price on July 15 of each calendar year.

        During any year in which a participant's ownership target is not met, he or she is required to retain at least 50% of net shares delivered through the Huntsman Stock Incentive Plan ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for payment of the exercise price of stock options). Shares acquired by a participant prior to becoming subject to the Guidelines are not subject to the retention restriction. There are exceptions to the retention requirement for estate planning, gifts to charity, education and a participant's primary residence. In addition, hardship exemptions may be made in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of March 17, 2015, all of our NEOs and directors exceeded the ownership levels specified in the Guidelines. The following table provides the minimum stock ownership level for each NEO and the percentage of the ownership guideline achieved by the officer as of the determination date:

Officer	Ownership	Share Ownership Target	% of Guideline Achieved
Jon M. Huntsman	3x	144,900	100%
Peter R. Huntsman	6x	349,900	100%
J. Kimo Esplin	3x	71,100	100%
Anthony P. Hankins	3x	89,600	100%
David M. Stryker	3x	52,400	100%

Clawback Policy

        In September 2014, the Compensation Committee adopted an Executive Compensation Clawback Policy for executive officers. Under this policy, the Company may recover performance-based compensation that was based on achievement of quantitative performance targets if an executive officer engaged in fraud or intentional illegal conduct resulting in a financial restatement. The Company may also recover any awards made to an executive during the prior three years should the executive engage in activity that results in a financial restatement.

Prohibited Transactions

        Our Insider Trading Policy includes trading restrictions, which prohibit employees, directors and related persons from engaging in short-term, hedging or speculative transactions in our securities. Such persons may not execute transactions in short sales, options, such as puts and calls, or any other derivative securities or margin accounts. In addition, while we do not prohibit pledging shares, persons subject to the policy are required to exercise caution when holding securities in a margin account where such securities could be pledged as collateral.

Compensation Policies and Practices as they Relate to Risk Management

        The Compensation Committee believes that our compensation programs are appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their respective business divisions or functions and in carrying out their employment responsibilities. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual cash incentive program is designed to reward annual financial and/or strategic performance in areas considered critical to our short and long-term success and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance in many areas other than company profit, such as environmental, health and safety goals, cost-saving initiatives and corporate compliance, to determine an executive's annual cash performance award. We believe this discourages risk-taking for short-term profits at the detriment of the long-term health of our company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further provide a long-term focus by requiring our executives to personally hold significant levels of our stock. In addition, we implemented a clawback policy to discourage risk-taking that focuses excessively on short-term financial performance. The Compensation Committee believes that the various elements of our executive compensation program sufficiently incentivize our executives to act based on the sustained long-term growth and performance of our company.

ACCOUNTING AND TAX TREATMENT OF THE ELEMENTS OF COMPENSATION

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with FASB ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R).

        The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs with the desire to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our CEO and the other three most highly compensated senior executive officers (other than our CEO and Chief Financial Officer), unless the compensation is "performance-based" under a plan that is approved by our stockholders and that meets certain other technical requirements. As a result, the Compensation Committee intends to design a substantial portion of the total compensation package for each NEO to qualify for the "performance-based" compensation exemption from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context requires otherwise, references in this executive compensation discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

2014 SUMMARY COMPENSATION TABLE

        The following table details compensation earned in the years ending 2014, 2013 and 2012 by our NEOs. Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Jon M. Huntsman	2014	$1,293,750	—	$2,377,998	—	$4,597,000	$1,144,194	$339,579	$9,752,521
Executive Chairman	2013	$1,200,000	—	$2,000,000	—	$5,538,100	$169,306	$323,507	$9,230,913
of the Board	2012	$1,200,000	—	$2,000,000	—	$6,494,000	$1,434,056	$274,343	$11,402,399
Peter R. Huntsman	2014	$1,600,000	—	$3,550,000	$3,550,000	$2,999,079	$3,149,439	$394,325	$15,242,843
President and Chief	2013	$1,600,000	—	$3,000,000	$3,000,000	$2,729,500	—	$230,655	$10,560,155
Executive Officer	2012	$1,575,000	—	$2,500,000	$2,500,000	$4,000,600	$2,581,548	$637,952	$13,795,100
J. Kimo Esplin	2014	$640,025	$150,000	$649,990	$650,000	$553,116	$582,543	$120,134	$3,345,808
Executive Vice	2013	$605,650	—	$600,000	$600,000	$432,400	—	$97,872	$2,335,922
President and	2012	$587,975	—	$500,000	$500,000	$594,100	$438,697	$140,481	$2,761,253
Chief Financial Officer
Anthony P. Hankins(6)	2014	$813,625	—	$375,000	$375,000	$452,707	$2,997,908	$334,398	$5,348,638
Division President,	2013	$789,900	—	$375,000	$375,000	$467,600	$1,005,394	$303,667	$3,316,561
Polyurethanes and	2012	$766,875	—	$375,000	$375,000	$848,200	$188,703	$353,588	$2,907,366
CEO—Asia Pacific
David M. Stryker	2014	$475,500	$50,000	$350,003	$350,000	$475,538	$244,847	$121,521	$2,067,409
Executive Vice President, General Counsel and Secretary

(1)
This column reflects the aggregate grant date fair value of awards of restricted stock for each NEO computed in accordance with FASB ASC Topic 718. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2014, 2013 or 2012, respectively, as filed with the SEC. These amounts reflect the fair value of the restricted stock awards on the date of grant and may not correspond to the actual value that will be recognized by the NEOs.

(2)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. For information on the valuation assumptions regarding option awards, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2014, 2013 or 2012, respectively, as filed with the SEC.

(3)
This column reflects the annual cash performance awards that were earned for 2014 and paid during the first quarter of 2015. These awards are discussed in further detail under "Compensation Discussion and Analysis—2014 Executive Compensation Decisions—2014 Annual Cash Incentive Plan."

(4)
This column reflects the aggregate amount of any change in pension value in 2014 for each of the NEOs, to the extent any such aggregate change is positive. See "—Pension Benefits in 2014" for additional information, including the present value assumptions used in this calculation. None of the NEOs had above-market or preferential earnings on nonqualified deferred compensation during 2014. See "—Nonqualified Deferred Compensation in 2014" for additional information.

(5)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual NEO is based on the total cost to our company when such total cost exceeds $10,000 in the aggregate for a NEO. The table below details the components reported in the "All other compensation" column of the Summary Compensation Table for 2014. Amounts in the table were either paid directly by us or were reimbursed by us to the NEOs.

	Jon M. Huntsman(a)	Peter R. Huntsman(b)	J. Kimo Esplin(c)	Anthony P. Hankins(d)	David M. Stryker(e)
Personal Use of Auto	$6,778	$4,757	$10,936	—	$8,361
Personal Use of Aircraft	$332,801	$37,481	—	—	—
Moving Expenses	—	—	—	—	$59,647
Moving Expenses Tax Gross-Up	—	—	—	—	$42,988
Foreign Assignment Costs & Allowances	—	—	—	$116,839	—
Foreign Assignment Tax Gross-Up	—	—	—	$93,973	—
Company Contributions
401(k) Plan	—	$5,200	$5,200	$5,200	$5,200
Supplemental Savings Plan	—	$35,550	$33,582	$35,451	$5,200
Money Purchase Pension Plan	—	$20,800	$20,800	$20,800	—
SEMPP	—	$282,893	$47,661	$59,842	—
Supplemental Savings Plan /SEMPP Tax Gross-Up	—	$7,644	$1,955	$2,293	$125
Total	$339,579	$394,325	$120,134	$334,398	$121,521

(a)
The cost to us for personal use of our aircraft is calculated according to a time-sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc., are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 80 personal flight hours used by Jon M. Huntsman during 2014.

(b)
The cost to us for personal use of our aircraft is calculated according to a time-sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc., are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 8.3 personal flight hours used by Peter R. Huntsman during 2014. Contributions to the SEMPP and Supplemental Savings Plan on Peter R. Huntsman's behalf are included in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $7,664 in 2014 to gross-up Medicare taxes associated with our contributions to these plans.

(c)
Contributions to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf are included in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,955 in 2014 to gross-up Medicare taxes associated with our contributions to these plans.

(d)
As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf during 2014 that included $51,048 in housing allowances and costs and $65,791 for perquisites, including international location and car allowance. Contributions to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf are included in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $2,293 to gross-up Medicare taxes associated with our contributions to these plans. In addition, we incurred $93,973 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment.

(e)
Contributions to the Supplemental Savings Plan on Mr. Stryker's behalf are included in our Nonqualified Deferred Compensation Table below. Associated with the Supplemental Savings Plan, we incurred $125 in 2014 to gross-up Medicare taxes associated with our contribution to this plan.
(6)
For reporting purposes, the 2014 pension value for Mr. Hankins has been converted using an exchange rate of 1 GBP to 1.6759 USD being the exchange rate as of March 3, 2014 (which is the internal date used to estimate pro forma elements of compensation). Values for 2012 and 2013 were calculated based on exchange rates applicable in those years and have not been recast to conform to the 2014 GBP exchange rate.

GRANTS OF PLAN-BASED AWARDS IN 2014

        The following table provides information about annual cash performance awards granted through our annual incentive program and long-term equity incentive awards granted through the Huntsman Stock Incentive Plan to the NEOs in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
					All Other Stock Awards(2) (#)	All Other Option Awards(3) (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jon M. Huntsman	02/05/14	—	—	$7,500,000	—	—	—	—
	02/05/14	—	—	—	112,064	—	—	$2,378,998
Peter R. Huntsman	02/05/14	$0	$2,240,000	$4,480,000	—	—	—	—
	02/05/14	—	—	—	167,295	—	—	$3,550,000
	02/05/14	—	—	—	—	368,640	$21.22	$3,550,000
J. Kimo Esplin	02/05/14	$0	$390,000	$780,000	—	—	—	—
	02/05/14	—	—	—	30,631	—	—	$649,990
	02/05/14	—	—	—	—	67,497	$21.22	$650,000
Anthony P. Hankins	02/05/14	$0	$491,760	$983,520	—	—	—	—
	02/05/14	—	—	—	17,672	—	—	$375,000
	02/05/14	—	—	—	—	38,941	$21.22	$375,000
David M. Stryker	02/05/14	$0	$335,300	$670,600	—	—	—
	02/05/14	—	—	—	16,494	—	—	$350,003
	02/05/14	—	—	—	—	36,345	$21.22	$350,000

(1)
This column shows annual cash performance awards granted to our NEOs under our annual incentive program for 2014. See the chart and accompanying narrative disclosure in "Compensation Discussion and Analysis—2014 Executive Compensation Decisions—2014 Annual Cash Incentive Plan" for additional information with respect to these amounts. The amounts actually earned by each of the NEOs pursuant to our annual cash incentive program for 2014 are reported in the "Non-equity incentive plan compensation" column of the Summary Compensation Table.

(2)
This column shows the number of restricted shares granted under the Huntsman Stock Incentive Plan to the NEOs in 2014. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share, and each restricted share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted under the Huntsman Stock Incentive Plan to the NEOs in 2014. The option awards become exercisable and vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

(4)
The exercise price of the nonqualified options disclosed in this column is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
This column shows the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

        Information regarding the elements of our executive compensation program for 2014 is provided above under "Compensation Discussion and Analysis." The following is a discussion of material factors necessary to obtain an understanding of information disclosed under "—2014 Summary Compensation Table" and "—Grants of Plan-Based Awards in 2014" that is not otherwise discussed in the Compensation Discussion and Analysis.

        Aircraft Use Policy.    We have an Aircraft Use Policy to carefully manage use of our aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, certain of our executive officers may have personal use of company aircraft to the extent that such executive officer reimburses our company for the costs associated with their respective personal use of company aircraft. To mitigate security concerns and to maximize time available to spend on company business, the Compensation Committee permits our Executive Chairman and CEO to have personal use of company aircraft without cost subject to availability and to the Compensation Committee's authority to limit any such personal use. For 2014, personal use for our Executive Chairman was limited to 150 flight hours while personal use by our CEO was unlimited. We do not make gross-up payments for out-of-pocket tax obligations resulting from any personal use of our company aircraft.

        Company Car.    We provide executive officers with leased vehicles for business use, which executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of these vehicles.

        Foreign Assignment.    In accordance with our practice with respect to employees on assignment in a foreign country, Mr. Hankins entered into a letter agreement on November 1, 2000 with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment. This letter agreement also defines the initial elements of Mr. Hankins' compensation package, including base salary and an annual cash performance award, and provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of annual salary.

        Internal audit of travel related expenses.    In connection with a general review of travel expenses, our internal audit group identified travel related expenses of family members of certain executive officers and directors incurred during the period from 2011 through 2014 that had not been previously classified as perquisite compensation. Although such expenses were predominantly travel related expenses of family members associated with business-related functions, such as attendance by such family members at customer events, business dinners, plant open houses, and other similar events, after review by the Company's Audit Committee and outside advisors, it was determined that these expenses may not by definition be "integrally and directly related" to the executive's duties. It was also determined that the reason these expenses had not been raised to the Compensation Committee for review in the past nor had been disclosed as perquisite compensation was that our disclosure controls did not identify them as perquisite compensation due to the business-related nature of these expenses. We have since implemented procedures designed to track and better identify any such expenditures in the future and to ensure timely reimbursement or approval and disclosure to the extent such amounts could be interpreted to constitute perquisite compensation to the NEO and/or director. Upon being informed of the disclosure control deficiency (which did not rise to the level of a material weakness) and the potential classification of certain of these expenses as perquisite compensation, each of the executive officers and directors to which such amounts related promptly reimbursed the Company for the incremental cost, resulting in a total reimbursement to the Company of $1,386,652 for all such persons over the four-year period. Because of the reimbursement, the Compensation Committee does not view this as a compensation matter.

OUTSTANDING EQUITY AWARDS AT 2014 YEAR-END

        The following table provides information on the outstanding stock options and restricted stock awards held by the NEOs as of December 31, 2014. The market value of the restricted stock awards is based on the closing market price of our stock on December 31, 2014, which was $22.78.

		Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options
						Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)
Name	Date of Award	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jon M. Huntsman(4)	02/05/14	—	—	—	—	112,064	$2,552,818
	02/06/13	—	—	—	—	74,696	$1,701,575
	02/01/12	—	—	—	—	49,714	$1,132,485
Peter R. Huntsman	02/05/14	—	368,640	$21.22	02/05/24	167,295	$3,810,980
	02/06/13	126,263	252,525	$17.85	02/06/23	112,044	$2,552,362
	02/01/12	262,055	131,027	$13.41	02/01/22	62,143	$1,415,618
	02/02/11	216,920	—	$17.59	02/02/21	—	—
	02/23/10	150,215	—	$13.50	02/23/20	—	—
	03/02/09	400,000	—	$2.59	03/02/19	—	—
	02/20/07	464,785	—	$20.66	02/20/17	—	—
	03/01/06	374,618	—	$20.50	03/01/16	—	—
J. Kimo Esplin	02/05/14	—	67,497	$21.22	02/05/24	30,631	$697,774
	02/06/13	25,253	50,505	$17.85	02/06/23	22,408	$510,454
	02/01/12	52,411	26,205	$13.41	02/01/22	12,429	$283,133
	02/02/11	54,230	—	$17.59	02/02/21	—	—
	02/23/10	32,189	—	$13.50	02/23/20	—	—
	03/02/09	428,571	—	$2.59	03/02/19	—	—
	02/20/07	110,663	—	$20.66	02/20/17	—	—
	03/01/06	93,655	—	$20.50	03/01/16	—	—
Anthony P. Hankins	02/05/14	—	38,941	$21.22	02/05/24	17,672	$402,568
	02/06/13	15,783	31,565	$17.85	02/06/23	14,005	$319,034
	02/01/12	39,308	19,654	$13.41	02/01/22	9,321	$212,332
	02/02/11	54,230	—	$17.59	02/02/21	—	—
	02/23/10	32,189	—	$13.50	02/23/20	—	—
	03/02/09	226,735	—	$2.59	03/02/19	—	—
	02/20/07	66,398	—	$20.66	02/20/17	—	—
	03/01/06	56,193	—	$20.50	03/01/16	—	—
David M. Stryker	02/05/14	—	36,345	$21.22	02/05/24	16,494	$375,733
	06/10/13	14,142	28,282	$18.56	06/10/23	12,572	$286,390

(1)
Option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of each respective grant date. As of December 31, 2014, outstanding option awards granted on March 1, 2006, February 20, 2007, March 2, 2009, February 23, 2010 and February 2, 2011 are 100% vested. No option awards were granted in 2008. The outstanding option awards granted February 1, 2012 were 66 2/3% vested as of December 31, 2014, and vested as to 100% on February 1, 2015. The outstanding option awards granted on February 6, 2013 were 33 1/3% vested as of December 31, 2014, vested as to 66 2/3% on February 6, 2015, and vest as to 100% on February 6, 2016. The outstanding option awards granted on February 5, 2014 vested as to 33 1/3% on February 5, 2015, and vest as to 66 2/3% on February 5, 2016, and as to 100% on February 5, 2017. The outstanding option award granted to Mr. Stryker on June 10, 2013 was

  33 1/3% vested as of December 31, 2014, and vested as to 66 2/3% on June 10, 2015, and vest as to 100% on June 10, 2016.

(2)
Restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of each respective grant date. Restricted stock awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above. The restricted stock awards granted February 1, 2012 were 66 2/3% vested as of December 31, 2014, and vested as to 100% on February 1, 2015. The restricted stock awards granted on February 6, 2013 were 33 1/3% vested as of December 31, 2014, vested as to 66 2/3% on February 6, 2015, and vest as to 100% on February 6, 2016. The restricted stock awards granted on February 5, 2014 vested as to 33 1/3% on February 5, 2015, and vest as to 66 2/3% on February 5, 2016, and as to 100% on February 5, 2017. The outstanding restricted stock award granted to Mr. Stryker on June 10, 2013 was 33 1/3% vested as of December 31, 2014 and vested as to 66 2/3% on June 10, 2015, and vest as to 100% on June 10, 2016.

(3)
The market value of unvested restricted stock reported in this column is calculated by multiplying $22.78, the closing market price of our stock on December 31, 2014, by the number of unvested restricted shares as of December 31, 2014 for each restricted stock grant listed above.

(4)
Jon M. Huntsman was not awarded long-term equity incentive compensation from the date of our initial public offering through the end of 2009.

OPTION EXERCISES AND STOCK VESTED DURING 2014

        The following table presents information regarding the exercise of stock option awards and the vesting of restricted stock awards during 2014 for each NEO.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Exercised in 2014 (#)	Value Realized on Exercise ($)	Number of Shares Vested in 2014 (#)	Value Realized on Vesting ($)
Jon M. Huntsman	—	—	124,963	$2,726,117
Peter R. Huntsman	454,950	$1,461,572	156,065	$3,401,337
J. Kimo Esplin	157,483	$605,002	33,108	$721,806
Anthony P. Hankins	157,483	$786,786	25,799	$563,063
David M. Stryker	—	—	6,286	$181,225

(1)
The following tabular disclosure provides information regarding the value realized for options exercised.

						Options Exercised
Name	Grant Date	Exercise Date	Expiration Date	Grant Price	Price on Exercise Date	(#)	Value Realized
Peter R. Huntsman	02/10/05	11/26/14	02/10/15	$23.00	$26.2126	454,950	$1,461,572
J. Kimo Esplin	02/10/05	05/27/14	02/10/15	$23.00	$26.7522	100,600	$377,470
	02/10/05	06/03/14	02/10/15	$23.00	$27.00	56,883	$227,532
						157,483	$605,002
Anthony P. Hankins	02/10/05	06/06/14	02/10/15	$23.00	$27.996	157,483	$786,786
(2)
The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Restricted Stock Vested		Shares Withheld for Tax Obligation			Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)	Value Realized	(#)	Value Paid	(#)	Market Value
Jon M. Huntsman	02/06/13	02/06/14	$21.57	37,349	$805,618	17,536	$378,252	19,813	$427,366
	02/01/12	02/01/14	$21.92	49,714	$1,089,731	16,729	$366,700	32,985	$723,031
	02/02/11	02/02/14	$21.92	37,900	$830,768	17,795	$390,066	20,105	$440,702
				124,963	$2,726,117	52,060	$1,135,018	72,903	$1,591,099
Peter R. Huntsman	02/06/13	02/06/14	$21.57	56,023	$1,208,416	23,502	$506,938	32,521	$701,478
	02/01/12	02/01/14	$21.92	62,142	$1,362,153	19,408	$425,423	42,734	$936,729
	02/02/11	02/02/14	$21.92	37,900	$830,768	15,900	$348,528	22,000	$482,240
				156,065	$3,401,337	58,810	$1,280,889	97,255	$2,120,447
J. Kimo Esplin	02/06/13	02/06/14	$21.57	11,205	$241,692	3,625	$78,191	7,580	$163,501
	02/01/12	02/01/14	$21.92	12,428	$272,422	4,147	$90,902	8,281	$181,520
	02/02/11	02/02/14	$21.92	9,475	$207,692	3,066	$67,207	6,409	$140,485
				33,108	$721,806	10,838	$236,300	22,270	$485,506
Anthony P. Hankins	02/06/13	02/06/14	$21.57	7,003	$151,055	1,916	$41,328	5,087	$109,727
	02/01/12	02/01/14	$21.92	9,321	$204,316	2,608	$57,167	6,713	$147,149
	02/02/11	02/02/14	$21.92	9,475	$207,692	2,592	$56,817	6,883	$150,875
				25,799	$563,063	7,116	$155,312	18,683	$407,751
David M. Stryker	06/10/13	06/10/14	$28.83	6,286	$181,225	1,720	$49,588	4,566	$131,638

PENSION BENEFITS IN 2014

        The table below sets forth information on the pension benefits for the NEOs under our pension plans, each of which is more fully described in the narrative following the table. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2014 for the NEO under each plan based upon the assumptions described below.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Jon M. Huntsman	Huntsman Defined Benefit Pension Plan	37.167	$174,734	$12,471
	Supplemental Executive Retirement Plan		$3,550,496	$3,137,512
Peter R. Huntsman	Huntsman Defined Benefit Pension Plan	31.417	$2,414,344	—
	Supplemental Executive Retirement Plan		$9,737,128	—
J. Kimo Esplin	Huntsman Defined Benefit Pension Plan	20.417	$1,835,771	—
	Supplemental Executive Retirement Plan		$445,654	—
Anthony P. Hankins(3)	Huntsman Pension Scheme (U.K.)	35.225	$10,562,322	—
David M. Stryker(4)	Huntsman Defined Benefit Pension Plan	1.5	$216,057	—
	Supplemental Executive Retirement Plan	11.5	$768,960	—

(1)
The number of years of service credited to the NEO is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 16. Employee Benefit Plans" to our consolidated financial statements included in our 2014 annual report on Form 10-K.

(2)
The actuarial present value of the accumulated benefits is determined using the same pension plan measurement date and assumptions as used for financial reporting purposes. These assumptions are discussed in "Note 16. Employee Benefit Plans" to our consolidated financial statements included in our 2014 annual report on Form 10-K. For purposes of performing these calculations, a normal retirement (earliest unreduced) age of 65 was utilized for Messrs. Peter R. Huntsman, Esplin and Stryker, and a normal retirement (earliest unreduced) age of 62 was used for Mr. Hankins. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's earliest unreduced retirement age. It is assumed that Jon M. Huntsman's benefits are payable immediately. Benefit values reported in this table have been projected out to assume payment at the normal retirement age then have been discounted back to a present value as of December 31, 2014.

(3)
The Huntsman Pension Scheme (U.K.) was frozen to new participants as of February 29, 2012. Benefits for Mr. Hankins under this plan will only increase based on changes in salary.

(4)
We credited Mr. Stryker with 10 years of service under the Supplemental Executive Retirement Plan when he was hired in June 2013.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plan as of June 30, 2004 were used to calculate opening cash balance accounts. Of our NEOs, Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin and Stryker were participants in the Huntsman Pension Plan in 2014.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our NEOs, Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin and Stryker were participants in the Supplemental Executive Retirement Plan in 2014. The compensation taken into account for these NEOs under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus annual cash performance awards, and (2) the benefit determined using base salary plus annual cash performance awards as limited by federal regulations.

        Both plans express benefits as a hypothetical cash balance account established in each participant's name, and a participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and annual cash performance awards. "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans of $260,000 for 2014. The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The 2014 pay credits for the Huntsman Pension Plan are $31,200 for Jon M. Huntsman, $31,200 for Peter R. Huntsman, $27,300 for Mr. Esplin, and $20,800 for Mr. Stryker. The 2014 pay credits for the Supplemental Executive Retirement Plan are $788,622, $488,340, $85,305, and $55,151 for Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin, and Stryker, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The 2014 interest credits for the Huntsman Pension Plan are $6,913, $92,623, $70,586, and $8,020 for Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin, and Stryker, respectively. The 2014 interest credits for the Supplemental Executive Retirement Plan are $132,519, $349,144, $13,075, and $29,037 for Messrs. Jon M. Huntsman, Peter R. Huntsman, Esplin, and Stryker, respectively.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment for any reason after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. For participants in the prior Supplemental Executive Retirement Plan (including NEOs Peter R. Huntsman and Mr. Esplin), the Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Pension Plan. For participants taking an annuity, early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (i) both attaining age 50 and age plus vesting service equal to 80 or more, or (ii) age 55 with 10 years of vesting service. The effect of these reductions is to reduce the annuity amount paid by 5% per year for each year beginning at age 59 until age 50 where the amount paid would be 50%. As of December 31, 2014, Peter R. Huntsman is our only NEO eligible for early retirement.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50% or 100% (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death or "Disability" or on or after attainment of

"Normal Retirement Age," or (3) termination without "Reasonable Cause." Each NEO, other than Mr. Stryker, is fully vested in his benefit under the Supplemental Executive Retirement Plan. Jon M. Huntsman is currently receiving distributions from his Huntsman Pension Plan and Supplemental Executive Retirement Plan accounts in connection with his prior retirement from Huntsman in 2001.

        "Disability" under the Huntsman Pension Plan provides that, for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of our long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with five years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. Of our NEOs, Mr. Hankins participates in the Huntsman Pension Scheme for U.K. associates in the Polyurethanes segment. The Huntsman Pension Scheme (U.K.) in which Mr. Hankins participates provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $18,854 (£11,250), plus 1.83% of final pensionable compensation above $18,854 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rds of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. Normal retirement age for the Huntsman Pension Scheme (U.K.) is age 62 and participants retiring as early as age 50 may receive a reduced pension amount between 37% at age 50 and 66.7% at age 61, which is increased by 2.5% per year until the participant reaches 62. These benefits also include U.K. social security benefits. As of December 31, 2014, Mr. Hankins had approximately 35 years of service in the U.K., and is fully vested in these benefits. The Huntsman Pension Scheme (U.K.) was frozen to new participants as of February 29, 2012 and, after that date, benefits for current participants under the plan will only increase based on changes in salary.

NONQUALIFIED DEFERRED COMPENSATION IN 2014

        We provide executive officers based in the United States the opportunity to participate in up to four defined contribution savings plans: (1) the 401(k) Plan; (2) the Supplemental Savings Plan; (3) the MPP; and (4) the SEMPP. Jon M. Huntsman and David M. Stryker are not eligible for the MPP or the SEMPP, and Jon M. Huntsman does not participate in the 401(k) Plan or the Supplemental Savings Plan. The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual cash performance awards are permitted up to dollar limits established annually by the Internal Revenue Service ("IRS").

        The table below provides information on the nonqualified deferred compensation of the NEOs in 2014 under the Supplemental Savings Plan and the SEMPP. The NEOs cannot withdraw any amounts from their nonqualified deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2014.

Name	Executive Contributions in Last FY(1)	Huntsman Contributions in Last FY(2)		Aggregate Earnings in Last FY(3)	Aggregate Balance at Last FYE(4)
Peter R. Huntsman	—	$318,443	(5)	$212,673	$5,173,892	(6)
J. Kimo Esplin	$214,485	$81,243	(7)	$138,844	$3,852,193	(8)
Anthony P. Hankins	$65,091	$95,293	(9)	$59,828	$2,116,121	(10)
David M. Stryker	—	$5,200	(11)	$63,277	$9,826	(12)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table for 2014 set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the "All other compensation" column of the Summary Compensation Table for 2014 set forth above.

(3)
No above market or preferential earnings are provided under our nonqualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
Amounts reflected in this column for each NEO who participates in the plans were previously reported as compensation to the executive officer in the Summary Compensation Table as follows: Peter R. Huntsman—$1,494,981, Mr. Esplin—$586,789, and Mr. Hankins—$410,178.

(5)
This amount includes a contribution of $35,550 to the Supplemental Savings Plan and a contribution of $282,893 to the SEMPP.

(6)
This amount includes $99,144 from our Supplemental Savings Plan and $5,074,748 from our SEMPP.

(7)
This amount includes a contribution of $33,582 to the Supplemental Savings Plan and a contribution of $47,661 to the SEMPP.

(8)
This amount includes $2,951,797 from our Supplemental Savings Plan and $900,396 from our SEMPP.

(9)
This amount includes a contribution of $35,451 to the Supplemental Savings Plan and a contribution of $59,842 to the SEMPP.

(10)
This amount includes $1,528,788 from our Supplemental Savings Plan and $587,333 from our SEMPP.

(11)
This amount includes a contribution of $5,200 to the Supplemental Savings Plan only.

(12)
This amount includes $9,826 from our Supplemental Savings Plan.

        The Supplemental Savings Plan is a nonqualified salary deferral plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual cash performance awards. The Supplemental Savings Plan also provides benefits for participants in the form of company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation ($260,000 in 2014). Eligible participants in the 401(k) Plan receive a year-end true-up match in their Supplemental Savings Plan based on eligible contributions missed in the 401(k) Plan but for these federal limitations. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned. Peter R. Huntsman and Mr. Stryker did not defer any earnings into the Supplemental Savings Plan in 2014. As we have done in prior reporting years, we contributed a true-up match to the Supplemental Savings Plan in the amounts of $3,550, $20,582, $23,157, and $5,200 on behalf of Messrs. Peter R. Huntsman, Esplin, Hankins, and Stryker, respectively, for 2014.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump-sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump-sum payment or in substantially equal installments over a period selected by the participant that does not exceed 10 years. In addition, the participant may request distribution of all or a portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of the Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        The Supplemental Savings Plan was amended on September 1, 2014 to increase the eligible match to 4% of pay. Additionally, for individuals who had been participants in the MPP or SEMPP plans, we provided a 6% non-discretionary contribution for earnings from September 1, 2014 through December 31, 2014. This amendment was implemented together with amendments to the MPP and SEMPP plans to offset the effect of discontinuation of all contributions to the MPP and SEMPP plans effective August 31, 2014. The 6% non-discretionary contributions calculated on earnings between September 1, 2014 and December 31, 2014, were $32,000, $13,000, and $12,294 for Messrs. Peter R. Huntsman, Esplin, and Hankins, respectively. Beginning in 2015, contributions will be based on full year earnings. Jon M. Huntsman and Mr. Stryker do not participate in the MPP or SEMPP plans, so we will not make non-discretionary contributions on their behalf.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004, including Mr. Stryker who joined our company in 2013. Prior to the September 1, 2014 amendments, we continued to make annual contributions on behalf of existing MPP participants. Beginning September 1, 2014, we no longer make annual contributions to the MPP.

        The SEMPP is a nonqualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause.

        The SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in 2014," except that a "Disability" must also constitute a disability for purposes of Section 409A. Other than Jon M. Huntsman and Mr. Stryker, who are not eligible to participate, each NEO is currently vested in his SEMPP benefit. Beginning September 1, 2014, we no longer make annual contributions to the SEMPP.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump-sum payment;

  •
  A single life annuity;

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of 10 years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our nonqualified defined contribution plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported in the "Nonqualified Deferred Compensation in 2014" table above are included in the Summary Compensation Table for 2014. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2014. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2014 Performance
American Beacon Large Cap Value Institutional	AADEX	10.56%
American Beacon Small Cap Value Institutional	AVFIX	4.70%
American Century Inflation Adjusted Bond I	AIANX	2.91%
American Century Real Estate I	REAIX	29.95%
DFA Emerging Markets Value I	DFEVX	(4.42)%
Fidelity International Discovery K	FIDKX	(5.47)%
Fidelity Low Priced Stock K	FLPKX	7.75%
First Eagle Overseas A	SGOVX	(0.97)%
Janus Venture I	JVTIX	10.40%
PIMCO All Asset Institutional	PAAIX	0.80%
PIMCO Commodity Real Return Strategy Institutional	PCRIX	(18.06)%
PIMCO Emerging Markets Currency Institutional	PLMIX	(6.76)%
PIMCO Total Return Institutional Class	PTTRX	4.69%
PRIMECAP Odyssey Aggressive Growth	POAGX	16.55%
T Rowe Price New America Growth	PRWAX	9.44%
Vanguard Institutional Index I	VINIX	13.65%
Vanguard Mid Cap Index Admiral	VIMAX	13.76%
Vanguard Retirement Savings Trust II	N/A	1.82%
Vanguard Selected Value Investment	VASVX	6.36%
Vanguard Small Cap Index Admiral	VSMAX	7.50%
Vanguard Target Retirement Income	VTINX	5.54%
Vanguard Target Retirement 2010	VTENX	5.93%
Vanguard Target Retirement 2020	VTWNX	7.11%
Vanguard Target Retirement 2030	VTHRX	7.17%
Vanguard Target Retirement 2040	VFORX	7.15%
Vanguard Target Retirement 2050	VFIFX	7.18%
Vanguard Target Retirement 2060	VTTSX	7.16%
Vanguard Total International Stock Index Admiral	VTIAX	(4.17)%
Vanguard Total Bond Market Index Admiral	VBTLX	5.89%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        Our NEOs may receive compensation in connection with an involuntary termination of employment or a change of control pursuant to the terms of the following arrangements:

  •
  the Executive Severance Plan (in the case of the NEOs other than Jon M. Huntsman and Peter R. Huntsman);

  •
  the Severance Agreements with Jon M. Huntsman and Peter R. Huntsman;

  •
  the Huntsman Stock Incentive Plan; and

  •
  other existing plans and arrangements in which our NEOs participate.

        Executive Severance Plan.    Through our Executive Severance Plan, we provide our executive officers, including our NEOs, two times base salary as severance in order to attract and retain the executive talent necessary for our business. The level of severance is evaluated each year. Pursuant to our Executive Severance Plan, each participant is entitled to receive a single cash lump-sum severance payment in the event of a termination without Reasonable Cause or upon a termination by the executive for Good Reason.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        "Good Reason" means a voluntary termination of employment by the participant as a result of (1) a materially detrimental reduction or change to the job responsibilities or in the current base compensation of the Participant, or (2) within a period of 12 months following a Change of Control, changing the participant's principal place of work by more than 50 miles, in each case, which is not remedied by the Company within 30 days after receipt of notice.

        A "Change of Control" is defined pursuant to the Huntsman Stock Incentive Plan and means the occurrence of any of the following:

  •
  An acquisition by any person of 20% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a reorganization, merger, consolidation or other transaction in which our stockholders do not own, immediately thereafter, 20% or more of the combined voting power of the resulting entity in substantially the same proportion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of the Board.

  •
  An approval by the Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        The Executive Severance Plan also provides the continuation of medical benefits for U.S. participants for two years following termination (which will be in the form of a lump-sum cash payment equal to the monthly health care premiums for coverage), and outplacement services for a period of one year.

        A participant is not entitled to benefits under the Executive Severance Plan if the participant is reemployed with an employer in our controlled group, if the participant refuses to sign a waiver and release of claims in our favor if requested, or if the participant is entitled to severance benefits under a separate agreement or plan maintained by us.

        As a citizen of the U.K., Mr. Hankins is also entitled to participate in the U.K. Polyurethanes business severance plan on the same basis as all U.K. associates in our Polyurethanes segment. Upon termination, we would evaluate the potential payout from both the Executive Severance Plan and the U.K. Polyurethanes business severance plan and the plan generating the more generous payout would be used. Pursuant to the U.K. Polyurethanes business severance plan, Mr. Hankins is entitled to 12 months' notice and 21 months or 175% of his annual base pay upon termination. Accordingly, Mr. Hankins would be entitled to severance pursuant to the U.K. Polyurethanes business severance plan and his potential severance payment is 33 times his base monthly salary.

        Severance Agreements with Jon M. Huntsman and Peter R. Huntsman.    Effective January 1, 2013, we entered into Severance Agreements with Jon M. Huntsman and Peter R. Huntsman. The Severance Agreements have a five-year term and are designed to provide enhanced severance benefits in the event of a change of control. During the term of the agreements, Jon M. Huntsman and Peter R. Huntsman are not eligible to participate in the Executive Severance Plan.

        Pursuant to the agreements, if Jon M. Huntsman or Peter R. Huntsman is terminated (i) by us other than for Reasonable Cause or (ii) by the executive for Good Reason, the executive will be entitled to the same payments and benefits specified in the Executive Severance Plan.

        For Jon M. Huntsman, upon the occurrence of a change of control, all unvested equity awards under the Huntsman Stock Incentive Plan will become immediately vested, regardless of whether a termination has occurred. In addition, if his employment is terminated by us without Reasonable Cause or by him for Good Reason, in either case, within three years following a change of control, we will pay Jon M. Huntsman a lump-sum cash amount equal to (1) three times his then current annual base salary, (2) three times the largest annual bonus paid to him during any of the three previous calendar years, (3) the largest annual bonus amount paid to him during any of the previous three calendar years, reduced by an amount equal to the pro rata portion of such bonus attributable to the number of days in the calendar year of his termination that elapse following his termination date, and (4) an amount equal to $42,890, representing the loss of certain health and welfare benefits provided to him in connection with his employment.

        In the case of Peter R. Huntsman, in the event his employment is terminated by us other than for Reasonable Cause or by him for Good Reason, in either case, within two years following a change of control, we will pay him a lump-sum cash amount equal to 2.9 times his then current annual base salary.

        Payment of any amounts described above is contingent upon each executive executing (and not revoking) a release of claims in favor of the Company. The Severance Agreements do not contain tax gross-up provisions; however, the agreements do include a "best of net" provision, which provides that, if any payments or benefits to which the executive is entitled in connection with his termination are likely subject to the tax imposed by Section 4999 of the Internal Revenue Code, the payment will (1) be reduced such that Section 4999 does not apply or (2) paid in full, whichever produces the better net after tax position to the executive.

        The Severance Agreements utilize the same definition of Reasonable Cause as set forth above with respect to our Executive Severance Plan. A termination for Good Reason pursuant to the Severance Agreements means voluntary termination of employment as a result of (1) the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, or (2) a change in the executive's principal place of work by more than 50 miles from his principal place of work, which is not remedied by the Company within 30 days after receipt of notice.

        For purposes of the Severance Agreements, a "change of control" means (1) an acquisition of beneficial ownership by an individual, entity, or group of 20% or more of our then outstanding shares of common stock or of our outstanding voting securities (subject to certain exceptions), (2) a majority change in the incumbent directors of the Board, (3) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets (subject to certain limitations), or (4) a complete liquidation or dissolution of the Company.

        Huntsman Stock Incentive Plan Awards.    Long-term equity incentive awards granted under the Huntsman Stock Incentive Plan provide for accelerated vesting upon a Change of Control at the discretion of our Compensation Committee. Any such provision made by the Compensation Committee could benefit all participants in the Huntsman Stock Incentive Plan, including the NEOs. If there is a Change of Control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        Other arrangements.    As more fully described under "—Pension Benefits in 2014" above, our executives are entitled to payments pursuant to the terms and conditions of the Huntsman Pension Plan or local variants and the Supplemental Executive Retirement Plan. In addition, pursuant to our Supplemental Savings Plan, upon a change of control (as defined in the Supplemental Savings Plan), participants, including the NEOs, may elect to receive the present value of the benefits payable to them under this plan. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in 2014" above.

        As described under "—Pension Benefits in 2014" above, pursuant to the Huntsman Pension Scheme (U.K.), Mr. Hankins is entitled to receive annual benefits of up to 2/3 of pensionable compensation, which are reduced if his actual years of service are less than the total possible years of service to retirement. Upon a qualifying disability, Mr. Hankins' benefits would be enhanced to the maximum benefit of 2/3 of pensionable compensation even if his actual years of service are less than the total possible years of service (as of December 31, 2014, his benefit is approximately 53.6% of pensionable compensation). Mr. Hankins is entitled to a death benefit equal to 72.5% of the maximum benefit or a lump sum equal to four times his pensionable compensation.

        Quantification of Potential Payments and Benefits.    The table below reflects the compensation that may be payable to or on behalf of each NEO upon an involuntary termination or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2014. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2014 of $22.78. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance.

Payment Type	Jon M. Huntsman		Peter R. Huntsman		J. Kimo Esplin		Anthony P. Hankins		David M. Stryker
INVOLUNTARY TERMINATION—WITHOUT CAUSE OR FOR GOOD REASON
Cash Severance	$2,650,000		$3,200,000		$1,300,000		$2,331,167	(1)	$958,000
Health & Welfare(2)	$61,617		$61,617		$66,171		$61,617		$42,183
Outplacement Services(3)	$8,500		$8,500		$8,500		$8,500		$8,500
TOTAL TERMINATION BENEFITS	$2,720,117		$3,270,117		$1,374,671		$2,401,284		$1,008,683
CHANGE OF CONTROL
Accelerated Equity Awards	$5,386,878	(4)	$11,807,292	(5)	$2,270,729	(6)	$1,438,039	(7)	$934,849	(8)
CHANGE OF CONTROL/INVOLUNTARY TERMINATION WITHOUT CAUSE OR FOR GOOD REASON
Cash Severance	$29,993,890	(9)	$4,640,000	(10)	—		—		—

(1)
This amount is based on a total of 33 months (21 months plus 12 months of notice) of Mr. Hankins' year-end base pensionable pay and has been converted using an exchange rate of 1 GBP to 1.6759 USD being the exchange rate as of March 3, 2014 (which is the internal date used to estimate pro forma elements of compensation).

(2)
In the case of an involuntary termination without Reasonable Cause or for Good Reason, calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the health care coverage elected by the executive as of December 31, 2014, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible with respect to such coverage.

(3)
We contract with a third-party provider for 12 months of outplacement services. To the extent these services might be utilized, we expect the Company cost would be $8,500.

(4)
Mr. Jon M. Huntsman's Severance Agreement provides for automatic vesting in full of his outstanding unvested equity awards upon the occurrence of a change of control. An acceleration of Mr. Jon M. Huntsman's 236,474 unvested shares of restricted stock would have an estimated value of $5,386,878. Mr. Jon M. Huntsman had no option-based awards as of December 31, 2014.

(5)
Any acceleration of vesting of long-term equity incentive awards held by Mr. Peter R. Huntsman requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2014. An acceleration of Mr. Peter R. Huntsman's 341,482 unvested shares of restricted stock would have an estimated value of $7,778,960, and an acceleration of Mr. Peter R. Huntsman's 752,192 unvested options would have an estimated value of $4,028,332.

(6)
Any acceleration of vesting of long-term equity incentive awards held by Mr. Esplin requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2014. An acceleration of Mr. Esplin's 65,468 unvested shares of restricted stock would have an estimated value of $1,491,361, and an acceleration of Mr. Esplin's 144,207 unvested options would have an estimated value of $779,368.

(7)
Any acceleration of vesting of long-term equity incentive awards held by Mr. Hankins requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2014. An acceleration of Mr. Hankins' 40,998 unvested shares of restricted stock would have an estimated value of $933,934, and an acceleration of Mr. Hankins' 90,160 unvested options would have an estimated value of $504,104.

(8)
Any acceleration of vesting of long-term equity incentive awards held by Mr. Stryker requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2014. An acceleration of Mr. Stryker's 29,066 unvested shares of restricted stock would have an estimated value of $662,123, and an acceleration of Mr. Stryker's 64,627 unvested options would have an estimated value of $272,726.

(9)
In the event of an involuntary termination following a change of control, this amount is equal to (a) three times Mr. Jon M. Huntsman's current annual base salary, (b) three times the largest annual bonus paid to him during any of the three previous calendar years, (c) the largest annual bonus paid to him during any of the three previous calendar years, reduced pro rata based on the date of termination, and (d) an amount equal to $42,890 for the loss of certain health and welfare benefits.

(10)
In the event of an involuntary termination following a change of control, this amount is equal to 2.9 times Mr. Peter R. Huntsman's annual base salary.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information regarding our equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A) (#)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C) (#)
Equity compensation plans approved by security holders as of December 31, 2014(2)	9,661,073	$14.84	8,995,831
Equity compensation plans not approved by security holders:	—	—	—

(1)
Includes 8,781,093 outstanding options and 879,980 undelivered full-value awards.

(2)
Since its inception, the Huntsman Stock Incentive Plan allows for the issuance of up to 37,170,909 shares of our common stock, par value $0.01 per share, to employees and consultants of our company and its subsidiaries and to members of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Nolan D. Archibald, Wayne A. Reaud and Alvin V. Shoemaker each served on the Compensation Committee during 2014. None of the members who served on the Compensation Committee during 2014 has at any time been an officer or employee of our company or any of its subsidiaries nor had any substantial business dealings with our company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of our company.

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Our parent, Huntsman Corporation, owns all of our outstanding membership interests. The following discussion of security ownership relates to our parent, Huntsman Corporation. Because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

        The following table presents information regarding beneficial ownership of our common stock as of March 17, 2015 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our NEOs; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 17, 2015. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent(2)
5% OR MORE BENEFICIAL OWNERS (EXCEPT OFFICERS AND DIRECTORS):
The Huntsman Foundation	18,432,000	7.5%
Boston Partners(3)	16,350,909	6.7%
The Vanguard Group, Inc.(4)	14,001,458	5.7%
BlackRock, Inc.(5)	13,575,939	5.5%
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Jon M. Huntsman(6)	31,204,749	12.6%
Nolan D. Archibald(7)	623,303	*
Mary C. Beckerle(8)	34,428	*
M. Anthony Burns	46,187	*
Patrick T. Harker(9)	45,184	*
Jon M. Huntsman, Jr.(10)	30,247	*
Peter R. Huntsman(11)	8,041,168	3.3%
Robert J. Margetts(12)	42,523	*
Wayne A. Reaud(13)	1,560,199	*
Alvin V. Shoemaker(14)	205,290	*
J. Kimo Esplin(15)	1,337,484	*
Anthony P. Hankins(16)	863,755	*
David M. Stryker(17)	78,676	*
All directors and executive officers as a group (22 persons)(6)(11)(18)	46,590,491	18.99%

*
Less than 1%

(1)
The address of each beneficial owner is c/o Huntsman Corporation, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380 and such beneficial owner has sole voting and dispositive power over such shares (except as described below).

(2)
Based upon an aggregate of 245,372,961 shares of common stock outstanding on March 17, 2015.

(3)
As reported in Schedule 13G filed with the SEC on February 11, 2015 by Boston Partners. Based on such 13G filing, Boston Partners has sole voting power over 13,694,837 shares, shared voting power over 53,615 shares and sole dispositive power over 16,350,909 shares. The address of Boston Partners is One Beacon Street—30th Floor, Boston, MA 02108.

(4)
As reported in Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. Based on such 13G filing, The Vanguard Group, Inc. has sole voting power over 135,898 shares, shared voting and dispositive power over 13,883,260 shares and shared dispositive power over 118,198 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 118,198 shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 17,700 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As reported in Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(6)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (a) 11,923,244 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of a significant percentage of ownership interests in that company, (b) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (c) 18,432,000 shares held by The Huntsman Foundation, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, except to the extent of his pecuniary interest therein and any shares held by the Karen H. Huntsman Inheritance Trust or The Huntsman Foundation. Jon M. Huntsman has pledged 2,100,000 shares as security for bank loans to cover philanthropic donations.

(7)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 17, 2015, and 52,492 vested stock units, the shares underlying that will be deliverable upon termination of service.

(8)
Includes 29,921 vested stock units, the shares underlying which will be deliverable upon termination of service.

(9)
Includes 29,921 vested stock units, the shares underlying which will be deliverable upon termination of service.

(10)
Includes 19,854 vested stock units, the shares underlying which will be deliverable upon termination of service.

(11)
Includes options to purchase 2,375,025 shares of common stock that are exercisable within 60 days of March 17, 2015. Also includes the following shares of which Peter R. Huntsman may be deemed to be the beneficial owner: (a) 191,000 shares that are held by his spouse as Uniform Gifts to Minors Act custodian for six of Peter R. Huntsman's children, (b) 843,657 shares that are held by his spouse as Utah Uniform Transfers to Minors Act custodian for each of Peter R. Huntsman's eight children, and (c) 933,328 shares held by P&B Capital, L.C. for which he and his spouse are the only managers and members. Peter R. Huntsman expressly disclaims beneficial ownership of any shares held by his spouse.

(12)
Includes 42,523 vested stock units, the shares underlying which will be deliverable upon termination of service.

(13)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 17, 2015, and 131,099 vested stock units, the shares underlying that will be deliverable upon termination of service.

(14)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 17, 2015, and 118,063 vested stock units, the shares underlying that will be deliverable upon termination of service.

(15)
Includes options to purchase 870,928 shares of common stock that are exercisable within 60 days of March 17, 2015.

(16)
Includes options to purchase 539,253 shares of common stock that are exercisable within 60 days of March 17, 2015.

(17)
Includes options to purchase 26,257 shares of common stock that are exercisable within 60 days of March 17, 2015.

(18)
Includes options to purchase a total of 5,673,433 shares of common stock that are exercisable within 60 days of March 17, 2015, and a total of 423,873 vested stock units, the shares underlying that will be delivered to the applicable holder upon termination of service.

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Huntsman Corporation stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        Based solely on a review of the reports furnished to us or written representations from reporting persons that all reportable transactions were reported, we believe that during 2014 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a) other than a Form 4 that was filed two days late by us on behalf of Nolan D. Archibald with respect to a purchase of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following discussion of certain relationships and related transactions relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references in this discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

Policies and Procedures

        Effective February 1, 2007, the Board adopted a Related Party Transactions Policy, which includes the procedures for review, approval and monitoring of transactions involving our company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable, or not inconsistent with such circumstances, to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved each of the transactions described below entered into after February 1, 2007 in accordance with the Related Party Transactions Policy and continues to monitor arrangements described below consistent with the Related Party Transactions Policy.

Transactions

        Aircraft Sublease.    Our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman pursuant to a lease arrangement that expires in 2021. Under this arrangement, monthly sublease payments from Airstar to Jstar are approximately $118,000, and an aggregate of $9.58 million is payable through the end of the remaining seven-year lease term. These monthly sublease payments are equal to the financing costs paid by Jstar to a leasing company and the arrangement does not result in a financial benefit to Jstar.

        Office Building Lease.    We occupy and use a portion of an office building owned by the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, under a lease pursuant to which we make annual lease payments of $1.6 million. During 2014, we made payments of $1,619,364 under the lease which represents a contractual 2% increase from 2013. The lease expires on December 31, 2018, subject to a five-year extension at our option.

        Consulting Agreement.    We are a party to a Consulting Agreement with Jon M. Huntsman, Jr., one of our directors and the former governor of Utah and U.S. Ambassador to Singapore and China. Pursuant to the Consulting Agreement, Jon M. Huntsman, Jr. agrees to: provide strategic advice to our senior management on political, economic and business matters, particularly in connection with markets and opportunities in Asia; participate from time to time in negotiations and discussions with business leaders and dignitaries; assist in marketing our products; and participate in such other meetings or discussions as may be requested by our senior management upon reasonable notice. In exchange for these services, we pay Jon M. Huntsman, Jr. $27,500 per month. The Consulting Agreement expires on December 31, 2015, subject to our right to extend the agreement for two-year terms.

        Reimbursed employee.    Eight individuals who work for entities owned or controlled by Jon M. Huntsman are on our company's payroll, for which we are fully reimbursed and paid an administrative fee. One of these employees was paid compensation in excess of $120,000 in 2014 ($120,700).

        Other Transactions with the Huntsman Family.    The following table shows compensation paid to members of the Huntsman family (other than NEOs and directors as disclosed herein) for services as officers or employees in fiscal 2014 that involves amounts exceeding $120,000. All amounts paid for 2014 were approved by the Compensation Committee, which reviews and approves all annual and other compensation arrangements and components for corporate and executive officers and their family members who are employees.

Employee	Salary	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Other Compensation
James H. Huntsman(1)	$450,000	$225,000	$225,000	$644,912	—
Peter R. Huntsman, Jr.(2)	$130,000	$40,000	—	$22,762	$301,793	(7)
John Calder(3)	$150,000	$40,000	—	$27,728	$236,738	(8)

(1)
James Huntsman is the Division President of our Advanced Materials business, a position he was appointed to in May 2011. He is the son of Jon M. Huntsman, our Executive Chairman, and the brother of Peter R. Huntsman, our CEO, and Jon M. Huntsman, Jr., our director.

(2)
Peter Huntsman, Jr. is Director of Business Improvement. He is the grandson of Jon M. Huntsman, our Executive Chairman, the son of Peter R. Huntsman, our CEO, and the nephew of Jon M. Huntsman, Jr., our director.

(3)
Mr. Calder is Integration Financial Controller, a position to which he was appointed on August 1, 2014. He is the son-in-law of Peter R. Huntsman, our CEO.

(4)
This column reflects the aggregate grant date fair value of restricted stock granted on February 5, 2014. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

(5)
This column reflects the aggregate grant date fair value of stock options granted on February 5, 2014. The stock options vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

(6)
This column reflects the cash performance awards that were earned for 2014. Includes a $200,000 discretionary special project bonus for James H. Huntsman's successful completion of Project Accelerate.

(7)
As a citizen of the U.S. with residence in Singapore, we incurred foreign assignment costs on Peter Huntsman, Jr.'s behalf during 2014, including $28,640 in international location allowances and adjustments and $254,393 in relocation, housing, and children's education expenses. In addition, we incurred $12,592 in tax gross-ups and equalization associated with Peter Huntsman Jr.'s foreign assignment.

(8)
As a citizen of the U.S. with residence in Germany, we incurred foreign assignment costs on Mr. Calder's behalf during 2014, including $10,106 in international location allowances and adjustments, $27,072 in housing costs and $179,355 in relocation expenses consisting of housing and child education expenses. In addition, we incurred $4,362 in tax gross-ups associated with Mr. Calder's foreign assignment. We also paid $12,000 as an air travel allowance on Mr. Calder's behalf pursuant to our Business Expense and Travel Policy, pursuant to which an employee is paid up to $2,000 per round trip when authorized to fly business class but chooses to fly coach.

        James Huntsman, Peter Huntsman, Jr. and Mr. Calder continue to be employees and we expect to pay them compensation and other benefits in 2015 similar to those paid in 2014.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC, a wholly owned Subsidiary of Huntsman Corporation, and not to any of its Subsidiaries. Additionally, the word "guarantors" refers to our Subsidiaries who will initially guarantee the notes as described below and any other Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old dollar notes were, and the new dollar notes will be, issued under an indenture dated as of November 13, 2014 among Huntsman International, the guarantors and Wilmington Trust, National Association, as trustee. The old euro notes were, and the new euro notes will be, issued under an indenture dated as of March 31, 2015 among Huntsman International, the guarantors, Wilmington Trust, National Association, as trustee, and Citibank, N.A., London Branch, as paying agent, transfer agent, registrar and authenticating agent. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the indentures and the exchange and registration rights agreements dated as of March 31, 2015 (with respect to the euro notes) and November 13, 2014 (with respect to the dollar notes), by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes. It does not restate those agreements in their entirety.

        The terms of the new notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the new notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the outstanding old notes that you currently hold and the new notes to be issued upon exchange of your old notes. The term "notes" as used in this description will include all notes issued pursuant to the indentures and all new notes issued in exchange for any such old notes pursuant to exchange and registration rights agreements, from time to time outstanding.

        We urge you to read the applicable indenture and the applicable exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. A copy of the dollar indenture and the exchange and registration rights agreement for the dollar notes were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated November 17, 2014. A copy of the euro indenture and the exchange and registration rights agreement for the euro notes were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated April 2, 2015. You may read and copy these exhibits and any reports, statements or other information that we and our parent have filed with the SEC, at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings.

        The registered holder of a note will be treated as its owner for all purposes under the terms of the indentures. Only registered holders will have rights under the indentures.

Brief Description of the Notes and the Guarantees

  The Notes

        The notes are:

  •
  general unsecured senior obligations of Huntsman International;

  •
  equal in right of payment to all existing and future senior indebtedness of Huntsman International (including Huntsman International's outstanding 4.875% Senior Notes due 2020 and 5.125% Senior Notes due 2021) and structurally subordinated to all liabilities (including trade payables) of Huntsman International's subsidiaries that are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors); and

  •
  unconditionally guaranteed by the guarantors on a senior basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim with respect to any collateral securing the debt owed to them.

  The Guarantees

        As of the date of this prospectus, Airstar Corporation, Chemical Specialties LLC, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia LLC, Huntsman Australia Holdings LLC, Huntsman Chemical Purchasing LLC, Huntsman Enterprises LLC, Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Financial LLC, Huntsman International Fuels LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman P&A Americas LLC, Huntsman P&A Investments LLC, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing LLC, Huntsman Procurement LLC, Huntsman Propylene Oxide LLC, Huntsman

Purchasing, Ltd., Huntsman Surfactants Technology Corporation, Tioxide Americas (Holdings) LLC and Tioxide Group are our only Subsidiaries that will guarantee Huntsman International's obligations under the notes and the indentures. Other Subsidiaries may become guarantors after the Issue Date as provided in the indentures. The obligations of the guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

  •
  are general unsecured senior obligations of the guarantors;

  •
  are equal in right of payment to all existing and future senior indebtedness of the guarantors; and

  •
  are senior in right of payment to all existing and future subordinated indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of December 31, 2015, Huntsman International LLC and the guarantors had approximately $5.1 billion of outstanding senior indebtedness (excluding intercompany Subsidiary indebtedness but including the note payable to our parent), of which approximately $2.5 billion was secured. Further and not included above, our non-guarantor Subsidiaries had approximately $477 million of indebtedness (excluding intercompany Subsidiary indebtedness) outstanding on December 31, 2015. See "Note 26. Condensed Consolidating Financial Information" to our audited consolidated financial statements for certain financial information about our non-guarantor Subsidiaries.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the capital stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International;

  (ii)
  a disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of capital stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its capital stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International;

  (iii)
  such guarantor ceases to be a borrower or other obligor with respect to any other indebtedness of Huntsman International;

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indentures; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indentures.

Principal, Maturity and Interest of Notes

        The notes will be issued only in fully registered form, without coupons. The new dollar notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new dollar notes will mature on November 15, 2022, at the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but not including, the maturity date. The new euro notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The new euro notes will mature on April 1, 2025, at the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but not including, the maturity date.

        Interest on the new dollar notes will accrue at the rate of 5.125% per annum. Interest on the new dollar notes is payable semi-annually in arrears on May 15 and November 15, accruing from the most recent date to which interest has been paid. Huntsman International will make each interest payment to the holders of record of the new dollar notes on the immediately preceding May 1 and November 1.

        Interest on the new euro notes will accrue at the rate of 4.25% per annum. Interest on the new euro notes is payable semi-annually in arrears on April 1 and October 1, accruing from the most recent date to which interest has been paid. Huntsman International will make each interest payment to the holders of record of the new euro notes on the immediately preceding March 15 and September 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the New Dollar Notes

        Huntsman International will maintain one or more paying agents for the new dollar notes. The initial paying agent for the new dollar notes will be Wilmington Trust, National Association. Huntsman International will also maintain a registrar for the new dollar notes. The initial registrar will be Wilmington Trust, National Association. The registrar will maintain a register reflecting ownership of the new dollar notes outstanding from time to time and will make payments on and facilitate transfers of the new dollar notes on behalf of Huntsman International. Huntsman International may change the paying agents or the registrars without prior notice to the holders of the new dollar notes. Huntsman International or any of its subsidiaries may act as a paying agent or registrar.

Paying Agent and Registrar for the New Euro Notes

        Huntsman International will maintain one or more paying agents (each a "Paying Agent") for the new euro notes in (i) the City of London and (ii) Luxembourg, if and for so long as the new euro notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such exchange so require. The initial sole Paying Agent is Citibank, N.A., London Branch in the City of London. Huntsman International undertakes that, so long as the new euro notes remain outstanding, it will ensure that it maintains a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Council of the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the Economic and Financial Affairs Council ("ECOFIN") meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to confirm to, such directive.

        The Company will also maintain a registrar (the "Registrar") and one or more transfer agents (each, a "Transfer Agent"). The initial Registrar and Transfer Agent is Citibank, N.A., London Branch. The Registrar and the Transfer Agent will maintain a register reflecting ownership of definitive registered new euro notes outstanding from time to time and will make payments on and facilitate transfers of definitive registered new euro notes on behalf of Huntsman International.

        Huntsman International may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the holders. For so long as the new euro notes are listed on the Luxembourg Stock Exchange and its rules so require, Huntsman International will publish a notice of any change of Paying Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Optional Redemption for the Notes

        Prior to the date that is three months prior to the scheduled maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

        At any time on or after the date that is three months prior to the final maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

  Selection and Notice

        If less than all the notes are to be redeemed at any time in connection with an optional redemption, the trustee (or the Registrar, as applicable) will select notes on a pro rata basis subject to the minimum denominations requirement, unless another method is required by law or stock exchange requirement or the procedures of the applicable clearing system.

        No notes having principal of less than the minimum denominations may be redeemed in part. Notices of redemption will be sent by first class mail or sent electronically at least 30 but not more than 60 days before the redemption date to the trustee and each holder of notes to be redeemed at its registered address except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the applicable indenture, in each case in accordance with the provisions of the applicable indenture.

        A notice of redemption will state:

  •
  the redemption date;

  •
  the redemption price and the amount of accrued interest and additional interest, if any, to be paid;

  •
  the paragraph of the notes pursuant to which the notes are being redeemed;

  •
  the name and address of the Paying Agent;

  •
  that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

  •
  that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes or portions of them called for redemption will cease to accrue on and after the redemption date;

  •
  that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the Paying Agent of such notes;

  •
  that, if less than all the notes are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and

  •
  whether the redemption is conditioned on any events and what such conditions are.

        Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in the discretion of Huntsman International, the redemption date may be delayed until such time as any or all of such conditions have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

        Upon surrender of a physical note to be redeemed in part, Huntsman International will issue a new note in a principal amount equal to and in exchange for the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

        So long as any new euro notes are listed on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, any redemption notice to the holders of the new euro notes shall also be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu), and, in connection with any redemption, Huntsman International will notify the Luxembourg Stock Exchange of any change in the principal amount of new euro notes outstanding.

Change of Control

        Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, each holder of notes will have the right to require Huntsman International to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the repurchase date).

        Within 30 days following any Change of Control Repurchase Event, Huntsman International will mail a notice (a "Change of Control Offer") to each holder of notes with a copy to the trustee stating:

  (1)
  that a Change of Control Repurchase Event has occurred and that such holder has the right to require Huntsman International to repurchase such holder's notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date occurring on or prior to the repurchase date);

  (2)
  the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

  (3)
  the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions that a holder must follow in order to have its notes purchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, Huntsman International will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indentures relating to a Change of Control Offer made by Huntsman

International and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

        Notes repurchased by Huntsman International pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of Huntsman International. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws, rules or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws, rules or regulations conflict with any provision of this covenant, we will comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between Huntsman International and the initial purchasers of the notes. We have no present intention to engage in a transaction that would constitute a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

        The occurrence of events that would constitute a Change of Control may also constitute an event of default under or require repurchase of our currently outstanding indebtedness. Future indebtedness of Huntsman International or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to repurchase notes upon a change of control as required by the indentures."

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of Huntsman International and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all" under New York law, which governs the indentures, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Huntsman International and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

        The provisions under the indentures relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes.

        If and for so long as the new euro notes are listed on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, Huntsman International will publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Certain Covenants

        As of the date of the applicable indenture, all the Subsidiaries of Huntsman International were "Restricted Subsidiaries" other than Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman Fuels GP LLC, Huntsman Fuels Partners LP, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC, Huntsman Saudi Industries BV, Huntsman Offshore Investments Limited and their respective Subsidiaries. However, under certain circumstances we will be permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indentures.

        Limitation on Secured Debt.    The indentures provide that neither Huntsman International nor any of its Restricted Subsidiaries will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a "mortgage") on or upon any Principal Property, whether owned at the applicable Issue Date or acquired after the applicable Issue Date, without ensuring that the notes (together, at Huntsman International's option, with any other indebtedness created, issued, assumed or guaranteed by Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at Huntsman International's option, prior to) such indebtedness for so long as such indebtedness is so secured. This restriction will not apply to indebtedness secured by any of the following:

  (1)
  mortgages on any property acquired, leased, constructed or improved by Huntsman International or any of its Restricted Subsidiaries after the applicable Issue Date to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such property, in each case, to the extent that the original indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

  (2)
  mortgages on any property existing at the time Huntsman International or any Restricted Subsidiary acquires any of the same;

  (3)
  mortgages on property of a Person existing at the time Huntsman International or any Restricted Subsidiary merges or consolidates with such Person or at the time Huntsman International or any Restricted Subsidiary acquires all or substantially all of the properties of such Person;

  (4)
  mortgages to secure indebtedness of any Restricted Subsidiary of Huntsman International to Huntsman International or another Restricted Subsidiary;

  (5)
  mortgages in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

  (6)
  mortgages to secure indebtedness, together with all other indebtedness incurred under this clause (6) not to exceed, at the time of incurrence and after application of the proceeds therefrom, an aggregate amount equal to $3.25 billion;

  (7)
  extensions, renewals or replacements of any mortgage existing on the applicable Issue Date or any mortgage referred to above; provided that the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement (plus the amount of all fees, expenses and accrued interest payable in connection therewith), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness that was subject to the mortgage so extended, renewed or replaced;

  (8)
  mortgages on accounts receivable and related assets of Huntsman International and its Restricted Subsidiaries pursuant to a Qualified Securitization Transaction; and

  (9)
  Permitted Liens.

        Notwithstanding the restrictions described above, Huntsman International and its Restricted Subsidiaries may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such indebtedness secured by mortgages that would otherwise be subject to such restriction (other than any indebtedness secured by mortgages permitted as described in clauses (1) through (9) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (a) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the first sentence of the second paragraph of the covenant described below under the caption "—Limitation on Subsidiary Debt") and (b) all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Subsidiary Debt.    The indentures provide that Huntsman International will not permit any of its Restricted Subsidiaries that is not a guarantor to create, assume, incur, issue or guarantee any indebtedness for borrowed money (any such indebtedness of a non-guarantor Subsidiary, "Non-Guarantor Subsidiary Debt"), unless such Restricted Subsidiary guarantees the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

        The foregoing restriction will not apply to Non-Guarantor Subsidiary Debt constituting:

  (1)
  indebtedness of a Person existing at the time such Person is merged into or consolidated with Huntsman International or any of its Restricted Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of Huntsman International that is assumed by any Restricted Subsidiary of Huntsman International; provided that such indebtedness was not incurred in contemplation thereof;

  (2)
  indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Huntsman International; provided that such indebtedness was not incurred in contemplation thereof;

  (3)
  indebtedness owed to Huntsman International or any of its Restricted Subsidiaries;

  (4)
  indebtedness of any Restricted Subsidiary of Huntsman International secured by mortgages on assets of such Restricted Subsidiary permitted under any of clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt";

  (5)
  indebtedness outstanding on the Issue Date or any extension, renewal, replacement or refunding of any indebtedness existing on the Issue Date or referred to in clauses (1), (2), (3) or (4) (other than any indebtedness under the Existing Senior Notes, the refinancing of which may not be incurred or guaranteed pursuant to this clause (5) by any Restricted

    Subsidiary that is not a guarantor of the notes); provided that the principal amount of the indebtedness incurred pursuant to this clause (5) shall not exceed the principal amount of the original indebtedness plus all premiums, fees and expenses (including accrued interest) payable in connection with any such extension, renewal, replacement or refunding;

  (6)
  indebtedness in respect of a Qualified Securitization Transaction; and

  (7)
  indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of indebtedness incurred under this clause (7), when aggregated with the principal amount of all other indebtedness then outstanding and incurred pursuant to this clause (7), does not, as of any date of incurrence, exceed the greater of (a) $400.0 million or (b) 2.5% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

Notwithstanding the restrictions described above, Huntsman International and any of its Restricted Subsidiaries may create, incur, issue, assume or guarantee Non-Guarantor Subsidiary Debt, without guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt that would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (a) all indebtedness secured by mortgages (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt") and (b) all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions that are permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Sale and Lease-Back Transactions.    The indentures provide that neither Huntsman International nor any of its Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any of their Principal Properties unless:

  (1)
  Huntsman International or such Subsidiary would be entitled under the provisions described in clauses (1) through (9) in the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt" to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

  (2)
  Huntsman International or any of its Restricted Subsidiaries applies an amount equal to the amount of the net cash proceeds from the sale of the Principal Property sold in such Sale and Lease-Back Transaction within 365 days after the consummation thereof to make non-mandatory prepayments on long- term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility or other assets that are used or useful in their business; or

  (3)
  the Attributable Debt of Huntsman International and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted pursuant to clauses (1) or (2) of this sentence), plus the aggregate principal amount (without duplication) of (a) indebtedness secured by mortgages then outstanding (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on

    Secured Debt") that do not equally and ratably secure the notes (or secure notes on a basis that is prior to other indebtedness secured thereby) and (b) Non-Guarantor Subsidiary Debt (not including any such Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the second paragraph of the covenant described above under the caption "—Limitation on Subsidiary Debt"), would not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date of consummation of any such Sale and Lease-Back Transaction pursuant to this clause (3).

        Merger, Consolidation and Sale of Assets.    The indentures provide that Huntsman International may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of its property and assets if:

  (1)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indentures by executing and delivering to the trustee a supplemental indenture and assumes all of Huntsman International's obligations under the applicable exchange and registration rights agreement; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of Huntsman International or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by Huntsman International or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

        If, upon any such consolidation or merger, or upon any such lease, sale or transfer of property and assets, any Principal Property owned immediately prior to the transaction would thereupon become subject to a mortgage securing any indebtedness for borrowed money of, or guaranteed by, such other Person (other than any mortgage, security interest, pledge or mortgage permitted pursuant to clauses (1) through (9) of the first sentence of the second paragraph of the covenant described above under the caption "—Certain Covenants—Limitation on Secured Debt" above), Huntsman International or such Restricted Subsidiary will, prior to such consolidation, merger, lease, sale or transfer, by executing and delivering to the trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together, at Huntsman International's option, with any other indebtedness of, or guaranteed by, Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) equally and ratably with (or, at Huntsman International's option, prior to) the indebtedness secured by such mortgage for so long as such indebtedness is so secured.

        The indentures further provide that any Guarantor may consolidate or merge with or into any other Person, or sell, lease or transfer all or substantially all of the properties or assets of such Guarantor if:

  (1)
  the Person formed by such consolidation or into which such Guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such Guarantor is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which such Guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such Guarantor, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indentures by executing and delivering to the trustee a supplemental indenture and assumes all of such Guarantor's obligations under the applicable exchange and registration rights agreement; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of such Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by such Guarantor or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.
Subject to certain limitations described in the indentures, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the indentures and such Guarantor's obligations in respect of the notes, and such Guarantor will automatically be released and discharged from its obligations under the indentures and such Guarantor's obligations in respect of the notes.

        In addition, notwithstanding the foregoing, Huntsman International or any Guarantor may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, Huntsman International or any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing Huntsman International or such Guarantor in another jurisdiction.

        Reports to Holders.    The indentures provide that, whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the trustee and to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Narrative Analysis of Results of Operations" or "Management's Discussion and Analysis of Financial Condition and Results of Operations," as applicable, and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

Notwithstanding the foregoing, Huntsman International will not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this paragraph will be deemed to be satisfied upon Huntsman Corporation's filing of its required reports within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations, in each case provided that the assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of Huntsman International at the time of such filing.

        If Huntsman International has designated as an Unrestricted Subsidiary any of its Subsidiaries that would constitute a Significant Subsidiary within the meaning of Regulation S-X under the Exchange Act, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in "Narrative Analysis of Results of Operations" or "Management's

Discussion and Analysis of Financial Condition and Results of Operations," as applicable, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of Huntsman International.

        In the event that any direct or indirect parent company of Huntsman International is or becomes a Guarantor of the notes, the indentures permit Huntsman International to satisfy its obligations in this covenant with respect to financial information relating to Huntsman International by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

Events of Default

        Each of the following events is an "Event of Default" under the indentures:

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

  (3)
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the applicable indenture for a period of 90 days after Huntsman International receives written notice specifying the default (or 120 days after such a notice in the event of a default under the covenant described under "—Reports to Holders") (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the occurrence of any default under any agreement governing indebtedness of Huntsman International or any of its Significant Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such indebtedness and in each case, the aggregate principal amount of such indebtedness unpaid or accelerated aggregates $100.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  (5)
  certain events of bankruptcy affecting Huntsman International; or

  (6)
  the failure of any guarantee of the notes by any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the applicable indenture) or any of the guarantors denies its liability under its guarantee and such default continues for 10 days.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee by notice in writing to Huntsman International or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if Huntsman International has paid the trustee its compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the trustee shall have received an officers' certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the outstanding notes may waive any existing Default or Event of Default under the indentures, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the applicable indenture or the notes except as provided in the applicable indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers. The trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines in good faith that withholding notice is in their interest.

        Under the indentures, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any officer obtaining knowledge of any Default or Event of Default, and will provide a certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  (2)
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  (3)
  the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith and

  (4)
  the Legal Defeasance provisions of the indentures.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indentures ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Huntsman International must irrevocably deposit with the trustee in trust, for the benefit of the holders (a) with respect to the dollar notes, cash in U.S. dollars or non-callable U.S. government obligations, and (b) with respect to the euro notes, euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro and rated AAA or better by S&P and Aaa or better by Moody's, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  (2)
  in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States stating that:

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

  (3)
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States stating that the holders of the then outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1));

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indentures (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its Subsidiaries is a party or by which Huntsman International or any of its Subsidiaries is bound;

  (6)
  Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  (7)
  Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8)
  Huntsman International shall have delivered to the trustee an opinion of counsel stating that either (i) Huntsman International has assigned all its ownership interest in the trust funds, for the new euro notes, to the trustee, and for the new dollar notes, to the paying agent (or such other entity directed, designated or appointed by the trustee for this purpose) or (ii) the trustee has a valid perfected security interest in the trust funds.

Satisfaction and Discharge

        The indentures will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indentures) as to all outstanding notes when

  (1)
  either

  (a)
  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the trustee (or, for the new euro notes, such other entity directed, designated and appointed by the trustee as co-trustee for this purpose) as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  Huntsman International has paid all other sums payable under the applicable indenture by Huntsman International; and

  (3)
  Huntsman International has, upon its request for written acknowledgment of such satisfaction and discharge of the applicable indenture, delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        Subject to unclaimed property laws, all funds that remain unclaimed for one year will be paid to Huntsman International upon its written request, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        As described under "Material United States Federal Income Tax Consequences" and "Certain European Union Tax Considerations" a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indentures

        Without the consent of each holder of an outstanding note affected thereby, no amendment of the indentures, the notes or the guarantees may:

  (1)
  reduce the amount of such notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  (3)
  reduce the principal of or change of the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase (other than by amending the provisions described above under the caption "Change of Control"), or reduce the redemption or repurchase price for such notes;

  (4)
  make such notes payable in money other than that stated in the notes;

  (5)
  make any change in provisions of the indentures relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive Defaults or Events of Default;

  (6)
  after a Change of Control Repurchase Event has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer with respect to such Change of Control Repurchase Event; or

  (7)
  release any guarantor from any of its obligations under its guarantee or the indentures otherwise than in accordance with the terms of the applicable indenture.

        Other modifications and amendments of the indentures, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes affected thereby.

        Without the consent of any holders of notes, Huntsman International, the guarantors and the trustee also may amend or supplement the indentures or the notes or the guarantees to:

  (1)
  cure any ambiguities, defect or inconsistency;

  (2)
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  add any Person as a guarantor of the notes or secure the notes or the guarantees;

  (5)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the applicable indenture of any such holder;

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act; or

  (7)
  to conform the indentures or the notes to the descriptions thereof set forth in the "Description of New Notes" contained in the offering memorandum for the old notes, to the extent that the trustee has received an officers' certificate stating that such text constitutes an unintended conflict with the corresponding provision in such "Description of New Notes."

Listing

        We are obligated to use our reasonable efforts to list the new euro notes on the Official List of the Luxembourg Stock Exchange to be admitted for trading on the Euro MTF market. The legal notice relating to the issuance of the new euro notes and the Articles of Association of Huntsman International will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the new euro notes are listed on the Luxembourg Stock Exchange, an agent for making transfers of new euro notes will be maintained in Luxembourg. Huntsman International has initially designated Banque International à Luxembourg as its agent for those purposes. The address of Banque International à Luxembourg is 69 Route d'Esch, Luxembourg City, Luxembourg.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the applicable indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Huntsman International may require a holder to pay any taxes and fees required by law or permitted by the indentures. Huntsman International is not required to transfer or exchange any note selected for redemption. Huntsman International is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Governing Law

        The indentures provide that they, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indentures provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indentures. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indentures, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The indentures and the provisions of the Trust Indenture Act will contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indentures. Reference is made to the indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Adjusted Treasury Rate" means, with respect to the redemption date of the dollar notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, plus 0.50%.

        "Applicable Premium" means in connection with the optional redemption of any note, as determined by Huntsman International, the greater of:

  (1)
  1.00% of the then outstanding principal amount of the note; and

  (2)
  the excess of: (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest to the redemption date, if any), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date, for the new dollar notes, and the Bund Rate as of such redemption date plus 50 basis points, for the new euro notes; over (b) the outstanding principal amount of the note.

        "Asset Acquisition" means:

  (1)
  an investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other Person pursuant to which such Person becomes a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or is merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International; or

  (2)
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any Person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person.

        "Attributable Debt" means, in the context of a Sale and Lease-Back Transaction, the amount that Huntsman International determines in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee's obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee's obligations under the lease.

        "Bank Product Obligations" means obligations under any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

        "Bund Rate" means, with respect to the redemption date of the euro notes, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as compiled and published in the most recent financial statistics that have become publicly available at least two business days prior to such redemption date (or, if such financial statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2025; provided, however, that if the period from the applicable redemption date to such date is not equal to the constant maturity of the direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from the applicable redemption date to such date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Huntsman International and its Restricted Subsidiaries, taken as a whole, to any Person; or

  (2)
  Huntsman International becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any other group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of Huntsman Corporation, other than by virtue of the imposition of a holding company, or the reincorporation of Huntsman Corporation in another jurisdiction, so long as the beneficial owners of the voting stock of Huntsman Corporation immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

For the avoidance of doubt, transactions among Huntsman International and its Subsidiaries will not constitute a Change of Control.

        "Change of Control Offer" has the meaning assigned to such term under "—Change of Control."

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Comparable Treasury Issue" means the United States Treasury Security with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of comparable market data)) most nearly equal to the remaining maturity of the note being redeemed; provided that, if such period is less than one year, the United States Treasury Security with a constant maturity of one year will be used.

        "Consolidated Net Tangible Assets" means, with respect to any Person, as of any date, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP based upon the most recent internal financial statements available as of such date; provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the transaction for which Consolidated Net Tangible Assets is being calculated, then Consolidated Net Tangible Assets will be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Senior Notes" means the $650.0 million in aggregate principal amount of the 4.875% Senior Notes due 2020, the €445.0 million in aggregate principal amount of the 5.125% Senior Notes due 2021 and, with respect to the euro notes, the $400.0 million in aggregate principal amount of the 5.125% Senior Notes due 2022 of Huntsman International.

        "Euros" or "€" means the currency introduced at the start of the third stage of the Economic and Monetary Union pursuant to the "Treaty establishing the European Community," as amended by the "Treaty on European Union."

        "European Union" means the European Union, including, among others, the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $100.0 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and (ii) in all other cases, by an authorized officer of Huntsman International and delivered to the trustee in an officers' certificate.

        "Foreign Subsidiary" means any Subsidiary of Huntsman International (other than a guarantor) organized under the laws of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

        "Holdings U.K." means Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Corporation" means Huntsman Corporation, a Delaware corporation.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Issue Date" means the date on which the old notes were first issued under the applicable indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Permitted Liens" means each of the following:

  (1)
  mortgages in favor of Huntsman International or any of the Guarantors;

  (2)
  mortgages to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers' compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including mortgages to secure letters of credit issued to assure payment of such obligations);

  (3)
  mortgages representing any interest or title of a lessor under any Capitalized Lease Obligations; provided that such mortgages do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligations;

  (4)
  mortgages for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (5)
  mortgages on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

  (6)
  filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

  (7)
  bankers' liens, rights of setoff, liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

  (8)
  mortgages on cash, cash equivalents or other property arising in connection with the defeasance, discharge or redemption of indebtedness;

  (9)
  mortgages on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  mortgages securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (11)
  leases or subleases granted to others not interfering in any material respect with the business of Huntsman International or any of Huntsman International's Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by the indentures;

  (12)
  mortgages securing Bank Product Obligations, Interest Swap Obligations, Commodity Agreements and Currency Agreements; and

  (13)
  mortgages existing on the applicable Issue Date.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Principal Property" means, as of any date, any property, plant and equipment comprising a manufacturing facility owned by Huntsman International or any of its Restricted Subsidiaries; provided that Huntsman International may exclude (and subsequently include in whole or in part, at its option) from "Principal Property" any such facilities with an aggregate fair market value not in excess of 5.0% of the Consolidated Net Tangible Assets of Huntsman International, determined as of the date of such exclusion.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its Subsidiaries pursuant to which Huntsman International or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

  (1)
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its Subsidiaries) and

  (2)
  any other Person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Huntsman International or any of its Subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

        "Rating Agency" means each of (i) S&P and Moody's or (ii) if either S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Huntsman International, which will be substituted for S&P or Moody's or both, as the case may be.

        "Ratings Event" means (1) to the extent the notes were rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period (as defined below), and the ratings of such notes are downgraded by one or both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (the "Relevant Period") such that the rating of the notes by both of the Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agency or Rating Agencies that downgraded the notes) or (2) to the extent the notes were not rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period, the notes continue to be rated at a level below an Investment Grade Rating by both of the Rating Agencies at the end of the Relevant Period.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person that owns one or more Principal Properties and that, at the time of determination, is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Sale and Lease-Back Transaction" means the leasing by Huntsman International or any of its Restricted Subsidiaries of any asset, whether owned at the date of the applicable indenture or acquired after the date of the applicable indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between or among Huntsman International and any of its Restricted Subsidiaries), which property has been or is to be sold or transferred by Huntsman International or any of its Restricted Subsidiaries to any party with the intention of taking back a lease of such property.

        "SEC" means the Securities and Exchange Commission.

        "Securitization Entity" means a wholly owned Subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another Person in which Huntsman International or any Subsidiary of Huntsman International makes an investment and to which Huntsman International or any Subsidiary of Huntsman International transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity:

  (1)
  no portion of the indebtedness or any other obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness)) pursuant to Standard Securitization Undertakings,

  •
  is recourse to or obligates Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  •
  subjects any property or asset of Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any Subsidiary of Huntsman International,

  (2)
  with which neither Huntsman International nor any Subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3)
  to which neither Huntsman International nor any Subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of

Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC and Huntsman Receivables Finance II LLC shall be deemed to have been so designated as of the Issue Date.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Standard Securitization Undertakings" means obligations, representations, warranties, covenants and indemnities entered into by Huntsman International or any Securitization Entity or any Subsidiary of Huntsman International which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction.

        "Subsidiary" means with respect to any Person, (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, with respect to any Person, as of any date, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent internal balance sheet of such Person available of such date, prepared in accordance with GAAP.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman Fuels GP LLC, Huntsman Fuels Partners LP, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC, Huntsman Saudi Industries BV, Huntsman Offshore Investments Limited and their respective Subsidiaries were Unrestricted Subsidiaries as of the date of the applicable indenture without further action. In the future, the board of managers of Huntsman International may, after the Issue Date, designate any Subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such Subsidiary does not own any Capital Stock of, or does not own or hold any mortgage on any property of, Huntsman International or any other Subsidiary of Huntsman International that is not a Subsidiary of the Subsidiary to be so designated; and

  •
  each Subsidiary to be designated as an Unrestricted Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money under which the creditor has direct recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries (other than obligations in respect of representations and warranties, indemnities and performance and completion guaranties and similar contingent liabilities).

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the applicable indenture.

Exchange Offer; Registration Rights

        We and the initial purchasers of the notes entered into exchange and registration rights agreements pursuant to which we agreed that we would, at our expense and for the benefit of the holders of the old notes, use our reasonable best efforts to:

  (1)
  file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will be registered under the Securities Act and will not contain terms with respect to registration rights or special interest payments);

  (2)
  cause the registration statement to become effective under the Securities Act no later than June 2, 2016; and

  (3)
  consummate the exchange offer within 45 days after the effective date of the registration statement.

        Promptly after the registration statement is declared effective, we have agreed to commence the exchange offer. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes validly tendered and not withdrawn before the expiration of the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent:

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        If on or before the date of consummation of the exchange offer, we are not permitted to effect an exchange offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC, then we will, in lieu of effecting registration of new notes, use our reasonable best efforts to cause a shelf registration covering resales of the old notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as the old notes are no longer required to be registered as provided in the exchange and registration rights agreements.

        We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  the registration statement has not become effective by June 2, 2016 (or, if applicable, the Shelf Registration Statement has not become effective within the required time period);

  (2)
  the exchange offer has not been consummated within 45 days after the effective date of the registration statement; or

  (3)
  any registration statement required by the exchange and registration rights agreements is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) and (2), the "Registration Default");

then the per annum interest rate on the applicable old notes will increase for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.125% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.125% during each subsequent 90-day period, up to a maximum of 0.50%. Our obligation to pay additional interest shall cease when the registration default is cured or the old notes are no longer required to be registered as provided in the exchange and registration rights agreements.

        The summary herein of certain provisions of the exchange and registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreements, copies of which will be available upon request.

Dollar Notes Book-Entry; Delivery and Form

General

        Old dollar notes sold to qualified institutional buyers ("QIBs") in reliance on Rule 144A under the Securities Act ("Rule 144A") were represented by permanent global notes in fully registered form without interest coupons (each a "Restricted Dollar Global Note") and were deposited with the trustee, as a custodian for The Depository Trust Company ("DTC"), and registered in the name of a nominee of such depositary.

        Old dollar notes sold in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S") were represented by global notes in fully registered form without interest coupons

(each a "Regulation S Dollar Global Note") and were deposited with the trustee, as custodian for DTC, as depositary, and registered in the name of a nominee of such depositary. Prior to expiration of the "distribution compliance period" (as defined in Regulation S), a beneficial interest in the Regulation S Dollar Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Dollar Global Note only upon receipt by the trustee of a written certification from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A. Beneficial interests in a Restricted Dollar Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Dollar Global Note whether before, on or after such time, only upon receipt by the trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

        Any beneficial interest in a Regulation S Dollar Global Note or a Restricted Dollar Global Note (each a "Dollar Global Note") that is transferred to a person who takes delivery in the form of an interest in a Restricted Dollar Global Note or a Regulation S Dollar Global Note, respectively, will, upon transfer, cease to be an interest in the type of Dollar Global Note previously held and become an interest in the other type of Dollar Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Dollar Global Note for as long as it remains such an interest.

        The Dollar Global Notes (and any notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the applicable indenture and will bear the legend regarding such restrictions set forth under the heading "Transfer Restrictions" herein.

The Dollar Global Notes

        Huntsman International expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Dollar Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Dollar Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Dollar Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Dollar Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Dollar Global Notes for all purposes under the dollar indenture. No beneficial owner of an interest in the Dollar Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the dollar indenture.

        Payments of the principal of, premium (if any), and interest (including additional interest, if any) on the Dollar Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Huntsman International nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Dollar Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        Huntsman International expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) on the Dollar Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Dollar Global Notes as shown on the records of DTC or its nominee. Huntsman International also expects that payments by participants to owners of beneficial interests in the Dollar Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. DTC has advised Huntsman International that it will take any action permitted to be taken by a holder of old dollar notes (including the presentation of old notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Dollar Global Notes are credited and only in respect of such portion of the aggregate principal amount of old dollar notes as to which such participant or participants has or have given such direction.

        DTC has advised Huntsman International as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Dollar Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Huntsman International nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated dollar notes shall be issued in exchange for beneficial interests in the Dollar Global Notes only (i) following an Event of Default, at the request of DTC or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Dollar Global Notes and a successor depositary is not appointed by Huntsman International within 90 days.

Euro Notes Book-Entry; Delivery and Form

        Old euro notes sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act were represented by a global note in registered form without interest coupons attached (the "Rule 144A Euro Global Note"). Old euro notes sold outside the United States in reliance on Regulation S under the Securities Act were represented by a global note in registered form without interest coupons attached (the "Regulation S Euro Global Note" and, together with the Rule 144A Euro Global Note, the "Euro Global Notes"). The Euro Global Notes were deposited with a common depositary and registered in the name of the nominee of the common depositary for the account of Euroclear and Clearstream.

        Ownership of interests in the Rule 144A Euro Global Note (the "Rule 144A Book Entry Interests") and ownership of interests in the Regulation S Euro Global Note (the "Regulation S Book Entry Interests" and, together with the Rule 144A Book Entry Interests, the "Book Entry Interests") were limited to persons that have accounts with Euroclear and/or Clearstream or persons that hold interests through such participants. Euroclear and Clearstream hold interests in the Euro Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. Except under the limited circumstances described below, Book Entry Interests were not issued in definitive form.

        Book Entry Interests are shown on, and transfers thereof were effected only through, records maintained by Euroclear and Clearstream and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of those securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book Entry Interests. In addition, while the notes are in global form, holders of Book Entry Interests are not considered the owners or "holders" of notes for any purpose.

        So long as the euro notes are held in global form, Euroclear and/or Clearstream (or their respective nominees), as applicable, are considered the sole holders of the Euro Global Notes for all purposes under the euro indenture. In addition, participants must rely on the procedures of Euroclear and Clearstream, and indirect participants must rely on the procedures of Euroclear and Clearstream and the participants through which they own Book Entry Interests to transfer their interests or to exercise any rights of holders of notes under the euro indenture.

        Neither Huntsman International nor the trustee will have any responsibility, or be liable, for any aspect of the records relating to the Book Entry Interests.

Definitive Registered Notes

        Under the terms of the euro indenture, owners of the Book Entry Interests will receive Definitive Registered Notes:

  (1)
  if Euroclear or Clearstream notifies Huntsman International that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by Huntsman International within 120 days; or

  (2)
  if the owner of a Book Entry Interest requests such exchange in writing delivered through Euroclear or Clearstream following an event of default and commencement of enforcement action under the euro indenture.

        Euroclear and Clearstream have advised Huntsman International that upon request by an owner of a Book Entry Interest described in the immediately preceding clause (2), their current procedure is to request that Huntsman International issue or cause to be issued notes in definitive registered form to all owners of Book Entry Interests.

        In such an event, the Registrar will issue Definitive Registered Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear, Clearstream or Huntsman International, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book Entry Interests), and such Definitive Registered Notes will bear the restrictive legend as provided in the euro indenture, unless that legend is not required by the euro indenture or applicable law.

        To the extent permitted by law, Huntsman International and the trustee each shall be entitled to treat the registered holder of any Euro Global Note as the absolute owner thereof and no person will be liable for treating the registered holder as such. Ownership of the Global Notes will be evidenced through registration from time to time at the registered office of Huntsman International, and such registration is a means of evidencing title to the notes.

        Huntsman International will not impose any fees or other charges in respect of the notes; however, owners of the Book Entry Interests may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear and Clearstream.

Redemption of the Euro Global Notes

        In the event that any Euro Global Note (or any portion thereof) is redeemed, Euroclear and/or Clearstream, as applicable, will redeem an equal amount of the Book Entry Interests in such Euro Global Note from the amount received by them in respect of the redemption of such Euro Global Note. The redemption price payable in connection with the redemption of such Book Entry Interests will be equal to the amount received by Euroclear and Clearstream, as applicable, in connection with the redemption of such Euro Global Note (or any portion thereof). Huntsman International understands that, under the existing practices of Euroclear and Clearstream, if fewer than all of the notes are to be redeemed at any time, Euroclear and Clearstream will credit their participants' accounts on a proportionate basis (with adjustments to prevent fractions), by lot or on such other basis as they deem fair and appropriate, provided, however, that no Book Entry Interest of less than €100,000 principal amount may be redeemed in part.

Payments on Euro Global Notes

        Huntsman International will make payments of any amounts owing in respect of the Euro Global Notes (including principal, premium, if any, interest and additional amounts, if any) to the common depositary or its nominee for Euroclear and Clearstream. The common depositary will distribute such payments to participants in accordance with their customary procedures. Huntsman International will make payments of all such amounts without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, except as may be required by law. Huntsman International expects that standing customer instructions and customary practices will govern payments by participants to owners of Book Entry Interests held through such participants.

        Under the terms of the euro indenture, Huntsman International, the guarantors and the trustee will treat the registered holders of the Euro Global Notes (e.g., Euroclear or Clearstream (or their respective nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of Huntsman International, the guarantors, the trustee or any of their respective agents has or will have any responsibility or liability for:

  •
  any aspect of the records of Euroclear, Clearstream or any participant or indirect participant relating to, or payments made on account of, a Book Entry Interest or for maintaining, supervising or reviewing the records of Euroclear or Clearstream or any participant or indirect participant relating to, or payments made on account of, a Book Entry Interest;

  •
  Euroclear, Clearstream or any participant or indirect participant; or

  •
  the records of the common depositary.

Currency of Payment for the Euro Global Notes

        The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Global Notes will be paid to holders of interests to such notes through Euroclear or Clearstream in euro.

Action by Owners of Book Entry Interests

        Euroclear and Clearstream have advised Huntsman International that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the Book Entry Interests in the Euro Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the Euro Global Notes. However, if there is an event of default under the notes, Euroclear and Clearstream, at the request of the holders of the notes, reserve the right to exchange the Euro Global Notes for definitive registered notes in certificated form (the "Definitive Registered Euro Notes"), and to distribute such Definitive Registered Euro Notes to their participants.

Transfers

        Transfers between participants in Euroclear or Clearstream will be effected in accordance with Euroclear and Clearstream's rules and will be settled in immediately available funds. If a holder of euro notes requires physical delivery of Definitive Registered Euro Notes for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder of euro notes must transfer its interests in the Euro Global Notes in accordance with the normal procedures of Euroclear and Clearstream and in accordance with the procedures set forth in the euro indenture.

        Definitive Registered Euro Notes may be transferred and exchanged for Book Entry Interests in a Euro Global Note only as described under "Description of New Notes—Transfer and Exchange."

Information Concerning Euroclear and Clearstream

        All Book Entry Interests will be subject to the operations and procedures of Euroclear and Clearstream, as applicable. Huntsman International provides the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of the settlement system are controlled by the settlement system and may be changed at any time. None of Huntsman International, the trustee or the initial purchasers is responsible for those operations or procedures.

        Huntsman International understands as follows with respect to Euroclear and Clearstream: Euroclear and Clearstream hold securities for participating organizations. They facilitate the clearance and settlement of securities transactions between their participants through electronic book entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

        Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the Euroclear and/or Clearstream system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the Euroclear or Clearstream systems will receive distributions attributable to the Euro Global Notes only through Euroclear or Clearstream participants.

Global Clearance and Settlement Under the Book Entry System

        We are obligated to use our reasonable efforts to list the new euro notes represented by the Euro Global Notes on the Official List of the Luxembourg Stock Exchange to be admitted for trading on the Luxembourg Stock Exchange's Euro MTF Market. Transfers of interests in the Euro Global Notes between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective system's rules and operating procedures.

        Although Euroclear and Clearstream currently follow the foregoing procedures in order to facilitate transfers of interests in the Euro Global Notes among participants in Euroclear or Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of Huntsman International, any guarantor or the trustee will have any responsibility for the performance by Euroclear, Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Secondary Market Trading

        The Book Entry Interests trade through participants of Euroclear or Clearstream and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book Entry Interests where both the purchaser's and the seller's accounts are located to ensure that settlement can be made on the desired value date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange for United States federal income tax purposes. Accordingly, no gain or loss will be recognized as a result of exchanging old notes for new notes. Further, your tax basis in the old note will equal your tax basis in the new note determined as of the time of the exchange, and your holding period for the new note will include the period during which you held the old note.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Tax Considerations Applicable to U.S. Holders

  Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

  Characterization of the Notes

        Under certain circumstances, the notes provide for payments in excess of stated interest and principal and/or redemption prior to their stated maturity. We intend to take the position that these provisions will not cause the notes to be subject to the contingent payment debt instrument rules of applicable United States Treasury Regulations (the "CPDI Rules"). This position is based in part on assumptions regarding the likelihood, as of the issue date, that such additional amounts will have to be paid and relating to the expected yield to maturity of the notes. Our position is binding on a U.S. Holder unless the U.S. Holder discloses in the proper manner to the IRS that it is taking a different position. Our position is not, however, binding on the IRS. If the IRS successfully challenged our position, the tax consequences of owning and disposing of the notes could be materially different than those described herein, including with respect to the character, timing and amount of income, gain or loss recognized. The remainder of this discussion assumes that the notes are not subject to the CPDI Rules, but there can be no assurances in this regard. U.S. Holders are urged to consult their own tax advisers regarding the potential application to the notes of the CPDI Rules and the consequences thereof.

  Payments of Stated Interest for Dollar Notes

        Stated interest on a dollar note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Payments of Stated Interest for Euro Notes

        Stated interest on a euro note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

        A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the euro notes will be required to include in income (as U.S. source ordinary income) the U.S. dollar value of the euro interest payment (determined based on the spot rate of exchange on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A cash method U.S. Holder will not recognize exchange gain or loss with respect to the receipt of such stated interest, but may have exchange gain or loss attributable to the actual disposition of the euros so received.

        A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will be required to include in income (as U.S. source ordinary income) the U.S. dollar value of the stated interest in euros that has accrued with respect to the notes during an accrual period. The U.S. dollar value of such accrued stated interest will be determined by translating such interest at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate of exchange for the partial period within each taxable year. An accrual basis U.S. Holder may elect, however, to translate such accrued stated interest into U.S. dollars using the spot rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the spot rate of exchange on the last day of the portion of the accrual period within each taxable year. Alternatively, if the last day of an accrual period is within five business days of the date of receipt of the accrued stated interest, a U.S. Holder that has made the election described in the prior sentence may translate such interest using the spot rate of exchange on the date of receipt. The above election will apply to other debt instruments held by an electing U.S. Holder and may not be changed without the consent of the IRS.

        A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize exchange gain or loss with respect to accrued stated interest on the date such interest is received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined based on the spot rate of exchange on the date such interest is received) in respect of the relevant accrual period and the U.S. dollar value of the stated interest income that has accrued during such accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars at such time. Any such exchange gain or loss generally will constitute U.S. source ordinary income or loss.

  Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Notes

        Upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less any amount equal to any accrued but unpaid stated interest, which will be taxable as stated interest income as discussed above to the extent not previously included in income by the U.S. Holder) and such U.S. Holder's adjusted tax basis in the note.

        If a U.S. Holder receives foreign currency on such a sale, exchange, redemption, retirement or other taxable disposition of a euro note, the amount realized generally will be based on the U.S. dollar value of such foreign currency translated at the spot rate of exchange on the date of disposition. In the case of a euro note that is traded on an established securities market, a cash basis U.S. Holder and, if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of such foreign currency by translating such amount at the spot rate of exchange on the settlement date of the disposition. The special election available to accrual basis U.S. Holders in regard to the sale or other disposition of euro notes traded on an established securities market must be applied consistently to all debt instruments held by the U.S. Holder and cannot be changed without the consent of the IRS. If a note is not traded on an established securities market (or, if a euro note is so traded, but the relevant U.S. Holder is an accrual basis taxpayer that has not made the settlement date election), a U.S. Holder will recognize gain or loss to the extent that there are exchange rate fluctuations between the sale date and the settlement date.

        A U.S. Holder's adjusted tax basis in a note will, in general, be the cost of such note to such U.S. Holder. If a U.S. Holder uses foreign currency to purchase a euro note, the cost of the euro note will be the U.S. dollar value of the foreign currency purchase price determined at the spot rate of exchange on the date of purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a euro note generally will not result in taxable gain or loss for a U.S. Holder.

        Any gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a dollar note generally will be capital gain or loss. Any gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a euro note generally will be U.S. source gain or loss and, except as discussed below with respect to exchange gain or loss, generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement or other taxable disposition of a euro note, U.S. Holders may recognize exchange gain or loss that is attributable to fluctuations in currency exchange rates with respect to the principal amount of such euro note. Exchange gain or loss attributable to fluctuations in currency exchange rates with respect to the principal amount of a euro note generally will equal the difference, if any, between (i) the U.S. dollar value of the U.S. Holder's foreign currency purchase price for the euro note, determined at the spot rate of exchange on the date the U.S. Holder disposes of the euro note and (ii) the U.S. dollar value of the U.S. Holder's foreign currency purchase price for the euro note, determined at the spot rate of exchange on the date the U.S. Holder purchased such euro note. Any such exchange gain or loss generally will constitute U.S. source ordinary income or loss. In addition, upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement or other taxable disposition of a euro note, a U.S. Holder may realize exchange gain or loss attributable to amounts received with respect to accrued and unpaid stated interest, if any, which will be treated as discussed above under "—Payment of Stated Interest for Euro Notes." However, upon such a sale, exchange, redemption, retirement or other taxable disposition of a euro note, a U.S. Holder will realize any exchange gain or loss (including with respect to principal and accrued interest) only to the extent of total gain or loss realized by such U.S. Holder on such disposition.

  Exchange Offer

        The exchange of the notes for otherwise identical debt securities registered under the Securities Act pursuant to the exchange offer should not constitute a taxable exchange. As a result, (1) a U.S. Holder should not recognize gain or loss as a result of exchanging notes pursuant to the exchange offer; (2) the holding period of the exchange notes should include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

  Tax Return Disclosure Requirements

        United States Treasury Regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including certain foreign currency transactions giving rise to losses in excess of certain thresholds. U.S. Holders should consult their tax advisers to determine the tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient, and, when required, provides evidence of such exemption. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Considerations Applicable to Non-U.S. Holders

  Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. Holder" is a beneficial owner of a note that is an individual, corporation, estate or trust for U.S. federal income tax purposes but is not a U.S. Holder.

  Payments of Interest and Additional Payments

        Interest on a note that is not effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business generally will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

  •
  the non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-U.S. Holder certifies in a statement provided to us or the applicable withholding agent, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the applicable withholding agent with a copy of such statement or (3) the non-U.S. Holder holds its note directly through a "qualified intermediary" and certain conditions are satisfied.

        Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the non-U.S. Holder provides us or the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. Holder's country of residence, or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

        If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. Holder provides appropriate certification), the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

        In certain circumstances (see, e.g., "Description of New Notes—Optional Redemption for the Notes," "Description of New Notes—Change of Control" and "Exchange Offer; Registration Rights"), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments may be treated as interest subject to the rules applicable to interest payments discussed above and below, as additional sums paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to United States federal withholding tax. A non-U.S. Holder who is subject to United States federal withholding tax on any additional payments should consult the holder's own tax adviser as to whether the holder can obtain a refund for all or a portion of the withholding tax.

  Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Notes

        Any gain realized by a non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in "—Payments of Interest and Additional Payments") generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable); or

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

        A non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

  Exchange Offer

        As described above under "—Tax Considerations Applicable to U.S. Holders—Exchange Offer," the exchange of a note pursuant to the exchange offer should be a nontaxable event to a non-U.S. Holder.

  Information Reporting and Backup Withholding

        A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments that are made to the non-U.S. Holder under the notes, provided that the payor does not have actual knowledge or reason to know that such holder is a "United States person," within the meaning of Section 7701(a)(30) of the Code, and the holder has provided the statement described above under "—Payments of Interest and Additional Payments." In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% U.S. federal withholding tax may be imposed on interest on, or gross proceeds from the sale or other disposition of, a note paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Withholding under FATCA will apply to payments of interest on the notes regardless of when made and to payments of gross proceeds from the sale or other disposition of the notes on or after January 1, 2017.

        Non-U.S. governments have entered into agreements with the United States (and additional non-U.S. governments are expected to enter into such agreements) to implement FATCA in a manner that alters the rules described herein. Holders should consult their own tax advisers on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is required or advisable with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The EU Savings Directive

        Under the European Union Directive 2003/48/EC on the taxation of savings income in the form of interest payments (the "EU Savings Directive"), each member state of the European Union (a "Member State") is required to provide to the tax or other relevant authorities of another Member State details of payments of interest (or other similar income) made by a person within its jurisdiction to, or collected by, an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Austria is instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). The rate of such withholding is currently 35%. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favor of automatic information exchange under the Directive.

        A number of non-EU countries and territories have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by, such a person for, an individual resident in that other Member State or certain limited types of entities established in a Member State. In addition, the Member States have entered into reciprocal provision of information arrangements or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

        On March 24, 2014, the Council of the European Union adopted a directive amending the EU Savings Directive, which, when implemented, will amend and broaden the scope of the requirements described above. Member States are required to adopt national legislation necessary to comply with this amending directive by January 1, 2016, which must apply from January 1, 2017. In particular, the changes will expand the range of payments covered by the EU Savings Directive and will apply a "look through approach" to certain payments where an individual resident in a Member State is regarded as the beneficial owner of that payment for the purposes of the EU Savings Directive. This approach may apply to payments made to or by, or secured for or by, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union. These changes will broaden the type of payments subject to withholding in those Member States which still operate a withholding system when they are implemented (i.e., Austria).

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        There have been no changes in our independent registered public accounting firm, Deloitte & Touche LLP, or disagreements with them on matters of accounting or financial disclosure at any time during the two most recent fiscal years or any subsequent interim period.

LEGAL MATTERS

        Certain legal matters as to the enforceability of the obligations of Huntsman International LLC under the notes and the enforceability of the obligations of the guarantors under the related guarantees will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the enforceability of the guarantee of the notes by Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC, and Huntsman Propylene Oxide LLC will be passed upon for these entities by Latham & Watkins LLP, Houston, Texas. Certain legal matters as to the enforceability of the guarantee of the notes by Chemical Specialties LLC will be passed upon for Chemical Specialties LLC by McGuireWoods LLP, Charlotte, North Carolina. Certain Cayman Island legal matters as to the validity and enforceability of certain documents relating to the notes entered into by Huntsman P&A Investments LLC will be passed upon for Huntsman P&A Investments LLC by Walkers, Cayman Islands. Certain legal matters as to the enforceability of the guarantee of the notes by Tioxide Group will be passed upon for Tioxide Group by Bond Dickinson LLP.

EXPERTS

        The consolidated financial statements and the related financial statement schedule included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

        We and our parent file annual, quarterly and current reports and other information with the SEC. You may read and copy reports and other information that we or our parent file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings. See "Description of New Notes—Certain Covenants—Reports to Holders" for information about the reports and other information that we are required to furnish to holders of notes and how those obligations may be satisfied.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

See accompanying notes to consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of
Huntsman International LLC and subsidiaries

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2016, not presented herein, expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 16, 2016

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Unit Amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents(a)	$257	$710
Restricted cash(a)	12	10
Accounts and notes receivable (net of allowance for doubtful accounts of $26 and $34, respectively), ($438 and $472 pledged as collateral, respectively)(a)	1,420	1,665
Accounts receivable from affiliates	340	346
Inventories(a)	1,692	2,025
Prepaid expenses	111	61
Deferred income taxes	—	62
Other current assets(a)	306	306

Total current assets	4,138	5,185
Property, plant and equipment, net(a)	4,410	4,375
Investment in unconsolidated affiliates	347	350
Intangible assets, net(a)	86	96
Goodwill	116	122
Deferred income taxes	418	435
Other noncurrent assets(a)	573	459

Total assets	$10,088	$11,022

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable(a)	$1,034	$1,218
Accounts payable to affiliates	52	74
Accrued liabilities(a)	683	736
Deferred income taxes	—	52
Notes payable to affiliates	100	100
Current portion of debt(a)	170	267

Total current liabilities	2,039	2,447
Long-term debt(a)	4,625	4,854
Notes payable to affiliates	698	656
Deferred income taxes	418	326
Other noncurrent liabilities(a)	1,224	1,443

Total liabilities	9,004	9,726
Commitments and contingencies (Notes 19 and 20)
Equity
Huntsman International LLC members' equity:
Members' equity, 2,728 units issued and outstanding	3,196	3,166
Accumulated deficit	(983)	(956)
Accumulated other comprehensive loss	(1,316)	(1,087)

Total Huntsman International LLC members' equity	897	1,123
Noncontrolling interests in subsidiaries	187	173

Total equity	1,084	1,296

Total liabilities and equity	$10,088	$11,022

(a)
At December 31, 2015 and December 31, 2014, respectively, $34 and $46 of cash and cash equivalents, $12 and $10 of restricted cash, $26 and $41 of accounts and notes receivable (net), $54 and $68 of inventories, $5 and $6 of other current assets, $307 and $339 of property, plant and equipment (net), $36 and $40 of intangible assets (net), $38 and $27 of other noncurrent assets, $82 and $92 of accounts payable, $27 and $37 of accrued liabilities, $15 and $172 of current portion of debt, $137 and $36 of long-term debt, and $54 and $97 of other noncurrent liabilities from consolidated variable interest entities are included in the respective Balance Sheet captions above. See "Note 7. Variable Interest Entities."

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions)

	Year ended December 31,
	2015	2014	2013
Revenues:
Trade sales, services and fees, net	$10,168	$11,317	$10,847
Related party sales	131	261	232

Total revenues	10,299	11,578	11,079
Cost of goods sold	8,447	9,651	9,309

Gross profit	1,852	1,927	1,770
Operating expenses:
Selling, general and administrative	977	969	936
Research and development	160	158	140
Other operating (income) expense	—	(4)	10
Restructuring, impairment and plant closing costs	302	158	151

Total expenses	1,439	1,281	1,237

Operating income	413	646	533
Interest expense	(214)	(214)	(203)
Equity in income of investment in unconsolidated affiliates	6	6	8
Loss on early extinguishment of debt	(31)	(28)	(51)
Other income (loss)	2	(1)	2

Income from continuing operations before income taxes	176	409	289
Income tax expense	(45)	(43)	(137)

Income from continuing operations	131	366	152
Loss from discontinued operations, net of tax	(4)	(9)	(5)

Net income	127	357	147
Net income attributable to noncontrolling interests	(33)	(22)	(21)

Net income attributable to Huntsman International LLC	$94	$335	$126

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In Millions)

	Year ended December 31,
	2015	2014	2013
Net income	$127	$357	$147
Other comprehensive (loss) income, net of tax:
Foreign currency translations adjustment	(314)	(221)	(25)
Pension and other postretirement benefits adjustments	73	(264)	193
Other, net	7	1	10

Other comprehensive (loss) income, net of tax	(234)	(484)	178

Comprehensive (loss) income	(107)	(127)	325
Comprehensive income attributable to noncontrolling interests	(28)	(7)	(26)

Comprehensive (loss) income attributable to Huntsman International LLC	$(135)	$(134)	$299

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In Millions, Except Unit Amounts)

	Huntsman International LLC Members
	Members' equity
				Accumulated other comprehensive loss
			Accumulated deficit		Noncontrolling interests in subsidiaries	Total equity
	Units	Amount
Balance, January 1, 2013	2,728	$3,109	$(1,224)	$(791)	$123	$1,217
Net income	—	—	126	—	21	147
Dividends paid to parent	—	—	(96)	—	—	(96)
Other comprehensive income	—	—	—	173	5	178
Contribution from parent	—	28	—	—	—	28
Excess tax benefit related to stock-based compensation	—	1	—	—	—	1

Balance, December 31, 2013	2,728	3,138	(1,194)	(618)	149	1,475
Net income	—	—	335	—	22	357
Dividends paid to parent	—	—	(97)	—	—	(97)
Other comprehensive income	—	—	—	(469)	(15)	(484)
Contribution from parent	—	27	—	—	—	27
Dividends paid to noncontrolling interests	—	—	—	—	(4)	(4)
Excess tax benefit related to stock-based compensation	—	1	—	—	—	1
Cash received for a noncontrolling interest of a subsidiary	—	—	—	—	5	5
Acquisition of a business	—	—	—	—	16	16

Balance, December 31, 2014	2,728	3,166	(956)	(1,087)	173	1,296
Net income	—	—	94	—	33	127
Dividends paid to parent	—	—	(121)	—	—	(121)
Other comprehensive income	—	—	—	(229)	(5)	(234)
Contribution from parent	—	29	—	—	—	29
Dividends paid to noncontrolling interests	—	—	—	—	(14)	(14)
Excess tax benefit related to stock-based compensation	—	1	—	—	—	1

Balance, December 31, 2015	2,728	$3,196	$(983)	$(1,316)	$187	$1,084

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

	Year ended December 31,
	2015	2014	2013
Operating Activities:
Net income	$127	$357	$147
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in income of investment in unconsolidated affiliates	(6)	(6)	(8)
Depreciation and amortization	387	430	424
Provision for losses on accounts receivable	1	—	2
Loss on disposal of businesses/assets, net	4	4	5
Loss on early extinguishment of debt	31	28	51
Noncash interest expense	20	21	23
Noncash restructuring and impairment charges	112	37	13
Deferred income taxes	(24)	(48)	56
Noncash loss on foreign currency transactions	7	15	31
Noncash compensation	29	27	28
Other, net	4	(3)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	121	2	(11)
Inventories	179	(20)	77
Prepaid expenses	(52)	(2)	(11)
Other current assets	(66)	(37)	23
Other noncurrent assets	(98)	(44)	(113)
Accounts payable	(166)	76	(24)
Accrued liabilities	(9)	(8)	(39)
Other noncurrent liabilities	(31)	(75)	60

Net cash provided by operating activities	570	754	734

Investing Activities:
Capital expenditures	(663)	(601)	(471)
Cash received from unconsolidated affiliates	48	51	71
Investment in unconsolidated affiliates	(54)	(108)	(104)
Acquisition of businesses, net of cash acquired	(14)	(960)	(66)
Cash received from purchase price adjustment for business acquired	18	—	—
Proceeds from sale of businesses/assets	1	15	2
Decrease (increase) in receivable from affiliate	1	(2)	(48)
Cash received from termination of cross-currency interest rate contracts	66	—	—
Change in restricted cash	(3)	—	—
Other, net	1	(2)	2

Net cash used in investing activities	(599)	(1,607)	(614)

Financing Activities:
Net repayments under revolving loan facilities	$(1)	$(1)	$(4)
Net repayments on overdraft facilities	(8)	(5)	(9)
Repayments of short-term debt	—	(8)	(18)
Borrowings on short-term debt	12	15	15
Repayments of long-term debt	(604)	(418)	(840)
Proceeds from issuance of long-term debt	326	1,792	979
Repayments of notes payable to affiliate	(148)	(122)	—
Proceeds from notes payable to affiliate	195	—	177
Repayments of notes payable	(33)	(34)	(40)
Borrowings on notes payable	34	33	35
Debt issuance costs paid	(8)	(67)	(11)
Call premiums related to early extinguishment of debt	(35)	(24)	(4)
Contingent consideration paid for acquisition	(4)	(6)	—
Dividends paid to noncontrolling interests	(14)	(4)	—
Dividends paid to parent	(121)	(97)	(96)
Excess tax benefit related to stock-based compensation	1	1	1
Other, net	—	4	3

Net cash (used in) provided by financing activities	(408)	1,059	188

Effect of exchange rate changes on cash	(16)	(11)	(3)

(Decrease) increase in cash and cash equivalents	(453)	195	305
Cash and cash equivalents at beginning of period	710	515	210

Cash and cash equivalents at end of period	$257	$710	$515

Supplemental cash flow information:
Cash paid for interest	$225	$208	$205
Cash paid for income taxes	126	165	44

        As of December 31, 2015, 2014 and 2013, the amount of capital expenditures in accounts payable was $79 million, $88 million and $73 million, respectively. During the years ended 2015, 2014 and 2013, Huntsman Corporation contributed $29 million, $27 million and $28 million, respectively to stock-based compensation.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

DEFINITIONS

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in these notes as our "parent." Unless the context otherwise requires, references to our "Company," "we," "us," or "our" refer to Huntsman International LLC, together with its subsidiaries, and not Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); and "SLIC" refers to Shanghai Liengheng Isocyanate Company (our unconsolidated manufacturing joint venture with BASF and three Chinese chemical companies).

        Each capitalized term used without definition in these notes to consolidated financial statements has the meaning specified in the prospectus with which these notes to consolidated financial statements are included. In these financial statements, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products.

DESCRIPTION OF BUSINESS

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes, titanium dioxide and color pigments.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments and Additives. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments and Additives segment produces inorganic chemical products. In a series of transactions beginning in 2006, we sold or shutdown substantially all of our Australian styrenics operations and our North American polymers and base chemicals operations. We report the results of these businesses as discontinued operations.

COMPANY

        Our Company, a Delaware limited liability company, was formed in 1999. We are a wholly-owned subsidiary of Huntsman Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ASSET RETIREMENT OBLIGATIONS

        We accrue for asset retirement obligations, which consist primarily of landfill capping, closure and post-closure costs, asbestos abatement costs, demolition and removal costs and leasehold remediation

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its estimated settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

CARRYING VALUE OF LONG-LIVED ASSETS

        We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved or selling price of assets held for sale. See "Note 11. Restructuring, Impairment and Plant Closing Costs."

CASH AND CASH EQUIVALENTS

        We consider cash in checking accounts and cash in short-term highly liquid investments with remaining maturities of three months or less at the date of purchase, to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in our consolidated statements of cash flows.

COST OF GOODS SOLD

        We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead (including depreciation), production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

DERIVATIVES AND HEDGING ACTIVITIES

        All derivatives, whether designated in hedging relationships or not, are recorded on our balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive loss, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income (loss), to the extent effective. The effectiveness of a cash flow hedging relationship is established at the inception of the hedge, and after inception we perform effectiveness assessments at least every three months. A derivative designated as a cash flow hedge is determined to be effective if the change in value of the hedge divided by the change in value of the hedged item is within a range of 80% to 125%. Hedge ineffectiveness in a cash

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

flow hedge occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the cumulative change in the expected future cash flows on the hedged transaction. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

ENVIRONMENTAL EXPENDITURES

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and incurred and are expensed or capitalized as appropriate. See "Note 20. Environmental, Health and Safety Matters."

FOREIGN CURRENCY TRANSLATION

        The accounts of our operating subsidiaries outside of the U.S., unless they are operating in highly inflationary economic environments, consider the functional currency to be the currency of the economic environment in which they operate. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive loss.

        If a subsidiary operates in an economic environment that is considered to be highly inflationary (100% cumulative inflation over a three-year period), the U.S. dollar is considered to be the functional currency and gains and losses from remeasurement to the U.S. dollar from the local currency are included in the statement of operations. Where a subsidiary's operations are effectively run, managed, financed and contracted in U.S. dollars, such as certain finance subsidiaries outside of the U.S., the U.S. dollar is considered to be the functional currency.

        Foreign currency transaction gains and losses are recorded in other operating (income) expense in our consolidated statements of operations and were net losses of $7 million, $15 million and $11 million for the years ended December 31, 2015, 2014 and 2013, respectively.

INCOME TAXES

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future. Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries that are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make significant judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and apply assumptions to measure the amount of the tax benefits to recognize. These judgments are based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in our consolidated financial statements.

INTANGIBLE ASSETS AND GOODWILL

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	9 - 30 years
Licenses and other agreements	5 - 15 years
Other intangibles	5 - 15 years

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When the fair value is less than the carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. Goodwill has been assigned to reporting units for purposes of impairment testing. The net change to goodwill in response to changes in foreign currency exchange rates during 2015 was $6 million.

INVENTORIES

        Inventories are stated at the lower of cost or market, with cost determined using LIFO, first-in first-out, and average costs methods for different components of inventory.

LEGAL COSTS

        We expense legal costs, including those legal costs incurred in connection with a loss contingency, as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

OTHER NONCURRENT ASSETS

        Other noncurrent assets consist primarily of spare parts, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs.

PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include the accounts of our wholly owned and majority owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	5 - 50 years
Plant and equipment	3 - 30 years
Furniture, fixtures and leasehold improvements	5 - 20 years

        Interest expense capitalized as part of plant and equipment was $22 million, $16 million and $7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities (a "turnaround") are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

RECLASSIFICATIONS

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation. Effective October 1, 2015, we retroactively applied, and information in this report reflects, the presentation and disclosure requirements of ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. See "—Recently Issued Accounting Pronouncements."

REVENUE RECOGNITION

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectability is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SECURITIZATION OF ACCOUNTS RECEIVABLE

        Under our A/R Programs, we grant an undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. This undivided interest serves as security for the issuance of debt. The A/R Programs provide for financing in both U.S. dollars and euros. The amounts outstanding under our A/R Programs are accounted for as secured borrowings. See "Note 14. Debt—Direct and Subsidiary Debt—A/R Programs."

STOCK-BASED COMPENSATION

        We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. See "Note 22. Stock-Based Compensation Plan."

USE OF ESTIMATES

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Accounting Pronouncements Adopted During 2015

        In April 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, changing the criteria for reporting discontinued operations and enhancing reporting requirements for discontinued operations. A disposal of a component of an entity or a group of components of an entity will be required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. Further, the amendments in this ASU will require an entity to present, for each comparative period, the assets and liabilities of a disposal group that includes a discontinued operation separately in the asset and liability sections, respectively, of the statement of financial position. The amendments in this ASU are effective prospectively for all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years, and for all businesses that, on acquisition, are classified as held for sale that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years. We adopted the amendments in this ASU effective January 1, 2015, and the initial adoption of the amendments in this ASU did not have a significant impact on our consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, and that amortization of debt issuance costs shall be reported as interest expense. The recognition and

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early application permitted. Entities would apply the new guidance retrospectively to all prior periods. We adopted the amendments in this ASU effective October 1, 2015 and have presented debt issuance costs as a direct deduction from the carrying amount of debt in our consolidated financial statements retrospectively to all prior periods. Debt issuance costs were previously presented as other noncurrent assets in our consolidated financial statements.

        In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this ASU require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the current reporting period in which the adjustment amounts are determined and calculated as if the accounting had been completed at the acquisition date. The amendments in this ASU also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The amendments in this ASU should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU with earlier application permitted for financial statements that have not been issued. We adopted the amendments in this ASU effective October 1, 2015, and the initial adoption of the amendments in this ASU did not have a significant impact on our consolidated financial statements.

        In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this ASU are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We adopted the amendments in this ASU effective October 1, 2015 and have classified, on a prospective basis, all deferred tax liabilities and assets as noncurrent on our consolidated financial statements.

Accounting Pronouncements Pending Adoption in Future Periods

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), outlining a single comprehensive model for entities to use in accounting for revenues arising from contracts with customers and supersedes most current revenue recognition guidance. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, deferring the effective date of ASU No. 2014-09 for all entities by one year. The amendments in these ASUs are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments in ASU No. 2014-09 should be applied retrospectively, and early application is permitted. We are currently evaluating the impact of the adoption of the amendments in ASU No. 2014-09 on our consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, providing guidance about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, eliminating from US GAAP the concept of extraordinary items. Reporting entities will no longer have to assess whether a particular event or transaction event is extraordinary. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively or may also apply them retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments in this ASU change the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities by placing more emphasis on risk of loss when determining a controlling financial interest. These amendments affect areas specific to limited partnerships and similar legal entities, evaluating fees paid to a decision maker or service provider as a variable interest, the effects of both fee arrangements and related parties on the primary beneficiary determination and certain investment funds. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments retrospectively or using a modified retrospective approach. Early adoption is permitted, including adoption in an interim period provided that any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. The amendments in this ASU provide guidance that will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement, including whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license consistent with the acquisition of other software licenses; otherwise, the customer should account for the arrangement as a service contract. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Entities can elect to adopt the amendments either prospectively to all arrangements entered into after the effective date or retrospectively to all prior periods. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in this ASU do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method, but rather does apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. The amendments allow equity investments that do not have readily determinable fair values to be remeasured at fair value either upon the occurrence of an observable price change or upon identification of an impairment. The amendments in this ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption of the amendments in the ASU is not permitted. An entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date of adoption. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

3. BUSINESS COMBINATIONS

ROCKWOOD ACQUISITION

        On October 1, 2014, we completed the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. We paid $1.02 billion in cash and assumed certain unfunded pension liabilities in connection with the Rockwood Acquisition. The acquisition was financed using a bank term loan. The majority of the acquired businesses have been integrated into our Pigments and Additives segment. Transaction costs charged to expense related to this acquisition were approximately nil, $24 million and $8 million for the years ended December 31, 2015, 2014 and 2013, respectively, and were recorded in selling, general and administrative expenses in our consolidated statements of operations.

        The following businesses were acquired from Rockwood:

  •
  titanium dioxide, a white pigment derived from titanium bearing ores with strong specialty business in fibers, inks, pharmaceuticals, food and cosmetics;

  •
  functional additives made from barium and zinc based inorganics used to make colors more brilliant, primarily in plastics, coatings, films, food, cosmetics, pharmaceuticals and paper;

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

  •
  color pigments made from synthetic iron-oxide and other non-TiO2 inorganic pigments used by manufacturers of coatings and colorants;

  •
  timber treatment wood protection chemicals used primarily in residential and commercial applications;

  •
  water treatment products used to improve water purity in industrial, commercial and municipal applications; and

  •
  specialty automotive molded components.

        In connection with securing certain regulatory approvals required to complete the Rockwood Acquisition, we sold our TiO2 TR52 product line used in printing inks to Henan in December 2014. The sale did not include any manufacturing assets but does include an agreement to supply TR52 product to Henan during a transitional period.

        We have accounted for the Rockwood Acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Cash paid for Rockwood Acquisition in 2014	$1,038
Purchase price adjustment received in 2015	(18)

Net acquisition cost	$1,020

Fair value of assets acquired and liabilities assumed:
Cash	$77
Accounts receivable	220
Inventories	401
Prepaid expenses and other current assets	55
Property, plant and equipment	665
Intangible assets	31
Deferred income taxes, non-current	106
Other assets	8
Accounts payable	(146)
Accrued expenses and other current liabilities	(106)
Long-term debt, non-current	(3)
Pension and related liabilities	(233)
Deferred income taxes, non-current	(9)
Other liabilities	(30)

Total fair value of net assets acquired	1,036

Noncontrolling interest	(16)

Total	$1,020

        During the second quarter of 2015, we received $18 million related to the settlement of certain purchase price adjustments. As a result of the finalization of the valuation of the assets and liabilities, reallocations were made in certain property, plant and equipment, deferred tax, accrued liability and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

other long-term liability balances. None of the fair value of this acquisition was allocated to goodwill. Intangible assets acquired consist primarily of developed technology, trademarks and customer relationships, all of which are being amortized over nine years. The noncontrolling interest primarily relates to Viance, a 50%-owned joint venture with Dow Chemical acquired as part of the Rockwood Acquisition. The noncontrolling interest was valued at 50% of the fair value of the net assets of Viance as of October 1, 2014, as dictated by the ownership interest percentages. If the Rockwood Acquisition were to have occurred on January 1, 2013, the following estimated pro forma revenues and net income attributable to Huntsman International would have been reported (dollars in millions):

	Pro Forma
	Year ended December 31, (Unaudited)
	2014	2013
Revenues	$12,724	$12,599
Net income attributable to Huntsman International	410	98

OXID ACQUISITION

        On August 29, 2013, we completed the acquisition of the chemical business of Oxid L.P. (the "Oxid Acquisition"). The acquisition cost of approximately $76 million consisted of cash payments of approximately $66 million and contingent consideration of $10 million. The contingent consideration related to an earn-out agreement which would be paid over two years if certain conditions were met. Related to this earn-out agreement, $6 million was paid during 2014 and the balance has been paid in 2015. The acquired business has been integrated into our Polyurethanes segment. Transaction costs charged to expense related to this acquisition were not significant.

        We have accounted for the Oxid Acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Cash paid for acquisition	$66
Contingent consideration	10

Acquisition cost	$76

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$9
Inventories	14
Property, plant and equipment	22
Intangible assets	36
Accounts payable	(4)
Accrued liabilities	(1)

Total fair value of net assets acquired	$76

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

        Intangible assets acquired consist primarily of developed technology and customer relationships, both of which are being amortized over 15 years. If the Oxid Acquisition were to have occurred on January 1, 2013, the following estimated pro forma revenues and net income attributable to Huntsman International would have been reported (dollars in millions):

Pro Forma
Year ended December 31, 2013 (Unaudited)
Revenues	$11,142
Net income attributable to Huntsman International	133

4. INVENTORIES

        Inventories consisted of the following (dollars in millions):

	December 31,
	2015	2014
Raw materials and supplies	$389	$508
Work in progress	125	96
Finished goods	1,221	1,494

Total	1,735	2,098
LIFO reserves	(43)	(73)

Net inventories	$1,692	$2,025

        For both December 31, 2015 and 2014, approximately 9% of inventories were recorded using the LIFO cost method.

5. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2015	2014
Land	$208	$227
Buildings	793	799
Plant and equipment	7,009	6,918
Construction in progress	935	869

Total	8,945	8,813
Less accumulated depreciation	(4,535)	(4,438)

Net	$4,410	$4,375

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

        Depreciation expense for 2015, 2014 and 2013 was $365 million, $398 million and $391 million, respectively, of which nil, nil and $2 million was related to discontinued operations in 2015, 2014 and 2013, respectively.

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Investments in companies in which we exercise significant influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

        Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2015	2014
Equity Method:
Louisiana Pigment Company, L.P. (50%)	$84	$91
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(1)	116	100
Nanjing Jinling Huntsman New Material Co., Ltd. (49%)	120	122
Jurong Ningwu New Materials Development Co., Ltd. (30%)	18	16
Nippon Aqua Co., Ltd. (15%)(2)	—	12

Total equity method investments	338	341
Cost Method:
International Diol Company (4%)	5	5
White Mountain Titanium Corporation (3%)	3	3
Others	1	1

Total investments	$347	$350

(1)
We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

(2)
As of April 1, 2015, we no longer exercise significant influence in our investment in Nippon Aqua Co., Ltd., for which we previously accounted using the equity method. Consequently, we now account for this investment at fair value as an available-for-sale equity security. See "Note 16. Fair Value."

        In November 2012, we entered into an agreement to form a joint venture with Sinopec (Nanjing Jingling). The joint venture involves the construction and operation of a PO/MTBE facility in China. Under the joint venture agreement, we hold a 49% interest in the joint venture and Sinopec holds a 51% interest. Our total equity investment is anticipated to be approximately $85 million, net of license fees from the joint venture. At the end of 2015, cumulative capital contributions were approximately $85 million, net of license fees from the joint venture. Construction on the project is expected to be completed in the second half of 2016, with start-up expected in the first half of 2017.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES

        We evaluate our investments and transactions to identify variable interest entities for which we are the primary beneficiary. We hold a variable interest in the following joint ventures for which we are the primary beneficiary:

  •
  Rubicon LLC manufactures products for our Polyurethanes and Performance Products segments. The structure of the joint venture is such that the total equity investment at risk is not sufficient to permit the joint venture to finance its activities without additional financial support. By virtue of the operating agreement with this joint venture, we purchase a majority of the output, absorb a majority of the operating costs and provide a majority of the additional funding.

  •
  Pacific Iron Products Sdn Bhd manufactures products for our Pigments and Additives segment. In this joint venture we supply all the raw materials through a fixed cost supply contract, operate the manufacturing facility and market the products of the joint venture to customers. Through a fixed price raw materials supply contract with the joint venture we are exposed to the risk related to the fluctuation of raw material pricing.

  •
  Arabian Amines Company manufactures products for our Performance Products segment. As required in the operating agreement governing this joint venture, we purchase all of Arabian Amines Company's production and sell it to our customers. Substantially all of the joint venture's activities are conducted on our behalf.

  •
  Sasol-Huntsman is our 50%-owned joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany. This joint venture manufactures products for our Performance Products segment. The joint venture uses our technology and expertise, and we bear a disproportionate amount of risk of loss due to a related-party loan to Sasol-Huntsman for which we bear the default risk.

  •
  Viance is our 50%-owned joint venture with Dow Chemical. Viance markets timber treatment products for our Pigments and Additives segment. Our joint venture interest in Viance was acquired as part of the Rockwood Acquisition on October 1, 2014. The joint venture sources all of its products through a contract manufacturing arrangement at our Harrisburg, North Carolina facility, and we bear a disproportionate amount of working capital risk of loss due to the supply arrangement whereby we control manufacturing on Viance's behalf. As a result, we concluded that we are the primary beneficiary and began consolidating Viance upon the Rockwood Acquisition on October 1, 2014.

        Creditors of these entities have no recourse to our general credit. See "Note 14. Debt—Direct and Subsidiary Debt." As the primary beneficiary of these variable interest entities at December 31, 2015, the joint ventures' assets, liabilities and results of operations are included in our consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES (Continued)

        The following table summarizes the carrying amount of our variable interest entities' assets and liabilities included in our consolidated balance sheets, before intercompany eliminations, as of December 31, 2015 and 2014 (dollars in millions):

	December 31,
	2015	2014
Current assets	$121	$186
Property, plant and equipment, net	307	340
Other noncurrent assets	95	70
Deferred income taxes	35	50
Intangible assets	36	39
Goodwill	13	14

Total assets	$607	$699

Current liabilities	$159	$356
Long-term debt	140	42
Deferred income taxes	11	9
Other noncurrent liabilities	54	97

Total liabilities	$364	$504

8. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2015			December 31, 2014
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks and technology	$369	$327	$42	$371	$328	$43
Licenses and other agreements	38	22	16	37	19	18
Non-compete agreements	3	2	1	4	2	2
Other intangibles	89	62	27	94	61	33

Total	$499	$413	$86	$506	$410	$96

        Amortization expense was $8 million, $19 million and $21 million for the years ended December 31, 2015, 2014 and 2013, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INTANGIBLE ASSETS (Continued)

        Our estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31,
2016	$12
2017	9
2018	9
2019	9
2020	9

9. OTHER NONCURRENT ASSETS

        Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2015	2014
Capitalized turnaround costs	$248	$191
Spare parts inventory	95	96
Deposits	45	43
Catalyst assets	44	28
Investment in available for sale securities	18	—
Pension assets	35	8
Other	88	93

Total	$573	$459

        Amortization expense of catalyst assets for the years ended December 31, 2015, 2014 and 2013 was $14 million, $13 million and $12 million, respectively.

10. ACCRUED LIABILITIES

        Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2015	2014
Payroll and related costs	$183	$204
Volume and rebate accruals	72	79
Restructuring and plant closing costs	117	89
Taxes other than income taxes	65	65
Income taxes	18	35
Interest	22	32
Pension liabilities	11	13
Other postretirement benefits	9	9
Environmental accruals	6	7
Asset retirement obligations	18	—
Other miscellaneous accruals	162	203

Total	$683	$736

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        As of December 31, 2015, 2014 and 2013, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2013	$90	$—	$15	$—	$105
2013 charges for 2012 and prior initiatives	32	16	53	20	121
2013 charges for 2013 initiatives	28	—	—	8	36
Reversal of reserves no longer required	(22)	—	(4)	—	(26)
2013 payments for 2012 and prior initiatives	(66)	(16)	(3)	(19)	(104)
2013 payments for 2013 initiatives	(10)	—	—	(8)	(18)
Net activity of discontinued operations	—	—	(3)	—	(3)
Foreign currency effect on liability balance	—	—	2	—	2

Accrued liabilities as of December 31, 2013	52	—	60	1	113
Adjustment to Pigments & Additives opening balance sheet liabilities	1	—	—	—	1
2014 charges for 2013 and prior initiatives	37	7	4	17	65
2014 charges for 2014 initiatives	64	—	—	—	64
Reversal of reserves no longer required	(4)	—	—	(1)	(5)
2014 payments for 2013 and prior initiatives	(58)	(7)	(8)	(13)	(86)
2014 payments for 2014 initiatives	(1)	—	—	(1)	(2)
Net activity of discontinued operations	—	—	(2)	—	(2)
Foreign currency effect on liability balance	(4)	—	(6)	—	(10)

Accrued liabilities as of December 31, 2014	87	—	48	3	138
Adjustment to Pigments & Additives opening balance sheet liabilities	1	—	—	—	1
2015 charges for 2014 and prior initiatives	71	24	15	23	133
2015 charges for 2015 initiatives	58	1	—	8	67
Reversal of reserves no longer required	(7)	—	(6)	—	(13)
2015 payments for 2014 and prior initiatives	(68)	(8)	(17)	(21)	(114)
2015 payments for 2015 initiatives	(26)	(1)	—	(8)	(35)
Foreign currency effect on liability balance	(7)	—	(2)	—	(9)

Accrued liabilities as of December 31, 2015	$109	$16	$38	$5	$168

(1)
The total workforce reduction reserves of $109 million relate to the termination of 1,057 positions, of which 972 positions had not been terminated as of December 31, 2015.

(2)
In December 2015, we prepaid $49 million of severance and other restructuring costs related to restructuring programs in our Pigments and Additives, Textile Effects and Performance Products segments. Certain of the severance costs were prepaid to a third party who will distribute the severance payments to affected employees when they are terminated in 2016.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

(3)
Accrued liabilities remaining at December 31, 2015 and 2014 by year of initiatives were as follows (dollars in millions):

	December 31,
	2015	2014
2013 initiatives and prior	$68	$75
2014 initiatives	75	63
2015 initiatives	25	—

Total	$168	$138

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments and Additives	Discontinued Operations	Corporate & Other	Total
Accrued liabilities as of January 1, 2013	$27	$—	$27	$42	$1	$6	$2	$105
2013 charges for 2012 and prior initiatives	5	—	38	73	4	—	1	121
2013 charges for 2013 initiatives	—	18	—	1	—	—	17	36
Reversal of reserves no longer required	(9)	—	(8)	(9)	—	—	—	(26)
2013 payments for 2012 and prior initiatives	(14)	—	(45)	(41)	(3)	—	(1)	(104)
2013 payments for 2013 initiatives	—	(7)	—	—	(1)	—	(10)	(18)
Net activity of discontinued operations	—	—	—	—	—	(3)	—	(3)
Foreign currency effect on liability balance	—	(1)	—	2	1	—	—	2

Accrued liabilities as of December 31, 2013	9	10	12	68	2	3	9	113
Adjustment to Pigments & Additives opening balance sheet liabilities	—	—	—	—	1	—	—	1
2014 charges for 2013 and prior initiatives	2	23	10	13	3	—	14	65
2014 charges for 2014 initiatives	—	—	1	6	57	—	—	64
Reversal of reserves no longer required	(1)	—	(2)	(1)	—	—	(1)	(5)
2014 payments for 2013 and prior initiatives	(3)	(22)	(14)	(25)	(4)	—	(18)	(86)
2014 payments for 2014 initiatives	—	—	(1)	(1)	—	—	—	(2)
Net activity of discontinued operations	—	—	—	—	—	(2)	—	(2)
Foreign currency effect on liability balance	(1)	(2)	(1)	(6)	—	—	—	(10)

Accrued liabilities as of December 31, 2014	6	9	5	54	59	1	4	138
Adjustment to Pigments & Additives opening balance sheet liabilities	—	—	—	—	1	—	—	1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments and Additives	Discontinued Operations	Corporate & Other	Total
2015 charges for 2014 and prior initiatives	2	3	1	42	77	—	8	133
2015 charges for 2015 initiatives	17	8	5	2	34	—	1	67
Reversal of reserves no longer required	(4)	(1)	—	(7)	—	—	(1)	(13)
2015 payments for 2014 and prior initiatives	(4)	(8)	(2)	(34)	(59)	—	(7)	(114)
2015 payments for 2015 initiatives	(11)	(1)	(5)	(1)	(16)	—	(1)	(35)
Foreign currency effect on liability balance	(1)	(1)	—	(1)	(6)	—	—	(9)

Accrued liabilities as of December 31, 2015	$5	$9	$4	$55	$90	$1	$4	$168

Current portion of restructuring reserves	$4	$9	$—	$16	$83	$1	$4	$117
Long-term portion of restructuring reserve	1	—	4	39	7	—	—	51

        Details with respect to cash and noncash restructuring charges for the years ended December 31, 2015, 2014 and 2013 by initiative are provided below (dollars in millions):

Cash charges:
2015 charges for 2014 and prior initiatives	$133
2015 charges for 2015 initiatives	67
Reversal of reserves no longer required	(13)
Pension-related settlement charges	3
Accelerated depreciation	74
Other non-cash charges	38

Total 2015 Restructuring, Impairment and Plant Closing Costs	$302

Cash charges:
2014 charges for 2013 and prior initiatives	$65
2014 charges for 2014 initiatives	64
Reversal of reserves no longer required	(5)
Pension-related settlement charges	2
Non-cash charges	32

Total 2014 Restructuring, Impairment and Plant Closing Costs	$158

Cash charges:
2013 charges for 2012 and prior initiatives	$121
2013 charges for 2013 initiatives	36
Reversal of reserves no longer required	(26)
Pension-related settlement charges	7
Non-cash charges	13

Total 2013 Restructuring, Impairment and Plant Closing Costs	$151

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

2015 RESTRUCTURING ACTIVITIES

        In June 2015, our Polyurethanes segment initiated a restructuring program in Europe. In connection with this restructuring program, we recorded restructuring expense of $13 million during 2015 related primarily to workforce reductions. All expected charges have been incurred as of the end of 2015.

        In December 2015, our Performance Products segment announced plans for a reorganization of its commercial and technical functions and a refocused divisional business strategy to better position the segment for growth in coming years. During 2015, we recorded cash charges of $8 million primarily related to workforce reductions. We expect to incur charges through the first quarter of 2016 associated with this initiative.

        In June 2015, our Advanced Materials segment initiated a restructuring program in Europe. In connection with this restructuring program, we recorded restructuring expense of $11 million during 2015 related primarily to workforce reductions and accelerated depreciation recorded as restructuring, impairment and plant closing costs. All expected charges have been incurred as of the end of 2015.

        On September 27, 2011, we announced plans to implement a significant restructuring of our Textile Effects segment, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the Textile Effects segment's long-term global competitiveness. In connection with this plan, during 2015, we recorded charges of $9 million for non-cancelable long-term contract termination costs, $21 million for decommissioning and $1 million of other restructuring charges associated with this initiative. During the fourth quarter of 2015, we settled certain of our obligations under these long-term contracts and recorded a restructuring charge of $14 million. In addition, we recorded charges of $6 million associated with other initiatives.

        On December 1, 2014, we announced that we are taking significant action to improve the global competitiveness of our Pigments and Additives segment. As part of a comprehensive restructuring program, we are reducing our workforce by approximately 900 positions. In connection with this restructuring program, during 2015, our Pigments and Additives segment recorded charges of $61 million for workforce reductions, $3 million for pension related charges and $15 million in other restructuring costs associated with this initiative. We expect to incur charges related to this program through the middle of 2016.

        On February 12, 2015, we announced a plan to close the 'black end' manufacturing operations and ancillary activities at our Calais, France site, which will reduce our titanium dioxide capacity by approximately 100 kilotons, or 13% of our European titanium dioxide capacity. In connection with this announcement, we began to accelerate depreciation on the affected assets and recorded accelerated depreciation in 2015 of $68 million as restructuring, impairment and plant closing costs. In addition, during 2015, we recorded charges of $30 million primarily for workforce reductions and non-cash charges of $17 million. We expect to incur charges related to this program through the end of 2016.

        On March 4, 2015, we announced plans to restructure our color pigments business, another step in our previously announced plan to significantly restructure our global Pigments and Additives segment, and recorded restructuring expense of approximately $4 million during 2015 primarily related to workforce reductions. We expect to incur charges related to this program through 2016.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        During the fourth quarter of 2015, we determined that the South African asset group of our Pigments and Additives segment was impaired and recorded an impairment charge of $19 million.

        During 2015, our Corporate and other segment recorded charges of $8 million primarily related to a reorganization of our global information technology organization. We expect to incur charges related to these initiatives through the end of 2016.

2014 RESTRUCTURING ACTIVITIES

        In connection with a September 2014 announcement of a feasibility study into a MDI production expansion at our Geismar, Louisiana facility, we concluded that certain capitalized engineering costs associated with a previously planned MDI production expansion at our Rotterdam, The Netherlands facility were impaired and our Polyurethanes segment recorded a noncash impairment charge of $16 million during 2014.

        During 2013, our Performance Products segment initiated a restructuring program to refocus its surfactants business in Europe. In connection with this program, in 2014 we completed the sale of our European commodity surfactants business, including the ethoxylation facility in Lavera, France to Wilmar. In addition, Wilmar has entered into a multi-year arrangement to purchase certain sulfated surfactant products from our facilities in St. Mihiel, France and Castiglione delle Stiviere, Italy. Additionally, in 2014 we ceased production at our Patrica, Italy surfactants facility. During 2014, we recorded charges of $23 million primarily related to workforce reductions.

        During 2014, our Advanced Materials segment recorded charges of $11 million primarily related to workforce reductions with our global transformational change program designed to improve the segment's manufacturing efficiencies, enhance its commercial excellence and improve its long-term global competitiveness.

        During 2011, we announced plans to implement a significant restructuring of our Textile Effects segment, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the Textile Effects segment's long-term global competitiveness. In connection with this program, during 2014, our Textile Effects segment recorded charges of $19 million, including a $9 million noncash charge for a pension settlement loss. In June 2014, we announced plans for the closure of our Qingdao, China plant, which was completed during 2015. During 2014, we recorded charges of $6 million primarily related to workforce reductions related to this initiative.

        On December 1, 2014, we announced that we are taking significant action to improve the global competitiveness of our Pigments and Additives segment. As part of a comprehensive restructuring program, we are reducing our workforce by approximately 900 positions. In connection with this restructuring program, we recorded restructuring expense of $57 million in the fourth quarter of 2014 related primarily to workforce reductions.

        On February 12, 2015, we announced plans to reduce our titanium dioxide capacity by approximately 100 kilotons by closing specific operations at our Calais, France facility, subject to consultation with employees and appropriate representative groups. This plan is in addition to that announced on December 1, 2014.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        During 2014, our Corporate and other segment recorded charges of $13 million primarily related to the reorganization of our global information technology organization.

2013 RESTRUCTURING ACTIVITIES

        During 2012, our Polyurethanes segment began implementing a restructuring program to reduce annualized fixed costs. In connection with this program, we recorded cash charges of $5 million and reversed charges of $9 million during 2013 primarily for workforce reductions. Our Polyurethanes segment also recorded pension-related charges of $6 million during 2013 related to this program.

        During 2013, our Performance Products segment recorded charges of $13 million primarily related to workforce reductions in association with plans to refocus our surfactants business in Europe and $5 million primarily related to workforce reductions in our Australian operation.

        During the fourth quarter of 2012, our Advanced Materials segment began implementing a global transformational change program, subject to consultation with relevant employee representatives, designed to improve the segment's manufacturing efficiencies, enhance commercial excellence and improve its long-term global competitiveness. During 2013, we recorded cash charges of $38 million and noncash charges of $4 million and reversed charges of $8 million.

        During 2011, our Textile Effects segment began implementing a significant restructuring program, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the segment's long-term global competitiveness. In connection with this program, during 2013, we recorded cash charges of $73 million, a noncash charge of $9 million for a pension settlement loss and reversed charges of $5 million.

        During 2013, our Corporate and other segment recorded charges of $18 million primarily related to workforce reductions in association with a reorganization of our global information technology organization.

12. ASSET RETIREMENT OBLIGATIONS

        Asset retirement obligations consist primarily of landfill capping, closure and post-closure costs, asbestos abatement costs, demolition and removal costs and leasehold remediation costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. For each asset retirement obligation we recognized the estimated fair value of a liability and capitalized the cost as part of the cost basis of the related asset.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. ASSET RETIREMENT OBLIGATIONS (Continued)

        The following table describes changes to our asset retirement obligation liabilities (dollars in millions):

	December 31,
	2015	2014
Asset retirement obligations at beginning of year	$26	$29
Accretion expense	3	2
Liabilities incurred	—	—
Liabilities assumed in connection with the Rockwood Acquisition	30	—
Liabilities settled	(1)	(2)
Foreign currency effect on reserve balance	(6)	(3)

Asset retirement obligations at end of year	$52	$26

13. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2015	2014
Pension liabilities	$842	$965
Other postretirement benefits	84	134
Environmental accruals	32	53
Restructuring and plant closing costs	51	49
Employee benefit accrual	36	39
Asset retirement obligations	34	26
Other	145	177

Total	$1,224	$1,443

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT

        Outstanding debt, net of debt issuance costs, of consolidated entities consisted of the following (dollars in millions):

	December 31,
	2015	2014
Senior Credit Facilities:
Term loans	$2,454	$2,468
Amounts outstanding under A/R programs	215	229
Senior notes	1,850	1,582
Senior subordinated notes	—	526
Variable interest entities	151	207
Other	125	109

Total debt—excluding debt to affiliates	$4,795	$5,121

Total current portion of debt	$170	$267
Long-term portion	4,625	4,854

Total debt—excluding debt to affiliates	$4,795	$5,121

Total debt—excluding debt to affiliates	$4,795	$5,121
Notes payable to affiliates-current	100	100
Notes payable to affiliates-noncurrent	698	656

Total debt	$5,593	$5,877

DIRECT AND SUBSIDIARY DEBT

        Certain of our subsidiaries are designated as nonguarantor subsidiaries and have third-party debt agreements. These debt agreements contain certain restrictions with regard to dividends, distributions, loans or advances. In certain circumstances, the consent of a third party would be required prior to the transfer of any cash or assets from these subsidiaries to us.

Debt Issuance Costs

        We record debt issuance costs related to a debt liabillty on the balance sheet as a reduction in the face amount of that debt liability. As of December 31, 2015 and 2014, the amount of debt issuance costs directly reducing the debt liability was $67 million and $79 million, respectively. We record the amortization of debt issuance costs as interest expense.

Senior Credit Facilities

        As of December 31, 2015, our Senior Credit Facilities consisted of our Revolving Facility, our extended term loan B facility ("Extended Term Loan B"), our extended term loan B facility—series 2 ("Extended Term Loan B—Series 2"), our 2015 extended term loan B facility ("2015 Extended Term

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

Loan B"), our 2014 new term loan facility ("2014 New Term Loan"), and Term Loan C as follows (dollars in millions):

Facility	Committed Amount	Principal Outstanding		Unamortized Discounts and Debt Issuance Costs	Carrying Value		Interest Rate(3)	Maturity
Revolving Facility	$625	$—	(1)	$— (1)	$—	(1)	USD LIBOR plus 2.75%	2017
Extended Term Loan B	NA	312		(1)	311		USD LIBOR plus 2.75%	2017
Extended Term Loan B—Series 2	NA	192		—	192		USD LIBOR plus 3.00%	2017
2015 Extended Term Loan B	NA	773		(5)	768		USD LIBOR plus 3.00%	2019
2014 New Term Loan	NA	1,188		(55)	1,133		USD LIBOR plus 3.00%(2)	2021
Term Loan C	NA	50		—	50		USD LIBOR plus 2.25%	2016

(1)
We had no borrowings outstanding under our Revolving Facility; we had approximately $15 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(2)
The 2014 New Term Loan is subject to a 0.75% LIBOR floor.

(3)
The applicable interest rate of the Senior Credit Facilities is subject to certain secured leverage ratio thresholds. As of December 31, 2015, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 3%.

        Our obligations under the Senior Credit Facilities are guaranteed by our Guarantors, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries, and pledges of intercompany notes between certain of our subsidiaries.

Amendment to the Credit Agreement

        On August 10, 2015 we entered into a fourteenth amendment to the agreement governing the Senior Credit Facilities (the "Credit Agreement"). The amendment extends the stated maturity date of $773 million aggregate principal amount of our Extended Term Loan B and Extended Term Loan B—Series 2 from April 19, 2017 to April 19, 2019 and increases the interest rate margin with respect to the 2015 Extended Term Loan B to LIBOR plus 3.00%

        On October 1, 2014, the 2014 New Term Loan in an aggregate principal amount of $1.2 billion was used to fund the Rockwood Acquisition. See "Note 3. Business Combinations—Rockwood Acquisition." The 2014 New Term Loan matures on October 1, 2021 and has amortized in aggregate annual amounts equal to 1% of the original principal amount of the 2014 New Term Loan, payable quarterly as of March 31, 2015. The 2014 New Term Loan bears interest at an interest rate margin of LIBOR plus 3.00% (subject to a 0.75% floor).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

        On October 1, 2014, we entered into a further amendment to the Credit Agreement. The amendment increased revolving commitments in an aggregate principal amount of $25 million to an aggregate amount of $625 million.

A/R Programs

        Our A/R Programs are structured so that we grant a participating undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. We retain the servicing rights and a retained interest in the securitized receivables. Information regarding our A/R Programs as of December 31, 2015 was as follows (monetary amounts in millions):

Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)
U.S. A/R Program	March 2018	$250	$90(3)	Applicable rate plus 0.95%
EU A/R Program	March 2018	€225 (approximately $246)	€114 (approximately $125)	Applicable rate plus 1.10%

(1)
The amount of actual availability under our A/R Programs may be lower based on the level of eligible receivables sold, changes in the credit ratings of our customers, customer concentration levels and certain characteristics of the accounts receivable being transferred, as defined in the applicable agreements.

(2)
Applicable rate for our U.S. A/R Program is defined by the lender as USD LIBOR. Applicable rate for our EU A/R Program is either GBP LIBOR, USD LIBOR or EURIBOR.

(3)
As of December 31, 2015, we had approximately $7 million (U.S. dollar equivalents) of letters of credit issued and outstanding under our U.S. A/R Program.

        During the three months ended March 31, 2015, we entered into amendments to our A/R Programs that, among other things, extend the scheduled commitment termination dates and reduce the applicable borrowing margins. As of December 31, 2015 and 2014, $438 million and $472 million, respectively, of accounts receivable were pledged as collateral under our A/R Programs.

Notes

        As of December 31, 2015, we had outstanding the following notes (monetary amounts in millions):

Notes	Maturity	Interest Rate	Amount Outstanding	Unamortized Discounts and Debt Issuance Costs
2020 Senior Notes	November 2020	4.875%	$650 ($646 carrying value)	$(4)
2021 Senior Notes	April 2021	5.125%	€445 (€443 carrying value ($484))	$(2)
2022 Senior Notes	November 2022	5.125%	$400 ($396 carrying value)	$(4)
2025 Senior Notes	April 2025	4.25%	€300 (€297 carrying value ($324))	$(4)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

        On March 31, 2015, we completed a €300 million (approximately $326 million) offering of 2025 Senior Notes. On April 17, 2015, we applied the net proceeds of this offering to redeem $289 million ($294 million carrying value) of our 2021 Senior Subordinated Notes.

        The 2025 Senior Notes bear interest at 4.25% per year, payable semi-annually on April 1 and October 1, and are due on April 1, 2025. We may redeem the 2025 Senior Notes in whole or in part at any time prior to January 1, 2025 at a price equal to 100% of the principal amount thereof plus a "make-whole" premium and accrued and unpaid interest.

        The 2020, 2021, 2022 and 2025 Senior Notes are general unsecured senior obligations of our Company and are guaranteed on a general unsecured senior basis by the Guarantors. The indentures impose certain limitations on the ability of our Company and our subsidiaries to, among other things, incur additional indebtedness secured by any principal properties, incur indebtedness of nonguarantor subsidiaries, enter into sale and leaseback transactions with respect to any principal properties and consolidate or merge with or into any other person or lease, sell or transfer all or substantially all of its properties and assets. Upon the occurrence of certain change of control events, holders of the 2020, 2021, 2022 and 2025 Senior Notes will have the right to require that we purchase all or a portion of such holder's notes in cash at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Redemption of Notes and Loss on Early Extinguishment of Debt

        During the years ended December 31, 2015 and 2014, we redeemed or repurchased the following notes (dollars in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
September 2015	2021 Senior Subordinated Notes	$195	$204	$7
April 2015	2021 Senior Subordinated Notes	289	311	20
January 2015	2021 Senior Subordinated Notes	37	40	3
December 2014	2021 Senior Subordinated Notes	8	9	—
November 2014	2020 Senior Subordinated Notes	350	374	28

Variable Interest Entity Debt

        As of December 31, 2015, Arabian Amines Company, our consolidated 50%-owned joint venture, had $143 million outstanding under its loan commitments and debt financing arrangements. On April 29, 2015, Arabian Amines Company obtained a waiver of certain financial covenants from the lender as well as a waiver of prior noncompliance under the debt financing agreements. As of December 31, 2015, Arabian Amines Company is in compliance with its debt financing arrangements and we have classified $11 million as current debt and $132 million as long-term debt on our

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

consolidated balance sheets. We do not guarantee these loan commitments, and Arabian Amines Company is not a guarantor of any of our other debt obligations.

Other Debt

        On July 24, 2015, HPS entered into a financing arrangement to fund the construction of our MDI plant in China. As part of the financing, HPS has secured commitments of a RMB 669 million (approximately $103 million) term loan and a RMB 423 million (approximately $65 million) working capital facility. These facilities are unsecured, and we do not provide a guarantee of these loan commitments. As of December 31, 2015 we had nil borrowed on these facilities.

Note Payable from Huntsman International to Huntsman Corporation

        As of December 31, 2015, there was a $797 million loan outstanding owed by us to Huntsman Corporation. The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of December 31, 2015 on our consolidated balance sheets. As of December 31, 2015, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our U.S. A/R Program, less 10 basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

COMPLIANCE WITH COVENANTS

        We believe that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes.

        Our material financing arrangements contain certain covenants with which we must comply. A failure to comply with a covenant could result in a default under a financing arrangement unless we obtained an appropriate waiver or forbearance (as to which we can provide no assurance). A default under these material financing arrangements generally allows debt holders the option to declare the underlying debt obligations immediately due and payable. Furthermore, certain of our material financing arrangements contain cross-default and cross-acceleration provisions under which a failure to comply with the covenants in one financing arrangement may result in an event of default under another financing arrangement.

        Our Senior Credit Facilities are the Leverage Covenant which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that Huntsman International's ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we fail to comply with the Leverage Covenant, then we may not have access to liquidity under our Revolving Facility. If we failed to comply with the Leverage Covenant at a time when we had uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtained a waiver or forbearance

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain receivable performance metrics. Any material failure to meet the applicable A/R Programs' metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables or, at the discretion of the lenders, requiring that we repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

MATURITIES

        The scheduled maturities of our debt (excluding debt to affiliates) by year as of December 31, 2015 are as follows (dollars in millions):

Year ending December 31,
2016	$170
2017	546
2018	269
2019	786
2020	693
Thereafter	2,331

$4,795

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity prices. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive loss.

INTEREST RATE RISKS

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or other derivative instruments to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        We have entered into several interest rate contracts to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. These swaps are designated as cash flow hedges and the effective portion of the changes in the fair value of the swaps are recorded in other comprehensive (loss) income (dollars in millions):

December 31, 2015
Notional Value	Effective Date	Maturity	Fixed Rate	Fair Value
$50	December 2014	April 2017	2.5%	$1 noncurrent liability
50	January 2015	April 2017	2.5%	1 noncurrent liability

December 31, 2014
Notional Value	Effective Date	Maturity	Fixed Rate	Fair Value
$50	January 2010	January 2015	2.8%	less than $1 current liability
50	December 2014	April 2017	2.5%	2 noncurrent liability
50	January 2015	April 2017	2.5%	2 noncurrent liability

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities." The notional amount of the swap as of December 31, 2015 was $24 million, and the interest rate contract is not designated as a cash flow hedge. As of December 31, 2015 and 2014, the fair value of the swap was $2 million and $3 million, respectively, and was recorded as other current liabilities on our consolidated balance sheets. For 2015 and 2014, we recorded a reduction of interest expense of $1 million and $1 million, respectively, due to changes in fair value of the swap.

        For the years ended December 31, 2015 and 2014, the changes in accumulated other comprehensive gain (loss) associated with these cash flow hedging activities were gains of approximately $1 million and $2 million, respectively.

        During 2016, accumulated other comprehensive loss of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

exchange contracts (generally with maturities of three months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2015 and 2014, we had approximately $176 million and $179 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In November 2014, we entered into two five year cross-currency interest rate contracts and one eight year cross-currency interest rate contract to swap an aggregate notional $200 million for an aggregate notional €161 million. The swap is designated as a hedge of net investment for financial reporting purposes. Under the cross-currency interest rate contract, we will receive fixed U.S. dollar payments of $5 million semiannually on May 15 and November 15 (equivalent to an annual rate of 5.125%) and make interest payments of approximately €3 million (equivalent to an annual rate of approximately 3.6%). As of December 31, 2015 the fair value of this swap was $28 million and was recorded in noncurrent assets.

        On March 17, 2010, we entered into three five year cross-currency interest rate contracts to swap an aggregate notional $350 million for an aggregate notional €255 million. This swap was designated as a hedge of net investment for financial reporting purposes. As of December 31, 2014, the fair value of this swap was $43 million, and was recorded in current assets. During the three months ended March 31, 2015, we terminated these cross-currency interest rate contracts and received $66 million in payments from the counterparties.

        A portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive (loss) income. From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt and derivative instruments to determine the appropriate amounts designated as hedges. As of December 31, 2015, we have designated approximately €751 million (approximately $821 million) of euro-denominated debt and cross-currency interest rate contracts as a hedge of our net investment. For the years ended December 31, 2015, 2014 and 2013, the amount of gain (loss) recognized on the hedge of our net investment was $68 million, $97 million and $(22) million, respectively, and was recorded in other comprehensive (loss) income. As of December 31, 2015, we had approximately €1,213 million (approximately $1,325 million) in net euro assets.

COMMODITY PRICES RISK

        Inherent in our business is exposure to price changes for several commodities. However, our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE

        The fair values of our financial instruments were as follows (dollars in millions):

	December 31,
	2015		2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Non-qualified employee benefit plan investments	$26	$26	$22	$22
Investments in equity securities	18	18	—	—
Cross-currency interest rate contacts	28	28	48	48
Interest rate contracts	(4)	(4)	(7)	(7)
Long-term debt (including current portion)	(4,795)	(4,647)	(5,121)	(5,210)

        The carrying amounts reported in the balance sheets of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair values of non-qualified employee benefit plan investments and investments in equity securities are obtained through market observable pricing using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market (Level 1).

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2015 and 2014. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2015, and current estimates of fair value may differ significantly from the amounts presented herein.

        The following assets and liabilities are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Description	December 31, 2015	Quoted prices in active markets for identical assets (Level 1)(4)	Significant other observable inputs (Level 2)(4)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$26	$26	$—	$—
Investments in equity securities(1)	18	18	—	—
Derivatives:
Cross-currency interest rate contracts(2)	28	—	—	28

Total assets	$72	$44	$—	$28

Liabilities:
Derivatives:
Interest rate contracts(3)	$(4)	$—	$(4)	$—

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE (Continued)

		Fair Value Amounts Using
Description	December 31, 2014	Quoted prices in active markets for identical assets (Level 1)(4)	Significant other observable inputs (Level 2)(4)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$22	$22	$—	$—
Derivatives:
Cross-currency interest rate contracts(2)	48	—	43	5

Total assets	$70	$22	$43	$5

Liabilities:
Derivatives:
Interest rate contracts(3)	$(7)	$—	$(7)	$—

(1)
As of April 1, 2015, we no longer exercise significant influence in our investment in Nippon Aqua Co., Ltd., for which we previously accounted using the equity method. Consequently, we now account for this investment at fair value as an available-for-sale equity security.

(2)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates, exchange rates, and yield curves at stated intervals. There were no material changes to the valuation methods or assumptions used to determine the fair value during the current period.

In November 2014, we entered into two five year cross-currency interest rate contracts and one eight year cross-currency interest rate contract. These instruments have been categorized by us as Level 3 within the fair value hierarchy due to unobservable inputs associated with the credit valuation adjustment, which we deemed to be significant inputs to the overall measurement of fair value at inception.

(3)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates and yield curves at stated intervals. There were no material changes to the valuation methods or assumptions used to determine the fair value during the current period.

(4)
There were no transfers between Levels 1 and 2 within the fair value hierarchy for the years ended December 31, 2015 and 2014.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE (Continued)

        The following tables show reconciliations of beginning and ending balances for the years ended December 31, 2015 and 2014 for instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in millions).

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Cross-Currency Interest Rate Contracts
Beginning balance, January 1, 2015	$5
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains (losses):
Included in earnings	—
Included in other comprehensive income (loss)	23
Purchases, sales, issuances and settlements	—

Ending balance, December 31, 2015	$28

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2015	$—

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Cross-Currency Interest Rate Contracts
Beginning balance, January 1, 2014	$—
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains (losses):
Included in earnings	—
Included in other comprehensive income (loss)	5
Purchases, sales, issuances and settlements	—

Ending balance, December 31, 2014	$5

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2014	$—

        Gains and losses (realized and unrealized) included in earnings for instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) are reported in interest expense and other comprehensive income (loss) as follows (dollars in millions):

2015	Interest expense	Other comprehensive income (loss)
Total net gains included in earnings	$—	$—
Changes in unrealized gains relating to assets still held at December 31, 2015	—	23

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE (Continued)

2014	Interest expense	Other comprehensive income (loss)
Total net gains included in earnings	$—	$—
Changes in unrealized gains relating to assets still held at December 31, 2014	—	5

        We also have assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include property, plant and equipment and those associated with acquired businesses, including goodwill and intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During 2015 and 2014, we recorded charges of $19 million and $26 million, respectively, for the impairment of long-lived assets. See "Note 11. Restructuring, Impairment and Plant Closing Costs."

17. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT AND OTHER POSTRETIREMENT BENEFIT PLANS

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

        We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

        We also sponsor unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

        Our postretirement benefit plans provide a fully insured Medicare Part D plan including prescription drug benefits affected by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). We cannot determine whether the medical benefits provided by our postretirement benefit plans are actuarially equivalent to those provided by the Act. We do not collect a subsidy and our net periodic postretirement benefits cost, and related benefit obligation, do not reflect an amount associated with the subsidy.

        Beginning July 1, 2014, the Huntsman Defined Benefit Pension Plan was closed to new non-union entrants and as of April 1, 2015, it was closed to new union entrants. In addition, as of January 1, 2015, Rubicon LLC also closed its defined benefit plan to new entrants. Following the closure of these plans, new hires have been provided with a defined contribution plan with a non-discretionary employer

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

contribution of 6% of pay and a company match of up to 4% of pay, for a total company contribution of up to 10% of pay.

        In connection with the Rockwood Acquisition, we assumed certain pension and other postretirement benefit liabilities in the amount of approximately $233 million as of October 1, 2014.

        The following table sets forth the funded status of the plans and the amounts recognized in our consolidated balance sheets at December 31, 2015 and 2014 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2015		2014		2015		2014
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$1,001	$3,317	$877	$2,859	$137	$6	$105	$5
Service cost	32	40	27	32	4	—	3	—
Interest cost	43	79	45	102	5	—	5	—
Participant contributions	—	6	—	7	3	—	3	—
Plan amendments	—	(31)	—	(6)	(40)	—	—	—
Acquisitions/divestitures	—	—	9	333	—	—	3	—
Foreign currency exchange rate changes	—	(210)	—	(294)	—	(1)	—	—
Curtailments	—	(4)	—	(1)	—	—	—	—
Special termination benefits	—	3	—	3	—	—	—	—
Actuarial (gain) loss	(65)	(65)	129	458	(9)	—	30	1
Benefits paid	(50)	(125)	(86)	(176)	(12)	—	(12)	—

Benefit obligation at end of year	$961	$3,010	$1,001	$3,317	$88	$5	$137	$6

Change in plan assets
Fair value of plan assets at beginning of year	$761	$2,587	$755	$2,443	$—	$—	$—	$—
Actual return on plan assets	(10)	40	41	337	—	—	—	—
Foreign currency exchange rate changes	—	(153)	—	(235)	—	—	—	—
Participant contributions	—	6	—	7	3	—	3	—
Acquisitions/divestitures	—	—	6	106	—	—	—	—
Company contributions	21	76	45	105	9	—	9	—
Benefits paid	(50)	(125)	(86)	(176)	(12)	—	(12)	—

Fair value of plan assets at end of year	$722	$2,431	$761	$2,587	$—	$—	$—	$—

Funded status
Fair value of plan assets	$722	$2,431	$761	$2,587	$—	$—	$—	$—
Benefit obligation	961	3,010	1,001	3,317	88	5	137	6

Accrued benefit cost	$(239)	$(579)	$(240)	$(730)	$(88)	$(5)	$(137)	$(6)

Amounts recognized in balance sheet:
Noncurrent asset	$—	$35	$—	$8	$—	$—	$—	$—
Current liability	(6)	(5)	(6)	(7)	(9)	—	(9)	—
Noncurrent liability	(233)	(609)	(234)	(731)	(79)	(5)	(128)	(6)

	$(239)	$(579)	$(240)	$(730)	$(88)	$(5)	$(137)	$(6)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2015		2014		2015		2014
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$361	$952	$391	$968	$38	$1	$50	$1
Prior service cost	(22)	(35)	(28)	(2)	(58)	—	(23)	—

	$339	$917	$363	$966	$(20)	$1	$27	$1

        The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Actuarial loss	$24	$51	$2	$—
Prior service cost	(5)	(4)	(7)	—

Total	$19	$47	$(5)	$—

        Components of net periodic benefit costs for the years ended December 31, 2015, 2014 and 2013 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2015	2014	2013	2015	2014	2013
Service cost	$32	$27	$31	$40	$32	$38
Interest cost	43	45	40	79	102	90
Expected return on plan assets	(57)	(56)	(50)	(143)	(138)	(124)
Amortization of prior service cost	(6)	(6)	(7)	—	—	1
Amortization of actuarial loss	32	19	35	51	41	49
Settlement loss	—	—	—	—	13	12
Special termination benefits	—	—	—	3	3	9

Net periodic benefit cost	$44	$29	$49	$30	$53	$75

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2015	2014	2013	2015	2014	2013
Service cost	$4	$3	$4	$—	$—	$—
Interest cost	5	5	5	—	—	—
Amortization of prior service cost	(5)	(4)	(2)	—	—	—
Amortization of actuarial loss	3	1	2	—	—	—

Net periodic benefit cost	$7	$5	$9	$—	$—	$—

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The amounts recognized in net periodic benefit cost and other comprehensive income (loss) as of December 31, 2015, 2014 and 2013 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2015	2014	2013	2015	2014	2013
Current year actuarial loss (gain)	$2	$144	$(149)	$33	$257	$(39)
Amortization of actuarial loss	(32)	(19)	(35)	(51)	(41)	(49)
Current year prior service (credits) cost	—	—	—	(32)	(6)	1
Amortization of prior service cost (credits)	6	6	7	—	—	(1)
Settlements	—	—	—	—	(13)	(12)

Total recognized in other comprehensive loss (income)	(24)	131	(177)	(50)	197	(100)
Net periodic benefit cost	44	29	49	30	53	75

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$20	$160	$(128)	$(20)	$250	$(25)

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2015	2014	2013	2015	2014	2013
Current year actuarial loss (gain)	$(9)	$30	$(8)	$—	$1	$(1)
Amortization of actuarial loss	(3)	(1)	(2)	—	—	—
Current year prior service credit	(40)	—	(22)	—	—	—
Amortization of prior service cost	5	4	2	—	—	—

Total recognized in other comprehensive loss (income)	(47)	33	(30)	—	1	(1)
Net periodic benefit cost	7	5	9	—	—	—

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$(40)	$38	$(21)	$—	$1	$(1)

        The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2015	2014	2013	2015	2014	2013
Projected benefit obligation
Discount rate	4.90%	4.25%	5.13%	2.53%	2.48%	3.62%
Rate of compensation increase	4.17%	4.16%	4.17%	3.23%	3.23%	3.37%
Net periodic pension cost
Discount rate	4.25%	5.13%	4.18%	2.48%	3.62%	3.38%
Rate of compensation increase	4.16%	4.17%	4.19%	3.23%	3.37%	3.34%
Expected return on plan assets	7.74%	7.75%	7.75%	5.79%	5.82%	5.75%

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2015	2014	2013	2015	2014	2013
Projected benefit obligation
Discount rate	4.68%	4.17%	4.79%	7.25%	6.44%	6.49%
Net periodic pension cost
Discount rate	4.20%	4.79%	3.89%	6.44%	6.49%	5.79%

        At December 31, 2015 and 2014, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 7.0% and 6.5%, respectively, decreasing to 5% after 2024. Assumed health care cost trend rates can have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent point change in assumed health care cost trend rates would have the following effects (dollars in millions):

	Increase	Decrease
Asset category
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	2	(2)

        The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2015 and 2014 were as follows (dollars in millions):

	U.S. plans		Non-U.S. plans
	2015	2014	2015	2014
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$961	$1,002	$2,129	$2,945
Fair value of plan assets	722	761	1,514	2,206

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2015 and 2014 were as follows (dollars in millions):

	U.S. plans		Non-U.S. plans
	2015	2014	2015	2014
Accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$961	$1,002	$1,403	$2,253
Accumulated benefit obligation	941	980	1,312	2,108
Fair value of plan assets	722	761	823	1,554

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2016 expected employer contributions
To plan trusts	$6	$9	$60	$—
Expected benefit payments
2016	67	9	111	—
2017	71	7	112	—
2018	62	7	116	—
2019	65	7	118	—
2020	65	7	121	—
2021 - 2025	354	37	650	2

        Our investment strategy with respect to pension assets is to pursue an investment plan that, over the long term, is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations. Additionally, our investment strategy is to achieve returns on plan assets, subject to a prudent level of portfolio risk. Plan assets are invested in a broad range of investments. These investments are diversified in terms of domestic and international equities, both growth and value funds, including small, mid and large capitalization equities; short-term and long-term debt securities; real estate; and cash and cash equivalents. The investments are further diversified within each asset category. The portfolio diversification provides protection against a single investment or asset category having a disproportionate impact on the aggregate performance of the plan assets.

        Our pension plan assets are managed by outside investment managers. The investment managers value our plan assets using quoted market prices, other observable inputs or unobservable inputs. For certain assets, the investment managers obtain third-party appraisals at least annually, which use valuation techniques and inputs specific to the applicable property, market, or geographic location. During 2015, there were no transfers into or out of Level 3 assets.

        We have established target allocations for each asset category. Our pension plan assets are periodically rebalanced based upon our target allocations.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of plan assets for the pension plans was $3.2 billion and $3.3 billion at December 31, 2015 and 2014, respectively. The following plan assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Asset category	December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Equities	$387	$279	$108	$—
Fixed income	277	211	66	—
Real estate/other	58	—	—	58
Cash	—	—	—	—

Total U.S. pension plan assets	$722	$490	$174	$58

Non-U.S. pension plans:
Equities	$830	$446	$384	$—
Fixed income	1,113	514	599	—
Real estate/other	477	84	339	54
Cash	11	10	1	—

Total Non-U.S. pension plan assets	$2,431	$1,054	$1,323	$54

		Fair Value Amounts Using
Asset category	December 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Equities	$454	$268	$186	$—
Fixed income	216	83	133	—
Real estate/other	85	34	—	51
Cash	6	6	—	—

Total U.S. pension plan assets	$761	$391	$319	$51

Non-U.S. pension plans:
Equities	$933	$487	$446	$—
Fixed income	1,207	821	386	—
Real estate/other	383	28	310	45
Cash	64	59	5	—

Total Non-U.S. pension plan assets	$2,587	$1,395	$1,147	$45

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The following table reconciles the beginning and ending balances of plan assets measured at fair value using unobservable inputs (Level 3) (dollars in millions):

	Real Estate/Other
Fair Value Measurements of Plan Assets Using Significant Unobservable Inputs (Level 3)	Year ended December 31, 2015	Year ended December 31, 2014
Balance at beginning of period	$96	$76
Return on pension plan assets	4	5
Purchases, sales and settlements	12	6
Transfers (out of) into Level 3	—	—
Acquisition date fair value of pension plan assets acquired	—	9

Balance at end of period	$112	$96

        Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long-term rate of return on the pension assets is estimated to be between 5.75% and 7.75%. The asset allocation for our pension plans at December 31, 2015 and 2014 and the target allocation for 2016, by asset category are as follows:

Asset category	Target Allocation 2016	Allocation at December 31, 2015	Allocation at December 31, 2014
U.S. pension plans:
Equities	53%	54%	60%
Fixed income	40%	38%	28%
Real estate/other	7%	8%	11%
Cash	—	—	1%

Total U.S. pension plans	100%	100%	100%

Non-U.S. pension plans:
Equities	36%	34%	36%
Fixed income	44%	46%	47%
Real estate/other	11%	20%	15%
Cash	9%	—	2%

Total non-U.S. pension plans	100%	100%	100%

        Equity securities in our pension plans did not include any direct investments in equity securities of our Company or our affiliates at the end of 2015.

DEFINED CONTRIBUTION PLANS—U.S.

        We have a money purchase pension plan covering substantially all of our domestic employees who were hired prior to January 1, 2004. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%). During 2014, we closed this plan to non-union participants, continuing to provide equivalent benefits to those covered under this plan into their salary deferral account.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        We also have a salary deferral plan covering substantially all U.S. employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        Along with the introduction of the cash balance formula within our defined benefit pension plan, the money purchase pension plan was closed to new hires. At the same time, our match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant's compensation, once the participant has achieved six years of service with our Company.

        Our total combined expense for the above defined contribution plans for each of the years ended December 31, 2015, 2014 and 2013 was $23 million, $15 million and $14 million, respectively.

DEFINED CONTRIBUTION PLANS—NON-U.S.

        We have defined contribution plans in a variety of non-U.S. locations.

        Our total combined expense for these defined contribution plans for the years ended December 31, 2015, 2014 and 2013 was $13 million, $14 million and $14 million, respectively, primarily related to the Huntsman UK Pension Plan.

        All UK associates are eligible to participate in the Huntsman UK Pension Plan, a contract-based arrangement with a third party. Company contributions vary by business during a five year transition period. Plan participants elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute a matching amount not to exceed 12% of the participant's salary for new hires and 15% of the participant's salary for all other participants.

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Huntsman Supplemental Savings Plan ("Huntsman SSP") is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The Huntsman SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986.

        The SERP is an unfunded non-qualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan.

        Assets of these plans are included in other noncurrent assets and as of December 31, 2015 and 2014 were $26 million and $24 million, respectively. During each of the years ended December 31, 2015, 2014 and 2013, we expensed a total of $1 million as contributions to the Huntsman SSP and the SERP.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

STOCK-BASED INCENTIVE PLAN

        In connection with the initial public offering of common and preferred stock on February 16, 2005, we adopted the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. As of December 31, 2015 we are authorized to grant up to 37.2 million shares under the Stock Incentive Plan. See "Note 22. Stock-Based Compensation Plan."

INTERNATIONAL PLANS

        International employees are covered by various post-employment arrangements consistent with local practices and regulations. Such obligations are included in other long-term liabilities in our consolidated balance sheets.

18. INCOME TAXES

        The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	Year ended December 31,
	2015	2014	2013
Income tax expense (benefit):
U.S.
Current	$46	$43	41
Deferred	21	(1)	124
Non-U.S.
Current	24	48	42
Deferred	(46)	(47)	(70)

Total	$45	$43	$137

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

        The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate to our provision for income taxes (dollars in millions):

	Year ended December 31,
	2015	2014	2013
Income from continuing operations before income taxes	$176	$409	$289

Expected tax expense at U.S. statutory rate of 35%	$62	$143	$101
Change resulting from:
State tax expense net of federal benefit	(3)	10	11
Non-U.S. tax rate differentials	4	(7)	10
Effects of non-U.S. operations	(5)	4	3
U.S. domestic manufacturing deduction	(7)	(13)	(14)
Currency exchange gains and losses	(58)	(7)	14
Effect of tax holidays	(6)	—	—
U.S. foreign tax credits, net of associated income and taxes	(22)	(2)	(86)
Tax benefit of losses with valuation allowances as a result of other comprehensive income	(3)	(7)	(22)
Tax authority audits and dispute resolutions	10	3	9
Change in valuation allowance	74	(88)	108
Other, net	(1)	7	3

Total income tax expense	$45	$43	$137

        During 2013, we declared a dividend from our non-U.S. operations to the U.S., which included bringing onshore certain U.S. foreign tax credits. The foreign tax credits brought onshore significantly exceeded the amount needed to offset the cash tax impact of the dividend. A full valuation allowance was placed on the remaining foreign tax credits since it was more likely than not that the credits would expire unused due to the application of specific foreign tax credit limitations. In early 2014, the amount of foreign tax credits brought onshore was adjusted downward by $10 million, to $104 million, which was fully offset by a valuation allowance.

        After extensive research and analysis, in September 2014, we made certain elections and filed amended U.S. tax returns for tax years 2008 through 2012, along with our original U.S. tax return for tax year 2013. These new tax elections and amended tax returns allowed us to utilize U.S. foreign tax credits. The net result was $104 million of income tax benefit recognized during 2014 for the release of the associated valuation allowance, including a discrete income tax benefit of $94 million in the third quarter of 2014.

        During 2015, we declared a dividend from our non-U.S. operations to the U.S. which included bringing onshore certain U.S. foreign tax credits. The foreign tax credits brought onshore exceeded the amount needed to offset the cash tax impact of the dividend, as well as enough to allow us to carry $14 million of foreign tax credits back to a prior year and claim a refund.

        Included in the non-U.S. deferred tax expense are income tax benefits of $3 million in 2015, $7 million in 2014 and $22 million in 2013 for losses from continuing operations for certain jurisdictions with valuation allowances to the extent that income was recorded in other comprehensive

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

income in that same jurisdiction. The benefits in 2015 and 2014 were largely attributable to the U.K. and the benefit in 2013 was largely attributable to Switzerland. In both years, foreign currency gains and changes in pension related items resulted in income in other comprehensive income where we have a full valuation allowance against the net deferred tax asset. An offsetting income tax expense was recognized in accumulated other comprehensive loss.

        We operate in over 40 non-U.S. tax jurisdictions with no specific country earning a predominant amount of our off-shore earnings. The vast majority of these countries have income tax rates that are lower than the U.S. statutory rate. The average statutory rate for countries with pre-tax losses was lower than the average statutory rate for countries with pre-tax income, resulting in a net expense as compared to the U.S. statutory rate. For the year ended December 31, 2015, the tax rate differential resulted in higher tax expense of $4 million, reflected in the reconciliation above.

        In certain non-U.S. tax jurisdictions, our U.S. GAAP functional currency is different than the local tax currency. As a result, foreign exchange gains and losses will impact our effective tax rate. For 2015, this resulted in a $33 million tax benefit ($58 million, net of $25 million of contingent liabilities and valuation allowances). During 2015, a number of our intercompany liabilities that were denominated in U.S. dollars were owed by entities whose tax currency was the euro. As a result of the depreciation in the euro opposite the U.S. dollar, these entities recorded a tax only foreign exchange loss. Most of the intercompany receivables associated with these same U.S. dollar denominated intercompany debts were held by entities with a tax currency of the U.S. dollar which, therefore, resulted in no taxable gain.

        During 2015, we were granted an extension of a tax holiday from 2015 to 2022 on certain of our manufacturing operations in Singapore. During 2015, pursuant to the Singapore tax holiday, we recorded a benefit of $6 million. We will continue to enjoy this benefit to the extent of continuing profits in this manufacturing endeavor.

        We calculate deferred tax assets and liabilities related to U.S. state income taxes based on projected apportionment factors. During 2015, we experienced a decrease in our projected apportionment factors, which decreased our deferred tax liability for U.S. state income taxes. The amount of our deferred tax liability for U.S. state income taxes is significant, and therefore, the change in apportionment factors for 2015 decreased our net deferred tax liabilities by $5 million. Also during 2015, we changed the legal entity location of certain of our U.S. operations. These changes had the effect of reducing our state tax expense by approximately $3 million.

        The components of income (loss) from continuing operations before income taxes were as follows (dollars in millions):

	Year ended December 31,
	2015	2014	2013
U.S.	$243	$436	$429
Non-U.S.	(67)	(27)	(140)

Total	$176	$409	$289

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

        Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31,
	2014	2014
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$871	$874
Pension and other employee compensation	278	311
Property, plant and equipment	103	118
Intangible assets	131	46
Foreign tax credits	14	17
Other, net	100	100

Total	$1,497	$1,466

Deferred income tax liabilities:
Property, plant and equipment	$(573)	$(535)
Pension and other employee compensation	(8)	(2)
Other, net	(128)	(103)

Total	$(709)	$(640)

Net deferred tax asset before valuation allowance	$788	$826
Valuation allowance—net operating losses and other	(788)	(707)

Net deferred tax asset	$—	$119

Current deferred tax asset	$—	$62
Current deferred tax liability	—	(52)
Non-current deferred tax asset	418	435
Non-current deferred tax liability	(418)	(326)

Net deferred tax asset	$—	$119

        We have gross NOLs of $3,347 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $852 million have a limited life (of which $489 million are subject to a valuation allowance) and $29 million are scheduled to expire in 2016 (all of which are subject to a valuation allowance). We had no NOLs expire unused in 2015.

        Included in the $3,347 million of gross non-U.S. NOLs is $919 million attributable to our Luxembourg entities. As of December 31, 2015, due to the uncertainty surrounding the realization of the benefits of these losses, there is a valuation allowance of $216 million against these net tax-effected NOLs of $265 million.

        We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

Our judgments regarding valuation allowances are also influenced by the costs and risks associated with any tax planning idea.

        During 2015, we established valuation allowances of $35 million and released valuation allowances of $3 million. In the U.S., we established $14 million of valuation allowance on U.S. foreign tax credits due to the application of specific foreign tax credit limitations, in The Netherlands we established $7 million of valuation allowance on losses which are scheduled to expire after 2016, and in Italy we established $12 million of valuation allowances on certain net deferred tax assets as a result of cumulative losses.

        During 2014, we released valuation allowances of $111 million and established valuation allowances of $3 million. In the U.S., we released $94 million of valuation allowance on U.S. foreign tax credits as a result of making certain tax elections and filing amended U.S. tax returns and in Luxembourg we released a valuation allowance on $6 million of certain net deferred tax assets as a result of significant changes in estimated future taxable income resulting from increased intercompany receivables and, therefore, increased interest income in Luxembourg, our primary treasury center outside of the U.S.

        During 2013, we established valuation allowances of $95 million primarily on U.S. foreign tax credits as a result of insufficient foreign source income and we released valuation allowances on $16 million of certain net deferred tax assets as a result of significant changes in estimated future taxable income resulting from increased intercompany receivables and, therefore, increased interest income.

        Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions and result in additional valuation allowances in future periods, or, in the case of unexpected pre-tax earnings, the release of valuation allowances in future periods.

        The following is a summary of changes in the valuation allowance (dollars in millions):

	2015	2014	2013
Valuation allowance as of January 1	$707	$832	$745
Valuation allowance as of December 31	788	707	832

Net (increase) decrease	(81)	125	(87)
Foreign currency movements	(22)	(49)	16
(Decrease) increase to deferred tax assets with no impact on operating tax expense, including an offsetting (decrease) increase to valuation allowances	29	12	(37)

Change in valuation allowance per rate reconciliation	$(74)	$88	$(108)

Components of change in valuation allowance affecting tax expense:
Pre-tax losses in jurisdictions with valuation allowances resulting in no tax expense or benefit	$(41)	$(31)	$(18)
Releases of valuation allowances in various jurisdictions	3	122	16
Establishments of valuation allowances in various jurisdictions	(36)	(3)	(106)

Change in valuation allowance per rate reconciliation	$(74)	$88	$(108)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

        The following is a reconciliation of our unrecognized tax benefits (dollars in millions):

	2015	2014
Unrecognized tax benefits as of January 1	$68	$96
Gross increases and decreases—tax positions taken during a prior period	3	(18)
Gross increases and decreases—tax positions taken during the current period	5	1
Decreases related to settlements of amounts due to tax authorities	(2)	(5)
Reductions resulting from the lapse of statutes of limitation	(8)	(2)
Foreign currency movements	(4)	(4)

Unrecognized tax benefits as of December 31	$62	$68

        As of December 31, 2015 and 2014, the amount of unrecognized tax benefits which, if recognized, would affect the effective tax rate is $50 million and $36 million, respectively.

        During 2015, 2014, and 2013, for unrecognized tax benefits that impact tax expense, we recorded a net increase in unrecognized tax benefits with a corresponding income tax expense (not including interest and penalty expense) of $19 million, $1 million and $8 million, respectively. Additional decreases in unrecognized tax benefits were offset by cash settlements or by a decrease in net deferred tax assets and, therefore, did not affect income tax expense.

        In accordance with our accounting policy, we continue to recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

	Year ended December 31,
	2015	2014	2013
Interest expense included in tax expense	$(9)	$2	$2
Penalties expense included in tax expense	—	—	(1)

	December 31,
	2015	2014
Accrued liability for interest	$4	$14
Accrued liability for penalties	—	—

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

        We conduct business globally and, as a result, we file income tax returns in U.S. federal, various U.S. state and various non-U.S. jurisdictions. The following table summarizes the tax years that remain subject to examination by major tax jurisdictions:

Tax Jurisdiction	Open Tax Years
China	2011 and later
France	2002 and later
India	2004 and later
Italy	2010 and later
Malaysia	2003 and later
Switzerland	2009 and later
The Netherlands	2010 and later
United Kingdom	2012 and later
United States federal	2009 and later

        Certain of our U.S. and non-U.S. income tax returns are currently under various stages of audit by applicable tax authorities and the amounts ultimately agreed upon in resolution of the issues raised may differ materially from the amounts accrued.

        We estimate that it is reasonably possible that certain of our non-U.S. unrecognized tax benefits could change within 12 months of the reporting date with a resulting decrease in the unrecognized tax benefits within a reasonably possible range of $4 million to $24 million. For the 12-month period from the reporting date, we would expect that a substantial portion of the decrease in our unrecognized tax benefits would result in a corresponding benefit to our income tax expense.

        During 2015, we concluded and effectively settled tax examinations in the U.S. (both federal and various states) and various non-U.S. jurisdictions including, but not limited to China and France. During 2014, we concluded and settled tax examinations in the U.S. (both federal and various states) and various non-U.S. jurisdictions including, but not limited to, China, France and Spain. During 2013, we concluded and settled tax examinations in the U.S. (both federal and various states) and various non-U.S. jurisdictions including, but not limited to, China, France and Italy.

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries that are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. We have material intercompany debt obligations owed by our non-U.S. subsidiaries to the U.S. We do not intend to repatriate earnings to the U.S. via dividend based on estimates of future domestic cash generation and our ability to return cash to the U.S. through payments of intercompany debt owned by our non-U.S. subsidiaries to the U.S. To the extent that cash is required in the U.S., rather than repatriate earnings to the U.S. via dividend, we expect to utilize our intercompany debt. If any earnings were repatriated via dividend, we may need to accrue and pay taxes on the distributions.

        As discussed, we made a distribution of a portion of our earnings in 2015 and 2013 when the amount of foreign tax credits associated with the distribution was greater than the amount of tax otherwise due. The undistributed earnings of foreign subsidiaries with positive earnings that are deemed to be permanently invested were approximately $354 million at December 31, 2015. It is not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

practicable to determine the unrecognized deferred tax liability on those earnings because of the significant assumptions necessary to compute the tax.

19. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

        We have various purchase commitments extending through 2029 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table below are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2016. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the table below. The contractual purchase prices for substantially all of these contracts are variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our current pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations. For the years ended December 31, 2015, 2014 and 2013, we made minimum payments of nil, nil and $7 million, respectively, under such take or pay contracts without taking the product.

        Total purchase commitments as of December 31, 2015 are as follows (dollars in millions):

Year ending December 31,
2016	$1,455
2017	876
2018	607
2019	338
2020	119
Thereafter	871

$4,266

OPERATING LEASES

        We lease certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in our consolidated statements of operations is approximately $94 million, $97 million and $80 million for 2015, 2014 and 2013, respectively, net of sublease rentals of approximately $3 million, $3 million and $4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under operating leases as of December 31, 2015 are as follows (dollars in millions):

Year ending December 31,
2016	$87
2017	75
2018	70
2019	62
2020	57
Thereafter	202

$553

        Future minimum lease payments have not been reduced by minimum sublease rentals of $2 million due in the future under noncancelable subleases.

LEGAL MATTERS

Antitrust Matters

        We were named as a defendant in consolidated class action civil antitrust suits filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland alleging that we and our co-defendants and other alleged co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The other defendants named in this matter were DuPont, Kronos and Cristal (formerly Millennium). On August 28, 2012, the court certified a class consisting of all U.S. customers who purchased titanium dioxide directly from the defendants (the "Direct Purchasers") since February 1, 2003. On December 13, 2013, we and all other defendants settled the Direct Purchasers litigation and the court approved the settlement. We paid the settlement in an amount immaterial to our consolidated financial statements.

        On November 22, 2013, we were named as a defendant in a civil antitrust suit filed in the U.S. District Court for the District of Minnesota brought by a Direct Purchaser who opted out of the Direct Purchasers class litigation (the "Opt-Out Litigation"). On April 21, 2014, the court severed the claims against us from the other defendants sued and ordered our case transferred to the U.S. District Court for the Southern District of Texas. Subsequently, Kronos, another defendant, was also severed from the Minnesota case and claims against it were transferred and consolidated for trial with our case in the Southern District of Texas. The trial previously scheduled to begin February 22, 2016 has been rescheduled to begin September 26, 2016. It is possible that additional claims will be filed by other Direct Purchasers who opted out of the class litigation.

        We were also named as a defendant in a class action civil antitrust suit filed on March 15, 2013 in the U.S. District Court for the Northern District of California by the purchasers of products made from titanium dioxide (the "Indirect Purchasers") making essentially the same allegations as did the Direct Purchasers. On October 14, 2014, plaintiffs filed their Second Amended Class Action Complaint narrowing the class of plaintiffs to those merchants and consumers of architectural coatings containing titanium dioxide. On August 11, 2015, the court granted our motion to dismiss the Indirect Purchasers litigation with leave to amend the complaint. A Third Amended Class Action Complaint was filed on September 29, 2015 further limiting the class to consumers of architectural paints. Plaintiffs have raised

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

state antitrust claims under the laws of 15 states, consumer protection claims under the laws of 9 states, and unjust enrichment claims under the laws of 16 states. On November 4, 2015, we and our co-defendants filed another motion to dismiss, which remains pending. The Opt-Out Litigation and Indirect Purchasers plaintiffs seek to recover injunctive relief, treble damages or the maximum damages allowed by state law, costs of suit and attorneys' fees. We are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs relating to these claims and could incur additional costs in amounts which in the aggregate could be material to us. Because of the overall complexity of these cases, we are unable to reasonably estimate any possible loss or range of loss associated with these claims and we have made no accruals with respect to these claims.

Product Delivery Claim

        We have been notified by a customer of potential claims related to our alleged delivery of a different product than the one the customer had ordered. Our customer claims that it was unaware that the different product had been delivered until after that product had been used to manufacture materials which were subsequently sold. Originally, the customer stated that it had been notified of claims by its customers of up to an aggregate of €153 million (approximately $167 million) relating to this matter and claimed that we may be responsible for all or a portion of these potential claims. Our customer has since resolved some of these claims and the aggregate amount of the current claims is now approximately €113 million (approximately $123 million). Based on the facts currently available, we believe that we are insured for any liability we may ultimately have in excess of $10 million. However, no assurance can be given regarding our ultimate liability or costs. We believe our range of possible loss in this matter is between €0 and €113 million (approximately $123 million), and we have made no accrual with respect to this matter.

Indemnification Matters

        On July 3, 2012, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC ("the Banks") demanded that we indemnify them for claims brought against them by certain MatlinPatterson entities that were formerly our stockholders ("MatlinPatterson") in litigation filed by MatlinPatterson on June 19, 2012 in the 9th District Court in Montgomery County, Texas (the "Texas Litigation"). The Banks assert that they are entitled to indemnification pursuant to the Agreement of Compromise and Settlement between the Banks and our Company, dated June 22, 2009, wherein the Banks and our Company settled claims that we filed relating to the failed acquisition by and merger with Hexion. MatlinPatterson claims that the Banks knowingly made materially false representations about the nature of the financing for the acquisition of our Company by Hexion and that they suffered substantial loss in value to their 19 million shares of our common stock as a result thereof. MatlinPatterson is asserting statutory fraud, common law fraud and aiding and abetting statutory fraud and are seeking actual damages, exemplary damages, costs and attorney's fees and pre-judgment and post-judgment interest. On December 21, 2012, the court dismissed the Texas Litigation, a decision which was affirmed by the Ninth Court of Appeals of Texas on May 15, 2014. A subsequent motion for rehearing by MatlinPatterson was denied by the same appellate court on June 12, 2014. A petition for discretionary review in the Texas Supreme Court was denied by final order entered January 7, 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

        On July 14, 2014, the Banks demanded that we indemnify them for additional claims brought against them by certain other former Company stockholders in litigation filed June 14, 2014 in the United States District Court for the Eastern District of Wisconsin (the "Wisconsin Litigation"). The stockholders in the Wisconsin Litigation have made essentially the same allegations as MatlinPatterson made in the Texas Litigation and, additionally, have named Apollo Global Management LLC and Apollo Management Holdings, L.P. as defendants. Stockholder plaintiffs in the Wisconsin Litigation assert claims for misrepresentation and conspiracy to defraud. On April 9, 2015, the court denied the Banks' motions to dismiss the Wisconsin Litigation, which were on the same grounds asserted in the Texas Litigation, as moot. We expect the Banks to refile these motions once limited discovery related to jurisdiction is complete. We denied the Banks' indemnification demand for both the Texas Litigation and the Wisconsin Litigation.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material effect on our financial condition, results of operations or liquidity.

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

EHS CAPITAL EXPENDITURES

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2015, 2014 and 2013, our capital expenditures for EHS matters totaled $141 million, $125 million, and $92 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures are indicative of future amounts we may spend related to EHS and other applicable laws.

ENVIRONMENTAL RESERVES

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques as appropriate and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $38 million and $60 million for environmental liabilities as of December 31, 2015 and 2014, respectively. Of these amounts, $6 million and $7 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2015 and 2014, respectively, and $32 million and $53 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2015 and 2014, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

ENVIRONMENTAL MATTERS

        Under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, a current or former owner or operator of real property in the U.S. may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. Currently, there are approximately 10 former facilities or third-party sites in the U.S. for which we have been notified of potential claims against us for cleanup liabilities, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect these third-party claims to have a material impact on our consolidated financial statements.

        Under the Resource Conservation and Recovery Act ("RCRA") in the U.S. and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements imposed under RCRA. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, India, France, Hungary and Italy.

West Footscray Remediation

        By letter dated March 7, 2006, our former Base Chemicals and Polymers facility in West Footscray, Australia was issued a cleanup notice by the Environmental Protection Authority Victoria ("EPA Victoria") due to concerns about soil and groundwater contamination emanating from the site. On August 23, 2010, EPA Victoria revoked a second cleanup notice and issued a revised notice that included a requirement for financial assurance for the remediation. As of December 31, 2015, we had an accrued liability of approximately $17 million related to estimated environmental remediation costs at this site. We can provide no assurance that the authority will not seek to institute additional requirements for the site or that additional costs will not be required for the cleanup.

North Maybe Mine Remediation

        The North Maybe Canyon Mine site is a CERCLA site and involves a former phosphorous mine near Soda Springs, Idaho, which is believed to have been operated by several companies, including a predecessor company to us. In 2004, the U.S. Forest Service notified us that we are a CERCLA PRP for contamination originating from the site. In February 2010, we and Wells Cargo (another PRP) agreed to conduct a Remedial Investigation/Feasibility Study of a portion of the site and are currently engaged in that process. At this time, we are unable to reasonably estimate our potential liabilities at this site.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

Port Neches Flaring Matter

        As part of the EPA's national enforcement initiative on flaring operations and by letter dated October 12, 2012, the U.S. Department of Justice (the "DOJ") notified us that we were in violation of the CAA based on our response to a 2010 CAA Section 114 Information Request. The EPA has used the enforcement initiative to bring similar actions against refiners and other chemical manufacturers and has sought to collect civil penalties in excess of $100,000. Specifically, the EPA alleged violations at our Port Neches, Texas facility from 2007-2012 for flare operations not consistent with good pollution control practice and not in compliance with certain flare-related regulations. As a result of these findings, the EPA referred this matter to the DOJ. We provided a formal response to the DOJ and the EPA with a supplemental data submission on April 29, 2013. We have been engaged in discussions with the DOJ and the EPA regarding these alleged violations and conducted field trials on an alternate flare monitoring method beginning in September 2014. We are currently unable to determine the likelihood or magnitude of any potential penalty or injunctive relief that may be incurred in resolving this matter.

21. [RESERVED]

22. STOCK-BASED COMPENSATION PLAN

        Under the Stock Incentive Plan, a plan approved by stockholders, we may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of December 31, 2015 we were authorized to grant up to 37.2 million shares under the Stock Incentive Plan. As of December 31, 2015, we had 7 million shares remaining under the Stock Incentive Plan available for grant. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our common stock on the date the option award is granted. Stock-based awards generally vest over a three-year period; certain performance awards vest over a two-year period and awards to our directors vest on the grant date.

        The compensation cost from continuing operations under the Stock Incentive Plan for our Company was as follows (dollars in millions):

	Year ended December 31,
	2015	2014	2013
Compensation cost	$29	$27	$28

        The total income tax benefit recognized in the statement of operations for stock-based compensation arrangements was $6 million, $6 million and $7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

STOCK OPTIONS

        The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of our common stock through the grant date. The expected term of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. STOCK-BASED COMPENSATION PLAN (Continued)

options granted was estimated based on the contractual term of the instruments and employees' expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted below represent the weighted averages of the assumptions utilized for all stock options granted during the year.

	Year ended December 31,
	2015	2014	2013
Dividend yield	2.3%	2.4%	2.8%
Expected volatility	57.6%	60.3%	62.5%
Risk-free interest rate	1.4%	1.7%	1.0%
Expected life of stock options granted during the period	5.9 years	5.7 years	5.6 years

        A summary of stock option activity under the Stock Incentive Plan as of December 31, 2015 and changes during the year then ended is presented below:

Option Awards	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(years)	(in millions)
Outstanding at January 1, 2015	8,781	$14.84
Granted	1,011	22.21
Exercised	(49)	16.43
Forfeited	(199)	19.70

Outstanding at December 31, 2015	9,544	15.51	4.8	$17

Exercisable at December 31, 2015	7,449	13.95	3.7	17

        The weighted-average grant-date fair value of stock options granted during 2015, 2014 and 2013 was $9.81, $9.63 and $7.93 per option, respectively. As of December 31, 2015, there was $11 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.8 years.

        During the years ended December 31, 2015, 2014 and 2013, the total intrinsic value of stock options exercised was approximately nil, $14 million and $14 million, respectively.

NONVESTED SHARES

        Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award because it can be settled in either stock or cash.

        During the first quarter of 2015, we began issuing performance awards to certain employees. The fair value of each performance award is estimated using a Monte Carlo simulation model that uses various assumptions, including an expected volatility rate and a risk-free interest rate. For the year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. STOCK-BASED COMPENSATION PLAN (Continued)

ended December 31, 2015 the weighted-average expected volatility rate was 30.0% and the weighted average risk-free interest rate was 0.7%. For the performance awards granted during the year ended December 31, 2015, the number of shares earned varies based upon the Company achieving certain performance criteria over two-year and three-year performance periods. The performance criteria are total stockholder return of our common stock relative to the total stockholder return of a specified industry peer-group for the two-year and three-year performance periods.

        A summary of the status of our nonvested shares as of December 31, 2015 and changes during the year then ended is presented below:

	Equity Awards			Liability Awards
	Shares		Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)			(in thousands)
Nonvested at January 1, 2015	1,821		$17.37	492	$18.50
Granted	855		23.25	261	22.60
Vested	(779	)(1)	17.30	(259)	17.09
Forfeited	(43)		21.37	(19)	21.22

Nonvested at December 31, 2015	1,854		19.97	475	21.37

(1)
As of December 31, 2015, a total of 393,952 restricted stock units were vested but not yet issued, of which 29,645 vested during 2015. These shares have not been reflected as vested shares in this table because, in accordance with the restricted stock unit agreements, shares of common stock are not issued for vested restricted stock units until termination of employment. This table does reflect 29,921 vested restricted stock units for which shares of common stock were issued in 2015.

        As of December 31, 2015, there was $20 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.8 years. The value of share awards that vested during the years ended December 31, 2015, 2014 and 2013 was $20 million, $19 million and $18 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. OTHER COMPREHENSIVE (LOSS) INCOME

        Other comprehensive (loss) income consisted of the following (dollars in millions):

	Foreign currency translation adjustment(a)	Pension and other postretirement benefits adjustments(b)	Other comprehensive income of unconsolidated affiliates	Other, net	Total	Amounts attributable to noncontrolling interests	Amounts attributable to Huntsman International
Beginning balance, January 1, 2015	$22	$(1,147)	$10	$5	$(1,110)	$23	$(1,087)

Other comprehensive (loss) income before reclassifications, gross	(272)	44	1	6	(221)	5	(216)
Tax expense	(42)	(33)	—	—	(75)	—	(75)
Amounts reclassified from accumulated other comprehensive loss, gross(c)	—	77	—	—	77	—	77
Tax expense	—	(15)	—	—	(15)	—	(15)

Net current-period other comprehensive (loss) income	(314)	73	1	6	(234)	5	(229)

Ending balance, December 31, 2015	$(292)	$(1,074)	$11	$11	$(1,344)	$28	$(1,316)

(a)
Amounts are net of tax of $76 and $34 as of December 31, 2015 and January 1, 2015, respectively.

(b)
Amounts are net of tax of $163 and $211 as of December 31, 2015 and January 1, 2015, respectively.

(c)
See table below for details about these reclassifications.

	Foreign currency translation adjustment(a)	Pension and other postretirement benefits adjustments(b)	Other comprehensive income of unconsolidated affiliates	Other, net	Total	Amounts attributable to noncontrolling interests	Amounts attributable to Huntsman International
Beginning balance, January 1, 2014	$243	$(883)	$12	$2	$(626)	$8	$(618)

Other comprehensive (loss) income before reclassifications, gross	(187)	(296)	(2)	4	(481)	15	(466)
Tax (expense) benefit	(34)	86	—	(1)	51	—	51
Amounts reclassified from accumulated other comprehensive loss, gross(c)	—	(66)	—	—	(66)	—	(66)
Tax benefit	—	12	—	—	12	—	12

Net current-period other comprehensive (loss) income	(221)	(264)	(2)	3	(484)	15	(469)

Ending balance, December 31, 2014	$22	$(1,147)	$10	$5	$(1,110)	$23	$(1,087)

(a)
Amounts are net of tax of $34 and nil as of December 31, 2014 and January 1, 2014, respectively.

(b)
Amounts are net of tax of $211 and $113 as of December 31, 2014 and January 1, 2014, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. OTHER COMPREHENSIVE (LOSS) INCOME (Continued)

(c)
See table below for details about these reclassifications.

	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Details about Accumulated Other Comprehensive Loss Components(a):	Amount reclassified from accumulated other comprehensive loss	Amount reclassified from accumulated other comprehensive loss	Amount reclassified from accumulated other comprehensive loss	Affected line item in the statement where net income is presented
Amortization of pension and other postretirement benefits:
Prior service credit	$10	$9	$8	(b)
Actuarial loss	(87)	(62)	(86)	(b)(c)
Settlement loss	—	(13)	(12)	(b)

	(77)	(66)	(90)	Total before tax
	15	12	24	Income tax expense

Total reclassifications for the period	$(62)	$(54)	$(66)	Net of tax

(a)
Pension and other postretirement benefits amounts in parentheses indicate credits on our consolidated statements of operations.

(b)
These accumulated other comprehensive loss components are included in the computation of net periodic pension costs. See "Note 17. Employee Benefit Plans."

(c)
Amounts contain approximately $6 million and $4 million and $6 million of actuarial losses related to discontinued operations for the years ended December 31, 2015, 2014 and 2013, respectively.

        Items of other comprehensive income (loss) of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances.

24. RELATED PARTY TRANSACTIONS

        Our consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year ended December 31,
	2015	2014	2013
Sales to:
Unconsolidated affiliates	$131	$261	$232
Inventory purchases from:
Unconsolidated affiliates	487	614	597

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. RELATED PARTY TRANSACTIONS (Continued)

        Our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman pursuant to a lease arrangement that expires in 2021. Jon M. Huntsman is the Executive Chairman and the father of our Chief Executive Officer, Peter R. Huntsman and our Division President, Advanced Materials, James H. Huntsman. Under this arrangement, monthly sublease payments from Airstar to Jstar are approximately $120,000, and an aggregate of $8 million is payable through the end of the remaining six year lease term. These monthly sublease payments are equal to the financing costs paid by Jstar to a leasing company and the arrangement does not result in a financial benefit to Jstar.

        We occupy and use a portion of an office building owned by the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, under a lease pursuant to which we make annual lease payments of approximately $2 million. During each of the years ended 2015, 2014 and 2013, we made payments of approximately $2 million to the Huntsman Foundation under the lease. The lease expires on December 31, 2018, subject to a five-year extension, at our option.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $2 million with accrued interest, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets in our consolidated balance sheets.

        Effective August 31, 2015, we entered into a new Consulting Agreement with Jon M. Huntsman, Jr., one of Huntsman Corporation's former directors and the former governor of Utah and U.S. Ambassador to Singapore and China. Pursuant to the new Consulting Agreement, Jon M. Huntsman, Jr. agreed to: provide strategic advice to senior management and the board of the Company on political, economic and business matters; support development and continued maintenance of the Company's high value customers and significant business relationships across all regions; support development and continued maintenance of governmental and business relationships in developing economic regions, particularly in connection with markets and opportunities in India, China and Southeast Asia; participate in negotiations and discussions with business executives and leaders, government officials and/or dignitaries; and participate in such other meetings or discussions as may be requested by senior management of the Company upon reasonable notice. In exchange for these services, we agree to pay Jon M. Huntsman, Jr. $50,000 per month through the term of the Consulting Agreement and up to $200,000 in additional compensation based on achievement of designated results as determined by the board. The new Consulting Agreement expires on August 31, 2016, subject to our right to extend the agreement for one year terms. Jon M. Huntsman, Jr. is the son of our Executive Chairman, Jon M. Huntsman and the brother of our Chief Executive Officer, Peter R. Huntsman, and Division President, Advanced Materials, James Huntsman.

25. OPERATING SEGMENT INFORMATION

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We have reported our operations through five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments and Additives. We have organized our business and derived our operating segments around differences in product lines.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. OPERATING SEGMENT INFORMATION (Continued)

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations
Textile Effects	textile chemicals, dyes and inks
Pigments and Additives	titanium dioxide, functional additives, color pigments, timber treatment and water treatment chemicals

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. OPERATING SEGMENT INFORMATION (Continued)

Company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Year ended December 31,
	2015	2014	2013
Revenues:
Polyurethanes	$3,811	$5,032	$4,964
Performance Products	2,501	3,072	3,019
Advanced Materials	1,103	1,248	1,267
Textile Effects	804	896	811
Pigments and Additives	2,160	1,549	1,269
Eliminations	(80)	(219)	(251)

Total	$10,299	$11,578	$11,079

Segment EBITDA(1):
Polyurethanes	$516	$669	$696
Performance Products	438	440	372
Advanced Materials	195	182	86
Textile Effects	18	28	(78)
Pigments and Additives	(223)	(59)	79
Corporate and other(2)	(200)	(230)	(262)

Subtotal	744	1,030	893
Discontinued Operations(3)	(6)	(10)	(5)

Total	738	1,020	888
Interest expense, net	(214)	(214)	(203)
Income tax expense—continuing operations	(45)	(43)	(137)
Income tax benefit—discontinued operations	2	2	2
Depreciation and amortization	(387)	(430)	(424)

Net income attributable to Huntsman International	$94	$335	$126

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. OPERATING SEGMENT INFORMATION (Continued)

	Year ended December 31,
	2015	2014	2013
Depreciation and Amortization:
Polyurethanes	$100	$131	$156
Performance Products	119	138	121
Advanced Materials	38	42	38
Textile Effects	17	16	17
Pigments and Additives	93	78	73
Corporate and other(2)	20	25	17

Subtotal	387	430	422
Discontinued Operations	—	—	2

Total	$387	$430	$424

	Year ended December 31,
	2015	2014	2013
Capital Expenditures:
Polyurethanes	$181	$174	$132
Performance Products	205	181	115
Advanced Materials	25	46	73
Textile Effects	24	38	31
Pigments and Additives	202	136	98
Corporate and other	26	26	22

Total	$663	$601	$471

	December 31,
	2015	2014	2013
Total Assets:
Polyurethanes	$2,760	$2,833	$2,839
Performance Products	2,262	2,323	2,320
Advanced Materials	822	828	918
Textile Effects	562	574	653
Pigments and Additives	2,480	2,621	1,469
Corporate and other	1,202	1,843	1,183

Total	$10,088	$11,022	$9,382

(1)
Segment EBITDA is defined as net income attributable to Huntsman International before interest, income tax, depreciation and amortization, and certain Corporate and other items.

(2)
Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. OPERATING SEGMENT INFORMATION (Continued)

  extinguishment of debt, unallocated restructuring, impairment and plant closing costs, non-operating income and expense, benzene sales and gains and losses on the disposition of corporate assets.

(3)
The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded for all periods presented. The EBITDA of our former polymers, base chemicals and Australian styrenics businesses are included in discontinued operations for all periods presented.

	Year ended December 31,
	2015	2014(2)	2013
By Geographic Area
Revenues(1):
United States	$3,228	$3,540	$3,319
China	1,110	1,200	1,081
Mexico	475	825	853
Germany	714	677	586
Other nations	4,772	5,336	5,240

Total	$10,299	$11,578	$11,079

	December 31,
	2015	2014	2013
Long-lived assets(3):
United States	$1,902	$1,700	$1,357
Germany	362	381	200
The Netherlands	304	314	356
United Kingdom	320	311	312
China	217	221	202
Italy	229	211	197
Other nations	1,076	1,237	1,135

Total	$4,410	$4,375	$3,759

(1)
Geographic information for revenues is based upon countries into which product is sold.

(2)
Subsequent to the issuance of the Company's 2014 financial statements, revenues by geographic area were corrected to properly reflect intercompany sales eliminations.

(3)
Long-lived assets consist of property, plant and equipment, net.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the nonguarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013. There are no contractual restrictions limiting transfers of cash from Guarantor subsidiaries to our Company. Each of the Guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis. In connection with the financing of the Rockwood Acquisition, we added four new guarantor entities.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2015
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$44	$1	$212	$—	$257
Restricted cash	—	—	12	—	12
Accounts and notes receivable, net	21	96	1,298	5	1,420
Accounts receivable from affiliates	2,163	4,730	163	(6,716)	340
Inventories	101	322	1,275	(6)	1,692
Prepaid expenses	49	31	91	(60)	111
Other current assets	790	8	212	(704)	306

Total current assets	3,168	5,188	3,263	(7,481)	4,138
Property, plant and equipment, net	473	1,433	2,503	1	4,410
Investment in unconsolidated affiliates	5,991	1,558	263	(7,465)	347
Intangible assets, net	32	3	51	—	86
Goodwill	(13)	82	47	—	116
Deferred income taxes	473	—	430	(485)	418
Notes receivable from affiliates	36	539	6	(581)	—
Other noncurrent assets	71	223	279	—	573

Total assets	$10,231	$9,026	$6,842	$(16,011)	$10,088

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$50	$207	$772	$5	$1,034
Accounts payable to affiliates	3,905	973	1,891	(6,717)	52
Accrued liabilities	74	793	581	(765)	683
Note payable to affiliate	100	—	—	—	100
Current portion of debt	89	—	81	—	170

Total current liabilities	4,218	1,973	3,325	(7,477)	2,039
Long-term debt	4,229	—	396	—	4,625
Notes payable to affiliates	703	—	576	(581)	698
Deferred income taxes	24	276	36	82	418
Other noncurrent liabilities	160	241	819	4	1,224

Total liabilities	9,334	2,490	5,152	(7,972)	9,004
Equity
Huntsman International LLC members' equity
Members' equity	3,196	4,517	3,394	(7,911)	3,196
Accumulated (deficit) income	(983)	652	(557)	(95)	(983)
Accumulated other comprehensive (loss) income	(1,316)	1,367	(1,311)	(56)	(1,316)

Total Huntsman International LLC members' equity	897	6,536	1,526	(8,062)	897
Noncontrolling interests in subsidiaries	—	—	164	23	187

Total equity	897	6,536	1,690	(8,039)	1,084

Total liabilities and equity	$10,231	$9,026	$6,842	$(16,011)	$10,088

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2014
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$353	$6	$351	$—	$710
Restricted cash	—	—	10	—	10
Accounts and notes receivable, net	57	127	1,476	5	1,665
Accounts receivable from affiliates	2,256	4,732	152	(6,794)	346
Inventories	120	350	1,558	(3)	2,025
Prepaid expenses	17	9	46	(11)	61
Deferred income taxes	12	—	68	(18)	62
Other current assets	697	7	208	(606)	306

Total current assets	3,512	5,231	3,869	(7,427)	5,185
Property, plant and equipment, net	431	1,251	2,692	1	4,375
Investment in unconsolidated affiliates	6,024	1,594	256	(7,524)	350
Intangible assets, net	35	5	56	—	96
Goodwill	(15)	82	55	—	122
Deferred income taxes	454	—	435	(454)	435
Notes receivable from affiliates	23	592	—	(615)	—
Other noncurrent assets	48	203	212	(4)	459

Total assets	$10,512	$8,958	$7,575	$(16,023)	$11,022

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$55	$290	$868	$5	$1,218
Accounts payable to affiliates	3,696	974	2,198	(6,794)	74
Accrued liabilities	102	699	553	(618)	736
Deferred income taxes	—	51	20	(19)	52
Note payable to affiliate	100	—	—	—	100
Current portion of debt	40	—	227	—	267

Total current liabilities	3,993	2,014	3,866	(7,426)	2,447
Long-term debt	4,550	—	304	—	4,854
Notes payable to affiliates	650	—	621	(615)	656
Deferred income taxes	29	197	46	54	326
Other noncurrent liabilities	167	261	1,015	—	1,443

Total liabilities	9,389	2,472	5,852	(7,987)	9,726
Equity
Huntsman International LLC members' equity
Members' equity	3,166	4,676	3,127	(7,803)	3,166
Accumulated (deficit) income	(956)	409	(501)	92	(956)
Accumulated other comprehensive (loss) income	(1,087)	1,401	(1,076)	(325)	(1,087)

Total Huntsman International LLC members' equity	1,123	6,486	1,550	(8,036)	1,123
Noncontrolling interests in subsidiaries	—	—	173	—	173

Total equity	1,123	6,486	1,723	(8,036)	1,296

Total liabilities and equity	$10,512	$8,958	$7,575	$(16,023)	$11,022

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
YEAR ENDED DECEMBER 31, 2015
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$1,054	$2,478	$6,636	$—	$10,168
Related party sales	238	470	1,062	(1,639)	131

Total revenues	1,292	2,948	7,698	(1,639)	10,299
Cost of goods sold	1,026	2,341	6,717	(1,637)	8,447

Gross profit	266	607	981	(2)	1,852
Selling, general and administrative	172	174	631	—	977
Research and development	54	45	61	—	160
Other operating (income) expense	(27)	(29)	56	—	—
Restructuring, impairment and plant closing costs	7	12	283	—	302

Operating income (loss)	60	405	(50)	(2)	413
Interest (expense) income	(220)	35	(29)	—	(214)
Equity in income (loss) of investment in affiliates and subsidiaries	169	(57)	5	(111)	6
Loss on early extinguishment of debt	(31)	—	—	—	(31)
Other income (loss)	2	(12)	13	(1)	2

(Loss) income from continuing operations before income taxes	(20)	371	(61)	(114)	176
Income tax benefit (expense)	113	(123)	24	(59)	(45)

Income (loss) from continuing operations	93	248	(37)	(173)	131
Income (loss) from discontinued operations, net of tax	1	(2)	(3)	—	(4)

Net income (loss)	94	246	(40)	(173)	127
Net income attributable to noncontrolling interests	—	—	(22)	(11)	(33)

Net income (loss) attributable to Huntsman International LLC	$94	$246	$(62)	$(184)	$94

Net income (loss)	$94	$246	$(40)	$(173)	$127
Other comprehensive loss	(229)	(35)	(248)	278	(234)
Comprehensive income attributable to noncontrolling interests	—	—	(13)	(15)	(28)

Comprehensive (loss) income attributable to Huntsman International LLC	$(135)	$211	$(301)	$90	$(135)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
YEAR ENDED DECEMBER 31, 2014
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$1,194	$3,164	$6,959	$—	$11,317
Related party sales	299	511	1,377	(1,926)	261

Total revenues	1,493	3,675	8,336	(1,926)	11,578
Cost of goods sold	1,222	2,909	7,451	(1,931)	9,651

Gross profit	271	766	885	5	1,927
Selling, general and administrative	164	163	642	—	969
Research and development	48	40	70	—	158
Other operating (income) expense	(7)	(8)	11	—	(4)
Restructuring, impairment and plant closing costs	7	5	146	—	158

Operating income	59	566	16	5	646
Interest (expense) income	(204)	37	(47)	—	(214)
Equity in income (loss) of investment in affiliates and subsidiaries	186	(51)	6	(135)	6
Loss on early extinguishment of debt	(28)	—	—	—	(28)
Other income (loss)	3	(5)	3	(2)	(1)

Income (loss) from continuing operations before income taxes	16	547	(22)	(132)	409
Income tax benefit (expense)	318	(202)	(2)	(157)	(43)

Income from continuing operations	334	345	(24)	(289)	366
Income (loss) from discontinued operations, net of tax	1	—	(10)	—	(9)

Net income (loss)	335	345	(34)	(289)	357
Net income attributable to noncontrolling interests	—	—	(18)	(4)	(22)

Net income (loss) attributable to Huntsman International LLC	$335	$345	$(52)	$(293)	$335

Net income (loss)	$335	$345	$(34)	$(289)	$357
Other comprehensive (loss) income	(469)	115	(440)	310	(484)
Comprehensive income attributable to noncontrolling interests	—	—	(8)	1	(7)

Comprehensive (loss) income attributable to Huntsman International LLC	$(134)	$460	$(482)	$22	$(134)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2013
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$1,039	$3,193	$6,615	$—	$10,847
Related party sales	315	470	1,277	(1,830)	232

Total revenues	1,354	3,663	7,892	(1,830)	11,079
Cost of goods sold	1,097	2,904	7,137	(1,829)	9,309

Gross profit	257	759	755	(1)	1,770
Selling, general and administrative	168	131	637	—	936
Research and development	51	38	51	—	140
Other operating (income) expense	(6)	(10)	26	—	10
Restructuring, impairment and plant closing costs	13	15	123	—	151

Operating income (loss)	31	585	(82)	(1)	533
Interest (expense) income, net	(185)	43	(61)	—	(203)
Equity in income (loss) of investment in affiliates and subsidiaries	118	(134)	8	16	8
Loss on early extinguishment of debt	(51)	—	—	—	(51)
Other income	2	—	2	(2)	2

(Loss) income from continuing operations before income taxes	(85)	494	(133)	13	289
Income tax benefit (expense)	210	(200)	26	(173)	(137)

Income (loss) from continuing operations	125	294	(107)	(160)	152
Income (loss) from discontinued operations, net of tax	1	(1)	(5)	—	(5)

Net income (loss)	126	293	(112)	(160)	147
Net income attributable to noncontrolling interests	—	—	(22)	1	(21)

Net income (loss) attributable to Huntsman International LLC	$126	$293	$(134)	$(159)	$126

Net income (loss)	$126	$293	$(112)	$(160)	$147
Other comprehensive income	173	34	48	(77)	178
Comprehensive income attributable to noncontrolling interests	—	—	(23)	(3)	(26)

Comprehensive income (loss) attributable to Huntsman International LLC	$299	$327	$(87)	$(240)	$299

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2015
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(23)	$277	$318	$(2)	$570

Investing activities:
Capital expenditures	(70)	(267)	(326)	—	(663)
Cash received from unconsolidated affiliates	—	48	—	—	48
Investment in affiliate	34	3	(6)	(31)	—
Investment in unconsolidated affiliates	—	(42)	(12)	—	(54)
Acquisition of businesses, net of cash acquired	—	—	(14)	—	(14)
Cash received from purchase price adjustment for business acquired	18	—	—	—	18
Proceeds from sale of businesses/assets	—	—	1	—	1
Increase in receivable from affiliate	1	—	—	—	1
Cash received from termination of cross-currency interest rate contracts	66	—	—	—	66
Change in restricted cash	—	—	(3)	—	(3)
Other, net	1	—	—	—	1

Net cash provided by (used in) investing activities	50	(258)	(360)	(31)	(599)

Financing activities:
Net repayments under revolving loan facilities	—	—	(1)	—	(1)
Net borrowings on overdraft facilities	—	—	(8)	—	(8)
Borrowings on short-term debt	—	—	12	—	12
Repayments of long-term debt	(548)	—	(56)	—	(604)
Proceeds from issuance of long-term debt	326	—	—	—	326
Repayments of notes payable to affiliate	(148)	—	—	—	(148)
Proceeds from notes payable to affiliate	201	—	—	(6)	195
Repayments of notes payable	(32)	—	(1)	—	(33)
Borrowings on notes payable	32	—	2	—	34
Debt issuance costs paid	(8)	—	—	—	(8)
Call premiums related to early extinguishment of debt	(35)	—	—	—	(35)
Contingent consideration paid for acquisition	(4)	—	—	—	(4)
Dividends paid to noncontrolling interests	—	—	(14)	—	(14)
Contribution from parent	—	5	(7)	2	—
Distribution to parent	—	(27)	(8)	35	—
Dividends paid to parent	(121)	(2)	—	2	(121)
Excess tax benefit related to stock-based compensation	1	—	—	—	1

Net cash used in financing activities	(336)	(24)	(81)	33	(408)
Effect of exchange rate changes on cash	—	—	(16)	—	(16)

Decrease in cash and cash equivalents	(309)	(5)	(139)	—	(453)
Cash and cash equivalents at beginning of period	353	6	351	—	710

Cash and cash equivalents at end of period	$44	$1	$212	$—	$257

        During the first quarter of 2015, we made a noncash capital contribution of approximately $284 million between guarantor and nonguarantor entities and a noncash capital contribution of approximately $123 million between parent and guarantor entities.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2014
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$25	$252	$480	$(3)	$754

Investing activities:
Capital expenditures	(85)	(223)	(293)	—	(601)
Cash received from unconsolidated affiliates	—	48	3	—	51
Investment in affiliate	38	(10)	—	(28)	—
Investment in unconsolidated affiliates	—	(37)	(71)	—	(108)
Acquisition of businesses, net of cash acquired	(1,038)	—	78	—	(960)
Proceeds from sale of businesses/assets	3	—	12	—	15
Increase in receivable from affiliate	(2)	—	—	—	(2)
Other, net	—	—	(2)	—	(2)

Net cash used in investing activities	(1,084)	(222)	(273)	(28)	(1,607)

Financing activities:
Net repayments under revolving loan facilities	—	—	(1)	—	(1)
Net borrowings on overdraft facilities	—	—	(5)	—	(5)
Repayments of short-term debt	—	—	(8)	—	(8)
Borrowings on short-term debt	—	—	15	—	15
Repayments of long-term debt	(372)	—	(46)	—	(418)
Proceeds from issuance of long-term debt	1,792	—	—	—	1,792
Repayments of notes payable to affiliate	(122)	—	—	—	(122)
Repayments of notes payable	(32)	—	(2)	—	(34)
Borrowings on notes payable	31	—	2	—	33
Debt issuance costs paid	(67)	—	—	—	(67)
Call premiums related to early extinguishment of debt	(24)	—	—	—	(24)
Contingent consideration paid for acquisition	(6)	—	—	—	(6)
Contribution from parent	—	11	(4)	(7)	—
Dividends paid to noncontrolling interests	—	—	(4)	—	(4)
Distribution to parent	—	(34)	(1)	35	—
Dividends paid to parent	(97)	(2)	—	2	(97)
Excess tax benefit related to stock-based compensation	1	—	—	—	1
Other, net	—	1	2	1	4

Net cash provided by (used in) financing activities	1,104	(24)	(52)	31	1,059
Effect of exchange rate changes on cash	—	—	(11)	—	(11)

Increase in cash and cash equivalents	45	6	144	—	195
Cash and cash equivalents at beginning of period	308	—	207	—	515

Cash and cash equivalents at end of period	$353	$6	$351	$—	$710

        During the third quarter of 2014, we made a noncash capital contribution of $116 million between guarantor and nonguarantor entities.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2013
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$113	$167	$456	$(2)	$734

Investing activities:
Capital expenditures	(52)	(134)	(285)	—	(471)
Cash received from unconsolidated affiliates	—	71	—	—	71
Investment in affiliate	68	(11)	—	(57)	—
Investment in unconsolidated affiliates	—	(60)	(44)	—	(104)
Acquisition of a business, net of cash acquired	(66)	—	—	—	(66)
Proceeds from sale of businesses/assets	—	—	2	—	2
Increase in receivable from affiliate	(48)	—	—	—	(48)
Other, net	(2)	—	4	—	2

Net cash used in investing activities	(100)	(134)	(323)	(57)	(614)

Financing activities:
Net repayments under revolving loan facilities	—	—	(4)	—	(4)
Net borrowings on overdraft facilities	—	—	(9)	—	(9)
Repayments of short-term debt	—	—	(18)	—	(18)
Borrowings on short-term debt	—	—	15	—	15
Repayments of long-term debt	(761)	—	(79)	—	(840)
Proceeds from issuance of long-term debt	978	—	1	—	979
Proceeds from notes payable to affiliate	177	—	—	—	177
Repayments of notes payable	(33)	—	(7)	—	(40)
Borrowings on notes payable	33	—	2	—	35
Debt issuance costs paid	(11)	—	—	—	(11)
Call premiums and other costs related to early extinguishment of debt	(4)	—	—	—	(4)
Contribution from parent	—	11	(24)	13	—
Distribution to parent	—	(44)	—	44	—
Dividends paid to parent	(96)	(2)	—	2	(96)
Excess tax benefit related to stock-based compensation	1	—	—	—	1
Other, net	4	—	(1)	—	3

Net cash provided by (used in) financing activities	288	(35)	(124)	59	188
Effect of exchange rate changes on cash	—	—	(3)	—	(3)

Increase (decrease) in cash and cash equivalents	301	(2)	6	—	305
Cash and cash equivalents at beginning of period	7	2	201	—	210

Cash and cash equivalents at end of period	$308	$—	$207	$—	$515

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2015 and 2014 is as follows (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015(1)
Revenues	$2,589	$2,740	$2,638	$2,332
Gross profit	452	549	474	377
Restructuring, impairment and plant closing costs	93	114	14	81
Income from continuing operations	17	41	64	9
Net income	15	39	64	9
Net income attributable to Huntsman International	5	29	56	4

	Three months ended
	March 31, 2014	June 30, 2014	September 30, 2014(2)	December 31, 2014
Revenues	$2,755	$2,988	$2,884	$2,951
Gross profit	455	506	516	450
Restructuring, impairment and plant closing costs	39	13	39	67
Income (loss) from continuing operations	72	125	204	(35)
Net income (loss)	65	125	204	(37)
Net income (loss) attributable to Huntsman International	57	120	198	(40)

(1)
During the three months ended December 31, 2015, we declared a dividend from our non-U.S. operations to the U.S., which included bringing onshore certain U.S. foreign tax credits. The foreign tax credits brought onshore exceeded the amount needed to offset the cash tax impact of the dividend, as well as enough to allow us to carry $14 million of foreign tax credits back to a prior year and claim a refund. During 2015, a number of our intercompany liabilities that were denominated in U.S. dollars were owed by entities whose tax currency was the euro. As a result of the depreciation in the euro opposite the U.S. dollar, these entities recorded a tax only foreign exchange loss. Most of the intercompany receivables associated with these same U.S. dollar denominated intercompany debts were held by entities with a tax currency of the U.S. dollar which, therefore, resulted in no taxable gain. This resulted in a $33 million tax benefit ($58 million, net of $25 million of contingent liabilities and valuation allowances) in the fourth quarter of 2015.

(2)
During the three months ended September 30, 2014, as a result of extensive research and analysis, we filed amended U.S. tax returns for tax years 2008 through 2012, along with our original U.S. tax return for tax year 2013, and made elections which allowed us to utilize U.S. foreign tax credits. As a result of utilizing these assets that had been subject to a valuation allowance, we recognized a discrete income tax benefit of $94 million in the third quarter of 2014.

(3)
Basic and diluted income per share are computed independently for each of the quarters presented based on the weighted average number of common shares outstanding during that period. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
Schedule II—Valuation and Qualifying Accounts
(In Millions)

		Column C
	Column B	Additions Charges (credits) to cost and expenses			Column E
				Column D
	Balance at Beginning of Period		Charged to other accounts		Balance at End of Period
Column A Description				Deductions
Allowance for doubtful accounts:
Year ended December 31, 2015	$34	$1	$(9)	$—	$26
Year ended December 31, 2014	42	—	(8)	—	34
Year ended December 31, 2013	47	2	(7)	—	42

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Huntsman International LLC. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Huntsman International LLC or that information contained herein is correct as of any time subsequent to the date hereof. Until June 6, 2016, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
$400,000,000 5.125% Senior Notes due 2022 and
€300,000,000 4.25% Senior Notes due 2025

March 8, 2016